[Granite State Bankshares Letterhead]


                                                                 August 8, 1997

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of Granite State Bankshares, Inc. ("Granite State") scheduled to be held on Tuesday, September 23, 1997, at The Keene Country Club, West Hill Road, Keene, New Hampshire, at 10:00 a.m., local time (the "Granite State Special Meeting"). Notice of the Granite State Special Meeting, a Joint Proxy Statement and a Proxy Card are enclosed.

      The purpose of the Granite State Special Meeting is to consider and vote upon an Agreement and Plan of Reorganization as amended (the "Reorganization Agreement") dated as of April 29, 1997, among Granite State and its wholly owned subsidiary, Granite Bank, and Primary Bank, a New Hampshire chartered guaranty (stock) savings bank, and a related Agreement and Plan of Merger as amended (the "Plan of Merger," and together with the Reorganization Agreement, the "Agreement") between Primary Bank and Granite Bank and joined in by Granite State, a copy of each of which is included as Appendix A to the accompanying Joint Proxy Statement. The Agreement provides for the merger of Primary Bank with and into Granite Bank (the "Merger") and the conversion of each outstanding share of common stock of Primary Bank into shares of common stock of Granite State based on an exchange ratio as described in the attached Joint Proxy Statement.

      The attached Joint Proxy Statement contains important information concerning the Merger. We urge you to give it your careful attention.

      The Board of Directors of Granite State has carefully considered and approved the Agreement and believes that the Merger is in the best interests of Granite State and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT.

      YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed Proxy Card promptly in the postage-prepaid envelope provided. If you attend the Granite State Special Meeting, you may vote in person even if you have already mailed your Proxy Card.

      On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.


                                       Sincerely yours,

                                       /s/  Charles W. Smith
                                       Charles W. Smith
                                       Chairman and Chief Executive Officer

[Primary Bank Letterhead]


                                                                 August 8, 1997

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of Primary Bank scheduled to be held on Wednesday, September 24, 1997, at Monadnock Country Club, 49 High Street, Peterborough, New Hampshire, at 11:00 a.m., local time (the "Primary Bank Special Meeting"). Notice of the Primary Bank Special Meeting, a Joint Proxy Statement and a Proxy Card are enclosed.

      The purpose of the Primary Bank Special Meeting is to consider and vote upon an Agreement and Plan of Reorganization as amended (the "Reorganization Agreement") dated as of April 29, 1997, among Primary Bank, Granite State Bankshares, Inc. ("Granite State"), a New Hampshire corporation, and its wholly owned subsidiary, Granite Bank, a New Hampshire-chartered commercial bank, and a related Agreement and Plan of Merger as amended (the "Plan of Merger," together with the Reorganization Agreement, the "Agreement") between Primary Bank and Granite Bank and joined in by Granite State, a copy of each of which is included as Appendix A to the accompanying Joint Proxy Statement. The Agreement provides for the merger of Primary Bank with and into Granite Bank (the "Merger") and the conversion of each outstanding share of common stock of Primary Bank ("Primary Bank Common Stock") into shares of common stock of Granite State ("Granite State Common Stock") based on an Exchange Ratio as described in the attached Joint Proxy Statement.

      The attached Joint Proxy Statement contains important information concerning the Merger. We urge you to give it your careful attention. The Joint Proxy Statement will answer most questions that you might have, including the following:

      What am I being asked to vote on? You are being asked to vote on the Agreement pursuant to which Primary Bank will merge with Granite Bank. The terms of the Merger and the Agreement are described in detail in the section of the Joint Proxy Statement titled "THE MERGER," and we ask that you read it carefully before voting on the Agreement.

      Why should I vote for the Merger? Your Board of Directors carefully considered the terms of the Agreement and the Merger, and believe the Agreement and the Merger is in the best interest of Primary Bank and its stockholders. The Board has described the reasons for the Merger in the section of the Joint Proxy Statement titled "THE MERGER--Reasons for the Merger--Primary Bank's Reasons for the Merger." Please carefully read this section as you decide whether or not to vote for the Agreement.

      What is the position of Primary Bank's Board of Directors? The Board of Directors of Primary Bank has carefully considered and approved the Agreement and believes that the Merger is in the best interests of Primary Bank and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT.

      How many shares will I receive? The number of shares of Granite State common stock that will be received for each share of Primary Bank Common Stock will be determined pursuant to an Exchange Ratio that is described in detail in the Joint Proxy Statement. For more information regarding the Exchange Ratio please read the section of the Joint Proxy Statement titled "THE MERGER--Terms of the Merger--The Share Exchange."

      What do I need to do to vote on the Merger? YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed Proxy Card promptly in the postage-prepaid envelope provided. If you attend the Primary Bank Special Meeting, you may vote in person even if you have already mailed your Proxy Card.

      If my shares are held in my broker's name, will my broker vote my shares for me? Unless you deliver a proxy to your broker with specific instructions, shares held in street name by such brokers will not be voted and will have the same effect as a vote against the Agreement.

      How many votes are needed to approve the Agreement? The affirmative vote of two-thirds of the issued and outstanding shares of Primary Bank Common Stock entitled to vote at the Primary Bank Special Meeting is required to approve the Agreement.

      What will happen if I don't vote at all? If you do not vote it will have the same effect as a vote against the Agreement.

      Should I send in my stock certificate now? The conversion of Primary Bank Common Stock into Granite State Common Stock will occur automatically when the Merger is completed. As soon as practicable after the Merger is completed Primary Bank stockholders will receive a transmittal form which will contain instructions with respect to the surrender of certificates representing Primary Bank Common Stock to be exchanged for Granite State Common Stock. YOU SHOULD NOT FORWARD PRIMARY BANK COMMON STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED TRANSMITTAL FORMS. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

      Will the surviving company's common stock be listed on a stock exchange? The Granite State Common Stock is currently listed on the Nasdaq National Market, and will continue to be so listed immediately at the time of the completion of the Merger.

      When do you expect the Merger to be completed? We believe that the Merger will be completed within 60 days of the Primary Bank Special Meeting, although we cannot assure you that the Merger will be completed by such time.

      The Board of Directors of Primary Bank has carefully considered and approved the Agreement and believes that the Merger is in the best interests of Primary Bank and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT.

      YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed Proxy Card promptly in the postage-prepaid envelope provided. If you attend the Primary Bank Special Meeting, you may vote in person even if you have already mailed your Proxy Card.

      On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                       Sincerely yours,

                                       /s/  Charles F. Whittemore

                                       Charles F. Whittemore
                                       Chairman of the Board

                       GRANITE STATE BANKSHARES, INC.
                               122 WEST STREET
                         KEENE, NEW HAMPSHIRE 03431
                               (603) 352-1600

                            --------------------

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON SEPTEMBER 23, 1997

                            --------------------

      Notice Is Hereby Given that a Special Meeting of Stockholders of Granite State Bankshares, Inc. ("Granite State") is scheduled to be held on Tuesday, September 23, 1997, at The Keene Country Club, West Hill Road, Keene, New Hampshire, at 10:00 a.m., local time (the "Granite State Special Meeting").

      A Proxy Card and a Joint Proxy Statement for the Granite State Special Meeting are enclosed. The Granite State Special Meeting is for the purpose of considering and voting upon the following matters:

            1. The approval of the Agreement and Plan of Reorganization as amended (the "Reorganization Agreement") dated as of April 29, 1997, among Granite State and its wholly owned subsidiary, Granite Bank, and Primary Bank, a New Hampshire chartered guaranty (stock) savings bank, and a related Agreement and Plan of Merger as amended (the "Plan of Merger," and together with the Reorganization Agreement, the "Agreement") between Primary Bank and Granite Bank and joined in by Granite State, a copy of each of which is included as Appendix A to the accompanying Joint Proxy Statement and incorporated by reference herein, pursuant to which: (i) Primary Bank would be merged with and into Granite Bank (the "Merger"); and (ii) each outstanding share of common stock of Primary Bank, par value $.01 per share (except as otherwise provided in the Agreement), would be converted into a number of shares of Granite State common stock, par value $1.00 per share ("Granite State Common Stock"), determined in accordance with the terms of the Agreement, and cash in lieu of any fractional share, resulting in the issuance of up to 4,558,854 shares of Granite State Common Stock in connection with the proposed Merger; and

            2. Such other matters as may properly come before the Granite State Special Meeting or any adjournments thereof, including proposals to adjourn the Granite State Special Meeting to permit the further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Granite State Special Meeting; provided, however, that no proxy which is voted against the foregoing proposal will be voted in favor of an adjournment to solicit further proxies.

      The Board of Directors has established July 30, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Granite State Special Meeting and at any adjournments thereof. Only holders of Granite State Common Stock as of the close of business on that date will be entitled to notice of and to vote at the Granite State Special Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Granite State Special Meeting will be available at 122 West Street, Keene, New Hampshire for a period of 20 days prior to the Granite State Special Meeting and will also be available for inspection at the Granite State Special Meeting itself.

                                       By Order of the Board of Directors,

                                       /s/  Charles B. Paquette

                                       Charles B. Paquette
                                       Corporate Secretary

Keene, New Hampshire
August 8, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE GRANITE STATE THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                PRIMARY BANK
                               35 MAIN STREET
                      PETERBOROUGH, NEW HAMPSHIRE 03458
                               (603) 924-7142

                            --------------------

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON SEPTEMBER 24, 1997

                            --------------------

      Notice Is Hereby Given that a Special Meeting of Stockholders of Primary Bank is scheduled to be held on Wednesday, September 24, 1997, at Monadnock Country Club, 49 High Street, Peterborough, New Hampshire, at 11:00 a.m., local time (the "Primary Bank Special Meeting").

      A Proxy Card and a Joint Proxy Statement for the Primary Bank Special Meeting are enclosed. The Primary Bank Special Meeting is for the purpose of considering and voting upon the following matters:

            1. The approval of the Agreement and Plan of Reorganization as amended (the "Reorganization Agreement") dated as of April 29, 1997, among Granite State Bankshares, Inc. ("Granite State") and its wholly owned subsidiary, Granite Bank, a New Hampshire-chartered commercial bank, and Primary Bank, and a related Agreement and Plan of Merger as amended (the "Plan of Merger," and together with the Reorganization Agreement, the "Agreement") between Primary Bank and Granite Bank and joined in by Granite State, a copy of each of which is included as Appendix A to the accompanying Joint Proxy Statement and incorporated by reference herein, pursuant to which: (i) Primary Bank would be merged with and into Granite Bank (the "Merger"); and (ii) each outstanding share of common stock of Primary Bank, par value $.01 per share ("Primary Bank Common Stock") (except as otherwise provided in the Agreement), would be converted into a number of shares of common stock of Granite State, par value $1.00 per share, determined in accordance with the terms of the Agreement, and cash in lieu of any fractional share.

            2. Such other matters as may properly come before the Primary Bank Special Meeting or any adjournments thereof, including proposals to adjourn the Primary Bank Special Meeting to permit the further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Primary Bank Special Meeting; provided, however, that no proxy which is voted against the foregoing proposal will be voted in favor of an adjournment to solicit further proxies.

      The Board of Directors has established July 30, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Primary Bank Special Meeting and at any adjournments thereof. Only holders of the Primary Bank Common Stock as of the close of business on that date will be entitled to notice of and to vote at the Primary Bank Special Meeting or any adjournments thereof.

                                       By Order of the Board of Directors,

                                       /s/  Elizabeth M. Rank

                                       Elizabeth M. Rank
                                       Corporate Secretary

Peterborough, New Hampshire
August 8, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE PRIMARY BANK THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                         GRANITE STATE BANKSHARES, INC.
                                  PRIMARY BANK

                             JOINT PROXY STATEMENT

                             ---------------------

      This Joint Proxy Statement relates to the proposed merger (the "Merger") of Primary Bank, a New Hampshire-chartered guaranty (stock) savings bank, with and into Granite Bank, a New Hampshire-chartered commercial bank that is the wholly owned subsidiary of Granite State Bankshares, Inc. ("Granite State"), a New Hampshire corporation, and the conversion of each outstanding share of common stock, par value $.01 per share, of Primary Bank ("Primary Bank Common Stock") into shares of common stock, par value $1.00 per share, of Granite State ("Granite State Common Stock") based on an exchange ratio, and the payment of cash in lieu of any fractional share. The terms of the Merger and conversion of shares of Primary Bank Common Stock into shares of Granite State Common Stock are set forth in an Agreement and Plan of Reorganization as amended (the "Reorganization Agreement") dated as of April 29, 1997, among Granite State, Granite Bank and Primary Bank, and a related Agreement and Plan of Merger as amended (the "Plan of Merger," and together with the Reorganization Agreement, the "Agreement") between Primary Bank and Granite Bank and joined in by Granite State. A copy of the Agreement is included as APPENDIX A to the accompanying Joint Proxy Statement.

      This Joint Proxy Statement is being furnished to holders of Granite State Common Stock in connection with the solicitation of proxies by the Board of Directors of Granite State for use at a special meeting of Stockholders of Granite State (the "Granite State Special Meeting"), scheduled to be held on Tuesday, September 23, 1997, at The Keene Country Club, West Hill Road, Keene, New Hampshire, at 10:00 a.m., local time, and at any adjournments or postponements thereof. At the Granite State Special Meeting the holders of Granite State Common Stock will consider and vote upon a proposal to approve and adopt the Agreement and the transactions contemplated thereby, including the issuance of shares of Granite State Common Stock in the Merger, and such other matters as may properly come before the Granite State Special Meeting, including proposals to adjourn the meeting to permit further solicitation of proxies if necessary.

      This Joint Proxy Statement is being furnished to holders of Primary Bank Common Stock in connection with the solicitation of proxies by the Board of Directors of Primary Bank for use at a special meeting of Stockholders of Primary Bank scheduled to be held on Wednesday, September 24, 1997, at Monadnock Country Club, 49 High Street, Peterborough, New Hampshire, at 11:00 a.m., local time, and at any adjournments or postponements thereof (the "Primary Bank Special Meeting," and, together with the Granite State Special Meeting, the "Special Meetings"). At the Primary Bank Special Meeting the holders of Primary Bank Common Stock will consider and vote upon a proposal to approve and adopt the Agreement and the transactions contemplated thereby, and such other matters as may properly come before the Primary Bank Special Meeting, including proposals to adjourn the meeting to permit further solicitation of proxies if necessary.

      This Joint Proxy Statement, and the accompanying notice and Proxy Card, are first being mailed to stockholders of Granite State and Primary Bank on or about August 12, 1997.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GRANITE STATE, GRANITE BANK OR PRIMARY BANK. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION

OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GRANITE STATE OR PRIMARY BANK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

      THE SECURITIES ISSUED IN THE MERGER ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL INVESTED.

      All information concerning Granite State and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by Granite State, and all information concerning Primary Bank contained herein, incorporated herein by reference or supplied herewith has been furnished by Primary Bank.

                             AVAILABLE INFORMATION

      Granite State and Primary Bank are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Granite State files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), and Primary Bank files reports, proxy statements and other information with the FDIC. Such reports, proxy statements and other information filed by Granite State with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center (13th Floor), New York, New York 10006. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the Commission maintains at http://www.sec.gov. Reports, proxy statements and other information filed by Primary Bank with the FDIC may be obtained from the FDIC by calling (202) 898-8913, and may be inspected and copied at the FDIC's offices, Registration, Disclosure and Securities Operation Unit, Public Files, 1776 F Street, N.W., 6th Floor, Washington, D.C. 20549.

                              TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----

SUMMARY..............................................................................     1
  The Parties to the Agreement.......................................................     1
  The Granite State Special Meeting..................................................     2
  The Primary Bank Special Meeting...................................................     3
  The Merger.........................................................................     5
  Differences in Stockholder Rights..................................................     7
  Management and Operations after the Merger.........................................     8
  Certain Related Transactions.......................................................     8
  Interests of Certain Persons in the Merger.........................................     8
  Comparative Per Common Share Data..................................................     9

GRANITE STATE SELECTED FINANCIAL DATA................................................    12

PRIMARY BANK SELECTED FINANCIAL DATA.................................................    13

PRO FORMA COMBINED FINANCIAL INFORMATION.............................................    14
  Pro Forma Unaudited Combined Condensed Balance Sheet as of March 31, 1997..........    15
  Pro Forma Unaudited Combined Condensed Statements of Income........................    16

GRANITE STATE AND GRANITE BANK.......................................................    19
  Granite State......................................................................    19
  Granite Bank.......................................................................    19

PRIMARY BANK.........................................................................    19

THE SPECIAL MEETINGS.................................................................    20
  The Granite State Special Meeting..................................................    20
  The Primary Bank Special Meeting...................................................    21

THE MERGER...........................................................................    23
  Background of the Merger...........................................................    23
  Reasons for the Merger.............................................................    27
  Recommendation of the Boards of Directors..........................................    29
  Terms of the Merger................................................................    29
  Opinion of Financial Advisor to Granite State......................................    31
  Opinion of Financial Advisor to Primary Bank.......................................    37
  Effective Date of the Merger.......................................................    42
  Exchange of Primary Bank Stock Certificates........................................    42
  Conditions to the Merger...........................................................    43
  Regulatory and Other Approvals.....................................................    44
  Representations and Warranties.....................................................    45
  Business Pending the Merger........................................................    46
  No Solicitation of Bids............................................................    47
  Amendments, Extensions and Waivers.................................................    47
  Termination; Effect of Termination.................................................    47
  Management and Operations After the Merger.........................................    48




  Employee Benefits..................................................................    49
  Accounting Treatment...............................................................    49
  Certain Federal Income Tax Consequences............................................    50
  Expenses...........................................................................    51
  Exemption from Registration........................................................    51
  Resale of Granite State Common Stock...............................................    52
  Rights of Dissenting Stockholders..................................................    52

INTERESTS OF CERTAIN PERSONS IN THE MERGER...........................................    53
  Stock Options......................................................................    53
  Indemnification....................................................................    54
  Other..............................................................................    54

CERTAIN RELATED TRANSACTIONS.........................................................    55
  Stock Option Agreement.............................................................    55

INFORMATION WITH RESPECT TO GRANITE STATE............................................    57
  General............................................................................    57
  Market Price of and Dividends on Granite State Common Stock and Related Stockholder
   Matters...........................................................................    58

INFORMATION WITH RESPECT TO PRIMARY BANK.............................................    58
  General............................................................................    58
  Market Price of and Dividends on Primary Bank Common Stock and Related Stockholder
   Matters...........................................................................    58

COMPARISON OF STOCKHOLDER RIGHTS.....................................................    59
  Directors..........................................................................    59
  Stockholders' Meetings.............................................................    60
  Required Stockholder Votes.........................................................    61
  Amendment of Bylaws................................................................    62

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.............................................    62

LEGAL MATTERS........................................................................    62

STOCKHOLDER PROPOSALS................................................................    62

OTHER MATTERS........................................................................    63

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................    63

APPENDICES
A.  Agreement and Plan of Reorganization by and among Granite State, Granite Bank and
     Primary Bank dated as of April 29, 1997 as amended including as Annex A the
     Agreement and Plan of Merger among Granite Bank and Primary Bank and joined in
      by Granite State...............................................................   A-1
B.  Fairness Opinion of Friedman, Billings, Ramsey & Co..............................   B-1
C.  Fairness Opinion of Northeast Capital and Advisory, Inc..........................   C-1
D.  New Hampshire Revised Statutes Sections 293-A: 13.01-.31 and 388:13 (the
     "Dissenters' Rights Statute")...................................................   D-1

                                    SUMMARY

      The following is a summary of certain information contained elsewhere in this Joint Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Joint Proxy Statement and the Appendices hereto. A copy of the Agreement (excluding schedules thereto), is included as APPENDIX A to this Joint Proxy Statement and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully this entire Joint Proxy Statement, including the Appendices hereto.

THE PARTIES TO THE AGREEMENT

      Granite State and Granite Bank. Granite State, a New Hampshire Corporation, is the holding company for Granite Bank, a New Hampshire-chartered commercial bank headquartered in Keene, New Hampshire. As of March 31, 1997, Granite State had total consolidated assets of $377.3 million, deposits of $317.6 million and stockholders' equity of $32.4 million. Granite Bank has been and continues to be a community-oriented commercial bank offering a variety of financial services. The principal business of Granite Bank consists of attracting deposits from the general public and underwriting loans secured by residential and commercial real estate and other loans. Granite Bank also originates fixed-rate residential real estate loans for sale in the secondary mortgage market. Granite State operates nine full-service offices and an additional 13 remote automatic teller machines and serves Cheshire, Hillsborough, Strafford and Rockingham counties, New Hampshire. In addition, Granite Bank has filed an application with the Banking Department of the State of New Hampshire, seeking permission to open a full-service office in Nashua, New Hampshire.

      The executive offices of Granite State are located at 122 West Street, Keene, New Hampshire 03431, and the telephone number is (603) 352-1600. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "GRANITE STATE SELECTED FINANCIAL DATA," "GRANITE STATE AND GRANITE BANK," "INFORMATION WITH RESPECT TO GRANITE STATE," AND "DESCRIPTION OF GRANITE STATE COMMON STOCK."

      Primary Bank. Primary Bank is a New Hampshire-chartered guaranty (stock) savings bank headquartered in Peterborough, New Hampshire. As of March 31, 1997, Primary Bank had total assets of $435.7 million, deposits of $308.2 million and stockholders' equity of $28.8 million. Primary Bank is a community-oriented savings bank offering a variety of financial services, with a focus on the state's middle-market business community. The principal business of Primary Bank consists of attracting deposits from the general public, with a focus on consumer demand deposit accounts, and underwriting loans secured by residential and commercial real estate and other loans. Primary Bank operates ten full-service offices and five free-standing automatic teller machines serving Cheshire, Hillsborough and Merrimack counties, New Hampshire.

      The executive offices of Primary Bank are located at 35 Main Street, Peterborough, New Hampshire 03458, and the telephone number is (603) 924-7142. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRIMARY BANK SELECTED FINANCIAL DATA," "PRIMARY BANK" and "INFORMATION WITH RESPECT TO PRIMARY BANK."

THE GRANITE STATE SPECIAL MEETING

      Meeting Date. The Granite State Special Meeting will be held at The Keene Country Club, West Hill Road, Keene, New Hampshire, on Tuesday, September 23, 1997 at 10:00 a.m., local time.

      Record Date. The record date for the Granite State Special Meeting is July 30, 1997 (the "Granite State Record Date"). Only holders of record of Granite State Common Stock at the close of business on the Granite State Record Date will be entitled to receive notice of, and to vote at, the Granite State Special Meeting.

      Matters to be Considered. At the Granite State Special Meeting, holders of Granite State Common Stock will consider and vote upon the approval of the Agreement and the transactions contemplated thereby, including the Merger and the issuance by Granite State of shares of Granite State Common Stock in exchange for shares of Primary Bank Common Stock in accordance with the terms of the Agreement, and the payment of cash in lieu of any fractional share. Granite State stockholders may also consider and vote upon such other matters as are properly brought before the Granite State Special Meeting, including proposals to adjourn the Granite State Special Meeting to permit the further solicitation of proxies by Granite State's Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Granite State Special Meeting; provided, however, that any proxy which is voted against approval of the Agreement will not be voted in favor of adjournment to solicit further proxies for such proposal. See "THE SPECIAL MEETINGS--The Granite State Special Meeting."

      Vote Required. New Hampshire law requires that the Merger be approved by Granite Bank's stockholders. Granite State, which owns 100% of Granite Bank's common stock, will vote to approve the Merger. Although neither applicable New Hampshire law nor the Articles of Incorporation of Granite State requires the stockholders of Granite State to approve the Agreement, the rules and regulations of the Nasdaq National Market require that the issuance of shares of Granite State Common Stock in connection with the Merger be approved by the affirmative vote of the holders of a majority of the shares cast by the holders of Granite State Common Stock eligible to vote. Moreover, to permit greater shareholder participation in the strategic direction of Granite State, Granite State's Board of Directors has determined to permit Granite State stockholders to vote on the approval of the Agreement pursuant to which the shares of Granite State Common Stock will be issued, and will require that the Agreement be approved by the affirmative vote of the holders of a majority of the shares cast by the holders of Granite State Common Stock eligible to vote. However, under New Hampshire law, Granite State stockholders will not have dissenters' rights as result of the Board's decision to permit them to vote on the Agreement.

      As of the Granite State Record Date there were approximately 759 record holders of outstanding Granite State Common Stock and 3,028,437 shares of Granite State Common Stock entitled to vote at the Granite State Special Meeting. Shares represented by all properly executed proxies received prior to the Granite State Special Meeting and not revoked prior to exercise will be voted in the manner specified by the holder thereof. Executed proxies which do not contain voting instructions will be voted in favor of approval and adoption of the Agreement. Abstentions may be specified on the Proxy Card. Nonvoting shares, abstentions and proxies without specific instructions delivered to brokers by beneficial owners of shares held in street name by such brokers ("broker non-votes") will not be counted as votes cast for purposes of determining whether a majority has been attained and therefore will have no effect on the vote to approve the Agreement.

      It is not expected that any matter, other than those referred to herein, will be brought before the Granite State Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

      The presence, in person or by proxy, of at least a majority of the shares of Granite State Common Stock entitled to vote is necessary to constitute a quorum at the Granite State Special Meeting. Granite State intends to count the shares of Granite State Common Stock present in person at the Granite State Special Meeting but not voting ("non-voting shares"), shares of Granite State Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter (abstentions), and broker non-votes, as present at the Granite State Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. With a quorum, or in the absence of such, the affirmative vote of a majority of shares of Granite State Common Stock represented at the Granite State Special Meeting may authorize the adjournment of the meeting.

      Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either by delivering to the Secretary of Granite State at 122 West Street, Keene, New Hampshire 03431 on or before the taking of the vote at the Granite State Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares, or by attending the Granite State Special Meeting and voting in person. Attendance at the Granite State Special Meeting will not in itself constitute the revocation of a proxy. Moreover, a stockholder whose shares are not registered in his or her name must provide appropriate documentation from the record holder to vote personally at the Granite State Special Meeting.

      Security Ownership. As of the Granite State Record Date, directors and executive officers of Granite State and their affiliates were beneficial owners of 556,151 shares (excluding shares underlying unvested stock options that are not scheduled to vest within 60 days of the Granite State Record Date), or 17.9%, of the then outstanding shares of Granite State Common Stock. The directors and senior executive officers of Granite State have entered into voting agreements with Primary Bank whereby such persons have agreed to vote or cause to be voted the shares of Granite State Common Stock eligible to be voted by them (481,661 shares in the aggregate) for approval and adoption of the Agreement at the Granite State Special Meeting. As of the Granite State Record Date, directors and executive officers of Primary Bank and their affiliates did not own shares of Granite State Common Stock.

THE PRIMARY BANK SPECIAL MEETING

      Meeting Date. The Primary Bank Special Meeting will be held at Monadnock Country Club, 49 High Street, Peterborough, New Hampshire, on Wednesday, September 24, 1997 at 11:00 a.m., local time.

      Record Date. The record date for the Primary Bank Special Meeting is July 30, 1997 (the "Primary Bank Record Date"). Only holders of record of Primary Bank Common Stock at the close of business on the Primary Bank Record Date will be entitled to receive notice of, and to vote at, the Primary Bank Special Meeting.

      Matters to be Considered at the Meeting. At the Primary Bank Special Meeting, holders of Primary Bank Common Stock will consider and vote upon the approval of the Agreement and the transactions contemplated thereby, including the Merger and the conversion of each outstanding share of Primary Bank Common Stock into a number of shares of Granite State Common Stock determined in accordance with the terms of the Agreement, and cash in lieu of any fractional share. Primary Bank stockholders may also consider and vote upon such other matters as are properly brought before the Primary Bank Special Meeting, including proposals to adjourn the Primary Bank Special Meeting to permit the further solicitation of proxies by Primary Bank's Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Primary Bank Special Meeting; provided, however, that any proxy which is voted against approval of the Agreement will not be voted in favor of adjournment to solicit further proxies for such proposal. See "THE SPECIAL MEETINGS--The Primary Bank Special Meeting."

      Vote Required. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Primary Bank Common Stock entitled to vote at the Primary Bank Special Meeting is required to approve the Agreement. As of the Primary Bank Record Date there were approximately 586 record holders of outstanding Primary Bank Common Stock and 2,088,865 shares of Primary Bank Common Stock entitled to vote at the Primary Bank Special Meeting. Shares represented by all properly executed proxies received prior to the Primary Bank Special Meeting and not revoked prior to exercise will be voted in the manner specified by the holders thereof. Executed proxies which do not contain voting instructions will be voted in favor of approval and adoption of the Agreement. Abstentions may be specified on the Proxy Card. For the vote on the Agreement, abstentions and broker non-votes will have the same effect as a negative vote because the affirmative vote of not less than two-thirds of the outstanding shares of Primary Bank Common Stock is required to approve the Agreement.

      It is not expected that any matter, other than those referred to herein, will be brought before the Primary Bank Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

      The presence, in person or by proxy, of a majority of the outstanding shares of Primary Bank Common Stock is necessary to constitute a quorum at the Primary Bank Special Meeting. Primary Bank intends to count non-voting shares, abstentions and broker non-votes as present at the Primary Bank Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In the absence of a quorum, the affirmative vote of a majority of shares of Primary Bank Common Stock present at the Primary Bank Special Meeting may authorize the adjournment of the meeting. With a quorum present, the affirmative vote of a majority of votes cast in person or by proxy may authorize adjournment of the Primary Bank Special Meeting.

      Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either by delivering to the Clerk of Primary Bank at 35 Main Street, Peterborough, New Hampshire 03458 on or before the taking of the vote at the Primary Bank Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares or by attending the Primary Bank Special Meeting and voting in person. Attendance at the Primary Bank Special Meeting will not in itself constitute the revocation of a proxy. Moreover, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Primary Bank Special Meeting.

      Security Ownership. As of the Primary Bank Record Date, directors and senior executive officers of Primary Bank and their affiliates were beneficial owners of 507,181 shares (including shares underlying all stock options), or 24.3%, of the then outstanding shares of Primary Bank Common Stock. The directors and senior executive officers of Primary Bank have entered into Affiliate Agreements with Granite State whereby such persons have agreed to vote or cause to be voted the shares of Primary Bank Common Stock eligible to be voted by them (221,759 shares in the aggregate, or 10.6% of the outstanding shares) for approval and adoption of the Agreement at the Primary Bank Special Meeting. As of the Primary Bank Record Date, directors and senior executive officers of Granite State and their affiliates owned 1,104 shares of Primary Bank Common Stock. It is expected that such shares will be voted in favor of the proposals presented for vote at the Primary Bank Special Meeting.

THE MERGER

      Terms of the Merger. At the effective date of the Merger (the "Effective Date"), Primary Bank will be merged with and into Granite Bank. Granite Bank, as the surviving entity in the Merger, and Granite State's corporate status will continue unaffected by the Merger. Also on the Effective Date, each share of Primary Bank Common Stock issued and outstanding immediately prior to the Effective Date will be converted into a number of shares of Granite State Common Stock determined based on the Exchange Ratio described below, and cash in lieu of any fractional share of Granite State Common Stock.

      The number of shares of Granite State Common Stock to be received for each share of Primary Bank Common Stock (the "Exchange Ratio") will depend on the average of the inside closing bid price of Granite State Common Stock on the Nasdaq National Market for each of the twenty consecutive trading days ending on the fifth business day before the Effective Date (the "Granite State Trading Price"). The Exchange Ratio shall be determined as follows: (i) if the Granite State Trading Price is greater than or equal to $13.533 and less than or equal to $16.917, then the Exchange Ratio shall be equal to $25.25 divided by the Granite State Trading Price; (ii) if the Granite State Trading Price is greater than $16.917 and less than or equal to $18.185, then the Exchange Ratio shall be equal to 1.4926; (iii) if the Granite State Trading Price is greater than $18.185, then the Exchange Ratio shall be equal to $27.144 divided by the Granite State Trading Price; or (iv) if the Granite State Trading Price is less than $13.533, then the Exchange Ratio shall be equal to 1.8658. If the Granite State Trading Price is less than $13.533, then Primary Bank shall also have the right to terminate the Agreement. See "THE MERGER--Termination; Effect of Termination."

      The following table shows the Exchange Ratio at various Granite State Trading Prices together with the consideration to be received for each share of Primary Bank, based on the Granite State Trading Price and the Exchange Ratio. Because the Granite State Trading Price is an average price calculated over a period of time, the market price of Granite State Common Stock at the Effective Date could differ from the Granite State Trading Price used to determine the Exchange Ratio, and the actual value of the shares issued in the Merger therefore could differ from the amount set forth in the following table:


        GRANITE STATE                                              CONSIDERATION FOR EACH
        TRADING PRICE                  EXCHANGE RATIO <F1>           PRIMARY BANK SHARE
        -------------                  -------------------         ----------------------

      more than $18.185            $27.144 divided by Granite              $27.14
                                     State Trading Price <F2>

more than $16.917, to $18.185                1.4926                   $25.25 to $27.14

     $13.533 to $16.917                 1.8658 to 1.4926                   $25.25

      less than $13.533                    1.8658 <F3>               $25.25 or less <F3>

--------------------
<F1>  The Exchange Ratio represents the number of shares of Granite State
      Common Stock that would be received for each share of Primary Bank Common Stock. For example, if the Granite State Trading Price is more than $16.917, to $18.185, then 1.4926 shares of Granite State Common Stock would be received for each share of Primary Bank Common Stock.

<F2>  If the Granite State Trading Price equals $18.186 then the Exchange Ratio will be 1.4926. The Exchange Ratio will decrease as the hypothetical Granite State Trading Price increases above $18.186.

<F3>  Primary Bank may, but need not, terminate the Agreement if the Granite
      State Trading Price is less than $13.533.

      The percentage of the outstanding shares of Granite State Common Stock immediately following the completion of the Merger that would have been converted from shares of Primary Bank Common Stock into shares of Granite State Common Stock in connection with the Merger will range from approximately 59.2% (if the Granite State Trading Price is less than $13.533) to approximately 53.8% if the Granite State Trading Price is $18.185, and decrease below 53.8% as the hypothetical Granite State Trading Price increases above $18.185. The last reported sale price of Granite State Common Stock on July 30, 1997 was at a price of $20.625. If the Granite State Trading Price were equal to such price, for example, then the Exchange Ratio and the number of shares of Granite State Common Stock that would be received for each share of Primary Bank Common Stock would be 1.3161. The actual Granite State Trading Price will not be determined until the fifth business day before the Effective Date. Because the Effective Date may be more than five days after the date of the Special Meetings, there can be no assurance of the actual Granite State Trading Price at the time of such meetings. See "INFORMATION WITH RESPECT TO GRANITE STATE" and "INFORMATION WITH RESPECT TO PRIMARY BANK" for information regarding historical price performance of Granite State Common Stock and Primary Bank Common Stock. For a more complete description of the Agreement and the terms of the Merger, see "THE MERGER--Terms of the Merger."

      Dissenters' Rights of Appraisal. Holders of Granite State Common Stock will not be entitled to appraisal rights under New Hampshire law in connection with the matters to be acted upon at the Granite State Special Meeting.

      Each Primary Bank stockholder who objects to the Merger shall be entitled to the rights and remedies of dissenting stockholders provided under New Hampshire law. To obtain rights as a dissenter, holders of Primary Bank Common Stock must comply with certain procedural requirements under New Hampshire law. The shares held by a Primary Bank stockholder who has lost his or her dissenters' rights by failing to comply with the statutory procedures will be converted into shares of Granite State Common Stock and cash in lieu of any fractional share as though such stockholder had assented to the Merger. See "THE MERGER--Rights of Dissenting Stockholders."

      Accounting Treatment and Certain Federal Income Tax Consequences. The Merger is intended to qualify as a "pooling of interests" for financial accounting purposes and is expected to constitute a tax-free reorganization for federal income tax purposes. See "THE MERGER--Certain Federal Income Tax Consequences" and "--Accounting Treatment."

      Recommendations of the Board of Directors of Granite State and Primary Bank. The Board of Directors of Granite State unanimously recommends that its stockholders approve and adopt the Agreement. The Board of Directors of Primary Bank unanimously recommends that its stockholders approve and adopt the Agreement. See "THE MERGER--Recommendation of the Boards of Directors," and "THE MERGER--Reasons for the Merger" for a discussion of the reasons why the Boards of Directors believe that the Merger is in the best interests of their respective stockholders.

      Opinions of Financial Advisors. Friedman, Billings, Ramsey & Co. ("FBR") has delivered its written opinion to the Board of Directors of Granite State that, as of August 8, 1997, the Merger is fair from a financial point of view to the stockholders of Granite State. Northeast Capital and Advisory, Inc. ("Northeast Capital") has delivered its written opinion to the Board of Directors of Primary Bank that, as of August 8, 1997, the Exchange Ratio to be received by stockholders of Primary Bank pursuant to the Agreement is fair, from a financial point of view, to such stockholders. For information on the assumptions made, matters considered, and limitations on the review undertaken by the financial advisors, see "THE MERGER--Opinion of Financial Advisor to Granite State" and "--Opinion of Financial Advisor to Primary Bank." Stockholders of

Granite State and Primary Bank are urged to read in entirety the opinions of FBR and Northeast Capital, attached as APPENDICES B AND C, respectively, to this Joint Proxy Statement.

      Conditions to the Merger; Regulatory Approvals. The obligations of Granite and Primary to complete the Merger are subject to various conditions usual and customary in transactions similar to the Merger, including obtaining requisite regulatory approvals and stockholder approval. Application has been made to obtain required regulatory approvals. No assurance can be given that all required approvals will be received or as to the timing or conditions of such approvals. See "THE MERGER--Regulatory and Other Approvals." The obligation of Granite to complete the Merger is also subject to certain other conditions, including, among other things, receipt of an opinion from Granite State's independent auditors to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes. No assurances can be given that all such conditions will be met. See "THE MERGER--Conditions to the Merger."

      Termination; Effect of Termination. The Agreement may be terminated on or at any time prior to the Closing Date (as defined below) by the mutual written consent of the parties to the Agreement. The Closing Date shall be determined by Granite State, in its sole discretion, upon five days prior written notice to Primary Bank, but in no event later than thirty days after the last condition precedent pursuant to the Agreement has been fulfilled or waived, or such other date as Granite State and Primary Bank shall agree. In addition, the Agreement may be terminated by Granite State or Primary Bank in certain circumstances including, among others, generally: (i) certain breaches of representations, warranties, covenants or other obligations; (ii) if the Closing Date has not occurred on or before February 28, 1998; (iii) if either party is notified that a necessary regulatory approval is unlikely to be granted; or (iv) if stockholder approval is not obtained. In addition, Primary Bank may terminate the Agreement if on the Closing Date the Granite State Trading Price is less than $13.533 or if it enters into an agreement relating to any bona fide proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of, Primary Bank, the terms of which the Primary Bank Board of Directors determines in good faith after receiving the advice of Primary Bank's counsel and financial advisor to be more favorable to Primary Bank's stockholders than the Merger (a "Superior Acquisition Proposal"). See "THE MERGER--Termination; Effect of Termination."

      Exchange of Certificates. After the Effective Date, Granite State will send to former Primary Bank stockholders transmittal materials for use in effecting the exchange of their certificates representing shares of Primary Bank Common Stock for certificates representing shares of Granite State Common Stock. See "THE MERGER--Exchange of Primary Bank Stock Certificates."

DIFFERENCES IN STOCKHOLDER RIGHTS

      Granite State is a New Hampshire corporation. Primary Bank is a New Hampshire-chartered guaranty (stock) savings bank. Under New Hampshire law, the rights of holders of Granite State Common Stock and Primary Bank Common Stock are generally governed, directly or indirectly, by the New Hampshire Business Corporation Act, and in the case of Primary Bank's stockholders, by New Hampshire banking law. The rights of holders of Granite State Common Stock are also governed by Granite State's Articles of Incorporation ("Granite State Articles") and Bylaws, and the rights of holders of Primary Bank Common Stock are also governed by Primary Bank's Articles of Agreement ("Primary Bank Articles") and Bylaws. Upon completion of the Merger, stockholders of Primary Bank will become stockholders of Granite State whose rights will be governed by Granite State's Articles of Incorporation and Bylaws. The rights of stockholders of Granite State are different in certain respects from the rights of stockholders of Primary Bank. See "COMPARISON OF STOCKHOLDER RIGHTS."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

      On the Effective Date, Mr. Christopher J. Flynn, if he is the President and Chief Executive Officer of Primary Bank at such time, shall become the President of Granite Bank, and Mr. Charles P. Monaghan, if he is a Senior Vice President of Primary Bank at such time, shall become a Senior Vice President of Granite Bank. Those persons serving as directors of Granite Bank immediately prior to the Effective Date will continue to serve as directors together with four directors to be designated by Primary Bank (one of whom shall be Mr. Flynn) subject to Granite Bank's and Granite State's approval, and those persons serving as directors of Granite State immediately prior to the Effective Date will continue to serve as directors together with three directors to be designated by Primary Bank (one of whom shall be Mr. Flynn) subject to Granite State's approval. See "THE MERGER--Management and Operations After the Merger."

CERTAIN RELATED TRANSACTIONS

      Stock Option Agreement. As a condition to entering into the Agreement, Primary Bank granted Granite State an option to purchase under certain circumstances up to 269,464 shares, or approximately 12.9%, of the issued and outstanding shares of Primary Bank Common Stock pursuant to the Stock Option Agreement, dated as of April 29, 1997 (the "Stock Option Agreement"). The option may be exercised by Granite State only upon the occurrence of specified events that have the potential for a third party to effect an acquisition of control of Primary Bank prior to the termination of the Agreement. The exercise price per share to purchase Primary Bank Common Stock under the option is equal to $22.75, subject to adjustment and limitations in certain circumstances. Acquisitions of shares of Primary Bank Common Stock pursuant to an exercise of the option would be subject to prior regulatory approval under certain circumstances. In addition, the Stock Option Agreement grants to Granite State, upon the occurrence of a "Repurchase Event," the right to require Primary Bank to repurchase for cash the option and any shares that may have been acquired thereunder. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

      The Stock Option Agreement, together with Primary Bank's agreement to not solicit other transactions relating to the acquisition of Primary Bank by a third party and the letter agreements executed by each of Primary Bank directors and senior executive officers pursuant to which each agreed to vote their shares in favor of the Agreement (the "Affiliate Agreements"), may have the effect of discouraging persons who might be interested in acquiring Primary Bank from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Primary Bank Common Stock than the price per share implicit in the Merger. See "THE MERGER--Matters to be Considered at the Meeting and "--No Solicitation of Bids."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain directors and executive officers of Primary Bank are the holders of stock options to acquire Primary Bank Common Stock which in connection with the Merger will be converted into options to acquire Granite State Common Stock under substantially the same terms, adjusted for the Exchange Ratio. Primary Bank officers Christopher J. Flynn and Charles P. Monaghan will be offered employment contracts with Granite State, and Mr. Flynn will be offered incentive stock options to purchase 5,000 shares of Granite State Common Stock. Also, Granite has agreed to indemnify, for a period of six years after the Effective Date, persons who served as directors and officers of Primary Bank. See "THE MERGER--Management and Operations After the Merger" and "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

COMPARATIVE PER COMMON SHARE DATA

      The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and income from continuing operations per common share (i) on an historical basis for Granite State and Primary Bank, (ii) on a pro forma basis per share of Granite State Common Stock to reflect completion of the Merger, and (iii) on an equivalent pro forma basis per share of Primary Bank Common Stock to reflect completion of the Merger. The information for Granite State has been adjusted to reflect the three-for-two stock split declared in the form of a stock dividend and paid to Granite State stockholders on May 9, 1997. The pro forma information has been prepared giving effect to the Merger using the "pooling of interests" accounting method. For a description of the effect of "pooling of interests" accounting, see "THE MERGER--Accounting Treatment." The following equivalent per share data assumes an Exchange Ratio of 1.3161 shares of Granite State Common Stock for each share of Primary Bank Common Stock (based on a closing sale price of $20.625 per share for Granite State Common Stock as of July 30, 1997); the Exchange Ratio is subject to adjustment based on the Granite State Trading Price as of the Effective Date. See "THE MERGER--Terms of the Merger." The following pro forma information does not give effect to any potential cost savings or any Merger-related expenses which may be realized or incurred as a result of the Merger. This information should be read in conjunction with the consolidated financial statements of Granite State and the financial statements of Primary Bank, including the notes thereto, incorporated by reference in this Joint Proxy Statement, and the other financial data appearing elsewhere in this Joint Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

      The following information is not necessarily indicative of the results of operations of future periods or future combined financial position:


                                                        AT MARCH 31, 1997     AT DECEMBER 31, 1996
                                                        -----------------     --------------------

BOOK VALUE PER COMMON SHARE
Historical:
  Granite State....................................          $ 10.69                $ 10.54
  Primary Bank.....................................            13.82                  13.49
Pro Forma <F1>:
  Pro forma per share of Granite State Common
   Stock...........................................            10.60                  10.40
  Equivalent pro forma per share of Primary
   Bank Common Stock...............................            13.95                  13.69

                         (footnotes on following page)

                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                        FOR THE THREE MONTHS     ------------------------------
                                                        ENDED MARCH 31, 1997        1996        1995      1994
                                                        --------------------     ----------   --------   ------

CASH DIVIDENDS PER COMMON SHARE
Historical:
  Granite State....................................            $ 0.11            $ 0.37       $  0.32    $ 0.24
  Primary Bank.....................................                --                --            --        --
Pro Forma <F2>:
  Pro forma per share of Granite State Common
   Stock...........................................            $ 0.11            $ 0.37       $  0.32    $ 0.24
  Equivalent pro forma per share of Primary Bank
   Common Stock....................................            $ 0.14            $ 0.49       $  0.42    $ 0.32

EARNINGS (LOSS) FROM CONTINUING OPERATIONS PER
 COMMON SHARE
Historical:
  Granite State....................................            $ 0.63            $ 1.19       $  1.05    $ 0.84
  Primary Bank.....................................            $ 0.40            $ 1.63<F4>   $ (0.46)   $ 1.10
Pro Forma <F3>:
  Pro forma per share of Granite State Common
   Stock...........................................            $ 0.47            $ 1.21<F5>   $  0.41    $ 0.84
  Equivalent pro forma per share of Primary Bank
   Common Stock....................................            $ 0.62            $ 1.59<F6>   $  0.54    $ 1.11

--------------------
<F1>  Granite State pro forma book value per common share represents historical book value for Granite State and Primary Bank combined on the assumption that Granite State and Primary Bank had been combined for the periods presented on a "pooling of interests" basis, divided by the number of shares of Granite State Common Stock which will be issued and outstanding following completion of the Merger. Primary Bank equivalent pro forma book value per common share represents such amounts multiplied by an Exchange Ratio of 1.3161 shares of Granite State Common Stock for each share of Primary Bank Common Stock. The Exchange Ratio is subject to adjustment based on the Granite State Trading Price. See "THE MERGER--Terms of the Merger."

<F2>  Granite State pro forma dividends per share represent historical dividends paid by Granite State, and Primary Bank pro forma equivalent dividends per share represent such amounts multiplied by an Exchange Ratio of 1.3161 shares of Granite State Common Stock for each share of Primary Bank Common Stock. The Exchange Ratio is subject to adjustment based on the Granite State Trading Price. See "THE MERGER--Terms of the Merger."

<F3>  Granite State pro forma earnings from continuing operations per common share represents historical net earnings (loss) from continuing operations for Granite State and Primary Bank combined on the assumption that Granite State and Primary Bank had been combined for the periods presented on a "pooling of interests" basis, divided by the number of shares of Granite State Common Stock which will be issued and outstanding following completion of the Merger. Primary Bank equivalent pro forma earnings from continuing operations per common share represents such amounts multiplied by an Exchange Ratio of 1.3161 shares of Granite State Common Stock for each share of Primary Bank Common Stock. The Exchange Ratio is subject to adjustment based on the Granite State Trading Price. See "THE MERGER--Terms of the Merger." Except as noted, primary and fully diluted information is equivalent.

<F4>  Represents primary earnings per share. Fully-diluted earnings per share were $1.59.

<F5>  Represents primary earnings per share. Fully-diluted earnings per share were $1.20.

<F6>  Represents primary earnings per share. Fully-diluted earnings per share were $1.58.

      Market Value of Securities. The last reported sale price of Granite State Common Stock and Primary Bank Common Stock on April 29, 1997, the last trading day prior to the announcement of the proposed Merger on the evening of April 29, was at a price of $16.958 (as adjusted) and $22.688, respectively. The equivalent market value per share of Primary Bank Common Stock, based upon an Exchange Ratio of 1.4926 shares of Granite State Common Stock for each outstanding share of Primary Bank Common Stock, would be $25.31. See "THE MERGER--Terms of the Merger."

      Market Price and Dividend Information. On July 30, 1997, the last reported sale price of Granite State Common Stock, as reported on the Nasdaq National Market, was $20.625 per share. The equivalent market value per share of Primary Bank Common Stock, based upon an Exchange Ratio of 1.3161 shares of Granite State Common Stock for each outstanding share of Primary Bank Common Stock, would be $27.144. The Exchange Ratio is subject to adjustment based on the Granite State Trading Price as of the Effective Date. See "THE MERGER--Terms of the Merger." On July 30, 1997, the last reported sale price of Primary Bank Common Stock, as reported on the Nasdaq National Market, was $25.50 per share. For information concerning cash dividends paid by Granite State, see "INFORMATION WITH RESPECT TO GRANITE STATE--Market Price of and Dividends on Granite State Common Stock and Related Stockholder Matters."

                    GRANITE STATE SELECTED FINANCIAL DATA

      The following table sets forth certain historical consolidated summary financial data for Granite State. This data is derived from, and should be read in conjunction with, among other things, the consolidated financial statements of Granite State, including the notes thereto, incorporated by reference in this Joint Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAIL-ABLE INFORMATION." Interim unaudited data at March 31, 1997, and for the three months ended March 31, 1997 and 1996 reflects, in the opinion of the management of Granite State, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1997, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                                                                          AT DECEMBER 31,
                                                         AT MARCH 31,   ----------------------------------------------------
                                                             1997         1996       1995       1994       1993       1992
                                                         ------------     ----       ----       ----       ----       ----
                                                                               (DOLLARS IN THOUSANDS)

BALANCE SHEET DATA:
Total assets                                               $377,328     $370,433   $346,414   $310,840   $301,996   $304,879
Net loans                                                   205,955      200,803    184,309    187,427    181,318    169,674
Loans held for sale                                             319        1,025      1,985        664        423      2,325
Investments <F1>                                            120,720      112,138     98,231     91,746     76,888     76,430
Deposits                                                    317,598      304,154    287,130    240,029    261,372    270,105
Securities sold under agreements to repurchase               23,296       31,535     26,189     21,968     13,764     10,500
Short-term borrowings from the Federal Home Loan
 Bank of Boston                                                  --           --         --     20,904         --         --
Long-term debt                                                  681          691        728        328        150        236
Stockholders' equity                                         32,372       31,296     29,789     25,641     25,381     23,180

                                                             FOR THREE
                                                           MONTHS ENDED
                                                             MARCH 31,                 FOR YEAR ENDED DECEMBER 31,
                                                         -----------------    ----------------------------------------------
                                                          1997      1996      1996      1995      1994      1993      1992
                                                          ----      ----      ----      ----      ----      ----      ----
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

OPERATING DATA:
Interest and dividend income                             $ 6,592   $ 6,278   $25,550   $24,582   $20,344   $18,783   $22,599
Interest expense                                           3,132     2,918    11,842    10,973     7,704     7,919    12,064
                                                         -------------------------------------------------------------------
  Net interest and dividend income                         3,460     3,360    13,708    13,609    12,640    10,864    10,535
Provision for possible loan losses                            75       225       650       735       600       637       752
Net gains on securities                                    2,056       189       687       326       195       327     1,616
Other noninterest income                                     536       662     2,494     2,189     2,002     2,818     3,297
Noninterest expense                                        2,846     2,627    10,514    10,081    10,162    10,494    12,503
                                                         -------------------------------------------------------------------
Earnings before income taxes and cumulative effect
 of change in accounting principle                         3,131     1,359     5,725     5,308     4,075     2,878     2,193
Applicable income taxes                                    1,173       478     1,945     1,873     1,252       956       674
                                                         -------------------------------------------------------------------
Earnings before cumulative effect of change in
 accounting principle                                      1,958       881     3,780     3,435     2,823     1,922     1,519
Cumulative effect of change in accounting principle           --        --        --        --        --       205        --
                                                         -------------------------------------------------------------------
  Net earnings                                           $ 1,958   $   881   $ 3,780   $ 3,435   $ 2,823   $ 2,127   $ 1,519
                                                         ===================================================================

Preferred stock dividends                                     --        --        --        --        --   $   228   $   306
Net earnings applicable to common stock                  $ 1,958   $   881   $ 3,780   $ 3,435   $ 2,823   $ 1,899   $ 1,213

PER SHARE DATA: <F2>
Net earnings per common share--primary:
  Before cumulative effect of change in accounting
   principle                                             $  0.63   $  0.27   $  1.19   $  1.05   $  0.84   $  0.59   $  0.47
  Cumulative effect of change in accounting principle         --        --        --        --        --      0.07        --
                                                         -------------------------------------------------------------------
                                                         $  0.63   $  0.27   $  1.19   $  1.05   $  0.84   $  0.66   $  0.47
                                                         ===================================================================
Net earnings per common share--fully diluted:
  Before cumulative effect of change in
   accounting principle                                  $  0.63   $  0.27   $  1.19   $  1.05   $  0.84   $  0.57   $  0.47
  Cumulative effect of a change in accounting principle       --        --        --        --        --      0.06        --
                                                         -------------------------------------------------------------------
                                                         $  0.63   $  0.27   $  1.19   $  1.05   $  0.84   $  0.63   $  0.47
                                                         ===================================================================

Cash dividends declared on common stock                  $  0.11   $  0.09   $  0.37   $  0.32   $  0.24   $  0.05   $  0.00
                                                         ===================================================================

FINANCIAL RATIOS <F3>:
  Return on average assets                                 2.15%     1.03%     1.07%     1.05%     0.91%     0.71%     0.48%
  Return on average stockholders' equity                  24.76%    11.43%    12.46%    12.23%    10.73%     8.76%     6.81%

--------------------
<F1>  Investments include securities held to maturity, securities available for sale, trading securities, investment securities, investments held for sale and stock in the Federal Home Loan Bank of Boston.
<F2>  As adjusted to reflect Granite State's May 9, 1997 three-for-two stock split.
<F3>  Financial ratios are based on net earnings.

                    PRIMARY BANK SELECTED FINANCIAL DATA

      The following table sets forth certain selected historical consolidated financial data for Primary. These data are derived in part from, and should be read in conjunction with, among other things, the consolidated financial statements of Primary Bank, including the related notes thereto, incorporated by reference in this Joint Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

                                                                     AT DECEMBER 31,
                                    AT MARCH 31,   ----------------------------------------------------
                                        1997         1996       1995       1994       1993       1992
                                    ------------     ----       ----       ----       ----       ----
                                                          (DOLLARS IN THOUSANDS)

BALANCE SHEET DATA:
Total assets                          $435,716     $427,407   $382,310   $357,470   $333,747   $328,219
Investment securities                  159,951      158,363    118,424    112,500     89,232     79,688
Total loans, net                       240,068      232,960    229,901    210,925    212,508    212,756
Allowance for loan losses                2,481        2,577      3,447      2,850      2,946      3,206
Other real estate owned, net             1,846        1,980      2,088      4,455      5,340      7,224
Deposits                               308,207      305,090    303,632    279,736    255,614    291,744
Borrowings                              96,236       91,925     51,540     52,056     53,260     21,114
Stockholders' Equity
 (Retained Earnings)                    28,843       28,133     24,966     22,995     23,032     13,405

                                          FOR THREE
                                        MONTHS ENDED
                                          MARCH 31,                 FOR YEAR ENDED DECEMBER 31,
                                      -----------------   -----------------------------------------------
                                       1997      1996      1996      1995      1994      1993      1992
                                       ----      ----      ----      ----      ----      ----      ----
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


OPERATING DATA:
Interest and dividend income          $ 7,690   $ 6,986   $28,880   $27,216   $23,239   $20,757   $23,916
Interest expense                        4,031     3,724    15,401    14,045    11,017    10,744    14,304
                                      -------------------------------------------------------------------
Net interest and dividend income
 before provision for loan losses       3,659     3,262    13,479    13,171    12,222    10,013     9,612
Provision for loan losses                 150        54       722     2,602       432     1,188     2,523
                                      -------------------------------------------------------------------
Net interest and dividend income
 after provision for loan losses        3,509     3,208    12,757    10,569    11,790     8,825     7,089
Non-interest income                       651       529     2,550     2,526     2,237     2,825     3,707
Operating expense                       3,281     2,950    12,126    14,283    12,471    11,158    13,764
                                      -------------------------------------------------------------------
Income (loss) before income taxes     $   879   $   787   $ 3,181   $(1,188)  $ 1,556   $   492   $(2,968)

Income tax expense (benefit)               --        --      (240)     (235)     (690)     (435)       --
                                      -------------------------------------------------------------------
  Net income (loss)                   $   879   $   787   $ 3,421   $  (953)  $ 2,246   $   927   $(2,968)
                                      ===================================================================
PER SHARE DATA: <F1>
Earnings (loss) per common and
 common equivalent share <F2>         $   .40   $   .37   $  1.59   $  (.46)  $  1.10       N/A       N/A
                                      ===================================================================

--------------------
<F1>  Primary Bank has never declared or paid a cash dividend.
<F2>  Fully-diluted. Primary earnings per share were equivalent except that for the three months ended March 31, 1996, and the year ended December 31, 1996, primary earnings per share were $.38 and $1.63, respectively. Per share information is not reported for the fiscal years ended December 31, 1993 and 1992 because Primary Bank was not a public company until October 13, 1993.

                  PRO FORMA COMBINED FINANCIAL INFORMATION

      The following tables set forth selected unaudited condensed pro forma financial data giving effect to the Merger. The pro forma balance sheet has been prepared as if the Merger were consummated on March 31, 1997, and the pro forma income statements have been prepared as if the Merger were consummated as of the beginning of the periods presented. The pro forma information has been prepared assuming that Primary Bank stockholders received in the Merger 1.3161 shares of Granite State Common Stock for each share of Primary Bank Common Stock they own (based on a closing sale price of $20.625 per share of Granite State Common Stock as of July 30, 1997). This Exchange Ratio is subject to adjustment based on the Granite State Trading Price. See "THE MERGER--Terms of the Merger." The pro forma financial information included in this Joint Proxy Statement is presented for illustrative purposes only. Such pro forma financial information does not necessarily reflect what the actual results of Granite State would be following completion of the Merger.

      The following pro forma information does not give effect to any potential cost savings, expenses or non-recurring charges which may be realized or incurred as a result of the Merger. The information presented herein has been adjusted to reflect the Granite State three-for-two stock split declared in the form of a stock dividend and paid to Granite State stockholders on May 9, 1997. See "THE MERGER--Management and Operations After the Merger."

PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET AS OF MARCH 31, 1997

      The following unaudited pro forma combined condensed balance sheet information reflects (i) the historical consolidated balance sheets of Granite State and Primary Bank as of March 31, 1997 and (ii) the pro forma combined condensed balance sheet of Granite State as of such date, after giving effect to the Merger. The Merger has been reflected as a "pooling of interests" effective as of March 31, 1997. The unaudited information should be read in conjunction with the historical consolidated financial statements of Granite State and Primary Bank, including the notes thereto, incorporated by reference in this Joint Proxy Statement. See "SUMMARY--Comparative Per Common Share Data" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                                      GRANITE STATE
                                                            GRANITE                    AND PRIMARY
                                                             STATE     PRIMARY BANK   BANK COMBINED
                                                            -------    ------------   -------------
                                                                        (IN THOUSANDS)

ASSETS:
Cash and cash equivalents, and amounts due
 from depository institutions                               $ 17,803     $ 11,462      $ 29,265
Interest bearing deposits--Federal Home Loan Bank
 of Boston                                                    12,384           --        12,384
Securities held to maturity                                   15,500       54,666        70,166
Mortgage-backed securities held to maturity                       --       15,213        15,213
Securities available for sale                                102,005       90,072       192,077
Stock In Federal Home Loan Bank of Boston                      3,215        3,537         6,752
Loans held for sale                                              319           --           319
Loans                                                        209,673      242,549       452,222
Allowance for possible loan losses                            (3,718)      (2,481)       (6,199)
                                                            -----------------------------------
  Net loans                                                  205,955      240,068       446,023
Other assets                                                  20,147       20,698        40,845
                                                            -----------------------------------
      Total assets                                          $377,328     $435,716      $813,044
                                                            ===================================

LIABILITIES:
Deposits                                                    $317,598     $308,207      $625,805
Securities sold under agreements to repurchase                23,296       27,552        50,848
Borrowings                                                       681       68,684        69,365
Other Liabilities                                              3,381        2,430         5,811
                                                            -----------------------------------
      Total liabilities                                      344,956      406,873       751,829
                                                            -----------------------------------

STOCKHOLDERS EQUITY:
Common Stock                                                   3,949           21         6,696<F1>
Additional paid-in capital                                    18,524       16,172        31,970<F1>
Unrealized gain (loss) on securities available for sale,
 net of related tax effects                                    1,392         (597)          795
Retained Earnings                                             14,811       13,390        28,201
Less: Treasury stock                                          (6,304)          --        (6,304)
Less: Unearned compensation-ESOP                                  --         (143)         (143)
                                                            -----------------------------------
          Total stockholders' equity                          32,372       28,843        61,215
                                                            -----------------------------------
Total liabilities and stockholders' equity                  $377,328     $435,716      $813,044
                                                            ===================================

--------------------
<F1>  As adjusted due to the Exchange Ratio and the difference in par value of shares of Primary Bank Common Stock and Granite State Common Stock.

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME

      The following unaudited pro forma combined condensed statements of income reflect the historical consolidated statements of income of Granite State and Primary Bank, as indicated below, for each period presented and the pro forma combined condensed statements of income of Granite State, after giving effect to the Merger. The Merger has been reflected as a "pooling of interests." See "THE MERGER--Accounting Treatment." The pro forma combined condensed statements of income for the three-month periods ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 were prepared on the assumption that the Merger had been effected as of the beginning of the applicable three-month or annual period. The unaudited information should be read in conjunction with the historical consolidated financial statements of Granite State and Primary Bank, including the notes thereto, incorporated by reference in the Joint Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

      Pro Forma Unaudited Combined Condensed Statements of Income for the Three Months Ended March 31, 1997.

                                                                                   GRANITE
                                                                                    STATE
                                                       GRANITE                   AND PRIMARY
                                                        STATE    PRIMARY BANK   BANK COMBINED
                                                       -------   ------------   -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                        $ 6,592     $ 7,690         $14,282
Interest expense                                         3,132       4,031           7,163
Net interest income                                      3,460       3,659           7,119
Provision for possible loan losses                          75         150             225
Net interest income after provision for possible
 loan losses                                             3,385       3,509           6,894
Non-interest income                                      2,592         651           3,243
Non-interest expense                                     2,846       3,281           6,127
Earnings before income tax expense                       3,131         879           4,010
Income tax expense                                       1,173          --           1,173
Net earnings                                             1,958         879           2,837
Earnings per share (primary)                              0.63        0.40            0.47
Earnings per share (fully diluted)                        0.63        0.40            0.47

      Pro Forma Unaudited Combined Condensed Statements of Income for the Three Months Ended March 31, 1996.

                                                                                   GRANITE
                                                                                    STATE
                                                       GRANITE                   AND PRIMARY
                                                        STATE    PRIMARY BANK   BANK COMBINED
                                                       -------   ------------   -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                        $ 6,278     $ 6,986         $13,264
Interest expense                                         2,918       3,724           6,642
Net interest income                                      3,360       3,262           6,622
Provision for possible loan losses                         225          54             279
Net interest income after provision for possible
 loan losses                                             3,135       3,208           6,343
Non-interest income                                        851         529           1,380
Non-interest expense                                     2,627       2,950           5,577
Earnings before income tax expense                       1,359         787           2,146
Income tax expense                                         478          --             478
Net earnings                                               881         787           1,668
Earnings per share (primary)                              0.27        0.38            0.28
Earnings per share (fully diluted)                        0.27        0.37            0.28


      Pro Forma Unaudited Combined Condensed Statements of Income for the Year Ended December 31, 1996.

                                                                                   GRANITE
                                                                                    STATE
                                                       GRANITE                   AND PRIMARY
                                                        STATE    PRIMARY BANK   BANK COMBINED
                                                       -------   ------------   -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                        $25,550     $28,880         $54,430
Interest expense                                        11,842      15,401          27,243
Net interest income                                     13,708      13,479          27,187
Provision for possible loan losses                         650         722           1,372
Net interest income after provision for possible
 loan losses                                            13,058      12,757          25,815
Non-interest income                                      3,181       2,550           5,731
Non-interest expense                                    10,514      12,126          22,640
Earnings before income tax expense (benefit)             5,725       3,181           8,906
Income tax expense (benefit)                             1,945        (240)          1,705
Net earnings                                             3,780       3,421           7,201
Earnings per share (primary)                              1.19        1.63            1.21
Earnings per share (fully diluted)                        1.19        1.59            1.20

      Pro Forma Unaudited Combined Condensed Statements of Income for the Year Ended December 31, 1995.

                                                                                   GRANITE
                                                                                    STATE
                                                       GRANITE                   AND PRIMARY
                                                        STATE    PRIMARY BANK   BANK COMBINED
                                                       -------   ------------   -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                        $24,582     $27,216         $51,798
Interest expense                                        10,973      14,045          25,018
Net interest income                                     13,609      13,171          26,780
Provision for possible loan losses                         735       2,602           3,337
Net interest income after provision for possible
 loan losses                                            12,874      10,569          23,443
Non-interest income                                      2,515       2,526           5,041
Non-interest expense                                    10,081      14,283          24,364
Earnings (loss) before income tax expense (benefit)      5,308      (1,188)          4,120
Income tax expense (benefit)                             1,873        (235)          1,638
Net earnings (loss)                                      3,435        (953)          2,482
Earnings (loss) per share (primary)                       1.05       (0.46)           0.41
Earnings (loss) per share (fully diluted)                 1.05       (0.46)           0.41


      Pro Forma Unaudited Combined Condensed Statements of Income for the Year Ended December 31, 1994.

                                                                                   GRANITE
                                                                                    STATE
                                                       GRANITE                   AND PRIMARY
                                                        STATE    PRIMARY BANK   BANK COMBINED
                                                       -------   ------------   -------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income                                        $20,344     $23,239         $43,583
Interest expense                                         7,704      11,017          18,721
Net interest income                                     12,640      12,222          24,862
Provision for possible loan losses                         600         432           1,032
Net interest income after provision for possible
 loan losses                                            12,040      11,790          23,830
Non-interest income                                      2,197       2,237           4,434
Non-interest expense                                    10,162      12,471          22,633
Earnings before income tax expense (benefit)             4,075       1,556           5,631
Income tax expense (benefit)                             1,252        (690)            562
Net earnings                                             2,823       2,246           5,069
Earnings per share (primary)                              0.84        1.10            0.84
Earnings per share (fully diluted)                        0.84        1.10            0.84

                        GRANITE STATE AND GRANITE BANK

GRANITE STATE

      Granite State, a New Hampshire Corporation, is the holding company for Granite Bank, a New Hampshire-chartered commercial bank headquartered in Keene, New Hampshire. Granite State is a single-bank holding company formed in 1986 to acquire all of the stock of Granite Bank upon Granite Bank's conversion from a mutual savings bank to a state-chartered guaranty (stock) savings bank. Since that time Granite State has acquired the Durham Trust Company, First Northern Co-operative Bank, First National Bank of Peterborough and the Granite Bank of Amherst. The acquired banks have all merged into Granite Bank. As of March 31, 1997, Granite State had total consolidated assets of $377.3 million, deposits of $317.6 million and stockholders' equity of $32.4 million. The executive offices of Granite State are located at 122 West Street, Keene, New Hampshire 03431, and the telephone number is (603) 352-1600.

GRANITE BANK

      Granite Bank, which was chartered in 1895 as a New Hampshire mutual savings bank, converted to the capital stock form of organization in 1986, and converted to a state-chartered commercial bank in 1991. Granite Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured to the maximum allowable amount by the FDIC. Granite Bank is regulated by the New Hampshire Bank Commissioner and the FDIC, and is further regulated by the Board of Governors of the Federal Reserve System as to reserves required to be maintained against deposits and certain other matters.

      Granite Bank has been and continues to be a community-oriented commercial bank offering a variety of financial services. The principal business of Granite Bank consists of attracting deposits from the general public and underwriting loans secured by residential and commercial real estate and other loans. Granite Bank also originates fixed-rate residential real estate loans for sale in the secondary mortgage market. Granite Bank has nine full-service offices and an additional 13 remote automatic teller machines and serves Cheshire, Hillsborough, Strafford and Rockingham counties, New Hampshire. In addition, Granite Bank has filed an application with the Banking Department of the State of New Hampshire, seeking permission to open a full-service office in Nashua, New Hampshire.

      The executive offices of Granite Bank are located at 122 West Street, Keene, New Hampshire 03431, and the telephone number is (603) 352-1600. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "GRANITE STATE SELECTED FINANCIAL DATA," "INFORMATION WITH RESPECT TO GRANITE STATE," AND "DESCRIPTION OF GRANITE STATE COMMON STOCK."

                                  PRIMARY BANK

      Primary Bank is a New Hampshire-chartered guaranty (stock) savings bank headquartered in Peterborough, New Hampshire. As of March 31, 1997, Primary Bank had total assets of $435.7 million, deposits of $308.2 million and stockholders' equity of $28.8 million. Primary Bank is a community-oriented savings bank offering a variety of financial services, with a focus on the state's middle-market business community. The principal business of Primary Bank consists of attracting deposits from the general public, with a focus on consumer demand deposit accounts, and underwriting loans secured by residential and commercial real estate and other loans. Primary Bank operates ten full-service offices and five free-standing automatic teller machines serving Cheshire, Hillsborough and Merrimack counties, New Hampshire.

      The executive offices of Primary Bank are located at 35 Main Street, Peterborough, New Hampshire 03458, and the telephone number is (603) 924-7142. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRIMARY BANK SELECTED FINANCIAL DATA," and "INFORMATION WITH RESPECT TO PRIMARY BANK."

                              THE SPECIAL MEETINGS

THE GRANITE STATE SPECIAL MEETING

      Meeting Date, Time and Place. The Granite State Special Meeting will be held at The Keene Country Club, West Hill Road, Keene, New Hampshire, on Tuesday, September 23, 1997 at 10:00 a.m., local time. This Joint Proxy Statement is being sent to holders of record, and certain beneficial owners, of Granite State Common Stock as of the Granite State Record Date and is accompanied by a Proxy Card which the Granite State Board requests that stockholders execute and return to Granite State for use at the Granite State Special Meeting and at any and all adjournments or postponements thereof.

      Granite State Record Date. The record date for the Granite State Special Meeting is July 30, 1997 (the "Granite State Record Date"). Only holders of record of Granite State Common Stock at the close of business on the Granite State Record Date will be entitled to receive notice of, and to vote at, the Granite State Special Meeting.

      Matters to be Considered. At the Granite State Special Meeting, holders of Granite State Common Stock will consider and vote upon the approval of the Agreement and the transactions contemplated thereby, including the Merger and the issuance by Granite State of shares of Granite State Common Stock in exchange for the outstanding shares of Primary Bank Common Stock in accordance with the terms of the Agreement, and the payment of cash in lieu of any fractional share. Granite State stockholders may also consider and vote upon such other matters as are properly brought before the Granite State Special Meeting, including proposals to adjourn the Granite State Special Meeting to permit the further solicitation of proxies by Granite State's Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Granite State Special Meeting; provided, however, that any proxy which is voted against approval of the Agreement will not be voted in favor of adjournment to solicit further proxies for such proposal.

      Vote Required. New Hampshire law requires that the Merger be approved by Granite Bank's stockholders. Granite State, which owns 100% of Granite Bank's common stock, will vote to approve the Merger. Although neither applicable New Hampshire law nor the Articles of Incorporation of Granite State requires the stockholders of Granite State to approve the Agreement, the rules and regulations of the Nasdaq National Market require that the issuance of shares of Granite State Common Stock in connection with the Merger be approved by the affirmative vote of the holders of a majority of the shares cast by the holders of Granite State Common Stock eligible to vote. Moreover, to permit greater shareholder participation in the strategic direction of Granite State, Granite State's Board of Directors has determined to permit Granite State stockholders to vote on the approval of the Agreement pursuant to which the shares of Granite State Common Stock will be issued, and will require that the Agreement be approved by the affirmative vote of the holders of a majority of the shares cast by the holders of Granite State Common Stock eligible to vote. However, under New Hampshire law, Granite State stockholders will not have dissenters' rights as a result of the Board's decision to permit them to vote on the Agreement.

      As of the Granite State Record Date there were approximately 759 record holders of outstanding Granite State Common Stock and 3,028,437 shares of Granite State Common Stock entitled to vote at the Granite State Special Meeting. Shares represented by all properly executed proxies received prior to the Granite State Special Meeting and not revoked prior to exercise will be voted in the manner specified by the holder thereof. Executed proxies which do not contain voting instructions will be voted in favor of approval and adoption of the Agreement. Abstentions may be specified on the Proxy Card. Nonvoting shares, abstentions and broker non-votes will not be counted as votes cast for purposes of determining whether a majority has been attained and therefore will have no effect on the vote to approve the Agreement.

      It is not expected that any matter, other than those referred to herein, will be brought before the Granite State Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

      The presence, in person or by proxy, of at least a majority of the shares of Granite State Common Stock entitled to vote is necessary to constitute a quorum at the Granite State Special Meeting. Granite State intends to count non-voting shares, abstentions and broker non-votes as present at the Granite State Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. With a quorum, or in the absence of such, the affirmative vote of a majority of shares of Granite State Common Stock represented at the Granite State Special Meeting may authorize the adjournment of the meeting.

      Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either by delivering to the Secretary of Granite State at 122 West Street, Keene, New Hampshire 03431 on or before the taking of the vote at the Granite State Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares, or by attending the Granite State Special Meeting and voting in person. Attendance at the Granite State Special Meeting will not in itself constitute the revocation of a proxy. Moreover, a stockholder whose shares are not registered in his or her name must provide appropriate documentation from the record holder to vote personally at the Granite State Special Meeting.

      Security Ownership. As of the Granite State Record Date, directors and executive officers of Granite State and their affiliates were beneficial owners of 556,151 shares (excluding shares underlying unvested stock options that are not scheduled to vest within 60 days of the Granite State Record Date), or 17.9%, of the then outstanding shares of Granite State Common Stock. The directors and senior executive officers of Granite State have entered into voting agreements with Primary Bank whereby such persons have agreed to vote or cause to be voted the shares of Granite State Common Stock eligible to be voted by them (481,661 shares in the aggregate) for approval and adoption of the Agreement at the Granite State Special Meeting. As of the Granite State Record Date, directors and executive officers of Primary Bank and their affiliates did not own shares of Granite State Common Stock.

      THE BOARD OF DIRECTORS OF GRANITE STATE HAS UNANIMOUSLY APPROVED THE AGREEMENT, AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT.

THE PRIMARY BANK SPECIAL MEETING

      Meeting Date. The Primary Bank Special Meeting will be held at Monadnock Country Club, 49 High Street, Peterborough, New Hampshire, on Wednesday, September 24, 1997 at 11:00 a.m., local time. This Joint Proxy Statement is being sent to holders of record, and certain beneficial owners, of Primary Bank Common Stock as of the Primary Bank Record Date and is accompanied by a form of proxy which the Primary Bank Board requests that stockholders execute and return to Primary Bank for use at the Primary Bank Special Meeting and at any and all adjournments or postponements thereof.

      Record Date. The record date for the Primary Bank Special Meeting is July 30, 1997 (the "Primary Bank Record Date"). Only holders of record of Primary Bank Common Stock at the close of business on the

Primary Bank Record Date will be entitled to receive notice of, and to vote at, the Primary Bank Special Meeting.

      Matters to be Considered at the Meeting. At the Primary Bank Special Meeting, holders of Primary Bank Common Stock will consider and vote upon the approval of the Agreement and the transactions contemplated thereby, including the Merger and the conversion of each outstanding share of Primary Bank Common Stock into a number of shares of Granite State Common Stock determined in accordance with the terms of the Agreement, and cash in lieu of any fractional share. Primary Bank stockholders may also consider and vote upon such other matters as are properly brought before the Primary Bank Special Meeting, including proposals to adjourn the Primary Bank Special Meeting to permit the further solicitation of proxies by Primary Bank's Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Primary Bank Special Meeting; provided, however, that any proxy which is voted against approval of the Agreement will not be voted in favor of adjournment to solicit further proxies for such proposal.

      Vote Required. The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Primary Bank Common Stock entitled to vote at the Primary Bank Special Meeting is required to approve the Agreement. As of the Primary Bank Record Date there were approximately 586 record holders of outstanding Primary Bank Common Stock and 2,088,865 shares of Primary Bank Common Stock entitled to vote at the Primary Bank Special Meeting. Shares represented by all properly executed proxies received prior to the Primary Bank Special Meeting and not revoked prior to exercise will be voted in the manner specified by the holders thereof. Executed proxies which do not contain voting instructions will be voted in favor of approval and adoption of the Agreement. Abstentions may be specified on the proxy card. For the vote on the Agreement, abstentions and broker non-votes will have the same effect as a negative vote because the affirmative vote of not less than two-thirds of the outstanding shares of Primary Bank Common Stock is required to approve the Agreement.

      It is not expected that any matter, other than those referred to herein, will be brought before the Primary Bank Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

      The presence, in person or by proxy, of a majority of the outstanding shares of Primary Bank Common Stock is necessary to constitute a quorum at the Primary Bank Special Meeting. Primary Bank intends to count non-voting shares, abstentions and broker non-votes as present at the Primary Bank Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In the absence of a quorum, the affirmative vote of a majority of shares of Primary Bank Common Stock present at the Primary Bank Special Meeting may authorize the adjournment of the meeting. With a quorum present, the affirmative vote of a majority of votes cast in person or by proxy may authorize adjournment of the Primary Bank Special Meeting.

      Proxies. Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either by delivering to the Clerk of Primary Bank at 35 Main Street, Peterborough, New Hampshire 03458 on or before the taking of the vote at the Primary Bank Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares or by attending the Primary Bank Special Meeting and voting in person. Attendance at the Primary Bank Special Meeting will not in itself constitute the revocation of a proxy. Moreover, a stockholder whose shares are not registered in his or her name must provide appropriate documentation from the record holder to vote personally at the Primary Bank Special Meeting.

      Security Ownership. As of the Primary Bank Record Date, directors and senior executive officers of Primary Bank and their affiliates were beneficial owners of 507,181 shares (including shares underlying all stock options), or 24.3%, of the then outstanding shares of Primary Bank Common Stock. The directors and senior executive officers of Primary Bank have entered into Affiliate Agreements with Granite State whereby such persons have agreed to vote or cause to be voted the shares of Primary Bank Common Stock eligible to be voted by them (221,759 shares in the aggregate, or 10.6% of the outstanding shares) for approval and adoption of the Agreement at the Primary Bank Special Meeting. As of the Primary Bank Record Date, directors and senior executive officers of Granite State and their affiliates owned 1,104 shares of Primary Bank Common Stock. It is expected that such shares will be voted in favor of the proposals presented for vote at the Primary Bank Special Meeting.

      THE BOARD OF DIRECTORS OF PRIMARY BANK HAS UNANIMOUSLY APPROVED THE AGREEMENT, AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT.

                                   THE MERGER

      The information in this Joint Proxy Statement concerning the Merger is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as APPENDIX A and incorporated by reference herein. All stockholders are urged to read the Agreement in its entirety.

BACKGROUND OF THE MERGER

      Granite State. Since the initial public offering of Common Stock in 1986, which related to the conversion of Granite Bank from the mutual to the stock form of organization, Granite State has expanded both internally and through acquisitions in Cheshire, Hillsborough, Rockingham and Strafford counties. Between 1986 and 1991, Granite State acquired four institutions, the Durham Trust Company, First Northern Co-operative Bank, First National Bank of Peterborough, and the Granite Bank of Amherst, all of which were merged into Granite Bank. Since 1991, Granite State's efforts have focussed on expanding its franchise through internal growth and community banking strategies. During the past several years, however, the pace of consolidation within the banking industry both on a national basis as well as within the state of New Hampshire has increased significantly. In light of its overriding goal of providing value to stockholders, Granite State has monitored developments in the mergers and acquisitions market with a view toward pursuing favorable opportunities that may arise.

      Following a late-March, 1997 announcement of a merger transaction in New Hampshire, Charles W. Smith, President and Chief Executive Officer of Granite State, telephoned Christopher J. Flynn, President and Chief Executive Officer of Primary Bank, regarding the consolidation taking place in New Hampshire and the possibilities of a combination of Primary Bank and Granite State. As a result of this telephone conversation, Messrs. Smith and Flynn held a luncheon meeting on April 1, at which time a general discussion regarding a possible merger of Primary Bank with Granite Bank ensued. Further discussions between Messrs. Smith and Flynn took place on the 2nd and 3rd of April. As a result of the positive outcome of these discussions, Mr. Smith contacted FBR regarding the provision of financial advisory services in connection with a possible merger of Primary Bank into Granite Bank. On April 8th, Granite State and Primary Bank entered into a confidentiality agreement and thereafter began exchanging financial and other information regarding the other. During the week of April 7, a special meeting of the Executive Committee of Granite State was convened, and the Executive Committee was apprised of developments to date and the possibility of a merger with Primary Bank involving the issuance of shares of Granite State Common Stock. On April 10th and 11th the managements of Granite State and Primary Bank, together with their respective financial and legal advisors, met in Boston to discuss the possible terms and structure of a merger between the banks.

      The annual meeting of the Board of Directors of Granite State was held on April 15, at which time the Board was apprised of the discussions with Primary Bank. In addition, counsel to Granite State discussed the fiduciary duties of directors in general and in particular in connection with mergers and acquisitions, and FBR discussed certain of the financial aspects of a possible merger between the banks. Among other things, such financial aspects included the likely price range and transaction structure for the acquisition of Primary Bank, the value of certain components of Primary Bank's balance sheet and retail banking franchise, a review of comparable merger and acquisition transactions and a pro forma accretion/dilution analysis of Granite State following the merger. The Board authorized management, in consultation with its legal and financial advisors, to proceed with negotiations with Primary Bank as to a merger and related issuance of Granite State Common Stock. At a special meeting held on April 28, 1997, Granite State's legal and financial advisors reviewed with the Board the terms of the proposed Agreement, including the Exchange Ratio, Stock Option Agreement and related documents, the results of due diligence reviews, and the financial and valuation analyses of the transaction. FBR also reviewed certain potential financial and strategic benefits of the Merger, which included diversification of Granite Bank's loan portfolio, increased deposit market share, implied pro forma trading ranges and liquidity for Granite State Common Stock, additional acquisition opportunities for Granite State and the ability to attract additional market makers, analyst coverage and enhanced interest from potential acquirors. At the conclusion of the meeting, the Board unanimously approved the Merger and the Agreement and authorized management to execute the Agreement on behalf of Granite State. On April 29, 1997, the Agreement was executed by Primary Bank, Granite State and Granite Bank, and a joint press release was issued.

      Primary Bank. Over the past several years, the management of Primary Bank has considered a variety of strategic alternatives, including remaining independent, acquiring other smaller institutions, and entering into a strategic merger with a similarly sized and situated depository institution. Each strategic alternative has been reviewed by the Primary Bank Board of Directors with respect to its ability to enhance profitability and maximize stockholder value. The changing competitive situation in banking on a nation-wide basis and specifically in southern New Hampshire has resulted in increased industry consolidation in recent years. During the past few years the increasing size of competitors, combined with the product innovations and technological improvements that can be derived from an increased scale of operations, has led Primary Bank to recognize that an affiliation or consolidation with a larger or similarly sized and situated institution could be beneficial to both Primary Bank's stockholders and customers.

      In late March 1997, Charles W. Smith, President and Chief Executive Officer of Granite State and Granite Bank, first approached Christopher J. Flynn, President and Chief Executive Officer of Primary Bank regarding Granite State's interest in a possible business combination between Granite State and Primary Bank. As a result of this initial contact, a meeting between Messrs. Flynn and Smith was arranged and held on April 1, 1997. At this meeting, Messrs. Flynn and Smith spoke in general terms about the business philosophies of Primary Bank and Granite State, their complementary geographic and product franchises, potential cost savings to be produced by the combined entity and the rationale for a business combination between Primary Bank and Granite State. After this meeting, Mr. Flynn contacted Northeast Capital, Primary Bank's financial advisor, regarding Granite State's initial interest in Primary Bank and the provision of financial advisory services in connection with the possible business combination between Primary Bank and Granite State. Over the years, Northeast Capital has worked with Primary Bank on various financing, acquisition and other matters.

      On April 2, 1997, Messrs. Flynn, Smith and Mr. William G. Pike, Chief Financial Officer of Granite State, attended a roundtable discussion for bank chief executive officers organized by FBR. During breaks in the formal presentations, Messrs. Flynn, Smith and Pike discussed in general terms the possibility of a proposed business combination of Primary Bank and Granite State. On April 3, 1997, Messrs. Smith and Flynn continued discussions regarding the possibility of a business combination that would be consistent with a community-based banking strategy. The parties noted that both Primary Bank and Granite State had strong local identities in their respective communities, and they agreed on the value of avoiding disruption of the strong relationships that each had with its customers and communities.

      After the April 3rd meeting, Mr. Flynn again discussed a possible business combination between Primary Bank and Granite State. Mr. Flynn requested that Northeast Capital prepare an analysis of possible exchange ratios in connection with possible business combinations based upon the relative values of the Primary Bank Common Stock and the Granite State Common Stock.

      On April 8, 1997, Primary Bank and Granite State entered into a confidentiality agreement for the purpose of allowing each to commence a due diligence investigation of the operations of the other. From April 14 through April 25, 1997, the parties conducted their respective due diligence investigations.

      After a report by Mr. Flynn on his favorable discussions with Granite State, at a meeting held in Boston, Massachusetts on April 10, 1997, the Merger and Acquisition Committee of the Primary Bank Board of Directors (the "M&A Committee") agreed that Mr. Flynn should further explore the possibility of Primary Bank entering into a business combination with Granite State. Later that day, Mr. Flynn, certain other Primary Bank executive officers and Northeast Capital met Mr. Smith, certain other Granite State executive officers and FBR to discuss Northeast Capital's and FBR's respective analyses of possible business combinations, representation on the board of directors of the combined entity, valuations of the Primary Bank Common Stock and possible exchange ratios. On April 11, 1997, Messrs. Flynn and Smith and the financial and legal advisors reconvened to discuss the possible cost savings of a combined entity and possible exchange ratios.

      On April 14, 1997, during a series of telephone calls, Granite State's management and legal counsel, and FBR and Northeast Capital, discussed several proposals regarding board representation and an exchange ratio in a merger transaction. After some negotiation that day, the managements of Primary Bank and Granite State reached a consensus on general terms of the board representation of the combined entity and an exchange ratio based in part upon varying prices for Granite State Common Stock.

      On April 16, 1997, Mr. Flynn, Mr. Michael J. Janosco, Jr., Chief Financial Officer of Primary Bank, Primary Bank's legal counsel, and Northeast Capital met again with the M&A Committee to discuss certain terms of the proposed merger, board representation of the combined entity and the exchange ratio. At this meeting, Northeast Capital gave a presentation regarding the New Hampshire banking market, strategic alternatives for Primary Bank, and the terms of the proposed merger of Primary Bank and Granite Bank. The possible acquisition of Granite State by Primary Bank was also discussed at the meeting. Primary Bank reviewed the implications of acquiring Granite State at various hypothetical purchase prices. The dilution levels at even the lowest hypothetical purchase price considered, assuming $3 million in cost savings, no transaction costs and structuring the acquisition as a "pooling of interests" which is normally the least dilutive structure, were viewed by the M&A Committee to be unacceptable. Northeast Capital then expressed its view of certain financial and strategic benefits that would accrue to Primary Bank and its shareholders as a result of a combination with Granite State. The M&A Committee reviewed the benefits of an acquisition by Granite State to be the creation of a larger combined entity, with greater geographic and product diversity than either would have operating on a stand-alone basis. The M&A Committee also viewed the resulting back-office and other efficiencies as being of benefit to Primary Bank's shareholders. After discussion of the Northeast Capital presentation, the M&A Committee authorized Mr. Flynn to continue discussions with Mr. Smith regarding specific terms of the merger of Primary Bank with and into Granite Bank. Granite State commenced a due diligence review of Primary Bank on April 16, 1997. Primary Bank commenced a due diligence review of Granite State on April 21, 1997.

      From April 19 through April 21, 1997, the parties further negotiated the specific terms of the Merger and the Agreement. On April 24, 1997, Messrs. Flynn, Janosco, Smith, Pike, Charles P. Monaghan, Senior Vice President and Chief Loan Officer of Primary Bank, William C. Henson, Executive Vice President of Granite State, Charles B. Pacquette, Executive Vice President of Granite State, Northeast Capital, FBR and Primary Bank's legal counsel met again to discuss the specific terms of the Merger, the Agreement (including the Exchange Ratio) and the proposed stock option agreement, as well as the respective lending "cultures" of the banks, the maintenance of operating philosophies and the need to retain certain Primary Bank employees.

      At a regular meeting of the Primary Bank Board of Directors held April 28, 1997, the Primary Bank Board of Directors reviewed with senior management executives, Northeast Capital and Primary Bank's legal counsel the terms and conditions of the proposed merger, the merger agreement, the Stock Option Agreement, the transactions contemplated by each, the results of the due diligence investigation of Granite State, the benefits of strategic alternatives, the banking market in southern New Hampshire, and the financial and valuation analyses of the proposed merger. Northeast Capital and the Primary Bank Board of Directors reviewed the possible strategic alternative of future acquisitions of other depository institutions by Primary Bank. The Primary Bank Board of Directors after some discussion rejected this alternative because of the small number of alternative acquisition possibilities, the costs associated with such transactions relative to their size and resulting benefits, and the likely resulting dilution to Primary Bank Common Stock. The other strategic alternative discussed during Northeast Capital's presentation was Primary Bank's continued operations without significant growth and expansion. The Primary Bank Board of Directors determined that such a course of action was not feasible because of the magnitude of the investment in technology and related information required to remain competitive and the inability of Primary Bank to generate sufficiently attractive returns to shareholders at its current size level in light of such competitive pressures. The Board of Directors of Primary Bank discussed with Primary Bank's legal counsel their fiduciary duties with respect to decisions regarding mergers and acquisitions. At this meeting, various Primary Bank directors raised concerns regarding the proposed size and composition of the Granite Bank board following the merger and the number of options for Primary Bank Common Stock to be granted to Granite State pursuant to the proposed stock option agreement. Certain Primary Bank directors were concerned that the proposed level of board representation by Primary Bank's directors was not reflective of the percentage ownership of Primary Bank shareholders in the combined entity. After discussion of the consideration to be received by Primary Bank shareholders, the Primary Bank Board of Directors decided that acceptance of Granite State's proposal was in the best interests of the Primary Bank shareholders. After much discussion, the Primary Bank Board of Directors also authorized Mr. Flynn to proceed with further negotiations with Granite State concerning the terms of the stock option agreement. All of the fifteen Primary Bank directors were present with Messrs. Fernald, McKerley and Wagner, participating by telephone during a substantial part of the Board of Directors meeting.

      On the morning of April 29, 1997, Mr. Flynn, Primary Bank's legal counsel and Northeast Capital reached a conclusion with Mr. Smith, Granite State's legal counsel and FBR with respect to the terms of the Stock Option Agreement. The negotiations among the parties resulted in a proposal which met the objective of compensating Granite State for opportunity costs and expense if the Stock Option Agreement were triggered and the proposed merger were not consummated. At a special meeting of the Primary Bank Board of Directors held April 29, 1997, after Mr. Flynn reported the results of negotiations held that morning the Primary Bank Board of Directors unanimously adopted and approved the Merger, the Agreement, the Stock Option Agreement, and the transactions contemplated by each. Of the fifteen Primary Bank directors, twelve were present in person or by telephone and voted in favor of the Merger, the Agreement, the Stock Option Agreement, and the transactions contemplated by each at the April 29, 1997 meeting. The three directors absent from the April 29, 1997 meeting of the Primary Bank Board of Directors were Messrs. Fernald, McKerley and Wagner.

      At the July 28, 1997 meeting of the Primary Bank Board of Directors, the Merger, the Agreement, the Stock Option Agreement and the Merger pursuant thereto was unanimously ratified.

REASONS FOR THE MERGER

      Granite State's Reasons for the Merger. In reaching its determination that the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, the Granite State Board consulted with its financial advisors with respect to the financial aspects and fairness of the transaction. The Granite State Board also considered a number of factors which indicated that the Merger should produce an institution that is well capitalized, and one which will enjoy enhanced operational and strategic value and that should foster the potential for earnings growth. The factors considered by the Granite State Board included, but were not limited to, the following:

            (i) Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Granite State and Primary Bank individually and as combined, including the period within, and extent to which the Merger could be expected to be accretive to Granite State's earnings and book value per share. In this regard the Board considered its internal projections that the Merger would be accretive to earnings per share and book value per share within the first 12 months following the completion of the Merger.

            (ii) The financial advice rendered by FBR to Granite State that the Exchange Ratio in the Merger is fair, from a financial point of view, to the stockholders of Granite State. See "--Opinion of Financial Advisor to Granite State."

            (iii) The terms of the Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger, including the anticipated accounting treatment of the Merger as a "pooling of interests" and the nature of the Merger as a tax-free reorganization for federal income tax purposes.

            (iv) The anticipated extent of cost savings, efficiencies and reduced expenses available to the combined company as a result of the Merger. In this regard the Board considered its internal projections that the Merger would result in approximately a 35% reduction in the expenses attributable to the operations of Primary Bank prior to the Merger.

            (v) The current and prospective economic, competitive and regulatory environment facing each institution and the institutions as combined, including without limitation the consolidation currently underway in the banking industry, competition from larger institutions and from nonbank providers of financial services.

            (vi) The results of the due diligence investigations of Primary Bank, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

            (vii) The individual and combined prospects for internal growth, and ability to deliver expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Granite State and Primary Bank, and Primary Bank's commercial and industrial lending and the extent to which such lending complements Granite Bank's small business lending expertise.

      In reaching its determination to approve the Agreement and the Merger, the Board did not assign any specific or relative weight to any of the foregoing factors, and individual directors may have given differing weights to different factors.

      Primary Bank's Reasons for the Merger. Primary Bank's Board of Directors has determined that the Merger and the Agreement are fair to, and in the best interests of, Primary Bank and its stockholders. In reaching this determination, the Primary Bank Board of Directors consulted with its financial advisor Northeast Capital with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the Primary Bank Board of Directors also considered a number of factors which indicated that the Merger should produce an institution that is well capitalized, one that would achieve cost savings, and one which will enjoy enhanced operational and strategic value, each of which should foster the potential for further earnings growth. The factors considered by the Primary Bank Board of Directors include, but were not limited to, the following:

            (i) Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels, and asset quality of Primary Bank and Granite Bank, both individually and as combined;

            (ii) The financial advice rendered by Northeast Capital, as financial advisor to Primary Bank, that the Exchange Ratio is fair from a financial standpoint to Primary Bank and its stockholders. (See "--Fairness Opinion of Financial Advisor to Primary Bank");

            (iii) The terms of the Agreement, as amended, the Stock Option Agreement and the other documents executed in connection with the Merger;

            (iv) The tax-free nature of the transaction to Primary Bank's stockholders for Federal income tax purposes;

            (v) The historical trading prices for Primary Bank Common Stock and the Granite State Common Stock and published analysts' reports concerning the value of Primary Bank Common Stock, including a report by an FBR analyst which presented a value for Primary Bank Common Stock in excess of the value used as a basis to establish the Exchange Ratio.

            (vi) The anticipated cost savings and efficiencies available to the combined entity as a result of the Merger;

            (vii) The current and prospective economic, competitive and regulatory environment facing each institution and other financial institutions;

            (viii) Primary Bank's strategic alternatives to the Merger, including continued operations in the present manner and Primary Bank's acquisition of other financial institutions;

            (ix) The terms of the Agreement which allow Primary Bank to terminate the Agreement if: (a) the Granite State Market Value is less than $13.533; (b) either party is notified that a necessary regulatory approval is unlikely to be granted; (c) Primary Bank or Granite State stockholder approval is not obtained; (d) Primary Bank enters into an agreement relating to a Superior Acquisition Proposal; or (e) the Primary Bank Board of Directors fails to make a recommendation to the Primary Bank shareholders to approve the Merger and the Agreement or withdraws, modifies or changes such recommendation if the Primary Bank Board of Directors, after having consulted with and considered the written advice of Goodwin, Procter & Hoar LLP, legal counsel to Primary Bank, has determined that there is a reasonable basis to conclude that the making of such recommendation or the failure to withdraw, modify or change its recommendation, would constitute a breach of fiduciary duties of such directors under New Hampshire law.

      The Primary Bank Board of Directors also took into account that the Primary Bank stockholders would have the opportunity to participate in the future growth of Granite State by obtaining Granite State Common Stock in the Merger and to receive dividends.

      The Primary Bank Board determined that, based on many factors, the Merger will result in a stronger and more effective competitor in the rapidly changing marketplace for banking services and will allow the combined entity to take advantage of opportunities that might not be available to Primary Bank on its own. The Primary Bank Board of Directors believes that the Merger will provide Primary Bank's depositors and other customers with a broader range of products and services as well as greater convenience. In reaching their determination to approve and recommend the Merger, the Primary Bank Board did not assign any specific or relative values to any of the foregoing factors, and individual directors may have given differing value to different factors.

RECOMMENDATION OF THE BOARDS OF DIRECTORS

      Granite State. The Granite State Board of Directors has unanimously adopted and approved the Agreement and the transactions contemplated thereby and has determined that the Merger and the issuance of the shares of Granite State Common Stock pursuant thereto are fair to and in the best interests of Granite State and its stockholders. THE GRANITE STATE BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AGREEMENT.

      For a discussion of factors considered by the Granite State Board of Directors in reaching its decision to approve the Merger Agreement, see "--Background of and Reasons for the Merger."

      Primary Bank. The Primary Bank Board of Directors has adopted and approved the Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Primary Bank and its stockholders. THE PRIMARY BANK BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

      For a discussion of factors considered by the Primary Bank Board in reaching its decision to approve the Merger Agreement, see "--Background of and Reasons for the Merger."

TERMS OF THE MERGER

      The Share Exchange. In accordance with the terms of the Agreement, on the Effective Date Primary Bank will be merged with and into Granite Bank. Granite Bank, as the surviving entity in the Merger, and Granite State will continue unaffected by the Merger. Also on the Effective Date, each share of Primary Bank Common Stock issued and outstanding immediately prior to the Effective Date will be converted into a number of shares of Granite State Common Stock determined based on the Exchange Ratio described below, and cash in lieu of any fractional share of Granite State Common Stock.

      The Exchange Ratio shall be determined as follows: (i) if the Granite State Trading Price is greater than or equal to $13.533 and less than or equal to $16.917, then the Exchange Ratio shall be equal to $25.25 divided by the Granite State Trading Price; (ii) if the Granite State Trading Price is greater than $16.917 and less than or equal to $18.185, then the Exchange Ratio shall be equal to 1.4926; (iii) if the Granite State Trading Price is greater than $18.185, then the Exchange Ratio shall be equal to $27.144 divided by the Granite State Trading Price; or (iv) if the Granite State Trading Price is less than $13.533, then the Exchange Ratio shall be equal to 1.8658. If the Granite State Trading Price is less than $13.533, then Primary Bank shall also have the right to terminate the Agreement. See "--Termination; Effect of Termination." In determining whether to terminate the Agreement in the event the Granite State Trading Price is less than $13.533, in addition to the decrease in value of the Granite State Common Stock, the Primary Bank Board of Directors will also consider whether there has been a significant change in asset quality of Granite State, any other material adverse change in the financial condition, business or prospects of Granite State, or a material adverse change in the broader market for bank stocks generally.

      The following table shows the Exchange Ratio at various Granite State Trading Prices together with the consideration to be received for each share of Primary Bank, based on the Granite State Trading Price and the Exchange Ratio. Because the Granite State Trading Price is an average price calculated over a period of time, the market price of Granite State Common Stock at the Effective Date could differ from the Granite State Trading Price used to determine the Exchange Ratio, and the actual value of the shares issued in the Merger therefore could differ from the amount set forth in the following table.


            GRANITE STATE                                             CONSIDERATION FOR EACH
            TRADING PRICE                  EXCHANGE RATIO<F1>           PRIMARY BANK SHARE
            -------------                  ------------------         ----------------------

          more than $18.185            $27.144 divided by Granite             $27.14
                                        State Trading Price <F2>

    more than $16.917, to $18.185                1.4926                  $25.25 to $27.14

          $13.533 to $16.917                1.8658 to 1.4926                  $25.25

          less than $13.533                   1.8658 <F3>               $25.25 or less <F3>

--------------------
<F1>  The Exchange Ratio represents the number of shares of Granite State
      Common Stock that would be received for each share of Primary Bank Common Stock. For example, if the Granite State Trading Price is more than $16.917, to $18.185, then 1.4926 shares of Granite State Common Stock would be received for each share of Primary Bank Common Stock.

<F2>  If the Granite State Trading Price equals $18.186 then the Exchange Ratio will be 1.4926. The Exchange Ratio will decrease as the hypothetical Granite State Trading Price increases above $18.186.

<F3>  Primary Bank may, but need not, terminate the Agreement if the Granite
      State Trading Price is less than $13.533.

      The percentage of the outstanding shares of Granite State Common Stock immediately following the completion of the Merger that would have been converted from shares of Primary Bank Common Stock into shares of Granite State Common Stock in connection with the Merger will range from approximately 59.2% (if the Granite State Trading Price is less than $13.533) to approximately 53.8% if the Granite State Trading Price is $18.185, and decrease below 53.8% as the hypothetical Granite State Trading Price increases above $18.185. The last reported sale price of Granite State Common Stock on July 30, 1997 was at a price of $20.625. If the Granite State Trading Price were equal to such price, for example, then the Exchange Ratio and the number of shares of Granite State Common Stock that would be received for each share of Primary Bank Common Stock would be 1.3161. The actual Granite State Trading Price will not be determined until the fifth business day before the Effective Date. Because the Effective Date may be more than five days after the date of the Special Meetings, there can be no assurance of the actual Granite State Trading Price at the time of such meetings. See "INFORMATION WITH RESPECT TO GRANITE STATE" and "INFORMATION WITH RESPECT TO PRIMARY BANK" for information regarding historical price performance of Granite State Common Stock and Primary Bank Common Stock.

      Any cash payment in lieu of any fractional share will be in an amount equal to such fraction multiplied by the Granite State Trading Price.

      In the event that, prior to the Effective Date, the outstanding shares of Granite State Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock split, or other like changes in Granite State's capitalization, or if a stock dividend thereon is declared with a record date before the Effective Date, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

      Granite State and Primary Bank believe that the Merger will be completed within 60 days of the Special Meetings, although there can be no assurances in this regard. The Agreement provides that if the Merger has not been completed on or before February 28, 1998, then in certain circumstances Granite State or Primary Bank may terminate the Agreement. See "Termination; Effect of Termination."

      Stock Options. On the Effective Date, each outstanding stock option to purchase Primary Bank Common Stock ("Primary Bank Stock Option"), will be assumed by Granite State. Each Primary Bank Stock Option assumed by Granite State shall continue to be subject to the same terms and conditions set forth in the Primary Bank Stock Option Plans immediately prior to the Effective Date, except that (i) such Primary Bank Stock Options shall be exercisable for a number of shares of Granite State Common Stock equal to the product of the number of shares of Primary Bank Common Stock covered by the Primary Bank Stock Option multiplied by the Exchange Ratio; and (ii) the exercise price per share of Granite State Common Stock shall be equal to the exercise price per share of Primary Bank Common Stock of such Primary Bank Stock Option, divided by the Exchange Ratio.

OPINION OF FINANCIAL ADVISOR TO GRANITE STATE

      The obligation of Granite State to complete the Merger is subject to the condition that Granite State receive a written opinion from FBR on or before the date of the Agreement and updated in writing as of a date within five days of the mailing of this Joint Proxy Statement. The August 8, 1997 fairness opinion from FBR, which is attached hereto as APPENDIX B, states that as of the date of such opinion, the consideration terms set forth in the Agreement are fair to Granite State stockholders. The opinion does not address whether the Merger will be fair to Granite State stockholders as of the date of the Granite State Special Meeting or the Effective Date based on any hypothetical Granite State Trading Price.

      FBR was selected by Granite State to act as financial advisor in connection with the Merger based on FBR's experience, expertise and familiarity with Granite State and its business. FBR is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In connection with FBR's engagement, Granite State requested that FBR evaluate the fairness, from a financial point of view, to Granite State's stockholders of the consideration to be paid by Granite State in connection with the proposed Merger. At a meeting of the Granite State Board held on April 15, 1997, FBR made a presentation to the Granite State Board in which FBR analyzed an exchange ratio of up to 1.5015 (split adjusted) and rendered to the Granite State Board an oral opinion to the effect that, as of such date and based upon and subject to certain matters, such exchange ratio was fair to the stockholders of Granite State from a financial point of view. At a subsequent meeting of the Granite State Board held on April 28, 1997 at which the Granite State Board approved the Exchange Ratio of 1.4926 (split adjusted) per share, FBR rendered to the Granite State Board an oral opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to the stockholders of Granite State from a financial point of view. At the April 28, 1997, Granite State Board meeting, the Granite State Board unanimously approved and authorized the execution and delivery of the Agreement including provisions relating to the Exchange Ratio. FBR confirmed its oral opinions by delivery of a written opinion dated the date of this Joint Proxy Statement. In connection with its oral opinion of April 28, 1997 and written opinion dated the date of this Joint Proxy Statement, FBR updated certain of its analyses, as necessary, and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

      In arriving at its opinion dated the date of this Joint Proxy Statement, FBR reviewed the Agreement and certain related documents, this Joint Proxy Statement and certain publicly available business and financial information relating to Granite State and Primary Bank. FBR also reviewed certain other information, including financial forecasts, provided to FBR by Granite State and Primary Bank and met with the respective managements of Granite State and Primary Bank to discuss the businesses and prospects of Granite State and Primary Bank. FBR also considered certain financial and stock market data of Granite State and Primary Bank and compared such data with similar data for other publicly held companies in businesses similar to those of Granite State and Primary Bank and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. FBR also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that FBR deemed relevant.

      In connection with its review, FBR did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by FBR and relied upon its being complete and accurate in all material respects. With respect to the financial forecasts reviewed, FBR assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management teams of Granite State and Primary Bank as to the future financial performance of Granite State and Primary Bank and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. FBR did not review individual credit files or make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Granite State or Primary Bank, including loan or lease portfolios or the allowances for losses with respect thereto, and assumed, that such allowances for Granite State and Primary Bank are, in the aggregate, adequate to cover such losses. FBR also assumed, with the consent of the Granite State Board, that in the course of obtaining the necessary regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger or the transactions contemplated thereby. FBR's opinion was necessarily based on information available to it and financial, stock market and other conditions as they existed and could be evaluated on the date of its opinion. FBR expressed no opinion as to what the value of the Granite State Common Stock actually would be when issued to Primary Bank's stockholders pursuant to the Merger or the prices at which such Granite State Common Stock would trade subsequent to the Merger. No other limitations were imposed by Granite State on FBR with respect to the investigations made or procedures followed by FBR in rendering its opinion.

THE FULL TEXT OF FBR'S WRITTEN OPINION TO THE GRANITE STATE BOARD DATED THE DATE OF THIS JOINT PROXY STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT AND

IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF GRANITE STATE COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. FBR'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF GRANITE STATE, DO NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE GRANITE STATE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF FBR SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

      In preparing its opinion for the Granite State Board, FBR performed a variety of financial and comparative analyses, including those described below, in connection with its presentations to the Granite State Board on April 15, 1997 and April 28, 1997. The summary of FBR's analyses set forth below does not purport to be a complete description of the analyses underlying FBR's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, FBR made qualitative judgments as to the significance and relevance of each analysis and factors considered by it. Accordingly, FBR believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, FBR made numerous assumptions with respect to Granite State, Primary Bank, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Granite State and Primary Bank. No company, transaction or business used in such analyses as a comparison is identical to Granite State, Primary Bank or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of Granite State, Primary Bank, FBR or any other person assumes responsibility for their accuracy. As described above, FBR's opinion and financial analyses were only one of many factors considered by the Granite State Board in its evaluation of the Merger and should not be viewed as determinative of the views of Granite State's Board or management with respect to the Exchange Ratio or the proposed Merger.

      The following is a summary of the material analyses performed by FBR in connection with its opinion and financial presentations made to the Granite State Board on April 15, 1997 and April 28, 1997:

      Introduction. FBR calculated the price per share, premium to market, price to March 31, 1997 book value and tangible book value, price to March 31, 1997, last twelve months ("LTM") earnings per share ("EPS") and price to estimated fiscal 1997 EPS for Primary Bank implied by the Exchange Ratio. Using closing stock prices for Granite State Common Stock and Primary Bank Common Stock on April 29, 1997, the proposed Exchange Ratio implied a price per share for Primary Bank Common Stock of $25.25, a premium to market of 8.02%, a price to estimated book value and tangible book value of 1.81x and 1.81x, respectively, and a price to March 31, 1997 LTM EPS of 16.56x and estimated fiscal 1997 EPS of 16.05x. EPS estimates for Primary Bank were based on consensus estimates, as of April 29, 1997, published by IBES, a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.

      Comparable Companies Analysis. FBR analyzed certain information relating to transactions in the thrift industry, including average and median information for 115 acquisitions announced in the U.S. between January 1, 1996 and April 29, 1997, as well as for 15 thrift acquisitions announced in New England and four thrift acquisitions announced in New Hampshire during that same time period. FBR also analyzed certain thrift transactions announced in the U.S. between January 1, 1996 and April 29, 1997, including: six acquisitions involving sellers with total assets between $400 million to $500 million; 29 acquisitions involving sellers with a ratio of non-performing assets to total assets of 1%-2%; 29 acquisitions involving sellers with a return on asset ("ROA") ratio between 0.50% and 0.75%; 12 acquisitions involving sellers with a return on equity ("ROE") ratio between 8% and 10%; 16 acquisitions involving sellers with an equity to assets ratio between 6% and 7%; and 49 acquisitions involving sellers that received 100% of the transaction consideration in the form of stock (collectively the "Selected Transactions"). FBR calculated the following ratios with respect to the Merger, based on the acquisition of 2,448,547 fully diluted common stock equivalents of Primary Bank (with stock options shown net of exercise price) at an exchange ratio of 1.4926 (split adjusted), a stock price of $16.958 for Granite State (split adjusted) and the Selected Transactions:

                                                                                    AT ANNOUNCEMENT
                                                            ----------------------------------------------------------------
                                                                 DEAL             DEAL          DEAL VALUE/    TANGIBLE BOOK
                                                              VALUE/BOOK     VALUE/TANGIBLE       RECENT       PREMIUM/CORE
                                                DEAL            VALUE          BOOK VALUE        QUARTER         DEPOSITS
                                              VALUE<FA>          (%)              (%)         ANNUALIZED EPS        (%)
                                            -------------   --------------   --------------   --------------   -------------
                                                                         (DOLLARS IN MILLIONS)

NATIONWIDE               115 Transactions
----------
Average                                     209.0           154.90           159.47               22.95         8.12
Median                                       32.4           150.76           153.10               18.34         7.32

NEW ENGLAND               15 Transactions
-----------
Average                                     100.5           156.76           164.59               17.08         8.62
Median                                       94.0           150.73           161.49               16.28         7.11

NEW HAMPSHIRE              4 Transactions
-------------
Average                                      81.5           172.38           174.47               17.17        12.89
Median                                       97.2           160.14           160.14               16.90        12.28

ASSETS $400M-$500M         6 Transactions
------------------
Average                                      61.3           139.96           146.34               15.67         6.66
Median                                       67.7           140.26           150.04               16.75         7.51

NPAS/ASSETS (1%-2%)       29 Transactions
-------------------
Average                                     452.5           157.48           164.01               20.88         7.47
Median                                       86.9           154.22           161.49               15.91         7.10

ROA (0.5%-0.75%)          29 Transactions
----------------
Average                                     377.9           158.92           162.32               25.98         7.07
Median                                       32.9           154.73           159.67               18.02         6.42




                                                                                     AT ANNOUNCEMENT
                                                            ----------------------------------------------------------------
                                                                 DEAL             DEAL          DEAL VALUE/    TANGIBLE BOOK
                                                              VALUE/BOOK     VALUE/TANGIBLE       RECENT       PREMIUM/CORE
                                                DEAL            VALUE          BOOK VALUE        QUARTER         DEPOSITS
                                              VALUE<FA>          (%)               (%)        ANNUALIZED EPS       (%)
                                            -------------   --------------   --------------   --------------   -------------
                                                                         (DOLLARS IN MILLIONS)

ROE (8%-10%)              12 Transactions
------------
Average                                     150.9           169.33           173.73               26.24        10.68
Median                                       41.9           160.53           166.57               17.36        10.90

EQUITY/ASSETS (6%-7%)     16 Transactions
---------------------
Average                                     563.5           183.77           189.70               25.21         8.42
Median                                       65.1           166.63           174.53               17.22         7.17

STOCK DEALS               49 Transactions
-----------
Average                                     159.4           167.83           175.07               20.15        10.14
Median                                       67.7           158.45           168.54               17.40         8.46

PRIMARY BANK                                 58.1<FA><FB>   180.95<FB><FC>   180.95<FB><FC>       16.56         8.49<FB><FC>
------------

--------------------
<FA>   Reported purchase price paid .

<FB>   Purchase price includes all stock paid for the outstanding stock and options of Primary Bank (net of exercise price).

<FC>   Book value is at March 31, 1997 adjusted for the add-back of the exercise price of options.


No company or transaction used in the above analyses as a comparison is identical to Primary Bank, Granite State, or the Merger. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

      Discounted Cash Flow Analysis. FBR estimated the present value of the future streams of distributable after-tax cash flows that Primary Bank could produce on a stand-alone basis through fiscal year 2000. FBR assumed that Primary Bank would perform substantially in accordance with the earnings forecasts of selected investment banking firms which publicly provided financial forecasts for Primary Bank for fiscal year 1997. This analysis yielded EPS estimates for Primary Bank in fiscal year 1997 of approximately $1.90. Based on various assumptions as to the operational and financial performance of Primary Bank in fiscal years 1998 through 2000, FBR utilized EPS estimates for Primary Bank for fiscal years 1998, 1999 and 2000 of approximately $1.40, $1.61, and $1.85, respectively, which resulted in a compounded annual growth rate in Primary Bank's EPS of approximately 15%. FBR further assumed that Primary Bank would not distribute any of its earnings to stockholders, as Primary has never paid a cash dividend. In estimating the terminal values of Primary Bank Common Stock, FBR considered a range of valuation methodologies, including price to earnings ratios, perpetual earnings growth and price to book multiples. Based upon Primary Bank's financial and other characteristics, FBR estimated the terminal values for Primary Bank Common Stock using 16.0x to 18.5x net earnings multiples in the terminal year. The distributable net income streams and terminal values were then discounted to present values using discount rates of between 10% and 12%. This discounted cash flow analysis indicated an equity reference range of $15.93 to $21.24 per fully diluted share of Primary Bank Common Stock.

      In addition to performing the above described discounted cash flow analysis on Primary Bank's distributable net income streams and terminal values without giving effect to the potential net cost savings, FBR estimated the present value of the future streams of after-tax cash flows generated by the net cost savings which Granite State's management estimated could be generated as a result of the Merger. In performing this analysis, FBR utilized the $4.5 million of net pre-tax cost savings per year which Granite State's management estimated could be generated within 18 months of closing the Merger, a 12% discount rate and no growth rate regarding perpetual dividends. FBR assumed, for purposes of such analysis, that 100% of the after-tax earnings stream created as a result of the cost savings could be quickly reinvested and further assumed that an upfront restructuring charge of $4.4 million would be required in order to realize such cost savings. After deducting the restructuring charge, this analysis yielded a present incremental equity value for Primary Bank following the Merger of approximately $20.2 million, or an additional $8.29 per fully diluted share of Primary Bank Common Stock.

      Contribution Analysis. FBR analyzed the contribution of each of Granite State and Primary Bank to, among other things, total assets and common equity at March 31, 1997, net income for the three months ended March 31, 1997 and projected net income for fiscal 1997 of the pro forma combined company. Granite State's contribution in terms of total assets and common equity at March 31, 1997 equaled approximately 46.56% and 50.85%, respectively, while Granite State's contribution in terms of net income for the three months ended March 31, 1997 and projected net income for fiscal 1997 equaled approximately 70.6% (includes a nonrecurring pre-tax securities gain of $2.0 million) and 53%, respectively. Based upon an Exchange Ratio of 1.4926 and shares of Granite State Common Stock and Primary Bank Common Stock outstanding on March 31, 1997, holders of Granite State Common Stock would own approximately 47.54% of the combined company upon consummation of the Merger.

      Pro Forma Merger Analysis. FBR noted that, based upon estimates of Granite State's management and after giving effect to Granite State management's net pretax cost savings estimates and certain assumptions as to, among other things, the number of shares outstanding in each respective period, the proposed Merger could, at a 1.4926 Exchange Ratio, be accretive to Granite State's reported EPS on a fully diluted basis in fiscal years 1998, 1999 and 2000 by approximately 7.86%, 14.55% and 21.62%, respectively. In this analysis, FBR assumed that both Granite State and Primary Bank would perform substantially in accordance with earnings forecasts provided to FBR by Granite State's management. The actual results achieved by the combined company may vary from projected results and the variations may be material.

      Certain Other Factors and Comparative Analyses. In rendering its opinion, FBR considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of the historical financial results and stock price performance of Granite State and Primary Bank and the market capitalization of selected companies involved in transactions similar to the proposed Merger both before and after such transactions.

      Pursuant to the terms of FBR's engagement, Granite State has agreed to pay FBR for its services in connection with the Merger an aggregate financial advisory fee of $310,000, payable as follows: (i) $25,000 upon execution of FBR's engagement letter; (ii) $71,250 upon the signing of a definitive agreement providing for the Merger; and (iii) the balance upon the closing of Granite State's acquisition of Primary Bank. Granite State also has agreed to reimburse FBR for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by FBR, and to indemnify FBR and its affiliates and their respective directors, officers, employees, agents and controlling persons against any losses, claims, damages, and liabilities, to which such persons may become subject under federal or state law relating to the services provided under the engagement letter.

      In the ordinary course of business, FBR and its affiliates may actively trade the equity securities of Granite State and Primary Bank for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities. FBR may provide additional financial advisory and investment banking services to Granite State in the future.

OPINION OF FINANCIAL ADVISOR TO PRIMARY BANK

      The obligation of Primary Bank to complete the Merger is subject to the condition that Primary Bank receive a written opinion from Northeast Capital on or before the date of the Agreement and updated in writing as of a date within five days of the mailing of this Joint Proxy Statement. The August 8, 1997 fairness opinion from Northeast Capital, which is attached hereto as APPENDIX C, states that as of the date of such opinion, the Exchange Ratio terms set forth in the Agreement are fair to Primary Bank stockholders. The opinion does not address whether the Merger will be fair to Primary Bank stockholders as of the date of the Primary Bank Special Meeting or the Effective Date based on any hypothetical Granite State Trading Price.

      Primary Bank retained Northeast Capital to act as its financial advisor in connection with the Merger based upon its qualifications, experience, and reputation, as well as upon Northeast Capital's prior investment banking relationship and general familiarity with Primary Bank and Granite State. Northeast Capital has previously acted as Primary Bank's financial advisor in connection with Primary Bank's acquisition of Horizon Banks, Inc. and in connection with several other potential acquisitions. Northeast Capital also acted, through its wholly owned broker/dealer Northeast Capital Markets Corp. as financial advisor and selling agent in connection with the mutual-to-stock conversion of Peterborough Savings Bank (the predecessor entity to Primary
Bank) in October 1993. At the April 29, 1997 meeting of the Primary Bank Board, Northeast Capital delivered a written opinion to the Primary Bank Board of Directors that, as of such date, the proposed Exchange Ratio in the Merger was fair from a financial point of view to the Primary Bank stockholders (other than Granite State and its affiliates). Northeast Capital subsequently delivered to the Primary Bank Board another written opinion dated as of the date of this Joint Proxy Statement confirming its opinion of April 29, 1997.

      The full texts of the opinion of Northeast Capital dated as of the date of this Joint Proxy Statement, which set forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Northeast Capital, are attached as APPENDIX C, to this Joint Proxy Statement. Holders of Primary Bank Common Stock are urged to read the opinion in its entirety. Northeast Capital's opinion is addressed to the Primary Bank Board and does not constitute a recommendation to any Primary Bank stockholder as to how such stockholder should vote at the Primary Bank Special Meeting. The summary set forth in this Joint Proxy Statement of the opinion of Northeast Capital is qualified in its entirety by reference to the full text of the opinion attached as APPENDIX C to this Joint Proxy Statement.

      In arriving at its opinion dated as of the date of this Joint Proxy Statement, among other things, Northeast Capital has: (i) reviewed Primary Bank's Annual Reports, Forms F-2 and related audited financial information for the three fiscal years ended December 31, 1996 and Primary Bank's related unaudited financial information for the quarterly period ended March 31, 1997;
(ii) reviewed Granite State's Annual Reports, Forms 10-KSB and related audited financial information for the three fiscal years ended December 31, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Primary Bank and Granite State, prepared by Primary Bank and Granite State, respectively, and furnished to Northeast Capital by Primary Bank and Granite State, respectively; (iv) conducted discussions with members of senior management of Primary Bank and Granite State concerning the respective financial condition, business, earnings and assets and management's' respective views as to the future financial performance, growth rates, business and prospects of Primary Bank and Granite State on both a stand-alone and a combined basis; (v) reviewed the historical market prices and trading activity for the Primary Bank Common Stock and the Granite State Common Stock and compared them with those of certain publicly traded companies which Northeast Capital deemed to be relevant; (vi) compared the respective results of operations of Primary Bank and Granite State with those of certain publicly traded companies which Northeast Capital deemed to be relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Northeast Capital deemed to be relevant; (viii) analyzed, based on information provided to Northeast Capital by senior management of Primary Bank and Granite State, the pro forma effect of the Merger on Granite State's earnings and capitalization ratios; (ix) reviewed the Agreement; (x) reviewed the Granite State Stock Option Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary to the rendering of its opinion.

      In conducting its review and arriving at its opinion, Northeast Capital assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it and did not assume any responsibility for any independent verification of such information. With respect to financial forecasts (including projected cost savings, revenue enhancements, operating synergies and other possible operating and financial benefits), Northeast Capital assumed and relied upon the senior management of Primary Bank and Granite State as to the reasonableness and achievability of the financial and operating forecasts and that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Primary Bank and Granite State as to the future financial performance of Primary Bank and Granite State respectively, and Northeast Capital assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby. Northeast Capital assumes no responsibility for and expresses no view as to such forecasts and projections or the assumptions on which they are based. Northeast Capital also assumed the aggregate allowance for possible loan losses for Granite State and Primary Bank were adequate to cover such losses. Northeast Capital did not make or obtain any evaluations or appraisals of the property of Granite State or Primary Bank. Northeast Capital did, however, examine certain individual credit files of Granite State and independently produced projections and operating forecasts to assure themselves that the assumptions generated by Granite State and Primary Bank senior management did not materially and adversely alter the adequacy of the financial consideration received by Primary Bank shareholders from a financial point of view.

      As a matter of policy, neither Primary Bank nor Granite State publicly disclose internal management forecasts, projections or estimates of the type furnished to Northeast Capital in connection with their analysis of the Merger, and such forecasts, projections, and estimates were not prepared with a view towards public disclosure. These forecasts, projections, and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including without limitation, general economic, regulatory and competitive positions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections, and estimates. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

      Northeast Capital's opinions are predicated on the Merger receiving the tax, regulatory and accounting treatment contemplated by the Agreement, including that the Merger would be recorded as a "pooling of interests" in accordance with generally accepted accounting principles. Northeast Capital's opinions were necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinions. In connection with its engagement as financial advisor and the preparation of its opinion, Northeast Capital was not retained by Primary Bank or the Primary Bank Board of Directors to solicit, and Northeast Capital did not solicit, proposals from third parties for the acquisition of all or any part of Primary Bank. No limitations were imposed by Primary Bank on the scope of Northeast Capital's investigation or on the procedures followed by Northeast Capital in rendering its opinion.

      In connection with rendering its opinion to the Primary Bank Board, Northeast Capital performed a variety of financial analyses in support of its opinion which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Northeast Capital in this regard, although it describes all material analyses performed by Northeast Capital. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Northeast Capital believes that its analyses must be considered in their entirety and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading or incorrect view of the analyses and the processes underlying Northeast Capital's opinions. Northeast Capital arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis. With respect to the comparable company analysis, and bank merger and acquisition transaction analyses summarized below, no public company utilized as a comparison is identical to Primary Bank or Granite State, no transaction is identical in nature or rationale to the contemplated transaction between Primary Bank and Granite State and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold.

      Northeast Capital's opinions are directed to the Primary Bank Board and address only the Exchange Ratio. They do not address the underlying business decision to proceed with the Merger and do not constitute, nor should they be construed as, a recommendation to any Primary Bank stockholder as to how such stockholder should vote at the Primary Bank Special Meeting or any other matter in connection therewith.

      In performing its analyses, Northeast Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of Northeast Capital, Primary Bank and Granite State. The analyses performed by Northeast Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of Primary Bank or Granite State may trade at the present time or at any time in the future. Such analyses were prepared solely as part of Northeast Capital's analysis of the fairness of the Exchange Ratio to the Primary Bank stockholders (other than Granite State and its affiliates) and were provided to the Primary Bank Board of Directors in connection with the delivery of Northeast Capital's opinions.

      The following is a summary of the material analyses presented by Northeast Capital to the Primary Bank Board of Directors in connection with its April 29, 1997 opinion, which, as indicated above, was confirmed as of the date hereof.

      Offer Valuation. Northeast Capital reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Northeast Capital reviewed the implied value of the consideration offered based upon the closing share price of Granite State Common Stock on April 28, 1997 (the last trading day prior to the announcement of the Merger), which indicated that the implied value of the consideration offered in the Granite State proposal was approximately $25.25 per share of Primary Bank Common Stock, representing a 16.1% premium to the April 28, 1997 Primary Bank Common Stock closing market price of $21.75 per share (the "Primary Bank April 28 Closing Price"), or a total transaction value of approximately $61.8 million based upon 2,448,547 fully diluted shares of Primary Bank Common Stock outstanding. In addition, Northeast Capital reviewed the implied value of the consideration offered based upon the closing share prices of Primary Bank Common Stock five days and eleven days prior to the April 29, 1997 announcement date which resulted in a premium of 24.7% to the April 24, 1997 closing market price per share and 35.6% to the April 18, 1997 closing market price per share. Based on the aggregate consideration offered using the $25.25 proposed transaction price for Primary Bank Common Stock, Northeast Capital calculated the multiples of proposed offer value to tangible book value per share, proposed offer value to implied core deposit premium and proposed offer value to Primary Bank's trailing 12 month's earnings in the contemplated transaction. This analysis resulted in the following multiples: a proposed offer value to fully diluted tangible book value per share multiple of 1.83x; a proposed offer value to implied core deposit premium multiple of 10.81%; and a proposed offer value to Primary Bank's trailing 12 months earnings of 17.53x. Northeast Capital also calculated the pro forma dividend payable of $0.66 (after giving effect to Granite State's May 9, 1997 stock split) with respect to each share of Primary Bank after giving effect of the Merger, representing a significant increase over the current dividend of $0.00.

      Pro Forma Merger Analysis. Based on projections provided by Primary Bank and Granite State, Northeast Capital analyzed certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would be accretive to projected EPS of Granite State Common Stock in 1997 (before the one-time charge associated with the Merger) and 1998 and that the Merger was dilutive to Granite State's tangible book value per share.

      Contribution Analysis. Northeast Capital reviewed the relative contributions to be made by Primary Bank and Granite State to the combined entity. The financial and operating information reviewed in such analysis included pro forma earnings, total assets, total loans, tangible equity, and deposits contributed. Northeast Capital also analyzed the pro forma ownership of the combined entity. This analysis showed that, while the Primary Bank Stockholders would own approximately 54.1% of the outstanding shares of the combined entity based upon the Exchange Ratio, Primary Bank was contributing 44.2% of pro forma earnings (excludes savings from transaction while tax adjusting earnings), 54.1% of total assets, 52.3% of total loans, 50.3% of total equity, and 50.3% of total deposits.

      Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, Northeast Capital estimated the present value of the future streams of after-tax cash flows that Primary Bank could produce on a stand-alone basis from 1997 through 2001 and distribute to stockholders ("Dividendable Net Income"). In this analysis, Northeast Capital assumed that Primary Bank performed in accordance with the earnings forecasts provided to Northeast Capital by Primary Bank's senior management and, assuming a 3.5% annual growth rate on deposits and loans, projected the after-tax cash flows. Northeast Capital calculated the sum of (i) the terminal values per share of Primary Bank Common Stock based on an assumed multiple of Primary Bank's projected 2002 net income of 17.0x plus (ii) the projected 1997-2001 five-year after-tax cash flows per share, in each case, discounted to present values at assumed discount rates ranging from 12.5% to 15.0%. This discounted dividend stream analysis indicated a reference range of $23.44 to $29.40 per share of Primary Bank Common Stock.

      Northeast Capital also estimated the present value of the after-tax cash flows that Granite State could produce on a stand-alone basis from 1997 through 2001. In this analysis, Northeast Capital assumed that Granite State performed in accordance with the earnings forecasts provided to Northeast Capital by Granite State's senior management. Northeast Capital calculated the sum of (i) the terminal values per share of Granite State Common Stock based on an assumed multiple of Granite State's projected 2002 net income of 12.0x plus (ii) the projected 1997-2001 five-year after-tax cash flow per share, in each case, discounted to present values at an assumed discount rate of 12.5% and 15.0%. This discounted dividend stream analysis indicated a reference range of $16.03 to $17.73 per share (as adjusted to give effect to Granite State's May 9, 1997 stock split) of Granite State Common Stock.

      Analysis of Selected Acquisition Transactions. Northeast Capital reviewed publicly available information regarding transactions involving the acquisition of banks and thrifts in New England with a value of between $25 and $75 million which had occurred since April 1, 1995. Based upon a review of these selected acquisition transactions, Northeast Capital determined that the relevant range of tangible book multiples were 173.9% to 178.3%, the relevant range of trailing 12 months EPS multiples were 15.25x to 17.45x and the relevant range of tangible book premium to core deposits multiple were 8.58% to 9.29%. Northeast Capital then calculated the implied multiples for Primary Bank based on the proposed offer value, resulting in a tangible book multiple of 183.0%, a trailing 12 months EPS multiple of 17.53x (before taxes and 23.15x tax adjusted earnings) and a tangible book premium to core deposits multiple of 10.81%.

      No company or transaction used in the above analysis as a comparison is identical to Primary Bank, Granite State or the contemplated transaction. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

      Comparison of Selected Companies. Northeast Capital reviewed and compared certain financial information, ratios, and public market multiples relating to Primary Bank to the publicly available corresponding data compiled by Northeast Capital for a group of nine selected banks with similar asset size, New England location, and comparable loan mix which Northeast Capital deemed to be relevant (collectively, the "Primary Bank Selected Companies"). Based upon a review of such information of the Primary Bank Selected Companies, Northeast Capital determined: (i) the relevant range based on the median and mean for trailing 12 months EPS multiples (after tax) for the Primary Bank Selected Companies to be
12.87 to 12.99x, respectively, resulting in an implied valuation range for Primary Bank of $13.72 to $13.85 per share; (ii) the relevant range based on the median and mean tangible book value multiples for the Primary Bank Selected Companies to be 161.47% and 163.00%, respectively, resulting in an implied valuation range for Primary Bank of $22.27 to $22.48 per share; (iii) the relevant range based on the median and mean market capitalization to deposits multiples for Primary Bank Selected Companies to be 15.71% to 15.67%, respectively, resulting in an implied valuation range for Primary Bank of $23.20 to $23.14 per share. Northeast Capital further observed that if an assumed premium of 20% to 30% were applied to the implied valuation ranges to give effect to a hypothetical merger transaction, the resulting implied valuation ranges for Primary Bank would be as follows: a range of $16.46 to $17.84 per share based on trailing 12 months EPS multiples (after tax); a range of $27.07 to $29.60 per share based on tangible book value and a range of $27.84 to $30.16 per share based on market capitalization to deposits multiple.

      Northeast Capital also reviewed and compared certain financial information, ratios, and public market multiples relating to Granite State to the publicly available corresponding data for a selected group of thirteen banks and thrifts in New England whose assets are $200 million to $600 million with similar loan portfolio composition to Granite State which Northeast Capital deemed to be relevant (collectively, the "Granite State Selected Companies"). Based on a review of such information for the Granite State Selected Companies, Northeast Capital determined: (i) the relevant range based on the median and mean for trailing 12 months EPS multiples for the Granite State Selected Companies to be 11.18 to 11.91x, respectively, resulting in an implied valuation range for Granite State of $17.33 to $18.46 per share (adjusted); (ii) the relevant range based on the median and mean tangible book value multiples for the Granite State Selected Companies to be 135.14% and 141.99%, respectively, resulting in an implied valuation range for Granite State of $13.51 to $14.20 per share (adjusted); (iii) the relevant range based on the median and mean market capitalization to deposits multiples for Granite State Selected Companies to be 14.11% to 14.60%, respectively, resulting in an implied valuation range for Granite State of $14.80 to $15.31 per share (adjusted).

      In connection with its opinion dated the date of this Joint Proxy Statement, Northeast Capital performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Northeast Capital did not perform any analyses in addition to those described in updating its April 29, 1997 opinion. Northeast Capital has been retained by the Primary Bank Board of Directors to act as financial advisor to Primary Bank with respect to the Merger and will receive a fee for its services. Northeast Capital is an investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. Northeast Capital has in the past four years provided financial advisory, investment banking and other services to Primary Bank and has received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, Northeast Capital or its affiliates may trade debt and/or equity securities of Primary Bank and Granite State for its own account and Northeast Capital, therefore, may from time to time hold a long or short position in such securities.

      Northeast Capital had been engaged previously (at least 18 months prior to the presentation to the Primary Bank Board of Directors on April 28, 1997) to provide services to Granite State unrelated to the Merger. The total consideration paid to Northeast Capital by Granite State for these services was approximately $12,500, representing compensation for merger and acquisition advisory work in connection with a specific transaction.

      Primary Bank and Northeast Capital executed an engagement agreement dated December 12, 1996, providing for the retention by Primary Bank of Northeast Capital as its financial advisor. Northeast Capital received a retainer fee of $25,000. The engagement letter provides that in the event Primary Bank enters into a merger agreement, Northeast Capital will receive a success fee based on the purchase price. In addition, the engagement agreement provides that Primary Bank will pay Northeast Capital $50,000 for a fairness opinion which is not subject to consummation, if requested by Primary Bank, and reimburse Northeast Capital for out-of-pocket expenses. Based upon an Exchange Ratio of 1.4926 and a Granite State Trading Price of $16.92, the aggregate fee payable to Northeast Capital is estimated to be $768,000, $409,000 of which has been paid to date. Primary Bank has also agreed to indemnify Northeast Capital and its officers, directors, agents and employees against any losses, claims, damages, liabilities or expenses related to such engagement.

EFFECTIVE DATE OF THE MERGER

      Articles of merger evidencing the transactions contemplated herein shall be delivered to the New Hampshire Secretary of State in accordance with applicable New Hampshire law. The time and date of the completion of the Merger (the "Effective Date") shall be the time and date specified as the effective date in such certificates or articles of merger. The Effective Date shall be no later than thirty days after the last condition precedent pursuant to the Agreement has been fulfilled or waived, or such other date as Granite State and Primary Bank shall agree.

      Granite State and Primary Bank believe that the Merger will be completed within 60 days of the Special Meetings, although there can be no assurances in this regard. The Agreement provides that if the Merger has not been completed on or before February 28, 1998, then in certain circumstances Granite State or Primary Bank may terminate the Agreement. See "Termination; Effect of Termination."

EXCHANGE OF PRIMARY BANK STOCK CERTIFICATES

      The conversion of Primary Bank Common Stock into Granite State Common Stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, Granite State, or a bank or trust company designated by Granite State, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Primary Bank stockholder. The transmittal form will contain instructions with respect to the surrender of certificates representing Primary Bank Common Stock to be exchanged for Granite State Common Stock.

      PRIMARY BANK STOCKHOLDERS SHOULD NOT FORWARD PRIMARY BANK STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. PRIMARY BANK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

      Until the certificates representing Primary Bank Common Stock are surrendered for exchange after completion of the Merger, holders of such certificates will not receive, and will not be paid dividends on, the Granite State Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Primary Bank Common Stock outstanding at the Effective Date will be deemed to evidence ownership of the shares of Granite State Common Stock into which those shares have been converted by virtue of the Merger.

      All shares of Granite State Common Stock issued upon conversion of shares of Primary Bank Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Primary Bank Common Stock, subject, however, to Granite State's obligation to pay any dividends or make any other distributions with a record date on or prior to the Effective Date, which may have been declared or made by Primary Bank on such shares of Primary Bank Common Stock in accordance with the Agreement and which remain unpaid at the Effective Date.

      No fractional shares of Granite State Common Stock will be issued to any Primary Bank stockholder upon completion of the Merger. For each fractional share that would otherwise be issued, Granite State will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Granite State Trading Price.

      Neither Granite State nor Primary Bank will be liable to any holder of shares of Primary Bank Common Stock which are converted into shares of Granite State Common Stock in the Merger for any such shares of Granite State Common Stock (or dividends, distributions or net sale proceeds with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

CONDITIONS TO THE MERGER

      The obligations of Granite State and Primary Bank to consummate the Merger are subject to the satisfaction or mutual waiver at or prior to the Effective Date of the following conditions, among others: (a) the taking of all required corporate action; (b) the receipt of all required approvals of the Merger by regulatory authorities without the imposition of unduly burdensome conditions (provided that for such purposes a condition to any regulatory approval that requires Granite State to divest its Peterborough, New Hampshire branch shall not be deemed unduly burdensome), and the expiration or termination of all notice and waiting periods required thereunder; (c) that there is no order in effect that enjoins or prohibits consummation of the Merger; (d) that since December 31, 1996, there shall not have occurred any "material adverse effect" (as defined in the Agreement) on the assets, financial condition or results of operations of Granite State or Primary Bank;
(e) the receipt of opinions of counsel in form and substance reasonably satisfactory to Granite State and Primary Bank; (f) all required approvals by state securities authorities with respect to the transactions contemplated by the Agreement, shall have been obtained; (g) the receipt of an opinion of Luse Lehman

Gorman Pomerenk & Schick, P.C. that, among other things, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") (see "Certain Federal Income Tax Consequences") herein; (h) the approval of the Agreement by the stockholders of Granite State and Primary Bank; (i) the receipt by Primary Bank of a written opinion from its financial advisor to the effect that the consideration to be received by stockholders of Primary Bank pursuant to the Agreement is fair, from a financial point of view, to such stockholders, and the receipt by Granite State of a written opinion from its financial advisor to the effect that the Merger is fair to Granite State stockholders; (j) the shares of Granite State Common Stock which shall be issued to the stockholders of Primary Bank upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market System.

      The obligations of Granite State under the Agreement shall be subject to satisfaction of each of the following additional conditions; (a) the receipt of
(i) an opinion from Granite State's independent auditor to the effect that the merger will be treated as a "pooling of interests," as defined by generally accepted accounting principles, for financial accounting purposes and (ii) a letter, in a form satisfactory to Granite State's independent auditor, from Primary Bank representing to Granite State that Primary Bank has not entered into any transaction or is aware of any events or circumstances that would preclude the Merger from being treated as a "pooling of interests" for financial accounting purposes and (iii) a letter, in a form satisfactory to Granite State's independent auditor, from Primary Bank's independent auditor representing that they are not aware of any transactions or of any events or circumstances that would preclude the Merger from being treated as a "pooling of interests" for financial accounting purposes; (b) that the Merger shall not require Granite State or Primary Bank to distribute to depositors the liquidation account established by Primary Bank in connection with its mutual-to-stock conversion.

      At any time prior to the Effective Date, the parties may waive compliance with any of the conditions set forth in the Agreement if such waiver is set forth in writing and is signed by a duly authorized officer on behalf of the waiving party.

REGULATORY AND OTHER APPROVALS

      The Merger is subject to the approval of the FDIC under the Bank Merger Act, which requires that the FDIC take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The Bank Merger Act prohibits the FDIC from approving the Merger if it would violate certain antitrust standards, unless it finds that the anticompetitive effect of the Merger is clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the parties' record of performance in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. FDIC regulations require publication of notice of the application for approval of the Merger and provide an opportunity for the public to comment on the application in writing and to request a hearing. The Merger may not be consummated until at least the 15th day after such approval, during which time the United States Department of Justice ("DOJ" ) may challenge the Merger on antitrust grounds.

      In addition, the Merger requires the approval of the Bank Commissioner following a public hearing at which any interested person may appear. The Bank Commissioner's approval is based upon a determination that the public convenience and advantage and the interest of the merging institutions and their stockholders and depositors will be promoted by the Merger and that the Merger can be effected without reducing the amount standing to the credit of any depositor and without the necessity of imposing restrictions (other than restrictions already in effect under applicable state and federal laws and regulations) on the withdrawal of funds by depositors.

      The approval of the Bank Commissioner is also required for Granite Bank to continue to operate the existing branch offices of Primary Bank as branch offices of Granite Bank following the Merger. The Bank Commissioner may not approve Granite Bank's request to retain the Primary Bank branch offices if, at the time Granite Bank's request is filed, the dollar volume of Granite Bank's total deposits exceeds a certain percentage of the dollar volume of the total deposits of all banks and thrifts in New Hampshire. In evaluating such a request, the Bank Commissioner also must consider the convenience, needs and welfare of the communities and area concerned, the financial history and condition of Granite Bank and Primary Bank, including their capital adequacy, the future prospects of Granite Bank, the character of Granite Bank's management and whether or not the retention of the Primary Bank branches would expand the size of Granite Bank and the extent of its business beyond limits consistent with adequate and sound banking, the public interest and the preservation of competition in banking.

      Although the shares issuable upon exercise of the Option represent approximately 12.9% of the Primary Bank Common Stock outstanding, Granite State may not exercise the Option or acquire more than 5% of Primary Bank Common Stock, pursuant to the exercise of the Option or otherwise, without prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the BHCA. Granite State has no present intention of seeking such approval absent the occurrence of a triggering event under the Stock Option Agreement.

      To the extent that the foregoing information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations and the regulations promulgated under such statutes.

      The parties have filed applications for the regulatory approvals required for consummation of the Merger. The Merger and/or the exercise of the Option will not proceed in the absence of all such required approvals. There can be no assurance that the FDIC or the Bank Commissioner will approve the Merger and Granite State's retention of Primary Bank's branch offices and, if approved, there can be no assurance as to the date of such approvals, that such approvals will not be conditioned upon matters that would cause the Board of Directors of Granite State or Primary Bank to abandon the Merger, or that no action will be brought by DOJ challenging the Merger. See "--Representations and Warranties," "--Conditions to the Merger," "--Amendments, Extensions and Waivers" and "--Effective Date of the Merger; Termination."

      Granite State and Primary Bank are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger and would not be conditioned in a manner that would cause Granite State or Primary Bank to abandon the Merger.

REPRESENTATIONS AND WARRANTIES

      The Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization of Granite State, Granite Bank and Primary Bank; (b) the capital structures of Granite State and Primary Bank; (c) the due authorization, execution, delivery, performance and enforceability of the Agreement; (d) consents or approvals of regulatory authorities or third parties necessary to complete the Merger; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles;
(f) the absence of material adverse effects since December 31, 1996, in the consolidated assets, business, financial condition or results of operations of Granite State or Primary; (g) the filing of tax returns and payment of taxes;
(h) the absence of undisclosed material
pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974 ("ERISA"); (k) the quality of title to assets and properties; (1) the maintenance of adequate insurance;
(m) the absence of undisclosed brokers' or finders' fees; (n) the absence of material environmental violations, actions or liabilities; (o) the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; (p) the accuracy of information supplied by Granite State and Primary Bank in connection with this Joint Proxy Statement and all applications filed with regulatory authorities for approval of the Merger; and (q) documents filed with the Commission and the accuracy of information contained therein.

      The Agreement also contains other representations and warranties by Primary Bank relating to, among other things, certain contracts relating to employment, consulting and benefits matters, and transactions with affiliates.

BUSINESS PENDING THE MERGER

      Pursuant to the Merger Agreement, Granite State and Primary Bank have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, Primary Bank has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Agreement or with the written consent of Granite State.

      In addition, Primary Bank has agreed in the Agreement that it may not, without the written consent of Granite State, among other things: (i) amend or change its Articles of Agreement or Bylaws; (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option or similar right relating to its capital stock or split, combine or reclassify any shares of capital stock, or declare or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except for shares of Primary Bank Common Stock that may be issued upon the exercise of options identified in the Agreement as outstanding as of the date of the Agreement; (iii) except pursuant to the arrangements identified in the Agreement, grant any severance or termination pay to, or enter into any new or amend any existing employment Agreement with, or increase the compensation of (except for normal increases in the ordinary course of business consistent with past practice), any employee, officer or director of Primary Bank, except that Primary Bank may enter into severance arrangements with employees or officers of Primary Bank in connection with employment terminations to result from the Merger the total cost of which shall not exceed $600,000; (iv) engage in any merger, acquisition or similar transaction; (v) sell or dispose of any capital stock or assets other than in the ordinary course of business; (vi) take any action which would result in any of its representations and warranties becoming untrue as of a later date; (vii) change any accounting practices; (viii) waive, grant or transfer any material rights of value or materially modify or change any existing material agreement or indebtedness other than in the ordinary course of business, consistent with past practice; (ix) implement any new employee plan, or materially amend any existing plan except to the extent such amendments do not result in an increase in cost, or contribute to any employee benefit plan other than in amounts and in a manner consistent with past practice; (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.; (xi) fail to review with a representative of Granite State proposed loans or commitments other than one- to four-family residential real estate loans, in excess of $350,000, or any renewal or modification of any existing loan or commitment outstanding in excess of $350,000; (xii) except as set forth in the Agreement, enter into or modify any other transaction with any affiliate; (xiii) enter into any interest rate swap or similar arrangement; (xiv) take any action that would give rise to a right of payment to any individual under any employment agreement; (xv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in the Agreement relating to the financial accounting treatment of the Merger; or (xvi) change its material banking policies in any material respect except as may be required by changes in applicable law or regulations or in response to examination comments by a regulatory authority.

      Under the Agreement, unless provided for in a business plan or similar document, it shall not be considered in the ordinary course of business for Primary Bank to do any of the following: (i) make any capital expenditure of $50,000 or more not disclosed in the Agreement, without the prior written consent of Granite State; (ii) except as set forth in the Agreement, make any disposition of any assets having a book or market value in excess of $1.0 million, other than certain transactions made in the ordinary course of business; or (iii) enter into any commitment, other than in the normal course of business, involving a payment by Primary Bank of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date of the Agreement.

NO SOLICITATION OF BIDS

      The Agreement required Primary Bank to terminate any discussions or negotiations with any parties with respect to any Superior Acquisition Proposal. The Agreement also requires Primary Bank to use all reasonable efforts to cause its directors, officers, employees, agents and representatives not to solicit any inquiries or offers with respect to an acquisition proposal, or engage in any discussions or negotiations with any person relating to an acquisition proposal, although in certain circumstances the Board of Directors of Primary Bank may furnish information to any third party and may participate in discussions and negotiations with such third party if, after having considered the written advice of counsel to Primary Bank, the Board has determined that there is a reasonable basis to conclude that the failure to provide such information or participate in such other negotiations would constitute a breach of their fiduciary duties under New Hampshire law. If any such inquiries or proposals are received, Primary Bank is required to immediately notify Granite State. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreement."

      The directors and executive officers of Primary Bank have executed a letter agreement containing provisions similar to those described above relating to Primary Bank, and such directors and executive officers have also agreed to vote all shares of Primary Bank Common Stock owned by them in favor of the Agreement. A copy of the form of Affiliate Agreement executed by the directors and executive officers of Primary Bank is included as EXHIBIT 2 to the Agreement attached hereto as APPENDIX A.

AMENDMENTS, EXTENSIONS AND WAIVERS

      Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the Agreement, the parties may (a) amend the Agreement, (b) extend the time for the performance of any of the obligations under the Agreement, (c) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or
(d) waive compliance with any of the agreements or conditions contained in the Agreement. The Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement to any extension or waiver must be set forth in writing and must be signed by a duly authorized officer.

TERMINATION; EFFECT OF TERMINATION

      The Agreement may be terminated on or at any time prior to the Closing Date by the mutual written consent of the parties to the Agreement. In addition, the Agreement may be terminated by Granite State or Primary Bank: (i) if there is any breach of any representation, warranty, covenant or other obligation that results in a "material adverse effect" (as defined in the Agreement) to the breaching party, and such breach is not remedied within 30 days after receipt of a written notice requesting that it be remedied; (ii) if the Closing Date shall not have occurred on or before February 28, 1998, unless the failure to close is due to the failure of the party seeking to terminate the Agreement to perform or observe its agreements under the Agreement; or (iii) if either party has been informed in writing by a regulatory authority whose approval or consent has been requested that such approval or consent is unlikely to be granted (except any approval or consent conditioned upon divestiture of the Peterborough branch of Granite Bank), unless the failure to receive such approval is due to the failure of the party seeking to terminate the Agreement to perform or observe its agreements under the Agreement; or (iv) by either Granite State or Primary Bank if any approval of the stockholders of Granite State or Primary Bank required for the consummation of the Merger shall not have been obtained.

      In addition, Primary Bank may terminate the Agreement: (i) if on the Closing Date the Granite State Trading Price shall be less than $13.533; (ii) if it enters into an agreement relating to a Superior Acquisition Proposal, provided that Primary Bank has not solicited such proposal in violation of the Agreement; or (iii) following a vote by the Primary Bank Board of Directors to withdraw its recommendation of approval of the Merger to the Primary Bank stockholders if such Board of Directors, after having considered the written advice of its counsel, has determined that there is a reasonable basis to conclude that to recommend approval would constitute a breach of the fiduciary duties of such directors under New Hampshire law, and such withdrawal will not constitute a breach of the Agreement.

      If the Agreement is terminated it shall generally become void, and there shall be no further liability on the part of Granite State or Primary Bank to the other, except for any liability arising out of any uncured willful breach of any covenant or other provision of the Agreement or any fraudulent breach of a representation or warranty. In the event of any termination of the Agreement by Primary Bank based on a breach of a representation, warranty or covenant by Granite State that is caused by the willful misconduct or gross negligence of Granite State, Granite State shall pay Primary Bank for all out-of-pocket costs and expenses, including reasonable legal, accounting and investment banking fees and expenses, incurred by Primary Bank in connection with the entering into the Agreement and the carrying out of any and all acts contemplated thereunder up to a maximum of $584,000.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

      Officers. On the Effective Date, Mr. Christopher J. Flynn, if he is the President and Chief Executive Officer of Primary Bank at such time, shall become the President of Granite Bank, and Mr. Charles P. Monaghan, if he is a Senior Vice President of Primary Bank at such time, shall become a Senior Vice President of Granite Bank. If the Effective Date occurs in calendar year 1997, Messrs. Flynn and Monaghan shall be entitled to participate in the Granite Bank senior officer incentive compensation bonus plan for 1997 on the same basis as other senior officers of Granite Bank.

      Mr. Flynn shall be offered a three-year employment Agreement with Granite Bank on terms no less favorable than the contract between Primary Bank and Mr. Flynn in effect as of the date of the Agreement, and which shall provide that Mr. Flynn is not entitled to any payments under his employment agreement in effect as of the date thereof as a result of the Merger. Upon the Effective Date, Mr. Flynn shall be granted an incentive stock option by Granite State to purchase 5,000 shares of Granite State Common Stock at an exercise price equal to the Granite State Trading Price, which option shall be exercisable in equal instalments over a five-year period and which shall vest immediately upon a change in control of Granite State. In addition, Mr. Flynn will be entitled to participate in a Supplemental Executive Retirement Plan that will provide him with benefits to which he would have been entitled under any tax qualified employee pension plan sponsored by Granite Bank but for certain limitations imposed by the Code.

      Mr. Monaghan shall be offered an employment agreement substantially equivalent to the contract between Primary Bank and Mr. Monaghan in effect as of the date of the Agreement, which employment agreement shall terminate two years from the Effective Date, shall provide a severance payment upon termination equal to two year's salary, and which shall provide that no payments thereunder (or under the existing employment and special termination agreement between Primary Bank and Mr. Monaghan) are due Mr. Monaghan as a result of the Merger. Upon the Effective Date, Mr. Monaghan shall also be provided a special termination agreement substantially in the form currently provided to the executive officers of Granite State.

      Directors. On the Effective Date, those persons serving as directors of Granite Bank immediately prior to the Effective Date will continue to serve as directors together with four directors to be designated by Primary Bank (one of whom shall be Mr. Flynn) subject to Granite State's and Granite Bank's approval, and those persons serving as directors of Granite State immediately prior to the Effective Date will continue to serve as directors together with three directors to be designated by Primary Bank (one of whom shall be Mr. Flynn) subject to Granite State's approval.

      Operations Prior to and After the Merger. Pursuant to the Merger Agreement, Granite State and Primary Bank have each agreed to use their best efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, Primary Bank has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Agreement or with the written consent of Granite State. As of the date of this Joint Proxy Statement, Granite State's intentions are to continue to operate all Primary Bank offices as branches of Granite Bank, although there can be no assurances in this regard, and Granite State and Granite Bank may determine, or be required by regulators because of the competitive effect of the Merger, to close, consolidate or divest one or more branches of Primary Bank or Granite Bank. See "Conditions to the Merger."

EMPLOYEE BENEFITS

      On and after the Effective Date the employee benefit plans of Granite State and Primary Bank may, at Granite State's election, continue to be maintained separately or consolidated. In the event of a consolidation of any or all of such plans, Primary Bank employees shall receive credit for service with Primary Bank under any Granite State benefit plan, or new Granite State benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination. Employees of Primary Bank, as specified in the Agreement, shall be entitled to pro rata bonus payments under the Primary Bank bonus or incentive plan in effect on the date of the Agreement in amounts accrued by Primary Bank through the Effective Date and consistent with past practice.

ACCOUNTING TREATMENT

      The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Granite State and Primary Bank will be carried forward to the combined corporation at their recorded amounts; earnings of the combined corporation will include earnings of both Granite State and Primary Bank for the entire fiscal year of Granite State in which the Merger occurs; and the reported earnings of the separate corporations for prior periods will be combined and restated as earnings of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from Granite State's independent auditors confirming that the Merger will qualify for "pooling of interests" accounting is a condition to Granite State's obligation to complete the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      Completion of the Merger is conditioned upon there being delivered to Granite State and to Primary Bank an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Granite State, that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Agreement, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Granite State and Primary Bank will each be a party to the reorganization within the meaning of Code Section 368(b).

      In that case, in the opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., the following would be the material federal income tax consequences of the Merger: (i) no gain or loss will be recognized by Granite State or Primary Bank in the Merger; (ii) no gain or loss will be recognized by holders of shares of Primary Bank Common Stock upon their receipt of Granite State Common Stock in exchange for their Primary Bank Common Stock, except that stockholders who receive cash proceeds for fractional interests in Granite State Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Primary Bank Common Stock is held as a capital asset at the Effective Date; (iii) the tax basis of the shares of Granite State Common Stock (including fractional share interests) received by the stockholders of Primary Bank will be the same as the tax basis of their Primary Bank Common Stock exchanged therefor; and (iv) the holding period of the Granite State Common Stock in the hands of the Primary Bank stockholders will include the holding period of their Primary Bank Common Stock exchanged therefor, provided such Primary Bank Common Stock is held as a capital asset at the Effective Date.

      Under the Merger Agreement, the condition that Luse Lehman Gorman Pomerenk & Schick, P.C. deliver the opinion described above can be waived by Granite State and Primary Bank. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a stockholder than those described above, Granite State and Primary Bank intend to resolicit proxies as required in accordance with the rules and regulations of the Securities and Exchange Commission and the FDIC.

      THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF STOCKHOLDERS WHO ACQUIRED THEIR PRIMARY BANK COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR STOCKHOLDERS WHICH ARE EXEMPT ORGANIZATIONS OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. EACH STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH PRIMARY BANK STOCKHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

EXPENSES

      Each party to the Agreement will pay all costs and expenses incurred by it in connection with the Merger, including fees and expenses of its own financial consultants, accountants and counsel, except for the cost of printing and mailing the Joint Proxy Statement which will be shared equally.

      In the event of any termination of the Agreement by Primary Bank based on a breach of a representation, warranty or covenant by Granite State that is caused by the willful misconduct or gross negligence of Granite State, Granite State shall pay Primary Bank for all out-of-pocket costs and expenses, including reasonable legal, accounting and investment banking fees and expenses, incurred by Primary Bank in connection with the entering into the Agreement and the carrying out of any and all acts contemplated thereunder up to a maximum of $584,000. See "--Termination; Effect of Termination."

EXEMPTION FROM REGISTRATION

      The shares of Granite State Common Stock that will be issued to Primary Bank's stockholders in the Merger will not be registered with the Commission under the Securities Act in reliance upon the exemption from registration afforded by Section 3(a)(10) thereof. Section 3(a)(10) exempts from the registration requirements of the Securities Act any security which is issued in exchange for one or more bona fide outstanding securities, claims or property interests or partly in such exchange and part for cash where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court or by any official or agency of the United States or by any State or Territorial banking or insurance commission or other governmental authority expressly authorized by law to grant such approval.

      Granite State has filed a petition with the Bank Commissioner for approval of the Merger under Chapter 388. Chapter 388 authorizes the merger and consolidation of New Hampshire-chartered mutual savings banks, trust and banking companies, and other savings banks upon petition to the Bank Commissioner. Chapter 388 requires that notice of a proposed transaction be provided to all depositors of the affected banks and that the Bank Commissioner conduct a public hearing on the transaction which all stockholders of the banks may attend. THE BANK COMMISSIONER'S HEARING ON THE MERGER WILL TAKE PLACE ON AUGUST 25, 1997 AT 10:00 A. M. AND WILL BE HELD AT THE BANK COMMISSIONER'S OFFICES AT 169 MANCHESTER STREET, CONCORD, NEW HAMPSHIRE. ANY PERSON INTERESTED IN THE MERGER, INCLUDING ANY INTERESTED PRIMARY BANK STOCKHOLDER, MAY ATTEND THE HEARING. PERSONS WHO ATTEND THE HEARING WILL BE ALLOWED TO SPEAK ON THE MERGER AND ANY PERSON MAY SUBMIT WRITTEN COMMENTS TO THE BANK COMMISSIONER REGARDING THE MERGER. THERE ARE NO PREREQUISITES OR PRECONDITIONS TO YOUR ATTENDING THE HEARING OR SUBMITTING WRITTEN COMMENTS ON THE MERGER TO THE BANK COMMISSIONER. WRITTEN COMMENTS ON THE MERGER MAY BE ADDRESSED TO: A. ROLAND ROBERGE, BANK COMMISSIONER, STATE OF NEW HAMPSHIRE, 169 MANCHESTER STREET, CONCORD, NEW HAMPSHIRE 03301.

      Chapter 388 requires the Bank Commissioner to make a determination that, among other things, the "public convenience and advantage and the interest of [the merging] institutions, their members, stockholders, and depositors, will be promoted by the proposed union." Thus, Chapter 388 expressly contemplates that the Bank Commissioner, in approving the Merger, must determine, among other things, that the proposal will promote the interests of Primary Bank's stockholders.

      Granite State has received a "no-action" letter from the staff of the Commission indicating that, based in part on the Bank Commissioner's determination that the Merger promotes the interests of Primary Bank's stockholders, the staff will not recommend any enforcement action to the Commission if Granite State issues shares of Granite State Common Stock to Primary Bank's stockholders in the Merger without registration of the shares under the Securities Act in reliance upon the exemption provided by Section 3(a)(10) thereof. The "no-action" letter also confirms that, although the shares of Granite State Common Stock that will be issued in the Merger will not be registered under the Securities Act, the shares will not be restricted as to resale (i.e., they may be freely resold) by Primary Bank's stockholders, except for shares issued to certain affiliates of Primary Bank. For additional information, see "--Resale of Granite State Common Stock."

RESALE OF GRANITE STATE COMMON STOCK

      The Granite State Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Primary Bank stockholder who may be deemed to be an "affiliate" of Primary Bank or Granite State for purposes of Rule 145 under the Securities Act. In addition, each director and senior executive officer of Primary Bank has entered into an Affiliate Agreement with Granite State providing that, as an affiliate, he or she will not transfer any Granite State Common Stock received in the Merger except in compliance with the Securities Act and pursuant to the terms of his or her Affiliate Agreement, and will make no dispositions of any Granite State Common Stock or Primary Bank Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Date through the date on which financial results covering at least 30 days of combined operations of Granite State and Primary Bank after the Merger have been made public. A copy of a form of Affiliate Agreement is included as
EXHIBIT 2 to the Agreement attached hereto as APPENDIX A. This Joint Proxy Statement does not cover resales of Granite State Common Stock received by any person who may be deemed an affiliate of Primary Bank or Granite State.

RIGHTS OF DISSENTING STOCKHOLDERS

      Holders of Granite State Common Stock will not be entitled to appraisal rights under New Hampshire law in connection with the matters to be acted upon at the Granite State Special Meeting.

      Each Primary Bank stockholder who objects to the Merger shall be entitled to the rights and remedies of dissenting stockholders provided in the New Hampshire Revised Statutes Annotated Sections 293-A:13.01-.31 and 388:13 (the "Dissenters' Rights Statute"), which are set forth in APPENDIX D hereto, and the following summary of such rights and remedies is qualified in its entirety by reference to such attachment.

      The Dissenters' Rights Statute provides that any stockholder who wishes to dissent and obtain payment for his or her shares must deliver to Primary Bank prior to the stockholder vote on the Merger, a written notice of his or her intention to demand payment for his or her shares if the Merger is consummated, and that the stockholder shall refrain from voting his or her shares in favor of the Merger. A stockholder who fails in either respect waives any statutory right to payment for his or her shares. A stockholder need not vote against approval of the Merger, and voting against such approval will not satisfy the requirement of the Dissenters' Rights Statute that prior notice be given of an intention to demand payment.

      If the Merger is approved, the Dissenters' Rights Statute provides that Primary Bank shall give notice to dissenters within ten days of such approval, which shall state where and when a demand for payment must be sent and certificates deposited in order to obtain payment, together with a form for demanding payment and a date by which the payment demand must be received. Upon receipt of a payment demand, Primary Bank shall pay each dissenter the amount that it considers to be fair value for the shares of Primary Bank Common Stock plus accrued interest together with a notice containing certain information regarding the value of such shares and stating that the stockholder may demand supplemental payment if he or she believes Primary Bank's payment to be less than fair value by sending to Primary Bank his or her own estimate of fair value. If the supplemental payment remains unsettled, Primary Bank must initiate proceedings within 60 days of the demand in an appropriate court for determination of fair value by the court for all dissenters whose demands have not been settled. The court's jurisdiction is plenary and exclusive. The court may appoint appraisers to take evidence and recommend a decision on fair value.

      HOLDERS OF PRIMARY BANK COMMON STOCK SHOULD BE AWARE THAT THEIR FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF RSA 293-A:13.01-.31 AND 388:13 WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE MERGER. The shares held by a Primary Bank stockholder who has lost his or her dissenters' rights by failing to comply with the statutory procedures will be converted into shares of Granite State Common Stock and cash in lieu of any fractional share as though such stockholder had assented to the Merger.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

STOCK OPTIONS

      As of the Record Date, the directors and executive officers of Primary Bank beneficially own approximately 507,181 shares of Primary Bank Common Stock, including options ("Primary Bank Stock Options") to purchase 285,422 shares of Primary Bank Common Stock, 250,750 of which were vested as of the Primary Bank Record Date. On the Effective Date, each Primary Bank Stock Option, will be assumed by Granite State. Each Primary Bank Stock Option assumed by Granite State shall continue to be subject to the same terms and conditions as those to which it was subject immediately prior to the Effective Date, except that (i) such Primary Bank Stock Options shall immediately vest and be exercisable for a number of shares of Granite State Common Stock equal to the product of the number of shares of Primary Bank Common Stock covered by the Primary Bank Stock Option multiplied by the Exchange Ratio; and (ii) the exercise price per share of Granite State Common Stock shall be equal to the exercise price per share of Primary Bank Common Stock of such Primary Bank Stock Option, divided by the Exchange Ratio.

      The following table sets forth the number of options held by directors and officers of Primary Bank, and the estimated value of such options:


                                    NUMBER OF       ESTIMATED VALUE
 DIRECTORS/EXECUTIVE OFFICERS        OPTIONS        OF OPTIONS<F1>
 ----------------------------       ---------       ---------------

Christopher J. Flynn                  81,523           $1,391,294
President, CEO and Director

Michael J. Janosco, Jr.               30,675              428,333
Senior Vice President and CFO

Charles P. Monaghan                   30,675              501,770
Senior Vice President

Elizabeth M. Rank                     30,675              501,770
Senior Vice President

Bruce D. Clow                         38,063              573,609
Executive Vice President


                                    NUMBER OF       ESTIMATED VALUE
          DIRECTORS                  OPTIONS        OF OPTIONS<F1>
          ---------                 ---------       ---------------

Richard E. Amidon                      6,094            105,349
Daniel E. Church                       4,495             57,389
David J. Houston                       7,249            121,019
Charles W. Wagner                      7,249            121,019
Charles F. Whittemore                  4,495             57,389
David A. Jordan                        7,249            121,019
Thomas D. Rath                         5,650             73,060
Peter C. Read                          7,249            121,019
Richard R. Fernald                     7,249            121,019
Forrest McKerley                       5,615             72,501
Dwight D. Sowerby                      6,094             95,009
Katharine A. Eneguess                  5,123             63,951

--------------------
<F1>  Represents the difference between the market value of shares of Primary
      Bank Common Stock covered by options on July 30, 1997 based on the last sale price on such date of $25.50, and the aggregate option price.


INDEMNIFICATION

      The Agreement provides that from and after the Effective Date through the sixth anniversary thereof, and subject to the limitations and procedural requirements contained in the Agreement, Granite State will indemnify present and former directors and officers of Primary Bank determined as of the Closing Date to the fullest extent to which directors and officers of Primary Bank are entitled under New Hampshire law, Primary Bank's Articles of Agreement and Bylaws, or other applicable law. In addition, the Agreement requires Granite State to use its best efforts to cause the persons serving as officers and directors of Primary Bank immediately prior to the Effective Date to be covered for a period of three years from the Effective Date by the directors' and officers' liability insurance policy maintained by Primary Bank, or comparable coverage, with respect to acts or omissions occurring prior to the Effective Date which were committed by such officers and directors in their capacity as such, provided that (i) Granite State is not required to expend more than $30,000 annually to maintain or procure such insurance coverage, and (ii) if Granite State is unable to maintain or obtain such insurance, Granite State shall use all reasonable efforts to obtain as much comparable insurance as is available for such amount.

      In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons, Granite State's management has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy expressed in the Securities Act and is therefore, unenforceable.

OTHER

      On the Effective Date, Mr. Christopher J. Flynn, if he is the President and Chief Executive Officer of Primary Bank immediately prior to the Effective Date, shall become the President of Granite Bank, and Mr. Charles P. Monaghan, if he is a Senior Vice President of Primary Bank immediately prior to the Effective Date, shall become a Senior Vice President of Granite Bank. If the Effective Date occurs in calendar year 1997, Messrs. Flynn and Monaghan shall be entitled to participate in the Granite Bank senior officer incentive compensation bonus plan for 1997 on the same basis as other senior officers of Granite Bank.

      Mr. Flynn shall be offered a three-year employment Agreement with Granite Bank on terms no less favorable than the contract between Primary Bank and Mr. Flynn in effect as of the date of the Agreement, and which shall provide that Mr. Flynn is not entitled to any payments under his employment agreement in effect as of the date thereof as a result of the Agreement and the Merger. Upon the Effective Date, Mr. Flynn shall be granted an incentive stock option by Granite State to purchase 5,000 shares of Granite State Common Stock at an exercise price equal to the Granite State Trading Price, which option shall be exercisable in equal instalments over a five-year period and which shall vest immediately upon a change in control of Granite State. In addition, Mr. Flynn will be entitled to participate in a Supplemental Executive Retirement Plan that will provide him with benefits to which he would have been entitled under any tax qualified employee pension plan sponsored by Granite Bank but for the limitations imposed by the Code. Mr. Monaghan shall be offered an employment agreement substantially equivalent to the contract between Primary Bank and Mr. Monaghan in effect as of the date of the Agreement, which employment Agreement shall terminate two years from the Effective Date, shall provide a severance payment upon termination equal to two year's salary , and which shall provide that no payments thereunder (or under the existing employment and special termination Agreement between Primary Bank and Mr. Monaghan) are due Mr. Monaghan as a result of the Merger. Upon the Effective Date, Mr. Monaghan shall also be provided a special termination agreement substantially in the form currently provided to the executive officers of Granite State.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

      General. As a condition to entering into the Agreement, Primary Bank executed and delivered to Granite State the Stock Option Agreement, dated as of April 29, 1997 (the "Stock Option Agreement"). A copy of the Stock Option Agreement is attached as EXHIBIT 3 to the Agreement, which is attached hereto as APPENDIX A. Pursuant to the Stock Option Agreement, Granite State was granted an option to purchase up to 269,464 shares of Primary Bank Common Stock (the "Option"). The exercise price per share to purchase Primary Bank Common Stock under the option is equal to $22.75. In the event that Primary Bank issues or agrees to issue any shares of Primary Bank Common Stock at a price that is less than $22.75 per share, then the exercise price of the options granted under the Stock Option Agreement shall be equal to such lower price. In the event any additional shares of Primary Bank Common Stock are outstanding, the number of shares of Primary Bank Common Stock subject to the Stock Option Agreement shall be increased so that after such issuance it equals approximately 12.9% of the number of shares of Primary Bank Common Stock outstanding.

      Terms of the Stock Option Agreement. In the event that Primary Bank enters into an agreement relating to a Superior Acquisition Proposal, then the total number of shares issuable upon exercise of the Option shall be reduced so that the aggregate dollar value of the difference between the aggregate option exercise price to be paid by Granite State and the aggregate Applicable Price (as defined below) shall not exceed $2.5 million. The term Applicable Price is defined in the Stock Option Agreement as the highest of (i) the highest price per share of Primary Bank Common Stock paid for any such share by any person or group (other than Granite State or any Granite State subsidiary (a "Subsidiary")) who shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Primary Bank Common Stock, (ii) the price per share of Primary Bank Common Stock received by holders of Primary Bank Common Stock in connection with any merger or other business combination transaction with any person other than Granite State or a Subsidiary, or (iii) the highest closing bid price per share of Primary Bank Common Stock quoted on the Nasdaq National Market during the 40 business days preceding the date on which Granite State exercises its repurchase rights as described below. In the event of a sale of less than all of Primary Bank's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Primary Bank as determined by a nationally recognized investment banking firm selected by Granite State, divided by the number of shares of Primary Bank Common Stock outstanding at the time of such sale.

      Pursuant to the Stock Option Agreement, the Option becomes exercisable in whole or in part at any time after the occurrence of both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below). The term Initial Triggering Event is defined to include any of the following events or transactions occurring after the date of the Agreement: (i) Primary Bank, without having received Granite State's prior written consent, enters into an agreement to engage in (x) a merger or consolidation, or any similar transaction, (y) a purchase, lease or other acquisition involving all or substantially all of the assets of Primary Bank, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Primary Bank (together, an "Acquisition Transaction") with any person other than Granite State or any of its Subsidiaries; (ii) (A) any person other than Granite State or a Subsidiary, alone or together with such person's affiliates and associates, has acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Primary Bank Common Stock or (B) any group, other than a group of which only Granite State or a Subsidiary are members, shall beneficially own 25% or more of the shares of Primary Bank Common Stock then outstanding; (iii) the Board of Directors of Primary Bank shall have failed to recommend to its stockholders the adoption of the Agreement or shall have withdrawn, modified or changed its recommendation in a manner adverse to Granite State; (iv) after a proposal is made by a third party (other than Granite State or a Subsidiary) to Primary Bank to engage in an Acquisition Transaction, Primary Bank shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Agreement and such breach (x) would entitle Granite State to terminate the Agreement pursuant to certain specified sections and (y) shall not have been cured prior to a specified date; or (v) any person other than Granite State or its Subsidiaries, other than in connection with a transaction to which Granite State has given its prior written consent, shall have filed an application or notice with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

      The term Subsequent Triggering Event shall mean: (i) the acquisition by any person other than Granite State or its Subsidiaries of beneficial ownership of 25% or more of the then outstanding Primary Bank Common Stock; or (ii) the occurrence of the Initial Triggering Event described in subparagraph (i) of the preceding paragraph.

      In the event that Primary Bank enters into an agreement (i) to consolidate with or merge into any person, other than Granite State or a Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person other than Granite State or a Subsidiary to merge into Primary Bank and Primary Bank shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Primary Bank Common Stock shall be changed into or exchanged for securities of any other person or cash or any other property or the then outstanding shares of Primary Bank Common Stock shall after such merger represent less than 50% of the outstanding shares of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Granite State or a Subsidiary, then, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction, be converted into an option (the "Substitute Option"), at the election of Granite State, of either
(x) the Acquiring Corporation (as defined in the Stock Option Agreement) or (y) any person that controls the Acquiring Corporation. The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to Granite State.

      Repurchase at the Option of Granite State. At the request of Granite State, at any time up to 12 months after any person or group (other than Granite State or a Subsidiary) has acquired beneficial ownership of, or the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Primary Bank Common Stock, or any of the transactions that gives Granite State the right to receive a "Substitute Option" has been consummated (a "Repurchase Event"), Primary Bank shall repurchase from Granite State (i) the Option and (ii) all shares of Primary Bank Common Stock purchased by Granite State pursuant to the Stock Option Agreement and with respect to which Granite State then has beneficial ownership. The date on which Granite State exercises its repurchase rights is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of: (i) the aggregate exercise price paid by Granite State for any shares of Primary Bank Common Stock acquired pursuant to the Option with respect to which Granite State then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price for each share of Primary Bank Common Stock over (y) the option exercise price, multiplied by the number of shares of Primary Bank Common Stock with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the exercise price paid by Granite State for each share of Primary Bank Common Stock with respect to which the Option has been exercised and with respect to which Granite State then has beneficial ownership, multiplied by the number of such shares.

      Effect of the Stock Option Agreement. The Stock Option Agreement, together with (i) Primary Bank's agreement to not solicit other transactions relating to the acquisition of Primary Bank by a third party and (ii) the Affiliate Agreement executed by each Primary Bank directors and senior executive officers pursuant to which each agreed to vote their shares in favor of the Agreement (see "THE MERGER--No Solicitation of Transactions"), may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in Primary Bank from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Primary Bank Common Stock than the price per share implicit in the Merger. Certain attempts to acquire Primary Bank or an interest in Primary Bank would cause the Option to become exercisable as described above. Granite State's exercise of such option would significantly increase a potential acquiror's cost of acquiring Primary Bank compared to the cost that would be incurred without the Stock Option Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Primary Bank than it might otherwise have proposed to pay. In addition, the management of Granite State and Primary Bank believe that the existence of the Stock Option Agreement is likely to prohibit any acquiror of Primary Bank from accounting for any acquisition of Primary Bank using the "pooling of interests" accounting method. In addition, exercise of the Option would increase the ability of Granite State to obtain the approval of Primary Bank's stockholders necessary to complete the Merger and adversely affect the ability of a third party to obtain any necessary approval of such stockholders to complete an alternative transaction.

                   INFORMATION WITH RESPECT TO GRANITE STATE

GENERAL

      Financial and other information relating to Granite State, information relating to Granite State's directors and executive officers, is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

MARKET PRICE OF AND DIVIDENDS ON GRANITE STATE COMMON STOCK AND RELATED
 STOCKHOLDER MATTERS

      The Granite State Common Stock is listed on the Nasdaq National Market System under the symbol "GSBI". As of the Granite State Record Date, Granite State had approximately 759 stockholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low sales prices for Granite State Common Stock as reported by the Nasdaq National Market System and does not necessarily reflect mark-ups, mark-downs or commissions. All per share information has been adjusted to show the effect of all stock dividends and stock splits paid through the date of this Joint Proxy Statement.

                                                            QUARTERLY
                                                  ------------------------------
               QUARTER ENDED                      DIVIDEND     HIGH        LOW
               -------------                      --------    -------    -------

September 30, 1997 (through July 30)..........     $   --     $ 21.50    $ 18.75
June 30, 1997.................................       0.11       19.00      16.17
March 31, 1997................................       0.11       17.67      14.50
December 31, 1996.............................       0.09       15.17      12.42
September 30, 1996............................       0.09       12.50      12.00
June 30, 1996.................................       0.09       12.50      11.58
March 31, 1996................................       0.09       12.00      10.75
December 31, 1995.............................       0.08       11.50      10.75
September 30, 1995............................       0.08       11.50       8.71
June 30, 1995.................................       0.08        9.08       8.17
March 31, 1995................................       0.08        8.83       7.58

      The last reported sale price of Granite State Common Stock on April 29, 1997, the last trading day prior to the announcement of the Merger on the evening of April 29, was at a price of $16.958 (as adjusted) per share. On July 30, 1997, the last sale price for the Granite State Common Stock was 20.625 per share. The average weekly trading volume for the Granite State Common Stock during the quarter ended March 31, 1997 was approximately 15,415 shares.

      For certain limitations on the ability of Granite Bank to pay dividends to Granite State, see Granite State's Annual Report on Form 10-KSB for the year ended December 31, 1996, which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                   INFORMATION WITH RESPECT TO PRIMARY BANK

GENERAL

      Financial and other information concerning Primary Bank, including information relating to Primary Bank's directors and executive officers, is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

MARKET PRICE OF AND DIVIDENDS ON PRIMARY BANK COMMON STOCK AND RELATED
 STOCKHOLDER MATTERS

      The Primary Bank Common Stock is listed on the Nasdaq National Market System under the symbol "PETE." As of the Primary Bank Record Date, there were approximately 586 holders of record. The table below sets forth for the periods indicated the quarterly ranges of high and low bid prices as reported by Nasdaq for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.

Primary Bank has never declared or paid a cash dividend. Prices are not adjusted for the 5% stock dividends paid as of January 1997 and October 1995.


                                                       QUARTERLY
                                                  -------------------
                QUARTER ENDED                      HIGH         LOW
                -------------                     -------     -------

September 30, 1997 (through July 30).........     $ 27.25     $ 25.00
June 30, 1997................................       25.25       16.13
March 31, 1997...............................       18.75       14.75
December 31, 1996............................       16.00       12.25
September 30, 1996...........................       13.25       11.75
June 30, 1996................................       13.25       12.00
March 31, 1996...............................       13.00       11.50
December 31, 1995............................       15.50       12.00
September 30, 1995...........................       15.75       13.50
June 30, 1995................................       14.50       10.50
March 31, 1995...............................       11.75        9.75

      The last reported sale price of Primary Bank Common Stock on April 29, 1997, the last trading day prior to the announcement of the acquisition on the evening of April 29, was $22.688 per share. On July 30, 1997, the last sale price for Primary Bank Common Stock was $25.50 per share.

      Under the Agreement, Primary Bank is not permitted to pay dividends without the prior written consent of Granite State. See "THE MERGER--Conditions to the Merger."

                       COMPARISON OF STOCKHOLDER RIGHTS

      Granite State is a New Hampshire corporation. Primary Bank is a New Hampshire-chartered savings bank. Under New Hampshire law, the rights of holders of Granite State Common Stock and Primary Bank Common Stock are generally governed, directly or indirectly, by the New Hampshire Business Corporation Act, and in the case of Primary Bank by New Hampshire banking law. The rights of holders of Granite State Common Stock are also governed by Granite State's Articles and Bylaws. The rights of holders of Primary Bank Common Stock are also governed by Primary Bank's Articles and Bylaws.

      The rights of stockholders of Granite State and Primary Bank with respect to cumulative voting, preemptive rights, limitations on officers' and directors liability for monetary damages, dividends, classification of directors, actions by written consent of stockholders and the quorum necessary for stockholder meetings are generally comparable. Certain significant differences between the rights of stockholders of Granite State and Primary Bank with respect to other provisions are set forth below.

      This summary contains a list of material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to Granite State's Articles and Bylaws, Primary Bank's Articles and Bylaws, and the New Hampshire Business Corporation Act.

DIRECTORS

      Nomination. Stockholders of both Primary Bank and Granite State are required to submit to their respective companies, in writing, in advance and in compliance with certain other procedural requirements, any nomination of a candidate for election as a director. Granite State's Bylaws provide that such nominations generally must be submitted at least 120 days in advance of the date of the Granite State proxy statement released to stockholders in connection with the previous years' annual meeting, except in the event that Granite State's Nominating Committee does not act at least 20 days prior to the annual meeting, in which case nominations may be made by any stockholder entitled to vote at the meeting. Primary Bank's Bylaws provide that its stockholders must submit written nominations, (i) not later than 70 days prior to the anniversary date of the previous years' annual meeting in the case of an election to be held at an annual meeting, and (ii) not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders in the case of an election to be held at a special meeting.

      Removal. Pursuant to Granite State's Articles, Granite State directors may be removed from office only for cause. Under Primary Bank's Articles, any director may be removed from office, with or without cause, by an affirmative vote of the holders of at least 80% of Primary Bank's voting stock at a meeting of stockholders called for such purpose.

      Vacancies. Granite State's Articles provide that any vacancy in the board of directors may be filled by a majority vote of the remaining directors, though less than a quorum. A director so chosen holds office for the unexpired term of his predecessor. Any directorship to be filled by reason of an increase in the authorized number of directors may be filled by the Board of Directors for a term of office continuing only until the next annual meeting of stockholders. Primary Bank's Articles provide that any vacancy in the board of directors may be filled by a majority vote of the remaining directors, though less than a quorum. A director so chosen holds office until the next election of directors by stockholders. Any directorship to be filled by reason of an increase in the authorized number of directors may be filled by the Board of Directors for a term of office continuing only until the next election of directors by the stockholders at an annual meeting.

      Indemnification. The Bylaws of Granite State generally provide that to the fullest extent permitted by New Hampshire law, Granite State shall indemnify each director and officer against all expenses and liabilities reasonably incurred in connection with any proceeding in which he or she may be involved by reason of his or her being a director or officer. Granite State shall not, however, indemnify such director or officer with respect to matters as to which he or she is determined in any such proceeding to have been liable for willful misconduct in the performance of his or her duties. In the event of a settlement, indemnification may be had only if the board of directors determines that such settlement is in the best interests of Granite State and that such director or officer is not liable for willful misconduct in the performance of his or her duties with respect to such matters and if the board of directors adopts a resolution approving such settlement.

      Primary Bank's Articles provide that Primary Bank shall indemnify any person who was or is threatened to be made a party to any proceeding by reason of the fact that such party is or was serving as a director or officer or employee for all expenses incurred in connection with defense or settlement of such proceeding, and such amount of any judgment, money decree, fine, penalty as the Board deems reasonable, to the extent permitted by the New Hampshire Business Corporation Act if Primary Bank were subject to such act.

STOCKHOLDERS' MEETINGS

      Granite State's Articles provide that special meetings of Granite State stockholders relating to a change in control of Granite State or amendments to its Articles may only be called by the Board of Directors, and its Bylaws provide that special meetings for any other purpose may be called by the Chairman of the Board, President or a majority of the Board of Directors, and shall be called upon the written request of holders of not less than one-tenth of all the outstanding capital stock entitled to vote at the meeting. Primary Bank's Bylaws provide that special meetings for any purpose may be called by the Chairman of the Board, President or a majority of the Board of Directors, and shall be called upon the written request of holders of not less than 80% of the outstanding capital stock entitled to vote on the matter for which the meeting was called.

REQUIRED STOCKHOLDER VOTES

      General. Subject to the voting rights of any series of preferred stock then outstanding and certain other provisions of Granite State's Articles, including the provisions described below, the holders of Granite State Common Stock possess exclusive voting rights of Granite State. Each holder of Granite State Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors.

      Subject to the voting rights of any series of preferred stock then outstanding and certain other provisions of Primary Bank's Articles, including the provisions described below, the holders of Primary Bank Common Stock possess exclusive voting rights of Primary Bank. Each holder of Primary Bank Common Stock is entitled to one vote for each share owned of record. Except as provided by law and Primary Bank's Articles, a vote of an affirmative majority of shares of Primary Bank Common Stock represented in person or by proxy shall be required to approve any matter presented for consideration at a meeting of stockholders. There are no cumulative voting rights in the election of directors. Primary Bank's Articles also provide that for a period of five years from Primary Bank's October 13, 1993, mutual-to-stock conversion, record holders of Primary Bank Common Stock who beneficially own in excess of 10% of the outstanding shares of Primary Bank Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. Primary Bank's Articles authorize the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply to Limit. The Board of Directors of Primary Bank is not aware of any person who beneficially owns shares of Primary Bank Common Stock in excess of the Limit with respect to the matters to be considered at the Primary Bank Special Meeting.

      Business Combinations. The Granite State Articles contain a so-called "fair price" provision pursuant to which certain "business combinations" with an "interested stockholder" (as defined in the Granite State Articles), including a merger or consolidation, require the approval of the holders of at least 80% of Granite State's voting stock. Such higher vote is not required if:
(i) the business combination is approved by Granite State's Board of Directors, or (ii) generally, the consideration to be received by the stockholders of Granite State conforms to certain tests set forth in the Articles relating to trading price of Granite State shares, the highest consideration paid by the other party to the business combination in acquiring Granite State shares, and the fair market value of the Granite State shares. This provision may discourage an attempt to acquire control of Granite State which the majority of the stockholders of Granite State might determine to be in their best interest or in which stockholders of Granite State might receive a premium over the current market price for their shares.

      Amendment of Articles. Granite State's Articles contain various provisions that require a supermajority vote of stockholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Granite State's Articles relating to directors of Granite State, special meetings relating to a change of control, the fair price provisions, and the general requirements relating to amendment of the Articles require an affirmative vote of 80% or more of the total votes eligible to be cast at a legal meeting. Unless otherwise provided, amendment of the Articles requires approval by a majority of the votes eligible to be cast at a legal meeting.

      Primary Bank's Articles provide that the Articles may not be amended unless the amendment is first approved by a majority of the Board of Directors and thereafter approved by an affirmative vote of the holders of at least a majority of Primary Bank's voting stock.

AMENDMENT OF BYLAWS

      Granite State's Articles provide that the Bylaws may be amended by a majority vote of the Board of Directors or by a majority of the votes of stockholders at a legal meeting, except in the case of any amendment or repeal of, or adoption of provisions inconsistent with, provisions relating to special meetings, and the Board of Directors and removal of a director, all of which require the affirmative vote of the holders of 80% of the total votes eligible to be cast at a legal meeting.

      Primary Bank's Articles provide that the Bylaws may be amended or repealed by the Board of Directors, subject to the right of stockholders to amend or repeal such action by the Board. Such action by the Board of Directors requires an affirmative vote of a majority of the Board. Such action by the stockholders requires the affirmative vote of the holders of 80% of Primary Bank's voting stock represented in person or by proxy at a duly constituted meeting.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The consolidated financial statements of Granite State, at December 31, 1996 and for each of the three years in the period ended December 31, 1996, included in Granite State's Annual Report on Form 10-KSB, and the report of Grant Thornton LLP, independent certified public accountants, are incorporated by reference herein. Representatives of Grant Thornton LLP are expected to be present at the Granite State Special Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

      The consolidated financial statements of Primary Bank at December 31, 1996 and for each of the three years in the period ended December 31, 1996, included in Primary Bank's Annual Report on Form F-2, and the report of KPMG Peat Marwick LLP, independent certified public accountants, are incorporated by reference herein. Representatives of KPMG Peat Marwick LLP are expected to be present at the Primary Bank Special Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

      The validity of the Granite State Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon for Granite State by the law firm of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Granite State. Certain legal matters will be passed upon for Primary Bank by Goodwin, Procter & Hoar LLP, counsel to Primary Bank.

                             STOCKHOLDER PROPOSALS

      Any Granite State stockholder who desires to submit a proposal for inclusion, if appropriate, in Granite State's proxy statement and the form of proxy relating to the 1998 Annual Meeting of Stockholders is required to submit the proposal to Granite State Bankshares, Inc., not later than November 24, 1997. Any such proposal will be subject to the Commission's Rule 14a-8.

      Any Primary Bank stockholder who wishes to submit a proposal for inclusion, if appropriate, in Primary Bank's proxy statement and the form of proxy relating to the 1998 Annual Meeting of Stockholders, if the Merger has not been completed prior to the date the meeting is to be held, is required to submit the proposal to Primary Bank not later than March 19, 1998.

                                 OTHER MATTERS

      The Boards of Directors of Granite State and Primary Bank are not aware of any business to come before the Special Meetings other than those matters described above in this Joint Proxy Statement. However, if any other matter should properly come before the Special Meetings, including proposals to adjourn a Special Meeting to permit further solicitation of proxies in the event that there are not sufficient votes to approve any proposal at the time of the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by Granite State (File No. 0-14895) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement.

      1. Granite State's Annual Report on Form 10-KSB for the year ended December 31, 1996 (including certain information contained in Granite State's Proxy Statement dated March 24, 1997, used in connection with Granite State's Annual Meeting of Stockholders and incorporated by reference in the Form 10-KSB).

      2. Granite State's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

      Accompanying this Joint Proxy Statement are Granite State's Annual Report to Stockholders for the fiscal year ended December 31, 1996, Granite State's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and Granite State's Proxy Statement dated March 24, 1997 used in connection with Granite State's Annual Meeting.

      The following documents filed with the FDIC by Primary Bank pursuant to the Exchange Act accompany this Joint Proxy Statement and are incorporated herein by reference:

      1. Primary Bank's Annual Report on Form F-2 for the year ended December 31, 1996.

      2.    Primary Bank's 1996 Annual Report to Stockholders.

      3. Primary Bank's Quarterly Report on Form F-4 for the quarter ended March 31, 1997.

      4.    Primary Bank's Current Report on Form F-3 dated May 12, 1997.

      In addition, all documents filed with the Commission by Granite State pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement and prior to the date of the Special Meetings, and all documents filed with the FDIC by Primary Bank pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Statements contained in this Joint Proxy Statement or in any document incorporated in this Joint Proxy Statement by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Joint Proxy Statement.

      THIS JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO GRANITE STATE MAY BE REQUESTED FROM CHARLES B. PAQUETTE, SECRETARY OF GRANITE STATE, 122 WEST STREET, KEENE, NEW HAMPSHIRE 03431, (603/352-1600). DOCUMENTS RELATING TO PRIMARY BANK MAY BE REQUESTED FROM ELIZABETH M. RANK, SECRETARY OF PRIMARY BANK, 35 MAIN STREET, PETERBOROUGH, NEW HAMPSHIRE, 03458 (603/924-7142). IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING OF STOCKHOLDERS, REQUESTS SHOULD BE RECEIVED FIVE DAYS PRIOR TO THE DATE OF SUCH SPECIAL MEETING OF STOCKHOLDERS.


BY ORDER OF THE BOARD OF                  BY ORDER OF THE BOARD OF
DIRECTORS OF GRANITE STATE                DIRECTORS OF PRIMARY BANK
BANKSHARES, INC.


/s/ Charles W. Smith                      /s/ Charles F. Whittemore

Charles W. Smith                          Charles F. Whittemore
Chairman and Chief Executive Officer      Chairman of the Board

                                 APPENDIX A

                    Agreement and Plan of Reorganization
    by and among Granite State, Granite Bank and Primary Bank as amended dated as of April 29, 1997
            including as Annex A the Agreement and Plan of Merger among Granite Bank and Primary Bank and joined in by Granite State



                             AGREEMENT AND PLAN
                              OF REORGANIZATION


                                BY AND AMONG


                       GRANITE STATE BANKSHARES, INC.

                                GRANITE BANK


                                     and


                                PRIMARY BANK


                               APRIL 29, 1997

                                 AS AMENDED

       A--1

                    AGREEMENT AND PLAN OF REORGANIZATION

                              TABLE OF CONTENTS

                                                                      Page
                                                                      ----

AGREEMENT AND PLAN OF REORGANIZATION............................      A--6

BACKGROUND......................................................      A--6

                                  ARTICLE I
                             CERTAIN DEFINITIONS

Section 1.01   Definitions......................................      A--6

                                 ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF PRIMARY BANK

Section 2.01   Organization.....................................      A--10

Section 2.02   Capitalization...................................      A--10

Section 2.03   Authority; No Violation..........................      A--11

Section 2.04   Consents.........................................      A--12

Section 2.05   Financial Statements.............................      A--12

Section 2.06   Taxes............................................      A--13

Section 2.07   No Material Adverse Effect.......................      A--13

Section 2.08   Contracts........................................      A--13

Section 2.09   Ownership of Property; Insurance Coverage........      A--14

Section 2.10   Legal Proceedings................................      A--15

Section 2.11   Compliance With Applicable Law...................      A--15

Section 2.12   ERISA............................................      A--15

Section 2.13   Brokers, Finders and Financial Advisors..........      A--16

Section 2.14   Environmental Matters............................      A--16

Section 2.15   Loan Portfolio...................................      A--17

Section 2.16   Information to be Supplied.......................      A--17

       A--2

                                                                      Page
                                                                      ----

Section 2.17   Securities Documents.............................      A--17

Section 2.18   Related Party Transactions.......................      A--17

Section 2.19   Schedule of Termination Benefits.................      A--17

Section 2.20   Loans............................................      A--18

Section 2.21   Antitakeover Provisions Inapplicable.............      A--18

                                 ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF GRANITE STATE

Section 3.01   Organization.....................................      A--18

Section 3.02   Capitalization...................................      A--19

Section 3.03   Authority; No Violation..........................      A--19

Section 3.04   Consents.........................................      A--20

Section 3.05   Financial Statements.............................      A--20

Section 3.06   Taxes............................................      A--21

Section 3.07   No Material Adverse Effect.......................      A--21

Section 3.08   Ownership of Property; Insurance Coverage........      A--21

Section 3.09   Legal Proceedings................................      A--22

Section 3.10   Compliance With Applicable Law...................      A--22

Section 3.11   Information to be Supplied.......................      A--22

Section 3.12   ERISA and Employment Arrangements................      A--22

Section 3.13   Securities Documents.............................      A--23

Section 3.14   Environmental Matters............................      A--23

Section 3.15   Loan Portfolio...................................      A--24

Section 3.16   Brokers, Finders and Financial Advisors..........      A--24

Section 3.17   Loans............................................      A--24

Section 3.18   Antitakeover Provisions Inapplicable.............      A--24

       A--3

                                                                      Page
                                                                      ----
                                 ARTICLE IV
                          COVENANTS OF THE PARTIES

Section 4.01   Conduct of Primary Bank's Business...............      A--24

Section 4.02   Access; Confidentiality..........................      A--27

Section 4.03   Regulatory Matters and Consents..................      A--28

Section 4.04   Taking of Necessary Action.......................      A--28

Section 4.05   Certain Agreements...............................      A--29

Section 4.06   No Other Bids and Related Matters................      A--30

Section 4.07   Duty to Advise; Duty to Update Primary Bank's
                Disclosure Schedule.............................      A--31

Section 4.08   Conduct of Granite State's Business..............      A--31

Section 4.09   Board and Committee Minutes......................      A--32

Section 4.10   Undertakings by Granite State and Primary Bank...      A--32

Section 4.11   Employee and Termination Benefits; Directors and
                Management......................................      A--34

Section 4.12   Duty to Advise; Duty to Update Granite State's
                Disclosure Schedule.............................      A--35

Section 4.13   Affiliate Letter.................................      A--35

                                  ARTICLE V
                                 CONDITIONS

Section 5.01   Conditions to Primary Bank's Obligations under
                this Agreement..................................      A--35

Section 5.02   Conditions to Granite State's Obligations under
                this Agreement..................................      A--37

                                 ARTICLE VI
                      TERMINATION, WAIVER AND AMENDMENT

Section 6.01   Termination......................................      A--38

Section 6.02   Effect of Termination............................      A--39

       A--4

                                                                      Page
                                                                      ----

                                 ARTICLE VII
                                MISCELLANEOUS

Section 7.01   Expenses.........................................      A--40

Section 7.02   Non-Survival of Representations and Warranties...      A--40

Section 7.03   Amendment, Extension and Waiver..................      A--40

Section 7.04   Entire Agreement.................................      A--40

Section 7.05   No Assignment....................................      A--40

Section 7.06   Notices..........................................      A--40

Section 7.07   Captions.........................................      A--41

Section 7.08   Counterparts.....................................      A--41

Section 7.09   Severability.....................................      A--41

Section 7.10   Governing Law....................................      A--41

Annex A     Agreement and Plan of Merger
Exhibit 1   Granite State Directors' Agreement
Exhibit 2   Primary Bank's Affiliate Agreement
Exhibit 3   Stock Option Agreement
Exhibit 4   Form of Opinion of Granite State's Counsel
Exhibit 5   Form of Tax Opinion of Granite State's Counsel
Exhibit 6   Form of Opinion of Primary Bank's Counsel

       A--5

                    AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of April 29, 1997, as amended, is by and among PRIMARY BANK ("Primary Bank"), a New Hampshire guaranty (stock) savings bank, GRANITE BANK ("Granite Bank"), a New Hampshire bank, and GRANITE STATE BANKSHARES, INC. ("Granite State"), a New Hampshire corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

                                 WITNESSETH

      WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of the respective stockholders to consummate the business combination transaction contemplated herein in which Primary Bank, subject to the terms and conditions set forth herein, shall be merged with and into Granite Bank (the "Merger") pursuant to an Agreement and Plan of Merger in the form attached hereto as Annex A ("Plan of Merger"); and

      WHEREAS, in connection with the execution of this Reorganization Agreement, Primary Bank and Granite State have entered into a Stock Option Agreement (the "Stock Option Agreement") dated as of even date herewith pursuant to which Primary Bank will grant Granite State the right to purchase certain shares of Primary Bank Common Stock; and

      WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with Merger, and the other transactions contemplated by this Agreement, the Plan of Merger and the Stock Option Agreement (collectively, the "Merger Documents").

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                  ARTICLE I
                             CERTAIN DEFINITIONS

      Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

            "Agreement" means this agreement, and any amendment or supplement hereto.

            "Applicable Exchange Ratio" shall have the meaning given to such term in the Plan of Merger.

            "Applications" means the applications for regulatory approval which are required by the transactions contemplated hereby.

            "BHC Act" means the Bank Holding Company Act of 1956, as amended.

       A--6

            "Closing Date" means the date determined by Granite State, in its sole discretion, upon five (5) days prior written notice to Primary Bank, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Granite State and Primary Bank shall agree.

            "Commissioner" shall mean the New Hampshire State Bank
      Commissioner.

            "Effective Date" means the date upon which the articles of merger or share exchange are filed with the appropriate New Hampshire authorities, and shall be the same as the Closing Date.

            "Environmental Laws" means any Federal or state law, statute, rule, regulation, code, order, judgement, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, or
      (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, hazardous substances, in each case as amended and now in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

            "FDIA" means the Federal Deposit Insurance Act, as amended.

            "FDIC" means the Federal Deposit Insurance Corporation.

            "FRB" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.

            "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

            "Granite State Common Stock" has the meaning given to that term in Section 3.02(a) of this Agreement.

            "Granite State Disclosure Schedules" means the disclosure schedules delivered by Granite State to Primary Bank pursuant to
      Article III of this Agreement.

            "Granite State Financials" means (i) the audited consolidated financial statements of Granite State as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto,
      (ii) the unaudited interim consolidated financial statements of Granite State as of each calendar quarter thereafter included in Securities Documents filed by Granite State, and (iii) the preliminary unaudited consolidated financial statements of Granite State as of March 31, 1997, including the preliminary notes thereto.

            "Granite State Option" means the option granted to Granite State to acquire shares of Primary Bank Common Stock referenced in the recitals to this Agreement.

       A--7

            "Granite State Regulatory Reports" means the Annual Reports of Granite State on Form FR Y-6, any Current Report of Granite State on Form FR Y-9C and FR Y-LP filed with the FRB from December 31, 1995 through the Closing Date and the Reports of Condition and Income of Granite Bank and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

            "Granite State Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Granite State or Granite Bank, except any corporation the stock of which is held as security by Granite Bank in the ordinary course of its lending activities.

            "IRC" means the Internal Revenue Code of 1986, as amended.

            "IRS" means the Internal Revenue Service.

            "Material Adverse Effect" shall mean, with respect to Granite State or Primary Bank, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of Granite State or Primary Bank resulting from a change in interest rates generally or
      (ii) any individual or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

            "Merger" means the merger of Primary Bank with and into Granite Bank, with Granite Bank surviving such merger, contemplated by the Plan of Merger.

            "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

            "Plan of Merger" is the Agreement and Plan of Merger by and between Primary Bank and Granite Bank.

            "Primary Bank Common Stock" means the common stock of Primary Bank described in Section 2.02(a).

            "Primary Bank Disclosure Schedules" means the disclosure schedules delivered by Primary Bank to Granite State pursuant to
      Article II of this Agreement.

            "Primary Bank Financials" means (i) the audited consolidated financial statements of Primary Bank as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto,
      (ii) the unaudited interim consolidated financial statements of Primary Bank as of each calendar quarter thereafter included in Securities Documents filed by Primary Bank and (iii) the unaudited preliminary consolidated financial statements of Primary Bank as of March 31, 1997, including the preliminary notes thereto.

            "Primary Bank's knowledge" or similar terms with respect to Primary Bank, means the actual knowledge of the following individuals:
      Christopher J. Flynn, Michael J. Janosco Jr., and Charles P. Monaghan.

       A--8

            "Primary Bank Regulatory Reports" means the Reports of Condition and Income of Primary Bank and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

            "Primary Bank Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Primary Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Primary Bank.

            "Prospectus/Proxy Statement" or "Proxy Statement" means the prospectus/proxy statement, or, if a Registration Statement is not filed with the SEC, the proxy statement, together with any supplements thereto, to be transmitted to holders of Primary Bank Common Stock and Granite State Common Stock in connection with the transactions contemplated by this Agreement.

            "Registration Statement" means any registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, that may be filed with the SEC under the Securities Act with respect to the Granite State Common Stock to be issued in connection with the transactions contemplated by this Agreement.

            "Regulatory Agreement" has the meaning given to that term in
      Section 2.11 of this Agreement.

            "Regulatory Authority" means any agency or department of any federal or state government, including without limitation the Commissioner, the FDIC, the FRB, the SEC or the respective staffs thereof.

            "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

            "Securities Documents" means all registration statements (if any), schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

            "Securities Laws" means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

            "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Granite Bank or Primary Bank, as the case may be, in the ordinary course of its lending activities.

                                 ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF PRIMARY BANK

      Primary Bank represents and warrants to Granite State that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing

       A--9

Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the Primary Bank Disclosure Schedules delivered by Primary Bank to Granite State on the date hereof. Primary Bank has made a good faith effort to ensure that the disclosure on each schedule of the Primary Bank Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Primary Bank Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

      Section 2.01 Organization.

      (a) Primary Bank is a duly organized guaranty (stock) savings bank, validly existing and in good standing under the laws of New Hampshire, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Primary Bank.

      (b) There are no Primary Bank Subsidiaries other than those identified in the Primary Bank Disclosure Schedule 2.01.

      (c) The deposits of Primary Bank are insured by the Bank Insurance Fund of the FDIC to the maximum extent provided in the FDIA, and Primary Bank has paid all premium assessments that have come due and has filed all material reports required by the FDIA. Primary Bank is a member in good standing of the Federal Home Loan Bank of Boston and owns the requisite amount of stock therein.

      (d) Except as disclosed in Primary Bank Disclosure Schedule 2.01, the respective minute books of Primary Bank and each Primary Bank Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

      (e) Prior to the date of this Agreement, Primary Bank has delivered to Granite State true and correct copies of the articles of agreement and bylaws of Primary Bank.

      Section 2.02 Capitalization.

      (a) The authorized capital stock of Primary Bank consists of (a) 5,000,000 shares of common stock, $0.01 par value ("Primary Bank Common Stock"), of which 2,085,958 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding. Neither Primary Bank nor any Primary Bank Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Primary Bank Common Stock, Primary Bank preferred stock or any other security of Primary Bank or any securities representing the right to vote, purchase or otherwise receive any shares of Primary Bank Common Stock, Primary Bank preferred stock or any other security of Primary Bank, other than shares issuable under the Granite State Option and other than as set forth in reasonable detail in the Primary Bank Disclosure Schedule 2.02. Primary Bank Disclosure Schedule 2.02 sets forth the name of each holder of options to purchase Primary Bank Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, and the exercise price relating to the options held. Primary Bank Disclosure
Schedule 2.02 also sets forth the names of the holders of any unvested awards of Primary Bank Common Stock under the Peterborough Savings Bank Recognition and Retention Plan for Outside

       A--10

Directors and the Peterborough Savings Bank Recognition and Retention Plan for Officers and Employees, the number of shares underlying such awards, and the vesting periods relating thereto.

      (b) Except as set forth in the Primary Bank Disclosure Schedule 2.02, neither Primary Bank, nor any Primary Bank Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held by Primary Bank in a fiduciary capacity, and equity interests owned in connection with the commercial lending activities of Primary Bank. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Primary Bank with respect to any other company's capital stock or the equity of any other Person.

      (c) To Primary Bank's knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Primary Bank Common Stock, except as disclosed in the Primary Bank Disclosure Schedule 2.02.

      Section 2.03 Authority; No Violation.

      (a) Primary Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the approval by the requisite vote of the shareholders of Primary Bank and the approvals of the Regulatory Authorities described in Section 3.04 hereof, to complete the transactions contemplated hereby. Primary Bank has full corporate power and authority to execute and deliver the Plan of Merger and, subject to the approval by the requisite vote of the shareholders of Primary Bank and the approvals of the Regulatory Authorities described in Section 3.04 hereof, to consummate the Merger. The execution and delivery of this Agreement by Primary Bank and the completion by Primary Bank of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Primary Bank and, except for approval by the requisite vote of the shareholders of Primary Bank, no other corporate proceedings on the part of Primary Bank are necessary to approve this Agreement, the Plan of Merger, and complete the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Primary Bank and, subject to approval of the requisite vote of the shareholders of Primary Bank and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof (and assuming the due authorization, execution and delivery by both Granite State and Granite Bank), constitutes the valid and binding obligation of Primary Bank, enforceable against Primary Bank in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and delivery by Primary Bank concurrently with the execution and delivery of this Agreement, and subject to approval of the requisite vote of the shareholders of Primary Bank and receipt of the required approvals from Regulatory Authorities described in
Section 3.04 hereof (and assuming the due authorization, execution and delivery by both Granite State and Granite Bank), will constitute the valid and binding obligation of Primary Bank, enforceable against Primary Bank in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

      (b)(A) The execution and delivery of this Agreement by Primary Bank,
(B) the execution and delivery of the Plan of Merger by Primary Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Primary Bank's and Granite State's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Primary Bank with any of the terms or provisions hereof or of the Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of agreement or bylaws of Primary Bank or any Primary Bank Subsidiary; (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained,

       A--11

violate any statute, code, ordinance, rule, regulation, or to Primary Bank's knowledge, judgment, order, writ, decree or injunction applicable to Primary Bank or any Primary Bank Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the Primary Bank Disclosure Schedule 2.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Primary Bank or any Primary Bank Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Primary Bank or any Primary Bank Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause
(ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Primary Bank and its Subsidiaries taken as a whole.

      Section 2.04 Consents. Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement and the Plan of Merger by the requisite vote of the shareholders of Primary Bank, and by the requisite vote of the Primary Bank Board of Directors, no consents, waivers or approvals of, or filings or registrations with, any governmental authority are necessary, and, to Primary Bank's knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement or the Plan of Merger by Primary Bank, and (b) the completion by Primary Bank of the transactions contemplated hereby or by the Plan of Merger.

      Section 2.05 Financial Statements.

      (a) Primary Bank has previously delivered to Granite State the Primary Bank Regulatory Reports. The Primary Bank Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of Primary Bank as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

      (b) Primary Bank has previously delivered to Granite State the Primary Bank Financials. The Primary Bank Financials have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Primary Bank and the Primary Bank Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form F-4.

      (c) At the date of each balance sheet included in the Primary Bank Financials or the Primary Bank Regulatory Reports, Primary Bank did not have, or will not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Primary Bank Financials or Primary Bank Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities,

       A--12

obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

      Section 2.06 Taxes. Primary Bank and the Primary Bank Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Primary Bank has duly filed all federal, state and material local tax returns required to be filed by or with respect to Primary Bank and all Primary Bank Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Primary Bank and any Primary Bank Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.

      Section 2.07. No Material Adverse Effect. Primary Bank and the Primary Bank Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 1996.

      Section 2.08. Contracts.

      (a) Except as described in the footnotes to the audited consolidated financial statements of Primary Bank as of December 31, 1996, and for the three years ended December 31, 1996, or in Primary Bank Disclosure Schedule 2.08(a), neither Primary Bank nor any Primary Bank Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Primary Bank or any Primary Bank Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Primary Bank or any Primary Bank Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Primary Bank or any Primary Bank Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Primary Bank; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Primary Bank or any Primary Bank Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Primary Bank acceptances, Federal Home Loan Bank of Boston advances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Granite State or any Granite State Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom, in any material respect, of Primary Bank to engage in any type of banking or bank-related business which Primary Bank is permitted to engage in under applicable law as of the date of this Agreement.

      (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a), have been provided to Granite State on or before the date hereof, are listed on Primary Bank Disclosure
Schedule 2.08(a) and are in full force and effect on the date hereof and neither Primary Bank nor any Primary Bank Subsidiary (nor, to the knowledge of Primary Bank, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Primary Bank. Except as set forth in the Primary Bank Disclosure
Schedule 2.08(b), no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the

       A--13

provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. Except as set forth in Primary Bank Disclosure Schedule 2.08(b), none of the employees (including officers) of Primary Bank, possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in Primary Bank Disclosure Schedule 2.08(b), no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Primary Bank or any Primary Bank Subsidiary is a party or under which Primary Bank or any Primary Bank Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in Primary Bank Disclosure Schedule 2.08(b), no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Primary Bank or any Primary Bank Subsidiary absent the occurrence of a subsequent event; or (y) requires Primary Bank or any Primary Bank Subsidiary to provide a benefit in the form of Primary Bank Common Stock or determined by reference to the value of Primary Bank Common Stock. No such agreement, plan or arrangement with respect to officers of Primary Bank, or to Primary Bank's knowledge, to its employees, provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G. No limited rights (as such term is defined in the Primary Bank stock option plans identified in Disclosure Schedule 2.08(a)) have been granted with respect to any employee or director stock option that is outstanding as of the date of this Agreement.

      Section 2.09 Ownership of Property; Insurance Coverage.

      (a) Except as disclosed in Primary Bank Disclosure Schedule 2.09, Primary Bank and the Primary Bank Subsidiaries have good and, as to real property, marketable title to all material assets and properties owned by Primary Bank or any Primary Bank Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Primary Bank Regulatory Reports and in the Primary Bank Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to any Federal Reserve Bank or any Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a Primary Bank Subsidiary acting in a fiduciary capacity,
(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) items permitted under Article IV. Primary Bank and the Primary Bank Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Primary Bank and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Primary Bank Disclosure Schedule 2.09, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the Primary Bank Financials.

      (b) With respect to all material agreements pursuant to which Primary Bank or any Primary Bank Subsidiary has purchased securities subject to an agreement to resell, if any, Primary Bank or such Primary Bank Subsidiary, as the case may be, has a lien or security interest (which to Primary Bank's knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

      (c) Primary Bank currently maintains insurance considered by Primary Bank to be reasonable for their respective operations and similar in scope and coverage to that customarily maintained by other businesses similarly engaged in a similar location, in accordance with good business practice. Primary Bank

       A--14

has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Primary Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Primary Bank has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

      Section 2.10 Legal Proceedings. Except as disclosed in Primary Bank Disclosure Schedule 2.10, neither Primary Bank nor any Primary Bank Subsidiary is a party to any, and there are no pending or, to the best of Primary Bank's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Primary Bank or any Primary Bank Subsidiary, (ii) to which Primary Bank or any Primary Bank Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Primary Bank to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Primary Bank and the Primary Bank Subsidiaries, taken as a whole.

      Section 2.11 Compliance With Applicable Law.

      (a) Primary Bank and Primary Bank Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on Primary Bank and the Primary Bank Subsidiaries, taken as a whole.

      (b) Except as disclosed in Primary Bank Disclosure Schedule 2.11, neither Primary Bank nor any Primary Bank Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Primary Bank or any Primary Bank Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Primary Bank or any Primary Bank Subsidiary; (iii) requiring or threatening to require Primary Bank or any Primary Bank Subsidiary, or indicating that Primary Bank or any Primary Bank Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Primary Bank or any Primary Bank Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Primary Bank or any Primary Bank Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Primary Bank nor any Primary Bank Subsidiary has consented to or entered into any currently effective Regulatory Agreement, except as set forth in Primary Bank Disclosure Schedule 2.11.

      Section 2.12 ERISA. Primary Bank has previously delivered to Granite State true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement

       A--15

plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in Primary Bank Disclosure Schedule 2.12, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Primary Bank or any Primary Bank Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Primary Bank nor any Primary Bank Subsidiary maintains or has maintained within the last six (6) years any pension plan subject to Title IV of ERISA. Neither Primary Bank, any Primary Bank Subsidiary nor any other pension plan maintained by Primary Bank or any Primary Bank Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Primary Bank. Neither Primary Bank nor any Primary Bank Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC
Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Primary Bank or any Primary Bank Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Primary Bank. Primary Bank and the Primary Bank Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance in all material respects with Section 1862(b)(1) of the Social Security Act. With respect to the outstanding loan to Primary Bank's employee stock ownership plan, as of March 31, 1997, the principal amount outstanding does not exceed $300,000.

      Section 2.13 Brokers, Finders and Financial Advisors. Except for Primary Bank's engagement of Northeast Capital and Advisory, Inc. ("Northeast Capital") in connection with transactions contemplated by this Agreement, neither Primary Bank nor any Primary Bank Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or the Plan of Merger, or, except for its commitments disclosed in Primary Bank Disclosure Schedule 2.13, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or the Plan of Merger, which has not been reflected in the Primary Bank Financials.

      Section 2.14. Environmental Matters. To the knowledge of Primary Bank, neither Primary Bank nor any Primary Bank Subsidiary, nor any properties owned or operated by Primary Bank or any Primary Bank Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, has resulted, or will result, in a Material Adverse Effect with respect to Primary Bank and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or, to Primary Bank's knowledge, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Primary Bank, threatened, relating to the liability of any property owned or operated by Primary Bank or

       A--16

any Primary Bank Subsidiary under any Environmental Law. Primary Bank Disclosure Schedule 2.14 identifies all material reports, studies, sampling data, permits, and governmental filings in the possession of or reasonably available to Primary Bank or any Primary Bank Subsidiary concerning the Environmental Laws and Primary Bank or any Primary Bank Subsidiary or any of their current or former properties or operations.

      Section 2.15. Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Primary Bank Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Primary Bank Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria. Primary Bank Disclosure
Schedule 2.15 sets forth all loans that are classified by Primary Bank or any state or federal bank regulatory or supervisory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans, by category.

      Section 2.16. Information to be Supplied. The information to be supplied by Primary Bank for inclusion in any Registration Statement or Proxy Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act or the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Primary Bank for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

      Section 2.17. Securities Documents. Primary Bank has delivered to Granite State copies of its (i) annual reports on Form F-2 for the years ended December 31, 1996, 1995 and 1994, (ii) quarterly reports on Form F-4 for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1996, 1995 and 1994. Such reports and such proxy materials complied, at the time filed with the FDIC, in all material respects, with the FDIC rules and regulations under the Exchange Act.

      Section 2.18. Related Party Transactions. Except as disclosed in Primary Bank Disclosure Schedule 2.18, or as described in Primary Bank's Proxy Statement distributed in connection with the 1997 annual meeting of shareholders (which has previously been provided to Granite State), Primary Bank is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Primary Bank (except a Primary Bank Subsidiary). Except as disclosed in Primary Bank Disclosure Schedule 2.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on Primary Bank Disclosure Schedule 2.18, no loan or credit accommodation to any Affiliate of Primary Bank is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Primary Bank has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Primary Bank is inappropriate.

      Section 2.19. Schedule of Termination Benefits. Primary Bank Disclosure Schedule 2.19 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire Primary Bank Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Primary Bank solely for the benefit

       A--17

of officers or directors of Primary Bank or Primary Bank Subsidiaries (the "Benefits Schedule"), assuming their employment or service is terminated as of December 31, 1997 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

      Section 2.20. Loans. Each loan reflected as an asset in the Primary Bank Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, to Primary Bank's knowledge has been secured by valid liens and security interests which have to Primary Bank's knowledge been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Primary Bank and the Primary Bank Subsidiaries taken as a whole.

      Section 2.21. Antitakeover Provisions Inapplicable. Except as set forth on Primary Bank Disclosure Schedule 2.21, the transactions contemplated by this Agreement are not subject to any applicable state takeover law.

                                 ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF GRANITE STATE

      Granite State represents and warrants to Primary Bank that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Granite State Disclosure Schedules delivered by Granite State to Primary Bank on the date hereof. Granite State has made a good faith effort to ensure that the disclosure on each schedule of the Granite State Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Granite State Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

      Section 3.01. Organization.

      (a) Granite State is a duly organized corporation, validly existing and in good standing under the laws of New Hampshire, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Granite State. Granite State is registered as a bank holding company under the BHC Act. Granite State has made available to Primary Bank true and correct copies of its articles of agreement and bylaws.

      (b) Granite Bank is duly organized and validly existing as a bank under the laws of the State of New Hampshire. Granite Bank has the corporate power and authority to carry on its business and operations as now being conducted, and to own and operate the properties and assets now owned and being operated by it, and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Granite State.

      (c) The deposits of Granite Bank are insured by the FDIC to the maximum extent provided in the FDIA, and Granite Bank has paid all premium assessments that have come due and has filed all reports required

       A--18

by the FDIA. Granite Bank is a member in good standing of the Federal Home Loan Bank of Boston and owns the requisite amount of stock therein.

      (d) Except as disclosed in Granite State Disclosure Schedule 3.01(d), the respective minute books of Granite State and Granite Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

      (e) Prior to the date of this Agreement, Granite State has delivered to Primary Bank true and correct copies of the articles of agreement and the bylaws of Granite State and Granite Bank, respectively, as in effect on the date hereof.

      Section 3.02 Capitalization.

      (a) The authorized capital stock of Granite State consists of (a) 12,500,000 shares of common stock, par value $1.00 per share ("Granite State Common Stock"), of which, at the date of this Agreement, 2,632,473 shares are validly issued, fully paid and nonassessable and 613,457 shares are held by Granite State as treasury stock, and (b) 7,500,000 shares of preferred stock, par value $1.00 per share, of which, at the date of this Agreement, no shares of were issued and outstanding. No shares of Granite State Common Stock were issued in violation of any preemptive rights. Granite State has no Rights authorized, issued or outstanding, other than (i) options to acquire 258,160 shares of Granite State Common Stock are reserved for issuance and authorized under Granite State's employee benefit plans and stock option plans, and (ii) shares issuable as a result of the 3-for-2 stock split to be paid by Granite State on May 9, 1997.

      (b) To Granite State's knowledge, except as disclosed in Granite State's proxy statement dated March 24, 1997, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Granite State Common Stock.

      (c) Granite State owns all of the capital stock of Granite Bank, free and clear of any lien or encumbrance. Except for the Granite State Subsidiaries, Granite State does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Granite State Subsidiaries, equity interests held by Granite State Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Granite State Subsidiaries.

      Section 3.03 Authority; No Violation.

      (a) Granite State has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Granite Bank has full corporate power and authority to execute and deliver the Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Granite State and the completion by Granite State of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Granite State and, except for approval of the shareholders of Granite State, no other corporate proceedings on the part of Granite State are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Granite State and, subject to approval by the shareholders of Granite State and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Granite State and Granite Bank, enforceable against Granite State and Granite Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to Granite Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and

       A--19

delivery by Granite Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Granite Bank, enforceable against Granite Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

      (b)(A) The execution and delivery of this Agreement by Granite State and Granite Bank, (B) the execution and delivery of the Plan of Merger by Granite Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Primary Bank's and Granite State's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Granite State or Granite Bank with any of the terms or provisions hereof or of the Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of agreement or bylaws of Granite State or any Granite State Subsidiary or the articles of agreement and bylaws of Granite Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Granite State or any Granite State Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Granite State or Granite Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Granite State or Granite Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Granite State.

      Section 3.04. Consents. Except for consents, approvals, filings and registrations from or with the Commissioner, the FRB, the FDIC and SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Granite State in accordance with Nasdaq requirements applicable to it, and the approval of the Plan of Merger by Granite State as sole shareholder of Granite Bank under the FDIA, and by the Granite Bank Board of Directors, the filing of articles of merger with the Secretary of State of the State of New Hampshire pursuant to the New Hampshire Revised Statutes Annotated, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Granite State or the Plan of Merger by Granite Bank, and (b) the completion by Granite State of the transactions contemplated hereby or by Granite Bank of the Bank Merger. Granite State has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Granite State's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

      Section 3.05. Financial Statements.

      (a) Granite State has previously delivered, or will deliver, to Primary Bank the Granite State Regulatory Reports. The Granite State Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices and fairly present, or will fairly present, the consolidated financial position, results of operations and changes in shareholders' equity of Granite State as of and for the periods ending on the dates thereof, in accordance with applicable regulatory accounting principles. Granite State will make the Granite State Regulatory Reports available to Primary Bank for inspection.

       A--20

      (b) Granite State has previously delivered to Primary Bank the Granite State Financials. The Granite State Financials have been, or will be, prepared in accordance with GAAP and practices applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present, or will fairly present (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Granite State and the Granite State Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

      (c) At the date of each balance sheet included in the Granite State Financials, Granite State did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Granite State Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

      Section 3.06. Taxes. Granite State and the Granite State Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Granite State has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Granite State and all Granite State Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Granite State and any Granite State Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

      Section 3.07. No Material Adverse Effect. Granite State has not suffered any Material Adverse Effect since December 31, 1996.

      Section 3.08. Ownership of Property; Insurance Coverage.

      (a) Granite State and the Granite State Subsidiaries have good and, as to real property, marketable title to all material assets and properties owned by Granite State or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Granite State Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Granite State Disclosure Schedule or described in Section 4.01(v) of Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Granite State and the Granite State Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Granite State and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

      (b) Granite State and the Granite State Subsidiaries currently maintain insurance in amounts considered by Granite State to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Granite State nor any

       A--21

Granite State Subsidiary has received notice from any insurance carrier that
(i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

      Section 3.09. Legal Proceedings. Neither Granite State nor any Granite State Subsidiary is a party to any, and there are no pending or, to the best of Granite State's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Granite State or any Granite State Subsidiary, (ii) to which Granite State's or any Granite State Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Granite State to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Granite State and the Granite State Subsidiaries taken as a whole.

      Section 3.10. Compliance With Applicable Law.

      (a) Granite State and the Granite State Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on the assets, business, financial condition, business prospects or results of operations of Granite State and its Subsidiaries taken as a whole.

      (b) Neither Granite State nor any Granite State Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Granite State or any Granite State Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Granite State or any Granite State Subsidiary; (iii) requiring or threatening to require Granite State or any Granite State Subsidiary, or indicating that Granite State or any Granite State Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Granite State or any Granite State Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Granite State or any Granite State Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Granite State nor any Granite State Subsidiary is a party to, nor has consented to any Regulatory Agreement.

      Section 3.11. Information to be Supplied. The information to be supplied by Granite State for inclusion in any Registration Statement or Proxy Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act or the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Granite State for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

      Section 3.12. ERISA and Employment Arrangements. Granite State has previously made available to Primary Bank true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income

       A--22

plans, supplemental executive retirement plans, employment and special termination agreements, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Granite State Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Granite State or any Granite State Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Granite State nor any Granite State Subsidiary, and no pension plan maintained by Granite State or any Granite State Subsidiary, has incurred, directly or indirectly, within the past six
(6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Granite State, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Granite State nor any Granite State Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and in the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and
(ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Granite State or any Granite State Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Granite State. Granite State and the Granite State Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

      Section 3.13. Securities Documents. Granite State has delivered, or will deliver, to Primary Bank copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1996, 1995, and 1994, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and (iii) proxy statement dated March 24, 1997 used in connection with its annual meeting of shareholders held in April 1997. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

      Section 3.14. Environmental Matters. To the knowledge of Granite State, neither Granite State nor any Granite State Subsidiary, nor any properties owned or operated by Granite State or any Granite State Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, has resulted, or will result, in a Material Adverse Effect with respect to Granite State and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or, to Granite State's knowledge, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Granite State, threatened, relating to the liability of any property owned or operated by Granite State or any Granite State Subsidiary under any Environmental Law.

       A--23

      Section 3.15. Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Granite State Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Granite State Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

      Section 3.16. Brokers, Finders and Financial Advisors. Except for Granite State's engagement of Friedman, Billings, Ramsey & Co. ("FBR") in connection with transactions contemplated by this Agreement, neither Granite State nor any Granite State Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or the Plan of Merger, or, except for its commitments disclosed in Granite State Disclosure Schedule 3.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or the Plan of Merger, which has not been reflected in the Granite State Financials.

      Section 3.17. Loans. Each loan reflected as an asset in the Granite State Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Granite State. All loan transactions with Affiliates (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.

      Section 3.18. Antitakeover Provisions Inapplicable. Except as set forth on Granite State Disclosure Schedule 3.18, the transactions contemplated by this Agreement are not subject to any applicable state takeover law.

                                 ARTICLE IV
                          COVENANTS OF THE PARTIES

      Section 4.01. Conduct of Primary Bank's Business.

      (a) From the date of this Agreement to the Closing Date, Primary Bank will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Granite State. Primary Bank will use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Primary Bank and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Granite State in writing or as contemplated or required by this Agreement, Primary Bank will not, and Primary Bank will not permit any Primary Bank Subsidiary to:

            (i) amend or change any provision of its articles of agreement, charter, or bylaws;

            (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split,

       A--24

      combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Primary Bank may issue shares of Primary Bank Common Stock upon the valid exercise, in accordance with the information set forth in Primary Bank Disclosure Schedule 2.02, of presently outstanding options to acquire Primary Bank Common Stock under the Primary Bank Stock Option Plans;

            (iii) except pursuant to the arrangements set forth in Primary Bank Disclosure Schedule 4.01, grant any severance or termination pay (other than pursuant to written policies or written agreements of Primary Bank in effect on the date hereof and provided to Granite State prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of (except for normal increases in the ordinary course of business consistent in timing and amount with past practice), any employee, officer or director of Primary Bank or any Primary Bank Subsidiary; provided that Primary Bank, in its sole discretion, may enter severance arrangements with, or adopt a severance policy with respect to, employees or officers of Primary Bank in connection with employment terminations to result from the Merger after the Effective Date, provided that the total costs of such severance payments shall not exceed $600,000 (excluding payments to be made pursuant to the terms of employment or special termination agreements currently in effect).

            (iv) merge or consolidate Primary Bank or any Primary Bank Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Primary Bank or any Primary Bank Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Primary Bank, or any Primary Bank Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Primary Bank Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

            (v) sell or otherwise dispose of the capital stock of Primary Bank or sell or otherwise dispose of any asset of Primary Bank or of any Primary Bank Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Primary Bank or of any Primary Bank Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, Primary Bank acceptances, advances from the Federal Home Loan Bank of Boston, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

            (vi) take any action which would result in any of the representations and warranties of Primary Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

            (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Primary Bank;

       A--25

            (viii) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Primary Bank or any Primary Bank Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

            (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; contribute to any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement other than in amounts and in a manner consistent with past practice;

            (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

            (xi) fail to review with a representative of Granite State on a regular basis proposed loans or other credit facility commitments (including without limitation, lines of credit and letters of credit, but excluding loans to be secured by mortgages on one- to four-family residential real estate) to any borrower or group of affiliated borrowers in excess of $350,000, or any increase, compromise, extension, renewal or modification of any existing loan or commitment outstanding in excess of $350,000;

            (xii) except as set forth on the Primary Bank Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate;

            (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

            (xiv) except for the execution of this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

            (xv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger;

            (xvi) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or in response to examination comments by a Regulatory Authority; or

            (xvii) agree to do any of the foregoing.

      For purposes of this Section 4.01, unless provided for in a business plan, budget or similar document delivered to Granite State prior to the date of this Agreement, it shall not be considered in the ordinary course of business for Primary Bank or any Primary Bank Subsidiary to do any of the following: (i) make any capital expenditure of $50,000 or more not disclosed on Primary Bank Disclosure Schedule 4.01, without the prior written consent of Granite State; (ii) except as set forth in Primary Bank Disclosure
Schedule 4.01, make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of previously purchased government

       A--26

guaranteed loans, or transactions in the investment securities portfolio by Primary Bank or a Primary Bank Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Primary Bank or any Primary Bank Subsidiary of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

      Section 4.02. Access; Confidentiality.

      (a) From the date of this Agreement through the Closing Date, Primary Bank or Granite State, as the case may be, shall afford to, and shall cause each Primary Bank Subsidiary or Granite State Subsidiary to afford to, the other party and its authorized agents and representatives, access to their respective properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Primary Bank and Granite State will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request. None of the parties or their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of their respective customers, jeopardize the attorney-client privilege of the institution or company in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 7, 1997, among Primary Bank, Granite State and Granite Bank (the "Confidentiality Agreement").

      (b) Primary Bank and Granite State each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

      (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Primary Bank shall permit employees of Granite State reasonable access to information relating to problem loans, loan restructurings and loan work-outs of Primary Bank. Granite State shall have the right, however, at Granite State's expense, to cause Primary Bank or any Primary Bank Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to Granite State and Primary Bank, of the assets or property securing any loan made by Primary Bank or any Primary Bank Subsidiary, provided that such appraisal does not unreasonably delay any such loan restructuring or loan work-out.

      (d) If the transactions contemplated by this Agreement shall not be consummated, Primary Bank and Granite State will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Primary Bank and Granite State shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

       A--27

      Section 4.03. Regulatory Matters and Consents.

      (a) Granite State and Primary Bank will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

      (b) Primary Bank will furnish Granite State with all information concerning Primary Bank and Primary Bank Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Granite State to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

      (c) Granite State and Primary Bank will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by either party which is designated as confidential.

      (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Granite State will furnish Primary Bank with (i) copies of all Applications prior to filing with any Regulatory Authority and provide Primary Bank a reasonable opportunity to suggest changes to such Applications, which suggested changes Granite State may, in its reasonable discretion accept or reject, (ii) copies of all Applications filed by Granite State and (iii) copies of all documents filed by Granite State under the Securities Exchange Act of 1934, as amended.

      (e) Primary Bank will cooperate with Granite State in the foregoing matters and will furnish Granite State with all information concerning Primary Bank and Primary Bank Subsidiaries as may be necessary or advisable in connection with any Application or filing (including any Registration Statement and any report filed with the SEC) made by or on behalf of Granite State to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, Primary Bank will provide certificates and other documents reasonably requested by Granite State.

      Section 4.04. Taking of Necessary Action.

      (a) Granite State and Primary Bank shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Primary Bank nor any Primary Bank Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Granite State, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger; provided that nothing herein contained shall preclude Granite State or Primary Bank from exercising its rights under this Agreement or the Option Agreement.

       A--28

      (b) Granite State shall promptly prepare, subject to the review and consent of Primary Bank with respect to matters relating to the transactions contemplated by this Agreement, a Prospectus/Proxy Statement to be filed by Granite State with the SEC (unless Granite State and Primary Bank shall agree that such filing with the SEC is not required) and to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Granite State shall, as promptly as practicable following the preparation thereof, file a Registration Statement with the SEC and Primary Bank and Granite State shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, provided that such filing with the SEC shall not be required if the SEC staff confirms the views of Granite State that the proposed issuance of shares is exempt from registration under the Securities Act. Granite State will advise Primary Bank, promptly after Granite State receives notice thereof, if any, of the time when any Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Granite State shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Granite State will provide Primary Bank with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Primary Bank may reasonably request.

      Section 4.05. Certain Agreements.

      (a) From and after the Effective Time through the sixth anniversary thereof, Granite State agrees to indemnify, defend and hold harmless each present and former director and officer of Primary Bank and its Subsidiaries determined as of the Closing Date (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Granite State, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Primary Bank or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of Primary Bank are entitled under New Hampshire law, Primary Bank's articles of agreement and bylaws, or other applicable law as in effect on the date hereof (and Granite State shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a New Hampshire corporation under New Hampshire law and Primary Bank's articles of agreement and bylaws as in effect on the date hereof; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

      (b) Any Indemnified Party wishing to claim indemnification under
Section 4.05(a), upon learning of any Claim, shall promptly notify Granite State, but the failure to so notify shall not relieve Granite State of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Granite State. In the event of any Claim,
(1) Granite State shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Granite State elects not to assume

       A--29

such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Granite State and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Granite State shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Granite State shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

      (c) Granite State shall use its best efforts to cause the persons serving as officers and directors of Primary Bank immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by Primary Bank (provided that Granite State may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Granite State be required to expend more than $30,000 annually (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto; and provided, further, that if Granite State is unable to maintain or obtain the insurance called for by this Section 4.05(c), Granite State shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

      (d) In the event Granite State or any of is successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Granite State assume the obligations set forth in this Section 4.05.

      (e) The provisions of this Section 4.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      (f) Granite State agrees to honor and Granite State agrees to cause Granite Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the Primary Bank Disclosure Schedules. Except as otherwise provided herein, and unless otherwise agreed to in writing by the affected officer and employee, Granite State agrees for itself and the Granite State Subsidiaries that the consummation of the transactions contemplated hereby is a "Change in Control" as defined in the employment and special termination agreements entered into between Primary Bank and certain officers and employees as disclosed on the Primary Bank Disclosure Schedule, and represents that the consummation of the transactions contemplated hereby is not a "Change in Control" as defined in the employment and special termination agreements entered into between Granite State and certain officers and employees thereof.

      Section 4.06. No Other Bids and Related Matters. Primary Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined), will enforce any confidentiality agreements and will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of this Section 4.06 of the obligations undertaken in this Section 4.06. Primary Bank agrees that neither Primary Bank nor any of its Subsidiaries shall, and that Primary Bank and its Subsidiaries shall direct and use all reasonable efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of,

       A--30

Primary Bank or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any discussions or negotiations with, or provide any confidential information or data to, any Person relating to an Acquisition Proposal; provided, that, if Primary Bank is not otherwise in violation of this Section 4.06, the Board of Directors of Primary Bank may furnish or cause to be furnished information to any third party and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors, after having consulted with and considered the written advice of Goodwin, Procter & Hoar LLP, counsel to Primary Bank, has determined that there is a reasonable basis to conclude that the failure to provide such information or participate in such other negotiations and discussions would constitute a breach of their fiduciary duties under New Hampshire law. If any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Primary Bank or any of its subsidiaries, Primary Bank will immediately notify Granite State. Nothing contained in this Section 4.06 shall be deemed to prohibit Primary Bank from (i) taking or disclosing to shareholders any position necessary in order to comply with the filing and disclosure requirements of Section 14(d)(9) of the Exchange Act and the related rules and regulations of the SEC, and (ii) making any disclosure to the shareholders of Primary Bank which the Board of Directors of Primary Bank, after having consulted with and considered the written advice of Goodwin, Procter & Hoar LLP, counsel to Primary Bank, has reasonably determined is required in order to comply with Primary Bank's fiduciary duties to its shareholders under applicable law.

      Section 4.07. Duty to Advise; Duty to Update Primary Bank's Disclosure Schedule. Primary Bank shall promptly advise Granite State of any change or event having a Material Adverse Effect on it or on any Primary Bank Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Primary Bank shall update Primary Bank's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Primary Bank Disclosure Schedule. The delivery of such updated Schedule shall not relieve Primary Bank from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(c) hereof.

      Section 4.08. Conduct of Granite State's Business.

      (a) From the date of this Agreement to the Closing Date, Granite State will use its best efforts to (x) preserve its business organizations intact,
(y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Granite Bank. From the date of this Agreement to the Closing Date, neither Granite State nor Granite Bank will (i) amend its articles of agreement or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement, (ii) issue any equity securities except in connection with the exercise of any employee or director stock options, (iii) take any action which would result in any of the representations and warranties of Granite State or Granite Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law, (iv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or (v) agree to do any of the foregoing.

      (b) From the date of this Agreement through the Closing Date, Granite State will not, nor will it permit Granite Bank to, enter into any agreement to acquire or sell any material branch office (excluding the de novo establishment of a branch office), or to acquire all or substantially all of the capital stock of, merge with, or purchase substantially all the assets and assume substantially all the liabilities of, any other company (an "Acquisition"), unless the prior written consent of Primary Bank is obtained.

       A--31

      Section 4.09. Board and Committee Minutes. Granite State and Primary Bank shall each provide to the other, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

      Section 4.10. Undertakings by Granite State and Primary Bank.

      (a) From and after the date of this Agreement:

            (i) Voting by Directors. Granite State and Primary Bank shall recommend to all members of their respective Board of Directors to vote all shares of Primary Bank Common Stock, or Granite State Common Stock, as the case may be, beneficially owned by each such director in favor of this Agreement. As promptly as practicable following execution of this Agreement, Granite State's Directors shall enter into the agreement set forth as Exhibit 2 to this Agreement;

            (ii) Proxy Solicitor. Granite State and Primary Bank shall each retain a proxy solicitor in connection with the solicitation of shareholder approval of this Agreement;

            (iii) Timely Review. If requested by Granite State at Granite State's sole expense, Primary Bank shall cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

            (iv) Outside Service Bureau Contracts. If requested to do so by Granite State, Primary Bank shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Primary Bank, on terms and conditions mutually acceptable to Primary Bank and Granite State;

            (v) Committee Meetings. Primary Bank shall permit a representative of Granite State, who is reasonably acceptable to Primary Bank, to attend all committee meetings of Primary Bank and Primary Bank management including, without limitation, any loan or asset/liability committee. Primary Bank shall respond reasonably and in good faith to any request of Granite State to permit a representative of Granite State, who is reasonably acceptable to Primary Bank, to attend any meeting of Primary Bank's Board of Directors or the Executive Committee thereof;

            (vi) List of Nonperforming Assets. Primary Bank and Granite State shall provide the other, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual,
      (iii) real estate owned, and (iv) all loans ninety (90) days or more past due) as of the end of such month; and

            (vii) Reserves and Merger-Related Costs. On or before the Effective Date, Primary Bank shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Primary Bank to those of Granite State (as such practices and methods are to be applied to Primary Bank from and after the Closing Date) and Granite State's plans with respect to the conduct of the business of Primary Bank

       A--32

      following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Primary Bank, provided, however, that Primary Bank shall not be required to take such action unless Granite State agrees in writing that all conditions to closing set forth in Section
      5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Granite State of the writing referred to in the preceding clause, Primary Bank shall provide Granite State a written statement, certified without personal liability by the chief executive officer of Primary Bank and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Primary Bank or any Primary Bank Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(d) hereof.

      (b) From and after the date of this Agreement, Granite State and Primary Bank shall each:

            (i) Shareholders Meetings. Submit this Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use their respective best efforts to cause their Boards of Director to recommend approval of this Agreement to their respective shareholders. The Board of Directors of Primary Bank may fail to make such a recommendation, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the written advice of Goodwin, Procter & Hoar LLP, counsel to Primary Bank, has determined that there is a reasonable basis to conclude that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under New Hampshire law, and such failure, withdrawal, modification or change will not constitute a breach of this Agreement;

            (ii) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) any Registration Statement, Proxy Statement and related filings under state securities laws covering the Granite State Common Stock to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and (D) all other documents contemplated by this Agreement;

            (iii) Identification of Primary Bank's Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Primary Bank;

            (iv) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Primary Bank shareholders, Primary Bank's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

            (v) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

       A--33


            (vi) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

            (vii) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

            (viii) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; or

      Section 4.11. Employee and Termination Benefits; Directors and
Management.

      (a) Employee Benefits. On and after the Effective Date, the employee pension and welfare benefit plans of Granite State and Primary Bank may, at Granite State's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated. In the event of a consolidation of any or all of such plans or in the event of termination of the Primary Bank benefit plans, Primary Bank and Primary Bank employees shall receive credit for service with Primary Bank under any Granite State benefit plan, or new Granite State benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination (but not for benefit accrual purposes). Granite State and/or Granite Bank shall make available to Primary Bank employees who become employed by Granite State or a Granite subsidiary, employer-provided health coverage on the same basis as it provides such coverage to Granite State or Granite Bank employees. In the event of any termination of or consolidation of any Primary Bank health plan with any Granite State health plan, all employees of Primary Bank who become full-time employees of Granite State or Granite Bank, who were eligible for continued coverage under the terminated or consolidated plan shall have immediate coverage of any pre-existing condition. In the event of a termination or consolidation of any Primary Bank health plan, terminated Primary Bank employees and qualified beneficiaries or retained Primary Bank employees who do not satisfy the Granite State conditions for employer-provided coverage, will have the right to continue coverage under group health plans of Granite State and/or Granite State subsidiaries in accordance with IRC Section 4980B(f).

      (b) Upon the Effective Date, Mr. Christopher J. Flynn, the President and Chief Executive Officer of Primary Bank, shall become President of Granite Bank and shall be offered a 3-year employment agreement with Granite Bank on terms no less favorable than the contract between Primary Bank and Mr. Flynn in effect as of the date of this Agreement, and which shall provide that Mr. Flynn is not entitled to any payments under his employment agreement in effect as of the date hereof as a result of this Agreement and the Merger. Upon the Effective Date, Mr. Flynn shall be granted an incentive stock option by Granite State to purchase 5,000 shares of Granite State Common Stock at an exercise price equal to the Granite State Market Value, which option shall be exercisable in equal installments over a five year period and which shall vest immediately upon a change in control of Granite State. In addition, Mr. Flynn will be entitled to participate in a Supplemental Executive Retirement Plan that will provide him with benefits to which he would have been entitled under any tax qualified employee pension plan sponsored by Granite Bank but for the limitations imposed by Sections 401(a)(17), 415(b)(1)(A) and 415(c)(1)(A) of the IRC. Upon the Effective Date, Charles P. Monaghan, Senior Vice President of Primary Bank, shall become a Senior Vice President of Granite Bank, and shall be offered an employment agreement substantially equivalent to the contract between Primary Bank and Mr. Monaghan in effect as of the date of this Agreement, which employment agreement shall terminate two years from the Effective Date, shall provide a severance payment upon termination equal to two year's salary, and which shall provide that no payments thereunder (or under the existing employment and special termination agreement

       A--34

between Primary Bank and Mr. Monaghan) are due Mr. Monaghan as a result of this Agreement and the Merger. Upon the Effective Date, Mr. Monaghan shall also be provided a special termination agreement substantially in the form currently provided to the executive officers of Granite State. If the Effective Date occurs in calendar year 1997, Messrs. Flynn and Monaghan shall be entitled to participate in the Granite Bank senior officer incentive compensation bonus plan for 1997 on the same basis as other senior officers of Granite Bank. Other employees of Primary Bank shall be entitled to pro rata bonus payments under the Primary Bank bonus or incentive plan in effect on the date hereof in amounts accrued by Primary Bank through the Effective Date and consistent with past practice.

      (c) Prior to or at the Effective Date, three directors of Primary Bank to be designated by Primary Bank (one of whom shall be Mr. Flynn), after consultation with and the consent of Granite State (which consent shall not be unreasonably withheld), shall be elected to the Board of Directors of Granite State effective upon the Effective Date, and shall be divided evenly among the classes.

      (d) Prior to or at the Effective Date, four directors of Primary Bank to be designated by Primary Bank (one of whom shall be Mr. Flynn), after consultation with and the consent of Granite State and Granite Bank (which consent shall not be unreasonably withheld), shall be elected to the Board of Directors of Granite Bank effective upon the Effective Date and shall be divided as nearly equally among the classes as is practicable.

      Section 4.12. Duty to Advise; Duty to Update Granite State's Disclosure Schedule. Granite State shall promptly advise Primary Bank of any change or event having a Material Adverse Effect on it or on any Granite State Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Granite State shall update Granite State's Disclosure Schedules as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Granite State Disclosure Schedule. The delivery of such updated Schedule shall not relieve Granite State from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) hereof.

      Section 4.13. Affiliate Letter. No later than five days after the date of this Agreement, Primary Bank shall use its best efforts to cause to be delivered to Granite State the Letter Agreement attached hereto as Exhibit 1, executed by each director and officer set forth thereon.

                                  ARTICLE V
                                 CONDITIONS

      Section 5.01. Conditions to Primary Bank's Obligations under this Agreement. The obligations of Primary Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Primary Bank pursuant to Section 7.03 hereof:

            (a) Corporate Proceedings. All action required to be taken by, or on the part of, Granite State and Granite Bank to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by Granite State and Granite Bank; and Primary Bank shall have received certified copies of the resolutions evidencing such authorizations;

            (b) Covenants. The obligations and covenants of Granite State required by this Agreement to be performed by Granite State at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or

       A--35

      covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Granite State;

            (c) Representations and Warranties. The representations and warranties of Granite State set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Granite State and Granite Bank;

            (d) Approvals of Regulatory Authorities. Granite State shall have received all required approvals of Regulatory Authorities of the Merger (without the imposition of any conditions that are in Granite State's reasonable judgement unduly burdensome) and delivered copies thereof to Primary Bank; and all notice and waiting periods required thereunder shall have expired or been terminated. For purposes of this paragraph, a divestiture by Granite Bank of its Peterborough, New Hampshire branch that is required as a condition to any regulatory approval shall not be deemed unduly burdensome;

            (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

            (f) No Material Adverse Effect. Since December 31, 1996, there shall not have occurred any Material Adverse Effect with respect to Granite State;

            (g) Officer's Certificate. Granite State shall have delivered to Primary Bank a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 and Section 5.02(m) have been satisfied, to the best knowledge of the officer executing the same;

            (h) Opinion of Granite State's Counsel. Primary Bank shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., counsel to Granite State, dated the Closing Date, in form and substance reasonably satisfactory to Primary Bank and its counsel to the effect set forth on Exhibit 4 attached hereto;

            (i) Registration Statement. Any Registration Statement that may be filed with the SEC shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

            (j) Tax Opinion. Primary Bank shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. substantially to the effect set forth on Exhibit 5 attached hereto;

            (k) Approval of Primary Bank's Shareholders. This Agreement shall have been approved by the shareholders of Primary Bank by such vote as is required under applicable New Hampshire law, Primary Bank's articles of agreement and bylaws, and under Nasdaq requirements applicable to it; and

            (l) Investment Banking Opinion. Primary Bank shall have received the written opinion from Northeast Capital on or before the date of this Agreement and updated in writing as of a date within

       A--36

      five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration to be received by shareholders of Primary Bank pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

            (m) Stock Exchange Listing. The shares of Granite State Common Stock which shall be issued to the shareholders of Primary Bank upon consummation of the Merger shall have been authorized for listing on the Nasdaq National Market System, subject to official notice of issuance.

      Section 5.02. Conditions to Granite State's Obligations under this Agreement. The obligations of Granite State hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Granite State pursuant to Section 7.03 hereof:

            (a) Corporate Proceedings. All action required to be taken by, or on the part of, Primary Bank to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by Primary Bank; and Granite State shall have received certified copies of the resolutions evidencing such authorizations;

            (b) Covenants. The obligations and covenants of Primary Bank, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Primary Bank;

            (c) Representations and Warranties. The representations and warranties of Primary Bank set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Primary Bank;

            (d) Approvals of Regulatory Authorities. Granite State shall have received all required approvals of Regulatory Authorities of the Merger (without the imposition of any conditions that are in Granite State's reasonable judgement unduly burdensome) and delivered copies thereof to Primary Bank; and all notice and waiting periods required thereunder shall have expired or been terminated. For purposes of this paragraph, a divestiture by Granite Bank of its Peterborough branch that is required as a condition to any regulatory approval shall not be deemed unduly burdensome;

            (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

            (f) No Material Adverse Effect. Since December 31, 1996, there shall not have occurred any Material Adverse Effect with respect to Primary Bank.

            (g) Officer's Certificate. Primary Bank shall have delivered to Granite State a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through
      (f) of this Section 5.02 and Section 5.01(k) have been satisfied, to the best knowledge of the officer executing the same;

       A--37

            (h) Opinions of Primary Bank's Counsel. Granite State shall have received an opinion of Goodwin, Procter & Hoar LLP, counsel to Primary Bank, dated the Closing Date, in form and substance reasonably satisfactory to Granite State and its counsel to the effect set forth on Exhibit 7 attached hereto;

            (i) Registration Statement. Any Registration Statement filed with the SEC shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

            (j) Tax Opinion. Granite State shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., its counsel, substantially to the effect set forth on Exhibit 5 attached hereto;

            (k) Pooling Letter. Granite State shall have received (i) an opinion from Grant Thornton LLP to the effect that the merger will be treated as a "pooling of interest," as defined by GAAP, for financial accounting purposes and (ii) a letter, in a form satisfactory to Grant Thornton LLP, from Primary Bank representing to Granite State that they have not entered into any transaction or are aware of any events or circumstance that would preclude the Merger from being treated as a "pooling of interest" for financial accounting purposes and (iii) a letter, in a form satisfactory to Grant Thornton LLP, from Primary Bank's independent auditor representing that they are not aware of any transactions or of any events or circumstances that would preclude the Merger from being treated as a "pooling of interest" for financial accounting purposes;

            (l) Liquidation Account. Neither the Merger or consummation of the Plan of Merger shall require Granite State or Primary Bank to distribute to depositors the liquidation account established by Primary Bank in connection with its conversion from mutual to stock form;

            (m) Approval of Granite State's Shareholders. This Agreement shall have been approved by the shareholders of Granite State by such vote as is required under Granite State's articles of incorporation and bylaws or under Nasdaq requirements applicable to it; and

            (n) Investment Banking Opinion. Granite State shall have received the written opinion from FBR on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement to the effect that the Merger is fair to Granite State.

                                 ARTICLE VI
                      TERMINATION, WAIVER AND AMENDMENT

      Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

            (a) By the mutual written consent of the parties hereto;

            (b) By Granite State or Primary Bank:

                  (i) if there shall have been any breach of any
            representation, warranty, covenant or other obligation of Granite State which results in a Material Adverse Effect with respect to Granite State, on the one hand, or of Primary Bank which results in a Material Adverse Effect

       A--38

            with respect to Primary Bank, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                  (ii) if the Closing Date shall not have occurred on or
            before February 28, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                  (iii) if either party has been informed in writing by a
            Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted (except any approval or consent conditioned upon divestiture of the Peterborough branches of Granite Bank), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

                  (iv) by either Granite State or Primary Bank if any
            approval of the shareholders of Granite State or Primary Bank required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

            (c) By Primary Bank (i) if on the Closing Date the Granite State Market Value on the Determination Date shall be less than $20.300 (or $13.533 after giving effect to the Granite State three-for-two stock split payable in the form of a dividend on May 9, 1997); (ii) if and after it enters into an agreement relating to a Superior Acquisition Proposal (for purposes of this Agreement, a "Superior Acquisition Proposal" means any bona fide Acquisition Proposal, the terms of which the Primary Bank Board of Directors determines in good faith after receiving the advice of Primary Bank's counsel and financial advisor to be more favorable to Primary Bank's stockholders than the Merger), provided that Primary Bank is in compliance with Section 4.06; or
      (iii) following a vote by the Primary Bank Board of Directors to withdraw, modify or change its recommendation of approval of the Merger to the Primary Bank stockholders as provided by Section 4.10(b)(i).

      Section 6.02. Effect of Termination.

      (a) If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Granite State or Primary Bank to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

      (b) Any termination of this Agreement by Primary Bank pursuant to
Section 6.01(b)(i) (ii) or (iii) hereof based on a breach of a representation or warranty, or the breach of a covenant, by Granite State that is caused by the willful misconduct or gross negligence of Granite State, Granite State shall pay Primary Bank for all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by Primary Bank in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder up to a maximum of $584,000.

       A--39

                                 ARTICLE VII
                                MISCELLANEOUS

      Section 7.01. Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

      Section 7.02. Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 4.05, and 4.11(a), (c), (d) and (e) which will survive the Merger, shall terminate on the Closing Date.

      Section 7.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      Section 7.04. Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d)(i) and (iii), 1.02(g), 4.05, and 4.11(a) and (c) with respect to indemnification, employee benefits and certain other matters, and provided, further, that any such rights, remedies, obligations or liabilities conferred pursuant to Sections 4.11(a) and (c) shall terminate and expire one (1) year from the Effective Date.

      Section 7.05. No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

      Section 7.06. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

            (a)   If to Granite State, to:
                  Granite State Bankshares, Inc.
                  122 West Street
                  Keene, New Hampshire 03431-0627

       A--40

                  Attention:     Charles W. Smith, President and Chief
                                 Executive Officer
                  Telecopy No.:  (603) 358-5707

                  with a copy to:

                  Luse Lehman Gorman Pomerenk & Schick, P.C.
                  5335 Wisconsin Avenue, N.W.
                  Suite 400
                  Washington, D.C. 20015

                  Attention:     John J. Gorman, Esquire
                  Telecopy No.:  (202) 362-2902

            (b)   If to Primary Bank, to:

                  Primary Bank
                  35 Main Street
                  Peterborough, New Hampshire 03458

                  Attention:     Christopher J. Flynn
                                 President and Chief Executive Officer
                  Telecopy No.:  (603) 924-3706

                  with copies to:

                  Goodwin, Procter & Hoar LLP
                  Exchange Place
                  Boston, Massachusetts 02109-2881

                  Attention:     William P. Mayer, Esquire
                  Telecopy No.:  (617) 523-1231

      Section 7.07. Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

      Section 7.08. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      Section 7.09. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      Section 7.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of New Hampshire.

       A--41

      IN WITNESS WHEREOF, the parties have caused this Agreement, as amended, to be executed by their duly authorized officers as of the day and year first above written.

                                  GRANITE STATE BANKSHARES, INC.

                                  By:  /s/ Charles W. Smith
                                       Charles W. Smith
                                       President and Chief Executive Officer


                                  GRANITE BANK

                                  By:  /s/ Charles W. Smith
                                       Charles W. Smith
                                       President and Chief Executive Officer


                                  PRIMARY BANK

                                  By:  /s/ Christopher J. Flynn
                                       Christopher J. Flynn,
                                       President and Chief Executive Officer

       A--42

                                   ANNEX A

                        AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Plan of Merger"), dated as of April 29, 1997, is by and between Primary Bank, a New Hampshire guaranty (stock) savings bank ("Primary Bank"), and GRANITE BANK ("Granite Bank"), a New Hampshire bank, and is joined in by GRANITE STATE BANKSHARES, INC. ("Granite State"), a New Hampshire corporation and a registered bank holding company under the Bank Holding Act of 1956, as amended, and parent corporation of Granite Bank.

                                 WITNESSETH

      WHEREAS, the respective Boards of Directors of Primary Bank, Granite Bank and Granite State deem the merger of Primary Bank with and into Granite Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Primary Bank, Granite Bank and Granite State have adopted resolutions approving this Plan of Merger and a related Agreement and Plan of Reorganization dated as of even date herewith (the "Reorganization Agreement").

      WHEREAS, Granite State, the sole shareholder of Granite Bank, has consented to and joined in this Plan of Merger and has entered into the Reorganization Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                 ARTICLE 1.
                                   MERGER

      Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), Primary Bank shall be merged with and into Granite Bank, pursuant to the provisions of, and with the effect provided in, Title 35 of the New Hampshire Revised Statutes Annotated (the "Bank Merger"). On the Effective Date, the separate existence of Primary Bank shall cease and Granite Bank, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger (Granite Bank, as existing on and after the Effective Date, being hereinafter sometimes referred to as the "Surviving Bank").

                                 ARTICLE 2.
                      ARTICLES OF AGREEMENT AND BY-LAWS

      The Amended and Restated Articles of Agreement and the By-laws of Granite Bank in effect immediately prior to the Effective Date shall be the Articles of Agreement and the By-laws of the Surviving Bank, amended as set forth below, in each case until amended in accordance with applicable law. The Articles of Agreement of the Surviving Bank shall be amended effective upon the Effective Date to add the following paragraph to the end of existing Article VI:

      "The Bank shall assume the Liquidation Account (the "Liquidation Account") initially established and maintained by Primary Bank for the benefit of Primary Bank's Eligible Account Holders as of July 28, 1993 ("eligible savers"). Notwithstanding any provision of these Articles or of the By-laws of the Bank to the contrary, in the event of a complete liquidation of the Bank, it shall comply with the Plan of Conversion with respect to the amount

       A--43

      and the priorities on liquidation of each of the Bank's eligible savers' inchoate interest in the Liquidation Account, to the extent it is still in existence; provided, that an eligible saver's inchoate interest in the Liquidation Account shall not entitle such eligible saver to any voting rights at meetings of the Bank's shareholders."

                                 ARTICLE 3.
                           DIRECTORS AND OFFICERS

      The directors of Granite Bank immediately prior to the Effective Date, together with four directors of Primary Bank to be designated by Primary Bank in accordance with Section 4.11(e) of the Reorganization Agreement, will be the directors of the Surviving Bank on the Effective Date. The officers of Granite Bank immediately prior to the Effective Date shall be the officers of the Surviving Bank on the Effective Date, except then Mr. Christopher J. Flynn, if he is the President and Chief Executive Officer of Primary Bank immediately prior to the Effective Date, shall become the President of the Surviving Bank on the Effective Date, and Charles P. Monaghan, if he is a Senior Vice President of Primary Bank immediately prior to the Effective Date, shall become a Senior Vice President of the Surviving Bank on the Effective Date.

                                 ARTICLE 4.
              CONVERSION AND EXCHANGE OF PRIMARY BANKS SHARES;
                         FRACTIONAL SHARE INTERESTS

      4.1. On the Effective Date (as hereinafter defined), each share of common stock of Primary Bank, par value $0.01 per share ("Primary Bank Common Stock"), outstanding immediately prior to the Effective Date (except as provided in Articles 5, 6 and 8 of this Agreement), shall be converted without any action on the part of the holder thereof into an amount of common stock, par value $1.00 per share, of Granite State ("Granite State Common Stock") equal to one share multiplied by the Exchange Ratio as determined below (rounded to the nearest four decimal places).

      4.2. As used herein, the term "Granite State Market Value" shall mean the average of the inside closing bid price of Granite State Common Stock on the Nasdaq National Market System (as reported by The Wall Street Journal) for each of the twenty (20) consecutive trading days ending on the fifth business day before the Effective Date.

      4.3. (a) For purposes of this Plan of Merger, the Exchange Ratio shall be:

            (i) if the Granite State Market Value determined as of the Effective Date is greater than or equal to $20.300 and less than or equal to $25.375, then that number of shares of fully paid and nonassessable shares of Granite State Common Stock, equal to $25.25 divided by the Granite State Market Value determined as of the Effective Date;

            (ii) if the Granite State Market Value determined as of the Effective Date is greater than $25.375 and less than or equal to $27.278, then .9951 shares of Granite State Common Stock;

            (iii) if the Granite State Market Value determined as of the Effective Date is greater than $27.278, then that number of shares of fully paid and nonassessable shares of Granite State Common Stock, equal to $27.144 divided by the Granite State Market Value determined as of the Effective Date; or

       A--44

            (iv) if the Granite State Market Price determined as of the Effective Date is less than $20.300, then 1.2438 shares of fully paid and nonassessable shares of Granite State Common Stock, subject to the termination provisions of Section 6.01(c)(i) of the Reorganization Agreement.

      (b) Notwithstanding the provisions of the preceding subparagraph (a), in the event that before the Effective Date an announcement is made with respect to a business combination involving the merger or acquisition of Granite State or a substantial portion of its assets (a "GS Acquisition"), the Exchange Ratio shall be that set forth in (a)(ii) above (as adjusted pursuant to Section 4.7 herein). In addition, any GS Acquisition shall not be consummated prior to the Merger and the transactions contemplated by this Agreement.

      4.4. On the Effective Date, all shares of Primary Bank Common Stock held in the treasury of Primary Bank or owned beneficially by any subsidiary of Primary Bank other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of Primary Bank Common Stock owned by Granite State or owned beneficially by any subsidiary of Granite State other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

      4.5. (a) Prior to the Effective Date, Granite State shall appoint a bank, trust company or other stock transfer agent selected by Granite State and agreed to by Primary Bank as the exchange agent (the "Exchange Agent") to effect the exchange of certificates evidencing shares of Primary Bank Common Stock (any such certificate being hereinafter referred to as a "Certificate") for shares of Granite State Common Stock to be received in the share exchange. On the Effective Date, Granite State shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of Granite State the issuance of the number of shares of Granite State Common Stock issuable in the share exchange.

      (b) Within five business days after the Effective Date, the Exchange Agent shall mail to each holder of record of Primary Bank Common Stock as of the Effective Date a notice of consummation of the share exchange and a form of transmittal letter pursuant to which each such shareholder shall transmit the Certificate or Certificates, or, in lieu thereof, such evidence of lost, stolen or mutilated Certificate or Certificates and such surety bond as the Exchange Agent may reasonably require in accordance with customary exchange practices. Primary Bank shareholders who satisfy such requirements for lost, stolen or mutilated certificates shall for purposes of the exchange procedures set forth herein be deemed to have submitted Certificates for Primary Bank Common Stock. As soon as practicable after surrender of such Certificate to the Exchange Agent with a properly completed transmittal letter, the Exchange Agent will promptly mail by first class mail to such shareholder a certificate or certificates representing the number of full shares of Granite State Common Stock into which the shares of Primary Bank Common Stock evidenced by the Certificate surrendered shall have been converted pursuant to this Plan of Merger.

      (c) The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of Granite State Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Date with respect to Granite State Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article 4. After the surrender of a Certificate in accordance with this
Article 4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Granite State Common Stock represented by such Certificate.

       A--45

      (d) No transfer taxes shall be payable by any shareholders of Primary Bank in respect of the issuance of certificates for Granite State Common Stock and no expenses shall be imposed on any shareholder of Primary Bank in connection with the conversion of shares of Primary Bank Common Stock into shares of Granite State Common Stock and the delivery of such shares to the former holder of Primary Bank Common Stock entitled thereto, except that, if any Certificate for shares of Granite State Common Stock is to be issued in a name other than that in which a Certificate or Certificates for shares of Primary Bank Common Stock surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to Granite State any transfer taxes payable by reason thereof or of any prior transfer of such surrendered Certificate or Certificates or establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

      (e) Certificates surrendered for exchange by any person who is an "affiliate" of Primary Bank for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for Certificates representing shares of Granite State Common Stock until Granite State has received the written agreement of such person contemplated by Section 4.9 of the Reorganization Agreement. If any Certificate for shares of Primary Bank Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of Granite State or its agent that such taxes are not payable.

      4.6. Upon the Effective Date, the stock transfer books of Primary Bank shall be closed and no transfer of Primary Bank Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, neither Granite State or its agent nor any party to the share exchange shall be liable to a holder of Primary Bank Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

      4.7. In the event that, between the date hereof and prior to the Effective Date, the outstanding shares of Granite State Common Stock or Primary Bank Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock split or other like changes in the capitalization of Granite State or Primary Bank, or if a stock dividend is declared on Granite State Common Stock or Primary Bank Common Stock with a record date (as to a stock split, the pay date) within such period, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Granite State Common Stock to be thereafter delivered pursuant to this Plan of Merger, and the dollar amounts and the Exchange Ratio set forth in Section 4.3 of this Article 4, so that each shareholder of Primary Bank shall be entitled to receive such number of shares of Granite State Common Stock or other securities as such shareholder would have received pursuant to such reorganization, recapitalization, reclassification, stock split, exchange of shares or readjustment or other like changes in the capitalization of Granite State or Primary Bank, or as a result of a stock dividend on Granite State Common Stock or Primary Bank Common Stock, had the record (or pay) date therefor been immediately following the Effective Date. In accordance with the foregoing, and as result of the three for two stock split (to be effected in the form of a stock dividend) (the "Stock Split") declared by Granite State which is to be paid on May 9, 1997 to stockholders of record on April 25, 1997, the Exchange Ratio, after giving effect to the Stock Split, shall be determined as follows:

            (i) if the Granite State Market Value determined as of the Effective Date is greater than or equal to $13.533 and less than or equal to $16.917, then that number of shares of fully paid and nonassessable shares of Granite State Common Stock, equal to $25.25 divided by the Granite State Market Value determined as of the Effective Date;

       A--46

            (ii) if the Granite State Market Value determined as of the Effective Date is greater than $16.917 and less than or equal to $18.185, then 1.4926 shares of Granite State Common Stock;

            (iii) if the Granite State Market Value determined as of the Effective Date is greater than $18.185, then that number of shares of fully paid and nonassessable shares of Granite State Common Stock, equal to $27.144 divided by the Granite State Market Value determined as of the Effective Date; or

            (iv) if the Granite State Market Price determined as of the Effective Date is less than $13.533, then 1.8658 shares of fully paid and nonassessable shares of Granite State Common Stock, subject to the termination provisions of Section 6.01(c)(i) of the Reorganization Agreement.

      4.8. Notwithstanding any other provision hereof, each holder of shares, or of options to purchase shares, of Primary Bank Common Stock who would otherwise have been entitled to receive a fraction of a share of Granite State Common Stock (after taking into account all Certificates delivered by such holder or all shares such holder is entitled to receive in accordance with Article 4 hereof) shall receive (by check from the Exchange Agent, mailed to the shareholder with the certificate(s) for Granite State Common Stock which such holder is to receive pursuant to the share exchange), in lieu thereof, cash in an amount equal to such fractional part of a share of Granite State Common Stock multiplied by the "market value" of such Common Stock. The "market value" of one share of Granite State Common Stock shall be the closing price of Granite State Common Stock on the Nasdaq National Market System (as reported by The Wall Street Journal) on the last business day preceding the Effective Date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

                                 ARTICLE 5.
                             DISSENTERS' RIGHTS

      Notwithstanding anything in this Plan of Merger to the contrary and unless otherwise provided by applicable New Hampshire law, shares of Primary Bank Common Stock that are issued and outstanding immediately prior to the Effective Date and that are owned by stockholders who, pursuant to applicable New Hampshire law, (1) deliver to Primary Bank before the taking of the vote of Primary Bank's stockholders on the Plan of Merger a written notice of their intent to demand payment for their shares of Primary Bank Common Stock if the share exchange is effectuated, and (2) do not vote their shares in favor of this Plan of Merger (the "Dissenting Shares"), shall not be converted into the right to receive, or be exchangeable for, shares of Granite State Common Stock, but, instead, the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares, plus accrued interest, in accordance with applicable New Hampshire law. If any holders of Primary Bank Common Stock shall have failed to perfect or shall have effectively withdrawn, waived or lost the right to dissent from the share exchange and to receive the fair value of such shares as provided under applicable New Hampshire law, the shares of Primary Bank Common Stock held by such holder shall be deemed to have been converted into and be exchangeable for shares of Granite State Common Stock on the Effective Date.

                                 ARTICLE 6.
                                STOCK OPTIONS

      On the Effective Date, each then outstanding stock option to purchase Primary Bank Common Stock ("Primary Bank Stock Options") pursuant to the employee and director stock option plans identified in Primary Bank Disclosure Schedules to the Reorganization Agreement (collectively, the "Primary Bank Stock Option Plans") (it being understood that the aggregate number of shares of Primary Bank Common Stock subject to

       A--47

purchase pursuant to the exercise of such Primary Bank Stock Options is not and shall not be more than 355,523) will be assumed by Granite State. Each Primary Bank Stock Option so assumed by Granite State under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Primary Bank Stock Option Plans immediately prior to the Effective Date, except that (i) such Primary Bank Stock Options shall be exercisable for that number of whole shares of Granite State Common Stock equal to the product of the number of shares of Primary Bank Common Stock covered by the Primary Bank Stock Option multiplied by the Exchange Ratio, provided that any fractional share of Granite State Common Stock resulting from such multiplication shall be rounded up to the nearest share; and (ii) the exercise price per share of Granite State Common Stock shall be equal to the exercise price per share of Primary Bank Common Stock of such Primary Bank Stock Option, divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent. It is the intention of the parties that the Primary Bank Options assumed by Granite State qualify following the Effective Date as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended to the extent that the Primary Bank Options qualified as incentive stock options immediately prior to the Effective Date. Promptly following the Effective Date, Granite State shall reserve for issuance such number of shares of Granite State Common Stock as shall be necessary to be issued pursuant to the exercise of the options assumed by Granite State pursuant to this Article 6, and Granite State shall file a registration statement on Form S-8 to register the shares of Granite State Common Stock issuable in connection therewith.

                                 ARTICLE 7.
                                  CAPITAL

      The shares of capital stock of Granite Bank issued and outstanding immediately prior to the Effective Date shall be the shares of the Surviving Bank issued and outstanding on the Effective Date.

                                 ARTICLE 8.
                     CANCELLATION OF PRIMARY BANK STOCK

      Each share of Primary Bank capital stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Bank Merger, be canceled on the Effective Date, and no cash, stock or other property shall be delivered in exchange therefor.

                                 ARTICLE 9.
                        EFFECTIVE DATE OF THE MERGER

      Certificates or articles of merger evidencing the transactions contemplated herein shall be delivered to the New Hampshire Secretary of State in accordance with applicable New Hampshire law. The Bank Merger shall be effective at the time and on the date specified in such certificates or articles of merger (such date and time being herein referred to as the "Effective Date").

                                 ARTICLE 10.
                            CONDITIONS PRECEDENT

      The obligations of Primary Bank and Granite Bank to effect the Bank Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

       A--48

                                 ARTICLE 11.
                                 TERMINATION

      Anything contained in this Plan of Merger to the contrary notwithstanding, this Plan of Merger shall be terminated and the Bank Merger abandoned as provided in the Reorganization Agreement.

                                 ARTICLE 12.
                                MISCELLANEOUS

      12.1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Date by mutual agreement of the parties hereto. Any such amendment or supplement must be in writing and approved by the parties' respective Boards of Directors and/or by officers authorized thereby.

      12.2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

      12.3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

      12.4. This Plan of Merger shall be governed by and construed in accordance with the laws of New Hampshire applicable to the internal affairs of Primary Bank and Granite Bank.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger, as amended, to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                  PRIMARY BANK

                                  By:  /s/ Christopher J. Flynn
                                       Christopher J. Flynn
                                       President and Chief Executive Officer


                                  GRANITE BANK

                                  By:  /s/ Charles W. Smith
                                       Charles W. Smith
                                       President and Chief Executive Officer

JOINED IN BY:

GRANITE STATE BANKSHARES, INC.

By:  /s/ Charles W. Smith
     Charles W. Smith
     President and Chief Executive Officer

       A--49

                                                                   EXHIBIT 1

                               April 29, 1997
Granite State Bankshares, Inc.
122 West Street
Keene, New Hampshire 03431-0627

Ladies and Gentlemen:

      Granite State Bankshares, Inc. ("Granite State") and Primary Bank ("Primary Bank") desire to enter into an agreement dated April 29, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Primary Bank will merge with and into Granite Bank with Granite Bank surviving the merger, and (b) shareholders of Primary Bank will receive common stock of Granite State in exchange for common stock of Primary Bank outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

      Granite State has required, as a condition to its execution and delivery to Primary Bank of the Agreement, that the undersigned, being directors, executive officers and major shareholders of Primary Bank, execute and deliver to Granite State this Letter Agreement.

      Each of the undersigned, in order to induce Granite State to execute and deliver to Primary Bank the Agreement, hereby irrevocably:

            (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Primary Bank called to vote for approval of the Merger so that all shares of common stock of Primary Bank then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Primary Bank), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Primary Bank;

            (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Primary Bank, to approve or adopt the Agreement;

            (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

            (d) Agrees not to sell, transfer or otherwise dispose of any common stock of Primary Bank on or prior to the record date for the meeting of Primary Bank shareholders to vote on the Merger;

            (e) Except as permitted by Section 4.06 of the Agreement, agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Granite State with respect to any offer, sale, transfer or other disposition of, any shares of common stock of Primary Bank now or hereafter owned by the undersigned;

            (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Granite State received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Granite State common

       A--50

      stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or
      (iii) in a transaction which, in the opinion of counsel satisfactory to Granite State or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Granite State is under no obligation to register the sale, transfer or other disposition of Granite State common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

            (g) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Primary Bank or of common stock of Granite State, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Granite State and Primary Bank have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

            (h) Agrees that Granite State shall not be bound by any attempted sale of any shares of Granite State common stock, and Granite State's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Granite State common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

            (i) Acknowledges and agrees that the provisions of subparagraphs
      (f), (g) and (h) hereof also apply to shares of Granite State common stock received in the Merger (or any shares of Primary Bank common stock or of Granite State common stock, whether or not received in the Merger, for the period referred to in subparagraph (g) above) owned by
      (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

            (j) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Granite State to be received in the Merger prior to expiration of the time period referred to in subparagraph (g) hereof; and

            (k) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

      The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

                            ---------------------

      This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                            --------------------

       A--51

      This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                            --------------------

      The undersigned intend to be legally bound hereby.


                                  Sincerely,


                                  ------------------------------------------
                                  Name


                                  ------------------------------------------
                                  Title

       A--52

                                                                   EXHIBIT 2

                               April 29, 1997

Primary Bank
35 Main Street
Peterborough, New Hampshire 03458

Ladies and Gentlemen:

      Granite State Bankshares, Inc. ("Granite State") and Primary Bank ("Primary Bank") desire to enter into an agreement dated April 29, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Primary Bank will merge with and into Granite Bank with Granite Bank surviving the merger, and (b) shareholders of Primary Bank will receive common stock of Granite State in exchange for common stock of Primary Bank outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

      Primary Bank has requested, as a condition to its execution and delivery to Granite State of the Agreement, that the undersigned, being directors and executive officers of Granite State, execute and deliver to Primary Bank this Letter Agreement.

      Each of the undersigned, in order to induce Primary Bank to execute and deliver to Granite State the Agreement, hereby irrevocably:

            (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Granite State called to vote for approval of the Merger so that all shares of common stock of Granite State then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Granite State), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Granite State;

            (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Granite State, to approve or adopt the Agreement;

            (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

            (d) Agrees not to sell, transfer or otherwise dispose of any common stock of Granite State on or prior to the record date for the meeting of Granite State shareholders to vote on the Merger;

            (e) Agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Granite State or of common stock of Primary Bank, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Granite State and Primary Bank have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies; and

       A--53

            (f) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

      The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

                            --------------------

      This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                            --------------------

      This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                            --------------------

      The undersigned intend to be legally bound hereby.


                                  Sincerely,


                                  ------------------------------------------
                                  Name


                                  ------------------------------------------
                                  Title

       A--54

                                                                   EXHIBIT 3

                           STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated April 29, 1997, between Primary Bank, a New Hampshire savings bank ("Issuer") and Granite State Bankshares, Inc., a New Hampshire corporation ("Grantee"). Capitalized terms used herein without definition have the meanings specified in the Reorganization Agreement (as hereinafter defined).

                            W I T N E S S E T H:

      WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization dated April 29, 1997 (the "Reorganization Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

      WHEREAS, as a condition to Grantee's entering into the Reorganization Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

            1.(a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 269,088 fully paid and nonassessable shares of its common stock, par value $0.01 per share ("Common Stock"), at a price of $22.75 per share (such price, as adjusted if applicable, the "Option Price"); provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than as permitted under the Reorganization Agreement) at a price less than $22.75 per share, such Option Price shall be equal to such lesser price. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

            (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or the Reorganization Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 12.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Reorganization Agreement.

            (c) In the event that Primary Bank enters into an agreement as to a Superior Acquisition Proposal (as defined in Section 6.01(c) of the Reorganization Agreement), the total number of shares of Primary Bank Common Stock issuable pursuant to Section 1(a) above shall be reduced so that the aggregate dollar value of the difference between
      (x) the aggregate Option Price to be paid by Granite State, and (x) the aggregate Applicable Price (as defined in Section 8(c) hereof), shall not exceed $2.5 million.

            2.(a) The holder or holders of the Option (including Grantee or any subsequent transferee(s)) (the "Holder") may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided

       A--55

      that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following the first such Subsequent Triggering Event. Each of the following shall be an Exercise Termination Event: (i) the Company Merger Effective Time (as defined in the Reorganization Agreement);
      (ii) termination of the Reorganization Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Reorganization Agreement if such termination follows or occurs at the same time as the occurrence of an Initial Triggering Event.

            (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) Issuer or any of its Subsidiaries (each an "Issuer
            Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act")) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC) of Issuer, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any Significant Subsidiary of Issuer, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 25% or more of the voting power of Issuer or any Significant Subsidiary of Issuer, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

                  (ii)(A) Any person other than Grantee, or any Grantee
            Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity (collectively, "Excluded Persons"), alone or together with such person's affiliates and associates (as such terms are defined in Rule 12b-2 under the 1934 Act) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) or (B) any group (as such term is defined in Section 13(d)(3) of the 1934 Act), other than a group of which only Excluded Persons are members, shall have been formed that beneficially owns 25% or more of the shares of Common Stock then outstanding;

                  (iii) The Board of Directors of Issuer shall have failed
            to recommend to its stockholders the adoption of the Reorganization Agreement or shall have withdrawn, modified or changed its recommendation in a manner adverse to Grantee;

                  (iv) After a proposal is made by a third party (other than an Excluded Person) to Issuer to engage in an Acquisition Transaction, Issuer shall have intentionally and knowingly breached any representation, warranty, covenant or agreement contained in the Reorganization Agreement and such breach (x) would entitle Grantee to terminate the Reorganization Agreement pursuant to Section 6.01(b) therein (without regard to any grace period provided for therein) and (y) shall not have been cured prior to the Notice Date (as defined below); or

       A--56

                  (v) Any person other than Grantee or any Grantee
            Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any federal or state bank regulatory authority ("Regulatory Authority"), for approval to engage in an Acquisition Transaction.

            (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person other than an Excluded
            Person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                  (ii) The occurrence of the Initial Triggering Event
            described in subparagraph (i) of subsection (b) of this Section
            2.

            (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

            (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is herein referred to as the "Notice Date") specifying
      (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any Regulatory Authority is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

            (f) At each closing referred to in subsection (e) of this
      Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

            (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this
      Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

            (h) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal,

       A--57

      state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

            3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the any Regulatory Authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and
      (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

            4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

            5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, in the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions, or the like, the type and number, and/or the price, of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted, and proper provision shall be made in the agreements governing such transaction so that the Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of the Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

            6.(a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer

       A--58

      shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
      (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

            (b) The following terms have the meanings indicated:

                  (1) "Acquiring Corporation" shall mean (i) the continuing
            or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                  (2) "Substitute Common Stock" shall mean the shares of
            capital stock (or similar equity interest) with the greatest voting power with respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

                  (3) "Assigned Value" shall mean the highest of (i) the
            price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, or (iii) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder.

                  (4) "Average Price" shall mean the average closing price
            of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of Common Stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

            (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

       A--59

            (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of
      (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

            (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 12.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

            (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

            7. The 180-day period for exercise of certain rights under
      Section 2 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

            8. Repurchase at the Option of Holder. (a) At the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
      Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                  (i) the aggregate Option Price paid by Holder for any
            shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

                  (ii) the excess, if any, of (x) the Applicable Price (as
            defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Sections 1 and 5), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

                  (iii) the excess, if any, of the Applicable Price over the
            Option Price (subject to adjustment pursuant to Sections 1 and 5) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

            (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Common Stock purchased thereunder with respect

       A--60

      to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any federal or state regulatory authority is required in connection with the payment of all or any portion of the
      Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any federal or state regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any federal or state regulatory authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such regulatory authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

            Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 2(a).

            (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Common Stock received by holders of Common Stock in connection with any merger or other business combination transaction described in Section 6(a)(i), 6(a)(ii) or 6(a)(iii), or (iii) the highest closing bid price per share of Issuer Common Stock quoted on the Nasdaq National Market System (or if Issuer Common Stock is not quoted on the Nasdaq National Market System, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

            (d) As used herein, "Repurchase Event" shall occur if, prior to an Exercise Termination Event, (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange
      Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 6(a)(i), 6(a)(ii) or 6(a)(iii) shall have occurred.

       A--61

            9. Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and, except for the approval by the requisite vote of the Primary Bank shareholders, no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. Subject to the approval of the requisite vote of the Primary Bank shareholders and the receipt of the required approvals from the Regulatory Authorities described in Section 3.04 of the Reorganization Agreement (and assuming the due authorization, execution and delivery by both Granite State and Granite Bank,) this Agreement is the valid and legally binding obligation of Issuer.

                  (b) Issuer has taken all necessary corporate action to
            authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

                  (c) Issuer has taken all necessary action to exempt this
            Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, (I) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders and (iii) any provision in its or any of its subsidiaries' articles of agreement, certificate of incorporation, charter or bylaws restricting or limiting stock ownership of the voting rights of stockholders.

                  (d) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in
            (i) a breach or violation of, or a default under, its articles of agreement or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause (ii), upon receipt of approvals from Regulatory Authorities referred to in Section 3.04 of the Reorganization Agreement, give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect, except for such violations, conflicts, breaches or defaults under clause (i) or (ii) above which would not, either individually or in the aggregate, have a Material Adverse Effect on Primary Bank and its Subsidiaries taken as a whole.

       A--62

            10. Grantee hereby represents and warrants to Issuer that:

                  (a) Grantee has full corporate power and authority to
            enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                  (b) This Option is not being acquired with a view to the
            public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under applicable federal and state securities laws and regulations.

            11. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except (i) to any wholly-owned Subsidiary or (ii) that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder to one or more transferees.

            12. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

            13. Notwithstanding anything to the contrary herein, in the event that the Holder or any Related Person thereof is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transactions contemplated by the Reorganization Agreement), then in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect. A Related Person of a Holder means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the 1934 Act) of the Holder and any person that is the beneficial owner of 20% or more of the voting power of the Holder.

            14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

            15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

       A--63

            16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.

            17. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            20. Except as otherwise expressly provided herein, or in the Reorganization Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and, as permitted herein, assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Reorganization Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement, as amended, to be executed on its behalf by its officers, all as of the date first above written.


                                  PRIMARY BANK


                                  BY:  /s/ Christopher J. Flynn
                                       Christopher J. Flynn
                                       President and Chief Executive Officer


                                  GRANITE STATE BANKSHARES, INC.


                                  BY:  /s/ Charles W. Smith
                                       Charles W. Smith
                                       President and Chief Executive Officer

       A--64

                                                                   EXHIBIT 4

                 FORM OF OPINION OF COUNSEL TO GRANITE STATE

      Primary Bank shall have received from counsel to Granite State, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

            (a) Granite State and Granite Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Granite State and Granite Bank, and the Agreement and the Plan constitute valid and legally binding obligations of Granite State and Granite Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Granite State and Granite Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of agreement or bylaws of Granite State or the articles of agreement or bylaws of Granite Bank, or, (B) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Granite State or Granite Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Granite State or Granite Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or New Hampshire statute, rule or regulation applicable to Granite State or Granite Bank.

            (b) Granite Bank is a validly existing bank organized and in good standing under the laws of the State of New Hampshire. The deposits of Granite Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

            (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Granite State or Granite Bank is a party which would, if determined adversely to Granite State or Granite Bank, have a material adverse effect on the financial condition or results of operation of Granite State and Granite Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

            (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by Granite State or Granite Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

            (e) Upon the filing and effectiveness of the filings with the appropriate New Hampshire authorities in accordance with the Agreement and the Plan, the mergers of Granite State and Primary Bank and of Granite Bank and Primary Bank contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and New Hampshire laws and regulations in all material respects.

       A--65

            (f) The shares of Granite State Common Stock to be issued in connection with the merger of Primary Bank and Granite State contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

            (g) On the sole basis of such counsel's participation in conferences with officers and employees of Granite State in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by Primary Bank for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Granite State or omitted to state any material fact with respect to Granite State necessary to make any statement therein with respect to Granite State, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Granite State or the transactions contemplated in the Agreement and the Plan.

            (h) Based on the Securities and Exchange staff's no-action letter to Granite State dated ---------------------, 1997, it is our opinion that the Granite State Common Stock to be acquired by shareholders of Primary Bank in connection with the Merger are not "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act of 1934, as amended, and that holders of Primary Bank Common Stock who are also affiliates of Primary Bank immediately prior to completion of the Merger who receive Granite State Common Stock in the Merger and who do not become affiliates of Granite State are not issuers or dealers and should not be considered underwriters as defined in Rule 145(c) or Section 2(11) of the Securities Act.

       A--66

                                                                   EXHIBIT 5

         FORM OF TAX OPINION OF LUSE LEHMAN GORMAN POMERENK & SCHICK

      Granite State and Primary Bank shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick substantially to the effect that, under the provisions of the IRC:

            1. Provided the Merger qualifies as a statutory merger under applicable law, the transfer by Primary Bank of all of its assets to Granite Bank in exchange for Granite State Common Stock (including fractional share interests) and the assumption by Granite Bank of all of Primary Bank's liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC, by application of
      Section 368(a)(2)(D) of the IRC.

            2. Primary Bank, Granite State and Granite Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

            3. Neither Primary Bank nor Granite Bank will recognize any gain or loss upon the transfer of Primary Bank's assets to Granite Bank in exchange solely for Granite State Common Stock (including fractional share interests) and the assumption by Granite State of the liabilities of Primary Bank.

            4. The basis of the Primary Bank assets in the hands of Granite Bank will be in the same as the basis of such assets in the hands of Primary Bank immediately prior to the Merger.

            5. The holding period of the assets of Primary Bank in the hands of Granite Bank will include the period during which the assets were held by Primary Bank.

            6. No gain or loss will be recognized by the shareholders of Primary Bank on the receipt of Granite State Common Stock (including fractional share interests) solely in exchange for their shares of Primary Bank Common Stock.

            7. The basis of the Granite State Common Stock (including fractional share interests) to be received by the Primary Bank shareholders in the Merger will be the same as the basis of the Primary Bank Common Stock surrendered in exchange therefor.

            8. The basis of the Granite Bank common stock to be held by Granite State after the Merger will equal the basis of such stock immediately before the Merger, increased by the net basis of Primary Bank in the property acquired from it by Granite Bank.

            9. The holding period of the Granite State Common Stock (including fractional share interests) to be received by the Primary Bank shareholders in the Merger will include the period during which the Primary Bank shareholders held their Primary Bank Common Stock, provided the shares of Primary Bank Common Stock are held as a capital asset on the Effective Date.

            10. The payment of cash in lieu of fractional share interests of Granite State Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Granite State. Such cash payments will be treated as having been received as distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

       A--67

            11. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Granite Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Primary Bank as of the Effective Date. Any deficit in the earnings and profits of Granite Bank or Primary Bank will be used only to offset the earnings and profits accumulated after the Merger.

            12. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Granite Bank will succeed to and take into account the items of Primary Bank described in Section 381(c) of the IRC. Such items will be taken into account by Granite State subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

       A--68

                                                                   EXHIBIT 6

                 FORM OF OPINION OF COUNSEL TO PRIMARY BANK

      Granite State shall have received from counsel to Primary Bank, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

            (a) Primary Bank has full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Primary Bank. Subject to the receipt of the requisite vote of Primary Bank shareholders and the receipt of approvals from the Regulatory Authorities referred to in Section 3.04 of the Agreement (and assuming the due authorization, execution and delivery by Granite State and Granite Bank), the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of Primary Bank, except as may be subject to the conservatorship or receivership provisions of the FDIA, or the insolvency and similar laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be subject, as to enforceability, to general principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by Primary Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under
      (A) the articles of agreement or bylaws of Primary Bank, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Primary Bank is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Primary Bank, except such material lien, instrument or obligation that has been disclosed to Granite State pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to Primary Bank.

            (b) Primary Bank is a validly existing guaranty (stock) savings bank organized and in good standing under the laws of the State of New Hampshire. The deposits of Primary Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

            (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Primary Bank is a party which would, if determined adversely to Primary Bank, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of Primary Bank or the Primary Bank Subsidiaries taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

            (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by Primary Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained or waived by Granite State.

            (e) On the sole basis of such counsel's participation in conferences with officers and employees of Primary Bank in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the

       A--69

      Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by Granite State for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of Primary Bank to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to Primary Bank or the transactions contemplated in the Agreement and the Plan.

       A--70


                                  APPENDIX B

             FAIRNESS OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO.

FRIEDMAN, BILLINGS, RAMSEY & CO. INC.            Institutional Brokerage
                                                 Research
                                                 Investment Banking

                                                 Potomac Tower
                                                 1001 Nineteenth Street North
                                                 Arlington, Virginia 22209-1710
                                                 Telephone (703) 312-9500
                                                 Fax (703) 312-9501


                                                                 August 8, 1997

Board of Directors
Granite State Bankshares, Inc.
122 West Street
Keene, New Hampshire 03431

Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR"), provide you with its opinion as to the fairness, from a financial point of view, to holders of common stock ("Stockholders") of Granite State Bankshares, Inc. ("Granite" or the "Company") of the Consideration (as hereinafter defined) to be paid to the stockholders of Primary Bank ("Primary") pursuant to the Agreement and Plan of Reorganization between Granite and Primary, dated April 29, 1997 (the "Reorganization Agreement") and a related Agreement and Plan of Merger between Granite and Primary, dated April 29, 1997, as amended (the "Plan of Merger" and together with the Reorganization Agreement, the "Merger Agreement"), pursuant to which Primary will be merged with and into Granite Bank, a wholly owned subsidiary of the Company (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of Primary (other than those shares subject to dissenters' rights) shall be converted into the right to receive from Granite shares of Granite common stock based on the exchange ratio set forth in the Reorganization Agreement, which ratio is subject to adjustment based on the market price of Granite common stock prior to closing and certain other terms and conditions (the "Consideration"). The Merger Agreement will be considered at special meetings of the stockholders of the Company and Primary. The terms of the Merger are more fully set forth in the Merger Agreement.

In delivering this opinion, FBR has completed the following tasks:

      1. reviewed Primary's Annual Report to Stockholders for the fiscal years ended December 31, 1995 and 1996 and Primary's Annual Reports on Form F-2 filed with the Federal Deposit Insurance Corporation ("FDIC") for the fiscal years ended December 31, 1994 through 1996;

      2. reviewed Granite's Annual Reports to Stockholders for the fiscal years ended December 31, 1995 and 1996 and Granite's Annual Reports on Form 10-KSB filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 1995 and 1996;

      3. reviewed Primary's Quarterly Reports on Form F-4 for the fiscal quarters ended March 31, June 30, and September 30, 1996 filed with the FDIC;

      4. reviewed Granite's Quarterly Reports on Form 10-QSB for the fiscal quarters ended June 30 and September 30, 1996 filed with the SEC;

      5. reviewed each of Granite's and Primary's unaudited financial statements for the three months ended March 31, 1997;

      6. reviewed the reported market prices and trading activity for Granite's common stock for the period January 1994 through April 29, 1997 and reviewed the reported market prices and trading activity for Primary's common stock for the period January 1994 through April 29, 1997;

      7. discussed the financial condition, results of operations, business and prospects of Granite and Primary with the managements of Granite and Primary;

      8. compared the results of operations and financial condition of Granite and Primary with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Granite or Primary, as the case may be;

      9. participated in discussions and negotiations among representatives of Primary and representatives of Granite;

     10. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable;

     11. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions entered into by Granite and Primary;

     12.    reviewed a copy of the Merger Agreement; and

     13. performed such other analysis and reviewed and analyzed such other information as FBR deemed appropriate.

In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Primary and Granite furnished to it by Primary or Granite, or the publicly-available financial and other information regarding Primary, Granite and other financial institutions (or their holding companies). FBR has assumed that all such information is accurate and complete. FBR has further relied on the assurance of management of Primary and Granite that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for each of Primary or Granite provided to FBR by their respective management, FBR has assumed, for the purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of each such entity. FBR has assumed that there has been no material change in Primary's or Granite's assets, financial condition, result of operations, business or prospects since March 31, 1997. FBR did not undertake an independent appraisal of the assets or liabilities of Primary nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not review such allowances, and was not requested to and did not review any individual credit files of Primary. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial institution holding companies, initial and secondary offerings, mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. FBR has experience in, and knowledge of, the valuation of bank and thrift securities in New Hampshire and the rest of the United States.

FBR has acted as a financial advisor to Granite in connection with the Merger and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of Primary or Granite for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities.

Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the Stockholders of Granite.

                                        Very truly yours,

                                        FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



                                        By:  /s/ EUGENE S. WEIL
                                             Eugene S. Weil
                                             Senior Vice President

                                  APPENDIX C

           FAIRNESS OPINION OF NORTHEAST CAPITAL AND ADIVSORY, INC.

                [NORTH EAST CAPITAL & ADVISORY, INC. LETTERHEAD]



                                                                 August 8, 1997

The Board of Directors
Primary Bank
35 Main Street
Peterborough, NH 03458

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Primary Bank ("Primary") of the range of possible exchange ratios (as defined below) to be paid in the proposed merger (the "Merger") of Primary, with and into Granite Bank, a wholly owned subsidiary of Granite State Bankshares, Inc. (collectively "Granite State"), pursuant to the Agreement and Plan of Merger, and the Agreement and Plan of Reorganization, as amended (collectively the "Merger Agreement") dated April 29, 1997.

      As more specifically set forth in the Merger Agreement, upon consummation of the Merger, each issued and outstanding share of the common stock of Primary, $0.01 par value per share ("Primary Common Stock"), except for any dissenting shares and except for shares held by Granite State, will be entitled to receive Merger consideration payable in shares of common stock, $1.00 par value per share, of Granite State ("Granite State Common Stock"). The Merger consideration will be based on the average closing bid price per share of Granite State Common Stock during the 20 day trading period ending on the fifth business day immediately preceding the effective date of the Merger (the "Average GSBI Closing Price"). The exchange ratio will be equal to the quotient of $25.25 divided by the Average GSBI Closing Price rounded to the nearest ten-thousandth subject to the maximum and minimum collars described below ("Exchange Ratio").

      If the Average GSBI Closing Price is less than $13.533 (adjusted to reflect the 3 for 2 stock split of Granite State on May 9, 1997), then Primary shall have the unilateral right to terminate the Merger Agreement. If the Average GSBI Closing Price is equal to $13.533, but less than or equal to $16.917, then Primary shall receive an Exhange Ratio equal to $25.25 divided by the Average GSBI Closing Price. If the average GSBI Closing Price is greater than $16.917, but less than or equal to $18.185, then Primary shall receive an Exchange Ratio equal to $25.25 divided by $16.917. If the Average GSBI Closing Price is greater than $18.185, then Primary shall receive an Exchange Ratio equal to $27.144 divided by the Average GSBI Closing Price.

      Northeast Capital & Advisory, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Primary, having acted as its financial advisor in connection with, and having participated in certain areas of the negotiations leading to, the Merger Agreement. In the ordinary course of our business, and the business of certain affiliates, including our wholly owned broker dealer Northeast Capital Markets Corp. and Financial Institutions Fund, LLC., we may hold securities of both Primary and Granite State for our own account. We also have provided certain investment banking services to Primary and Granite State in the past.

      In connection with this opinion, we have reviewed, among other things, the Joint Proxy Statement; the Merger Agreement; the Annual Reports to Shareholders and the Annual Reports on Form 10-KSB of Granite State for the three years ended December 31, 1996; the Annual Report to Shareholders on Form F-2 of Primary for the year ending December 31, 1996; certain Quarterly Reports to Shareholders and Quarterly Reports on Form 10-QSB of Granite State and on Form F-4 of Primary; certain unaudited interim reports and certain press releases to the respective shareholders of Primary and Granite State; and financial information concerning the business and operations of Primary and Granite State furnished to us by their respective managements. We also have conducted discussions with members of the senior managements of Primary and Granite State regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity of Granite State's and Primary's common stock; compared certain financial information for Primary and Granite State with certain financial and stock market information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the commercial banking environment in particular; and performed such other studies and analyses as we considered appropriate.

      In conducting our review and arriving at our opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not attempted independently to verify such information. We have generally relied upon the management of Primary and Granite State as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have generally assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will generally be realized in the amounts and in the time periods currently estimated by such managements. We have also assumed that the aggregate allowance for loan losses for Primary and Granite State is adequate to cover such losses. We have not made nor obtained any evaluations or appraisals of the property of Primary or Granite State. We have, however, independently examined certain individual loan credit files of Granite State and independently produced projections and operating forecasts to assure ourselves that the assumptions generated by management of Primary and Granite State in their projections and forecasts do not materially and adversely alter the adequacy of the financial consideration being exchanged by Primary shareholders, from a financial point of view. Finally, you have informed us that the Merger is intended to be accounted for as a pooling of interests transaction under generally accepted accounting principles.

      In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. We have also taken into account our assessment of general economic, market and financial conditions, our experience in other transactions, and our knowledge of the banking industry in general. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Primary. Our opinion is based upon information, conditions and projections as they exist and can be evaluated on the date hereof.

      Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio of the Merger as provided and described in the Merger Agreement and the Joint Proxy Statement is fair, from a financial point of view, to Primary and its stockholders.

                                        Very truly yours,



                                        /s/ NORTHEAST CAPITAL & ADVISORY, INC.
                                        NORTHEAST CAPITAL & ADVISORY, INC.

                                  APPENDIX D

      NEW HAMPSHIRE REVISED STATUTES SECTION 293-A: 13.01-.31 AND 388:13
                      (THE "DISSENTERS' RIGHTS STATUTE")

                     NEW HAMPSHIRE BUSINESS CORPORATION ACT
                               DISSENTERS' RIGHTS

               A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

      293-A:13.01 DEFINITIONS.--In this subdivision:

            (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

            (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

            (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

            (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

            (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

            (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

            (7) "Shareholder" means the record shareholder or the beneficial shareholder.

      293-A:13.02 RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

            (1) Consummation of a plan of merger to which the corporation is a party:

                  (i) If shareholder approval is required for the merger by RSA
            293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                  (ii) If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

            (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

            (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

            (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (i) Alters or abolishes a preferential right of the shares.

                  (ii) Creates, alters, or abolishes a right in respect of
            redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

                  (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

                  (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

                  (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

            (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      293-A:13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

            (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


                B. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

      293-A:13.20 NOTICE OF DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

      (b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293-A:13.22.

      293-A:13.21 NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

            (1) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

            (2) Shall not vote his shares in favor of the proposed action.

      (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

      293-A:13.22 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

      (b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

            (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

            (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

            (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

            (4) Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

            (5) Be accompanied by a copy of this subdivision.

      293-A:13.23 DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

      (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.

      293-A:13.24 SHARE RESTRICTIONS.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

      (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

      293-A:13.25 PAYMENT.--(a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

      (b) The payment shall be accompanied by:

            (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            (2) A statement of the corporation's estimate of the fair value of the shares;

            (3) An explanation of how the interest was calculated;

            (4) A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

            (5) A copy of this subdivision.

      293-A:13.26 FAILURE TO TAKE ACTION.--(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

      293-A:13.27 AFTER-ACQUIRED SHARES.--(a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.

      293-A:13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

            (1) The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

            (2) The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment;or

            (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection
(a) within 30 days after the corporation made or offered payment for his shares.

                        C. JUDICIAL APPRAISAL OF SHARES

      293-A:13.30 COURT ACTION.--(a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (e) Each dissenter made a party to the proceeding is entitled to judgment:

            (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

            (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

      293-A:13.31 COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

      (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

            (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

      (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20549

                                    FORM F-2

                         ANNUAL REPORT UNDER SECTION 13
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       For the fiscal year ended               FDIC Certificate Number
           December 31, 1996                            18016

                                  PRIMARY BANK
                (Exact name of Bank as specified in its charter)

                                 New Hampshire
         (State or other jurisdiction of incorporation or organization)

                                   02-0178110
                                (I.R.S. Employer
                              Identification No.)

                                 35 MAIN STREET
                          PETERBOROUGH, NEW HAMPSHIRE
                         (Address of principal office)

                                     03458
                                   (Zip Code)

                                 (603) 924-7142
                 (Bank's telephone number, including area code)

           SECURITIES REGISTERED UNDER SECTION 12(b) OF THE ACT: NONE

             SECURITEIS REGISTERED UNDER SECTION 12(g) OF THE ACT:

                                 Title of Class
                    COMMON STOCK, PAR VALUE $0.01 PER SHARE

Indicate by check mark if disclosure of delinquent filers pursuant to Item 10 is not contained herein, and will not be contained, to the best of the Bank's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form F-2 or any amendment of this Form F-2. [X]

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                           Yes  [X]     No  [ ]

The aggregate market value of the voting stock held by non-affiliates of the Bank, based on the closing sale price for the Bank's Common Stock on February 28, 1997, as reported by NASDAQ, was $31.6 million.

The number of shares outstanding of each of the Bank's classes of Common Stock as of the latest practicable date:

                 CLASS: COMMON STOCK, PAR VALUE $0.01 PER SHARE

           OUTSTANDING AS OF FEBRUARY 28, 1997    2,087,342 SHARES


                      DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Primary Bank Annual Report to Shareholders for the year ended December 31, 1996 are incorporated by reference into Part II of this Form F-2.

Portions of the Primary Bank Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders to be held on May 28, 1997 are incorporated by reference into Parts I and III of this Form F-2.

Portions of the Primary Bank Registration Statement on Form F-1 are incorporated by reference into Part IV of this Form F-2.

PART I

ITEM 1.  Business

On April 15, 1995, Horizon Bank and Trust, a New Hampshire chartered bank, merged with and into the Bank, with the Bank surviving and concurrently changing its name from Peterborough Savings Bank to Primary Bank. Primary Bank (the "Bank") is engaged principally in the business of attracting deposits from the general public; originating residential, construction, commercial and industrial loans, commercial real estate loans and other consumer loans and investing in debt and equity securities. The Bank is headquartered in Peterborough, New Hampshire and conducts its business through ten retail banking offices located in Hillsborough, Cheshire and Merrimack counties. The Bank was chartered in 1859 and its presence in the market area is well established. The historical focus of the Bank's lending efforts has been real estate loans, but since 1991 the Bank has expanded its efforts to commercial and industrial lending. As of December 31, 1996, the Bank employed 174 individuals on a full-time equivalent basis.

The following sections present financial information pertaining to the Bank's investment securities portfolio, loan portfolio, non-performing assets, deposits and other liabilities, borrowed funds and stockholders' equity.

INVESTMENT SECURITIES

The Board of Directors establishes the investment policy of the Bank. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements of the Bank and potential return on the investments. The Board of Directors delegates authority to its Investment Committee, which in turn delegates authority to certain officers to carry out the Bank's investment policy.

The Bank's current investment securities policy permits investments in certain types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, banker's acceptances of approved financial institutions, investment grade corporate bonds, commercial paper and federal funds (A- or above). The Bank currently does not participate in hedging programs or interest rate swaps and does not invest in non-investment grade bonds.

The purpose of the investment policy is to establish a framework within which the Bank may maximize earnings potential by acquiring assets (other than direct loans) within guidelines designed to: (i) enhance profitability by maintaining an acceptable spread over the cost of funds; (ii) absorb funds when loan demand is low and infuse funds when demand is high, (iii) provide the regulatory and operational liquidity necessary to conduct the business activities of the Bank;
(iv) provide relatively low risk assets to the balance sheet; (v) provide a medium for the implementation of certain interest rate risk management measures intended to establish and maintain an appropriate balance between the sensitivity to changes in interest rates of interest income from loans and investments, and interest expense from deposits and borrowings; (vi) provide collateral for pledging requirements; and (vii) generate a favorable return on investments without undue compromise of other objectives.

The Bank designates securities as held to maturity or available for sale. It is the Bank's policy that there will not be a securities trading account. The Bank's current policies require any securities that Management does not have the positive intent to hold to maturity to be classified as available for sale and recorded at the lower of cost or market value. At December 31, 1996, the portfolio at cost was $159.0 million compared to $118.2 million at December 31, 1995. The yield on the portfolio for 1996 was 6.13% compared to 5.89% in 1995. At December 31, 1996, the securities avalilable for sale portfolio had a net unrealized loss excluding tax effects of $631,000 compared to a $228,000 net unrealized gain in 1995.

In the following table, the carrying value of debt securities maturing within stated periods as of December 31, 1996 is shown with related weighted average interest rates. The table below also sets forth certain information regarding the book value, weighted average yield and maturities of the Bank's debt and mortgage-backed securities held for investment and available for sale at December 31, 1996.

                                                        Within 1 year                 1-5 Years                  5-10 Years
                                                  ------------------------   -------------------------   -------------------------
                                                         Weighted                    Weighted                    Weighted
                                                  Book    Average   Market    Book    Average   Market    Book    Average   Market
                                                  Value  Yield<F1>  Value    Value   Yield<F1>  Value    Value   Yield<F1>  Value
                                                  -----  ---------  ------   ------  ---------  ------   ------  ---------  ------
                                                                               (Dollars in Thousands)

Debt securities held to maturity:
U.S.Government Agencies                              --       --       --     3,997    6.02%     3,967   54,214    6.85%    53,856
SBA Securities                                       --       --       --       296    8.62%       302      120    6.96%       120
Municipal securities<F1>                             --       --       --       126    6.59%       126       --      --         --
                                                  --------------------------------------------------------------------------------
Total debt securities held to maturity               --       --       --     4,419    6.21%     4,395   54,334    6.85%    53,976
                                                  --------------------------------------------------------------------------------

Total securities available for sale:
U.S. Gov't Agencies                               1,000     9.00%   1,005    11,999    5.91%    11,782       --      --         --
Corporate and Other                                  --       --       --       999    6.23%       987       --      --         --
Mortgage-backed securities:
  Fannie Mae                                         --       --       --        --      --         --       --      --         --
  Freddie Mac                                        48     5.83%      48        --      --         --      994    6.14%       970
  Ginnie Mae                                         --       --       --        --      --         --       --      --         --
                                                  --------------------------------------------------------------------------------
Total mortgage-backed securities                     48     5.83%      48        --      --         --      994    6.14%       970
Marketable equity securities                        409     5.53%     465        --      --         --       --      --         --
                                                  --------------------------------------------------------------------------------
Total securities available for sale               1,457     7.92%   1,518    12,998    5.94%    12,769      994    6.14%       970
                                                  --------------------------------------------------------------------------------

Mortgage-backed securities held to maturity:
  Fannie Mae                                         --       --       --        --      --         --    1,873    7.08%     1,832
  Freddie Mac                                        --       --       --        --      --         --       --      --         --
  Ginnie Mae                                         --       --       --        --      --         --       --      --         --
 Other                                               --       --       --        --      --         --      424    5.16%       413
                                                  --------------------------------------------------------------------------------
Total mortgage-backed securities held to
 maturity                                            --       --       --        --      --         --    2,297    6.73%     2,245
                                                  --------------------------------------------------------------------------------

Total securities                                  1,457     7.92%   1,518    17,417    6.01%    17,164   57,625    6.83%    57,191
                                                  ================================================================================


                                                        Over 10 Years                   Total
                                                  -------------------------   ---------------------------
                                                          Weighted                     Weighted
                                                   Book    Average   Market    Book     Average   Market
                                                  Value   Yield<F1>  Value     Value   Yield<F1>  Value
                                                  ------  ---------  ------   -------  ---------  -------
                                                                  (Dollars in Thousands)

Debt securities held to maturity:
U.S.Government Agencies                               --      --         --    58,211    6.80%     57,823
SBA Securities                                       595    7.88%       593     1,011    7.99%      1,015
Municipal securities<F1>                             295    7.31%       295       421    7.10%        421
                                                  -------------------------------------------------------
Total debt securities held to maturity               890    7.69%       888    59,643    6.82%     59,259
                                                  -------------------------------------------------------

Total securities available for sale:
U.S. Gov't Agencies                                   --      --         --    12,999    6.15%     12,787
Corporate and Other                                   --      --         --       999    6.23%        987
Mortgage-backed securities:
  Fannie Mae                                      33,284    6.14%    33,110    33,284    6.14%     33,110
  Freddie Mac                                     31,360    6.21%    31,163    32,402    6.21%     32,181
  Ginnie Mae                                       3,577    5.84%     3,509     3,577    5.84%      3,509
                                                  -------------------------------------------------------
Total mortgage-backed securities                  68,221    6.16%    67,782    69,263    6.16%     68,800
Marketable equity securities                          --      --         --       409    5.53%        465
                                                  -------------------------------------------------------
Total securities available for sale               68,221    6.16%    67,782    83,670    6.15%     83,039
                                                  -------------------------------------------------------

Mortgage-backed securities held to maturity:
  Fannie Mae                                       5,157    6.61%     5,089     7,030    6.74%      6,921
  Freddie Mac                                      1,000    5.77%       901     1,000    5.77%        901
  Ginnie Mae                                       7,227    7.37%     7,226     7,227    7.37%      7,226
 Other                                                --      --         --       424    5.16%        413
                                                  -------------------------------------------------------
Total mortgage-backed securities held to
 maturity                                         13,384    6.95%    13,216    15,681    6.92%     15,461
                                                  -------------------------------------------------------

Total securities                                  82,495    6.30%    81,886   158,994    6.48%    157,759
                                                  =======================================================

-------------------
<F1>  Weighted average yield is the coupon yield and not the tax equivalent yield.

LOAN PORTFOLIO

The Bank's lending activities traditionally have been focused on the origination of first mortgage loans for the purchase, construction and refinancing of residential properties in its market area. In addition, the Bank provides commercial real estate financing, commercial and industrial loans, SBA loans to small business, home equity loans, and consumer and installment loans in its market area.

During 1996, the asset mix of the Bank's loan portfolio continued to emphasize commercial lending. Total commercial, business and multifamily loans increased from $140.2 million or 60.1% of total loans in 1995 to $147.3 million or 62.5% of total loans in 1996. Commercial loans increased by $12.8 million which was partially offset by a net reduction of $5.7 million in the government guaranteed purchased loan portfolio. These loans were sold in order to reduce prepayment risk. Residential lending including home equity and second mortgage loans decreased by $6.4 million during this period to $77.9 million or 33.1 % of the total loan portfolio.

The following table sets forth the composition of the Bank's loan portfolio in dollar amount and in percentages of the respective portfolios at the dates indicated.

                                                            At December 31
                                          1996                   1995                   1994
                                  (Dollars in Thousands)
                                               % of                   % of                   % of
                                  Amount       Total     Amount       Total     Amount       Total

Mortgage Loans:
  One-to-four-family              $  63,850     27.11%   $  69,681     29.86%   $  70,156     32.82%
  Construction                        2,325       .99          642       .28        3,332      1.56
  Commercial                         78,884     33.49       69,509     29.79       58,650     27.43
  Multifamily                        14,746      6.26        8,760      3.75        6,833      3.20
                                  -----------------------------------------------------------------
      Total Mortgage loans        $ 159,805     67.85%   $ 148,592     63.68%   $ 138,971     65.01%
                                  -----------------------------------------------------------------
Other loans:
  Business                           53,694     22.80%      61,961     26.55%      47,718     22.32%
  Second Mortgages                    2,040       .86        1,749       .75        1,034       .49
  Home equity                        11,989      5.09       12,894      5.53       14,606      6.83
Consumer:
  Consumer or installment             7,617      3.23        7,757      3.32       11,056      5.17
  Lines of credit                       392       .17          395       .17          390       .18
                                  -----------------------------------------------------------------
      Total other loans           $  75,732     32.15%   $  84,756     36.32%   $  74,804     34.99%
                                  -----------------------------------------------------------------

      Total loans gross           $ 235,537    100.00%   $ 233,348    100.00%   $ 213,775    100.00%
                                  =================================================================
      Allowance for loan losses       2,577                  3,447                  2,850
                                  ---------              ---------              ---------

Loans receivable, net             $ 232,960              $ 229,901              $ 210,925
                                  =========              =========              =========

LOAN MATURITY

The following table shows the contractual maturities of the Bank's commercial real estate and construction loan portfolio at December 31, 1996. The table does not include prepayments or scheduled principal amortization.

                                                       Multifamily
                                                           and
                                                       Commercial      Construction
                                                       -----------     ------------
                                                              (In Thousands)

      Amounts due:
        Within one year                                 $  7,049         $ 2,325
      After one year:
        One to five years                                 14,126              --
        Over five years                                   72,455              --
                                                        ------------------------
            Total                                       $ 93,630         $ 2,325
                                                        ========================

The following table sets forth, at December 31, 1996, the dollar amount of all fixed rate loans contractually due after December 31, 1997, and all adjustable rate loans repricing after December 31, 1997.

                                             Multifamily
                                                 and
                                             Commercial      Construction
                                             -----------     ------------
                                                    (In Thousands)

      Fixed                                   $ 26,877          $ 143
      Adjustable                                13,369             --
                                              -----------------------
            Total                             $ 40,246          $ 143
                                              =======================

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained through charges to the Bank's earnings. Loan losses when recognized, and recoveries when received, are charged or credited directly to the allowance. The adequacy of the allowance for loan losses is determined by management's analysis of: (i) the Bank's loan portfolio in order to identify problem loans and potential losses estimated on the basis of current economic conditions both nationally and in the Bank's local market area; (ii) historical loan loss experience, (iii) the results of the Bank's internal loan review program; and (iv) reports received from the various regulatory agencies.

The Bank utilizes three methods by which to measure the adequacy of its allowance. In the first method, all loans are graded in accordance with objective credit criteria. Based upon these grades, the loan portfolio is then segregated into "pools of risk" by loan category, i.e., one-to-four family residential real estate, commercial real estate, multi-family, consumer and other home equity loans and business loans. The Bank then sets estimated loss percentages which, from time to time, may be adjusted to reflect the estimated total principal loss exposure to the Bank reflected in such common "pools of risk". The total of the applicable percentage when multiplied by the total of loans in the pool establishes the amount of the allowance allocated to such "pool of risk". In the second method, the Bank calculates a historical percentage of charged-off loans for the three preceding years, net of recoveries, as a percentage of average loans outstanding by loan type. This percentage is then applied to the loan totals outstanding by loan type and, based upon this percentage, an allowance is calculated. Under the third method, the Bank computes the historical percentage of charged-off loans for the current year, annualized net of recoveries, calculated as a percentage of average loans outstanding by loan type. This percentage is then applied to the loan totals outstanding by loan type and, based upon this percentage, an allowance is calculated.

These calculations produce three different allowance measures. Bank management then determines the appropriate allowance. The actual allowance is expected to fall within the range of the above calculated allowances and reflects factors such as general economic conditions affecting the collectability of the Bank's loans and exposures to an industry experiencing unusual economic problems.

      The following table sets forth the Bank's allowance for loan losses at the dates indicated:

                                                                For the Year Ended December 31,
                                                                  1996        1995        1994
                                                                --------    --------    --------
                                                                     (Dollars in Thousands)

Allowance for loan losses at beginning of year                  $ 3,447     $ 2,850     $ 2,946
Provision for loan losses                                           722       2,602         432
Loans charged-off:
  Residential real estate                                           555         360         164
  Commercial real estate                                            724       1,436         384
  Other commercial                                                  225         319         329
  Other                                                             323          53          48
                                                                -------------------------------
      Total loans charged-off                                     1,827       2,168         925
Recoveries:
  Residential real estate                                            33          33          35
  Commercial real estate                                             38          73         199
  Other commercial                                                  102          48         147
  Other                                                              62           9          16
                                                                -------------------------------
      Total recoveries                                              235         163         397
Net charge-offs                                                   1,592       2,005         528
                                                                -------------------------------
Allowance for loan losses at end of year                        $ 2,577     $ 3,447     $ 2,850
                                                                ===============================
Ratio of net charge-offs during the year to average loans
 outstanding during the year                                        .70%        .90%        .24%
Ratio of allowance for loan losses to total gross loans            1.09%       1.48%       1.33%
Ratio of allowance for loan losses to total non-performing
 loans at the end of year                                        124.85%      58.33%      65.62%
Ratio of recoveries to charge-offs                                12.86%       7.52%      42.92%
Ratio of net charge-offs to average allowance for loan losses     53.95%      66.30%      17.82%

The Bank's allowance for loan losses has been established as a general allowance for future losses on its entire portfolio. The Bank does not allocate the allowance among loan classifications. In the following table, the allowance for loan losses has been allocated by category for purposes of complying with disclosure requirements. The amount allocated on the following table to any category should not be interpreted as an indication of future charge-offs, and the amounts allocated are not intended to reflect the amount that may be available for future losses on any category since the Bank's allowance is a general allowance. The table also sets forth the percent of loans in each category of total loans.

                                                                   At December 31,
                                           --------------------------------------------------------------
                                                               (Dollars in Thousands)
                                                  1996                  1995                  1994
                                           ------------------    ------------------    ------------------
                                                     Percent               Percent               Percent
                                                     of total              of total              of total
                                                      gross                 gross                 gross
                                           Amount     Loans      Amount     Loans      Amount     Loans
                                           -------   --------    -------   --------    -------   --------

Loan category:
Residential and construction loans         $   698    28.09%     $ 1,152    30.14%     $   976     34.38%
Commercial real estate and commercial        1,799    62.55        2,035    60.09        1,790     52.95
Other loans                                     80     9.36          260     9.77           84     12.67
                                           -------------------------------------------------------------
  Total                                    $ 2,577   100.00%     $ 3,447   100.00%     $ 2,850    100.00%
                                           =============================================================

While management considers the allowance for loan losses to be adequate at December 31, 1996, there is no assurance that additional charge-offs and provisions will not be necessary in 1997.

POTENTIAL PROBLEM LOANS AND CLASSIFICATION OF ASSETS

The Bank has a system for classification of loans and other assets, such as debt and equity securities, considered to be of lesser quality, as "substandard", "doubtful", or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard", with the added characteristic that the weaknesses present make collection or liquidation in full "highly questionable and improbable" on the basis of currently existing facts, conditions and values. Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of specific loss reserve is not warranted. When the Bank classifies problem assets as "loss", it is required to charge-off such amount. Assets which do not currently expose the Bank to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are designated "special mention" which are not considered classified assets.

An institution's determination as to the classification of its assets and the amount of its valuation allowance is subject to review by the FDIC and the New Hampshire Bank Commissioner, which can require classification and the establishment of additional loss allowances. The Bank regularly reviews the assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations.

The total amount of loans past due 60 days or more, excluding non-accruing loans, at December 31, 1996, 1995, and 1994, amounted to $934,000, $1.4 million, and $2.7 million, respectively, and represented .40% .60%, and 1.27%, respectively, of loans outstanding.

The following table represents information regarding non-performing loans and assets at the dates indicated.

                                                         At December 31,
                                                 --------------------------------
                                                   1996        1995        1994
                                                 --------    --------    --------
                                                      (Dollars in Thousands)

Non-accrual mortgage loans                       $ 1,873     $ 5,259     $ 3,845
Non-accrual other loans                              191         650         498
                                                 -------------------------------
      Total non-accrual loans<F1>                  2,064       5,909       4,343
                                                 -------------------------------
      Total non-performing loans                   2,064       5,909       4,343

Real estate held for investment                       --          --     $   860
Foreclosed real estate, net                        1,980       2,088       4,455
                                                 -------------------------------
      Total non-performing assets                $ 4,044     $ 7,997     $ 9,658
                                                 ===============================

Non-performing loans to total gross loans            .88%       2.53%       2.03%
Non-performing assets to total assets                .95%       2.09%       2.70%

-------------------
<F1>  Loans are placed in non-accrual status when they become contractually past due 90 days or more, or there is reasonable doubt as to the full and timely payment of principal and interest. When a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed in the current period against interest income. Interest accrued is resumed only when management's analysis determines that the loans are fully collectible as to principal and interest.

If all non-accrual and impaired loans had been performing in accordance with their original terms and had been outstanding from the earlier of the beginning of the period or origination, the Bank would have recorded interest income of $416,000, $699,000, and $674,000 for the years ended December 31, 1996, 1995, and 1994, respectively, as opposed to $95,000, $242,000, and $183,000 which actually was included in interest income for such periods.

DEPOSITS

Deposits generated from within the Bank's local market area are the primary source of funds for the Bank's lending and investment operations. The Bank offers its customers a tiered deposit program and prices its products competitively within its market area. In addition to savings deposits, NOW and money market deposits, the Bank offers several consumer and business checking account programs to meet the individual needs of its customers. Substantially all of the Bank's deposits are derived from customers who work or reside in the Bank's market area.

Deposit levels remained largely flat in 1996 increasing $1.5 million from $303.6 million at year end 1995 to $305.1 million at year end 1996. NOW accounts and term deposits increased by $4.7 million and $2.1 million, respectively, while money market and demand deposits declined $2.8 million and $2.1 million, respectively. Demand deposit declines were attributable in part to customers moving funds into the Bank's repurchase products which increased by $9.7 million to $33.4 million at year end 1996.

The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated and the weighted average nominal interest rates on each category of deposits presented. For average deposit information, see average balance sheet and net interest income and analysis table.

                                                                   At December 31,
                          ---------------------------------------------------------------------------------------------------
                                        1996                              1995                              1994
                          -------------------------------   -------------------------------   -------------------------------
                                                                (Dollars in Thousands)
                                      Percent    Weighted               Percent    Weighted               Percent    Weighted
                                      of total   Average                of total   Average                of total   Average
                           Amount     Deposits     Rate      Amount     Deposits     Rate      Amount     Deposits     Rate
                          ---------   --------   --------   ---------   --------   --------   ---------   --------   --------

Savings accounts          $  51,036    16.73%     2.47%     $  51,438    16.94%     2.47%     $  62,003    22.17%     2.81%
Term deposit accounts       155,128    50.85%     5.57%       153,034    50.40%     5.87%       111,883    40.00%     4.92%
Money market accounts        25,915     8.49%     2.64%        28,699     9.45%     2.77%        43,476    15.54%     2.73%
NOW accounts                 41,544    13.62%     1.39%        36,892    12.15%     1.58%        36,681    13.11%     1.55%
Demand deposits              31,467    10.31%     0.00%        33,569    11.06%     0.00%        25,693     9.18%     0.00%
                          ------------------------------------------------------------------------------------------------
      Total deposits      $ 305,090   100.00%     3.66%     $ 303,632   100.00%     3.83%     $ 279,736   100.00%     3.22%
                          ================================================================================================

DOMESTIC TIME DEPOSITS OF $100 THOUSAND OR MORE

Domestic time deposits in denominations of $100 thousand or more and the related maturities at December 31, 1996 were as follows:

                                      Less than     Three     Six to      Over
                                        Three      to six     twelve     twelve
                                       months      months     months     months      Total
                                      ---------    -------    -------    -------    --------
                                                         (In thousands)

Time certificates of deposit          $  3,635     $ 3,760    $ 2,976    $ 7,277    $ 17,648
Other time deposits                   $ 14,376     $    --    $    --    $    --    $ 14,376

BORROWINGS AND REVERSE REPURCHASE AGREEMENTS

Although deposits are the Bank's primary source of funds, the Bank also utilizes borrowings from the Federal Home Loan Bank (FHLB) of Boston as an alternative funding source when appropriate. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. Management believes that if FHLB borrowings are not available in the future there could be a negative impact on the Bank's earnings. At December 31, 1996, the Bank had $58.5 million of borrowings from the FHLB of Boston.

Reverse repurchase agreements are accounted for as borrowings by the Bank and are secured by designated securities. The proceeds of these transactions are used to meet cash flow or asset/liability needs of the Bank.

The following table sets forth certain information regarding repurchase agreements and borrowed funds at or for the dates indicated:

                                                                           For  the Year Ended December 31,
                                                                            1996         1995         1994
                                                                          ---------    ---------    ---------
                                                                                (Dollars in Thousands)
Repurchase agreements:
  Average balance outstanding                                             $ 26,493     $ 20,117     $  8,146
  Maximum amount outstanding at any month-end during the period             34,114       28,159       17,145
  Balance outstanding at end of period                                      33,426       23,769       17,145
  Weighted average interest rate during the period                            4.84%        5.26%        4.31%
  Weighted average interest rate at end of period                             4.87%        4.75%        5.22%
FHLB of Boston advances:
  Average balance outstanding                                               48,288       38,296       53,752
  Maximum amount outstanding at any month-end during the period             59,469       55,659       69,604
  Balance outstanding at end of period                                      58,499       27,771       34,911
  Weighted average interest rate during the period                            5.71%        6.16%        4.48%
  Weighted average interest rate at end of period                             5.81%        6.05%        5.29%
Total borrowings
  Average balance outstanding                                               74,781       58,413       61,898
  Maximum amount outstanding at any month-end during the period             92,096       70,547       76,244
  Balance outstanding at end of period                                      91,925       51,480       52,056
  Weighted average interest rate during the period                            5.40%        5.85%        4.45%
  Weighted average interest rate at end of period                             5.47%        5.45%        5.26%

At December 31, 1996, the Bank had outstanding $58.5 million in borrowings from the FHLB of Boston maturing as follows:

                                             At December 31, 1996
                                            ----------------------
                                            (Dollars in Thousands)
                                                          Average
                                              Amount       Rate
                                             --------     -------

           One year or less                  $ 42,181      5.82%
           One to three years                  16,318      5.78%
                                             ------------------
                                             $ 58,499      5.81%
                                             ==================

COMPETITION

The Bank competes with other thrift institutions, commercial banks, credit unions and money market funds for both deposits and loans by offering competitive rates, professional personal service and a wide variety of products. The Bank also participates in regional and national automated teller machine (ATM) networks to complement its ten offices in Cheshire, Hillsborough, and Merrimack counties. The market area served by the Bank is competitive for both deposits and loans due to the Bank's existence in and close proximity to major markets of New Hampshire, including Concord, Manchester, Nashua and Keene. The Bank estimates that it has approximately ten competitors in its market areas.

STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

The Bank is in a heavily regulated industry. As a New Hampshire chartered guaranty (stock) savings bank whose deposits are insured by the FDIC, the Bank is subject to regulation by federal and state regulatory authorities including, but not limited to, the FDIC and the New Hampshire Commissioner of Banks.

The following table below sets forth the regulatory capital ratios of the Bank at December 31, 1996, calculated in accordance with the capital requirements.

                                                    December 31, 1996
                                  -------------------------------------------------------
                                                 (Dollars in Thousands)
                                                                               Regulatory
                                  Actual      Required    Excess    Actual     Percentage
                                  Capital     Capital     Amount    Percent     Required
                                  --------    --------    ------    -------    ----------

Leverage                          $ 28,486     16,922     11,564     6.73%       4.00%
Risk based:
  (I) Tier 1 (core)<F1>           $ 28,486      9,657     18,829    11.80%       4.00%
  (ii) Total                      $ 31,063     19,315     11,748    12.87%       8.00%

-------------------
<F1>  The Bank's Tier 1 (core) capital is less than its GAAP capital based upon the regulatory requirement to deduct intangible assets from GAAP capital. At December 31, 1996, the Bank had an intangible asset of $64,000, which is the unamortized premium paid for the purchase of the deposits of a failed bank from the FDIC in 1991. The premium is being amortized over seven years.

The following are selected ratios for the Bank for the three year period ended December 31, 1996:

SELECTED RATIOS                                          1996      1995      1994
                                                        ------    -------    -----
Net income (loss) to:
  Average assets                                          .85%     (.25)%     .63%
  Average stockholders' equity                          13.39%    (3.61)%    9.33%
Average stockholders' equity to average assets           6.34%     7.03%     6.74%

INTEREST RATE SENSITIVITY

The matching of assets and liabilities is analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect in net interest income. A sudden and significant increase in interest rates may have an adverse impact on the ability of borrowers of the Bank to repay their loans in accordance with the terms and may also lengthen the period of time to dispose of other real estate owned. Currently, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the FDIC is developing regulations that will include an interest rate risk component into the calculation of capital ratios.

Interest rate risk management is conducted by the Bank as part of its asset/liability and funds management process and is under the direction of an Asset/Liability Management Committee (ALCO). The primary objective of the Bank's asset/liability management process is to manage liquidity, maximize net interest income and return on capital within acceptable levels or risks. Interest rate risk is analyzed in terms of the projected impact on net income from potential short and long term changes in interest rates. Interest rate risk management also seeks to ensure liquidity and capital adequacy in various rate scenarios relative to regulatory and internal guidelines.

The ALCO holds meetings on a regular basis to monitor and discuss the status and results of asset/liability management strategies. It reviews various interest rate risk measurement reports and compares simulated income exposures to policy limits. It reviews the outlook for interest rates and the economy at the global, national and local levels. It develops strategies to take into account changes in economic conditions, new loan and deposit products, banking regulations and fiscal monetary policy. The ALCO develops parameters for the pricing and maturity distribution of deposits, loans and investments.

The Bank attempts to manage its exposure to interest rate risk primarily through the sale of fixed rate mortgage loans. The designation of certain investment securities as held for sale is also intended to provide the Bank with greater flexibility in responding to changes in interest rates.





The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at

December 31, 1996 which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual term of the asset or liability to maturity. Management has assumed no prepayments of the Bank's fixed-rate loans. The assumptions used may not be indicative of future withdrawals of deposits or prepayments of loans. Management uses its judgment in classifying savings, NOW and Money Market accounts according to its expectation of their respective sensitivities to market interest rate changes based on local market conditions and historical experience.

                                                                           At December 31, 1996
                                            -----------------------------------------------------------------------------------
                                                                          (Dollars in Thousands)
                                              6 Mos       6 Mos     1 yr to   2 yrs to   3 yrs to   5 yrs to    Over
                                             or less     to 1 yr     2 yrs     3 yrs      5 yrs      10 yrs    10 yrs    Total
                                            ----------   --------   -------   --------   --------   --------   ------   -------

Interest-earning assets:
  Mortgage loans, net                          53,781     48,249     8,773     12,084     12,240      8,568    14,298   157,993
  Other loans, net                             47,952      5,923     5,074      4,126      1,586      2,185     8,027    74,873
  Investment securities held to maturity        9,711         54        57         97      2,339     46,740       645    59,643
  Securities available for sale                34,463     12,485     1,000         --     24,160      5,816     5,746    83,670
  Mortgage-backed securities held to
   maturity                                     4,600      3,600     4,637         --      2,844         --        --    15,681
  FHLB stock                                    3,150         --        --         --         --         --        --     3,150
                                            -----------------------------------------------------------------------------------
      Total interest-earning assets         $ 153,657     70,311    19,541     16,307     43,169     63,309    28,716   395,010

Interest bearing liabilities
  Savings accounts and advanced payment
   by borrowers                                27,081         --        --         --         --         --    24,378     51,459
  NOW accounts                                  6,144         --    17,700         --         --     17,700        --     41,544
  Money market accounts                        25,915         --        --         --         --         --        --     25,915
  Certificate accounts                         67,567     29,861    34,128     12,221      8,976      2,375        --    155,128
  Borrowings                                   73,470      3,241    15,214         --         --         --        --     91,925
                                            ------------------------------------------------------------------------------------
    Total interest-bearing liabilities      $ 200,177     33,102    67,042     12,221      8,976     20,075    24,378    365,971

Interest sensitivity gap per period           (46,520)    37,209   (47,501)     4,086     34,193     43,234     4,338     29,039
                                            -----------------------------------------------------------------------------------

Cumulative interest sensitivity gap           (46,520)    (9,311)  (56,812)   (52,726)   (18,533)    24,701    29,039
                                            ------------------------------------------------------------------------------------

Cumulative interest sensitivity gap as a
 percentage of total assets                     (10.9%)     (2.2%)   (13.3%)    (12.3%)     (4.3%)      5.8%      6.8%       6.8%
                                            ------------------------------------------------------------------------------------

Cumulative net interest earning assets
 as a percentage of interest-bearing
 liabilities                                     76.8%       96.0%    81.1%      83.1%      94.2%     107.2%    107.9%     107.9%
                                            ------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS

Net interest income represents the difference between income on interest-bearing assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The increase in net interest income for the year ended 1996 resulted from an increase in interest-earning assets of $22.6 million. The Bank's average yield on earning assets decreased from 7.68% in 1995 to 7.66% in 1996. The change in the Bank's average rate paid on interest-bearing liabilities increased from 4.37% in 1995 to 4.49% for 1996.

Net interest income for 1996 amounted to $13.5 million and reflected an increase of $308,000 over the previous year's level of $13.2 million. This increase in net interest income is attributable to an increased level of average interest-earning assets of $22.6 million while average interest-bearing liabilities increased $25.2 million for the same period. Net interest income and net interest margin were negatively affected during 1996 primarily due to an increase in prepayments of mortgage-backed securities and government guaranteed loans. This resulted in a decrease in net interest margin from 3.72% in 1995 to 3.57% in 1996.

The increase in net interest income for the year ended 1995 continued to be driven by higher interest-earning assets in 1995. The Bank's average yield on earning assets increased from 6.98% in 1994 to 7.68% in 1995. The change in the Bank's average rate paid on interest-bearing liabilities increased from 3.57% in 1994 to 4.37% in 1995.

Net interest income for 1995 amounted to $13.2 million and reflected an increase of more than $949,000 over the previous year's level of $12.2 million. This increase in net interest income is attributable to an increased level of average interest-earning assets of $21.6 million while average interest-bearing liabilities increased only $13.4 million for the same period. This resulted in an increase in net interest margin from 3.67% in 1994 to 3.72% in 1995.

The following table sets forth certain information relating to the Bank's consolidated balance sheets and consolidated statements of operations for the years ended December 1996, 1995 and 1994, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. Average balances and yields include non-accrual loans.

                                                                        Year Ended December 31,
                                         ----------------------------------------------------------------------------------------
                                                     1996                          1995                          1994
                                         ----------------------------  ----------------------------  ----------------------------
                                                                         (Dollars in Thousands)
                                                    Interest  Average             Interest  Average             Interest  Average
                                          Average    Earned/  Yield/    Average    Earned/  Yield/    Average    Earned/  Yield/
                                          Balance     Paid     Cost     Balance     Paid     Cost     Balance     Paid      Cost
                                         ---------  --------  -------  ---------  --------  -------  ---------  --------  -------

Average assets
Interest-earning assets:
Mortgage loans, net <F1>                 $ 147,015  $ 12,373   8.42%   $ 140,096  $ 11,827   8.44%   $ 153,436  $ 11,389   7.42%
Other loans, net <F1>                       81,904     7,429   9.07%      84,362     7,693   9.12%      65,956     5,633   8.54%
Investment securities and securities
 available for sale                        127,333     7,898   6.20%      88,145     4,862   5.52%      80,279     4,157   5.18%
Mortgage backed securities                  15,753       878   5.57%      34,976     2,392   6.84%      25,533     1,596   6.25%
FHLB stock                                   3,320       212   6.39%       4,254       295   6.93%       3,865       300   7.76%
Federal funds and interest bearing
 deposits                                    1,755        90   5.13%       2,636       147   5.58%       3,843       164   4.27%
                                         ---------------------------------------------------------------------------------------
Total interest-earning assets              377,080    28,880   7.66%     354,469    27,216   7.68%     332,912    23,239   6.98%
                                                    ----------------              ----------------              ----------------
Non-interest earning assets                 25,923                        20,541                        23,963
                                         ---------                     ---------                     ---------
      Total average assets               $ 403,003                     $ 375,010                     $ 356,875
                                         =========                     =========                     =========
Average liabilities:
Interest bearing liabilities
  Savings accounts                       $  52,231     1,288   2.47%   $  57,887     1,545   2.67%   $  66,450     1,782   2.68%
  Money Market & NOW accounts               65,284     1,234   1.89%      70,936     1,531   2.16%      80,279     1,790   2.23%
  Certificate accounts                     154,476     8,841   5.72%     134,335     7,554   5.62%      99,581     4,688   4.71%
  Borrowings                                74,781     4,038   5.40%      58,413     3,415   5.85%      61,898     2,757   4.45%
                                         ---------------------------------------------------------------------------------------
      Total interest bearing
       liabilities                         346,772    15,401   4.44%     321,571    14,045   4.37%     308,208    11,017   3.57%
                                                    ----------------              ----------------              ----------------
Non-interest bearing liabilities            30,674                        27,060                        24,607
                                         ---------                     ---------                     ---------
      Total average liabilities            377,446                       348,631                       332,815

Shareholder's Equity/Retained Earnings      25,557                        26,379                        24,060
                                         ----------                    ---------                     ---------
Total average liabilities and retained
 earnings                                $ 403,003                     $ 375,010                     $ 356,875
                                         =========                     =========                     =========
Net interest income/interest rate
 spread<F2>                                         $ 13,479   3.22%              $ 13,171   3.31%              $ 12,222   3.41%
                                                    ================              ================              ================
Net interest-earning assets/net
 interest margin<F3>                     $  30,308             3.57%   $  32,898             3.72%   $  24,704             3.67%
                                         =========             =================             =================             =====
Interest-earning assets to
 interest-bearing liabilities               108.74%                       110.23%                       108.02%
                                         ==========                    ==========                    ==========

-------------------
<F1>  Includes non-accrual loans.

<F2>  Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities

<F3>  Net interest margin represents net interest income before the provision for possible loan losses divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume, and (iii) the net change (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                Year Ended December 31, 1996    Year Ended December 31, 1995
                                                                        Compared to                     Compared to
                                                                Year Ended December 31, 1995    Year Ended December 31, 1994
                                                                ----------------------------    -----------------------------
                                                                                   (Dollars in Thousands)
                                                                     Increase (Decrease)             Increase (Decrease)
                                                                   In Net Interest Income          In Net Interest Income
                                                                ----------------------------    -----------------------------
                                                                           Due to                           Due to
                                                                 Volume     Rate       Net        Volume      Rate      Net
                                                                --------   -------   -------    ---------   -------   -------

Interest-earning assets:
  Mortgage loans, net                                           $    574   $  (28)   $   546    $ (1,043)   $ 1,481   $   438
  Other loans, net                                                  (222)     (42)      (264)      1,712        348     2,060
  Investment securities and securities available for sale          2,377      659      3,036         482        223       705
  Mortgage backed securities                                      (1,132)    (382)    (1,514)        664        132       796
  FHLB stock                                                         (61)     (22)       (83)         80        (85)       (5)
  Federal funds and interest bearing deposits                        (46)     (11)       (57)       (733)       716       (17)
                                                                -------------------------------------------------------------
      Net change in income on interest-earning assets           $  1,490   $  174    $ 1,664    $  1,162    $ 2,815   $ 3,977
Interest-bearing liabilities:
  Savings accounts                                              $   (145)  $ (112)   $  (257)   $   (230)   $    (7)  $  (237)
  Money market & NOW accounts                                       (116)    (181)      (297)       (201)       (58)     (259)
  Certificate accounts                                             1,150      137      1,287       2,360        506     2,866
  Borrowed funds                                                     901     (278)       623        (163)       821       658
                                                                -------------------------------------------------------------
      Net change in expense on interest-bearing liabilities        1,790     (434)     1,356       1,766      1,262     3,028
                                                                -------------------------------------------------------------
Net change in interest income                                   $  (300)   $  608    $   308        (604)   $ 1,553   $   949
                                                                =============================================================

COMPARISON OF RATE VOLUME FOR 1996 AND 1995

For the year ended December 31, 1996, interest income increased by $1.7 million compared to the same period in 1995. Interest expense increased by $1.4 million, while net interest income increased by $308,000 for this same period.

The increase in interest income is the result of increased volume by $1.5 million, and increased rates by $174,000, from 1995. Mortgage loan volume increased by $574,000 while other loans had volume decreases of $222,000. Investments increased due to volume and rate of $1.1 million and $244,000, respectively. Volume increases in investments were the direct result of the Bank funding these purchases with FHLB borrowings. The increase in interest expense is attributable to higher volumes of $1.8 million which were partially offset by lower rates of $434,000.

Certificate of deposit account volume increased by $1.2 million and rates increased by $137,000 with the growth occurring primarily in shorter term certificate of deposit accounts. Borrowing volume increased by $901,000, which was partially offset by rate decreases of $278,000. Savings accounts decreased due to volume and rate of $145,000 and $112,000, respectively while money market and NOW's decreased due to volume and rate of $116,000 and $181,000, respectively.

Net interest income increased due to rate by $608,000, which was offset by volume declines of $300,000. Interest- earning assets increased by $22.6 million while interest-bearing liabilities increased by $25.2 million, during 1996.

COMPARISON OF RATE/VOLUME FOR 1995 AND 1994

For the year ended December 31, 1995, interest income increased by $4.0 million compared to the same period in 1994. Interest expense as well as net interest income increased by $3.0 million and $949,000, respectively, for this same period.

The increase in interest-earning assets was attributed to higher levels of interest income in the investment and loan portfolio of $2.5 million and $1.5 million, respectively. The mortgage loan portfolio experienced a $1.0 million decrease due to a $24.0 million loan sale in the third quarter of 1994, while other loans increased by $1.7 million as the bank purchased approximately $7.9 million of government guaranteed loans for this period as well as shifted the mix of lending toward commercial loans. Rising interest rates attributed to an increase in the investment and loan portfolio of $1.0 million and $1.8 million, respectively. The increase in interest expense is attributable to higher volume and rates of $1.8 million and $1.2 million, respectively. Certificate of deposit accounts experienced a volume increase of $2.4 million with the growth being experienced in shorter term certificate of deposit accounts. Rate increases of $821,000 and $506,000 were experienced in borrowings as well as certificate of deposit accounts which were a direct result of the higher interest rate environment for 1995.

Net interest income increased due to rate by $1.6 million which was offset by volume declines of $604,000. Interest-earning assets increased by $21.6 million while interest-bearing liabilities increased by $13.4 million during 1995.

ITEM 2. Properties

The Bank conducts its business through nine banking offices. The bank also operates ATMs at each branch location, and it operates a remote ATM facility in Dublin, Greenfield, Hillsborough and Peterborough, NH.

                                                    Date          Lease
                                                  Leased or     Expiration
         Location               Leased/Owned      Acquired       Date<F1>
         --------               ------------      ---------     ----------

Main Office <F2>                Owned               1966            --
35 Main Street
Peterborough

Peterborough Plaza              Leased              1973           2003
Route 101
Peterborough

Route 9                         Owned               1989            --
Hillsborough

Lorden Plaza                    Leased              1990           2009
Milford

Lancotot's Shopping Center      Owned               1995            --
Route 114
Weare

Route 202 South                 Owned               1983            --
Jaffrey

Main Street                     Owned               1986            --
Antrim

Loudon Road                     Leased              1988           2008
Concord

66 No. Main Street              Leased              1995           2015
Concord

Pennichuck Square               Leased              1996           2011
Merrimack

-------------------
<F1>  represents final renewal expiration dates

<F2>  The Bank receives rental income under certain lease agreements with third parties.


ITEM 3. Legal Proceedings

There are no material legal proceedings to which the Bank is a party or to which any of its property is subject, although the Bank is a party to ordinary routine litigation incidental to its business.

ITEM 4. Security Ownership of certain Beneficial Owners and Management

The information required by this Item is incorporated herein by reference to the section captioned "Beneficial Ownership of Securities" of the Proxy Statement for the Annual Meeting of Shareholders to be held on May 28, 1997 (the "Proxy Statement").


PART II

ITEM 5. Market for the Bank's Common Stock and Related Security Holder Matters

Stock Market Data

The Bank's common stock is traded over-the-counter on the NASDAQ National Small Capitalization Market under the symbol "PETE". The stock is listed in the Wall Street Journal as "PRIMARYBK" and in the local papers in the Bank's market area as "Primary Bank".

The high and low bid prices for the stock at the conclusion of each quarter as provided by the National Association of Securities Dealers, Inc. are as follows:

            Quarter Ended             High Bid:          Low Bid:
         -------------------          ---------          --------

         March 31, 1995                11 3/4              9 3/4
         June 30, 1995                 14 1/2             10 1/2
         September 30, 1995            15 3/4             13 1/2
         December 31, 1995             15 1/2             12
         March 31, 1996                13                 11 1/2
         June 30, 1996                 13 1/4             12
         September 30, 1996            13 1/4             11 3/4
         December 31, 1996             16                 12 1/4

The Bank has not paid any cash dividends since its conversion from mutual to stock form in October 1993. The declaration of cash dividends is dependent upon a number of factors including regulatory limitations, surplus requirements, and the Bank's operating results and financial condition.

As of February 28, 1997, the Bank had approximately 663 shareholders of record and 2,087,342 outstanding shares of Common Stock. The number of shareholders of record does not reflect the number of persons or entities who hold their Common Stock in nominee or "Street" name through various brokerage firms.

ITEM 6. Selected Financial Data

The information required by this Item is incorporated herein by reference to the table captioned "Selected Financial Data" of the Primary Bank 1996 Annual Report to Shareholders (the "Annual Report").

ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The information required by this Item is incorporated herein by reference to the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Bank's Annual Report. For additional information, please see Item 1.

ITEM 8.  Financial Statements and Supplementary Data

The information required by this Item is incorporated herein by reference to the financial statements and supplementary data which appears on pages 17 through 41 of the Bank's Annual Report.

Independent Auditor's Report                            Page 17
Balance Sheets                                          Page 18
Statements of Operations                                Page 19
Statements of Changes in Stockholders' Equity           Page 20
Statements of Cash Flows                                Pages 21 to 22
Notes to Financial Statements                           Pages 23 to 41


PART III

ITEM 9.  Directors and Principal Officers of the Bank

Directors

Information regarding the Directors of the Bank required by this Item is incorporated herein by reference to the section captioned "Election of Directors" of the Proxy Statement.

Principal Officers of the Bank

Information regarding the Executive Officers of the Bank required by this Item is incorporated herein by reference to the section captioned "Executive Officers" of the Proxy Statement.

ITEM 10.  Management Compensation and Transactions

The information required by this Item is incorporated herein by reference to the sections captioned "Directors Compensation", "Executive Compensation", "Compensation Committee Report on Executive Compensation", and
"Transactions With Certain Related Persons" of the Proxy Statement.


PART IV

ITEM 11. Exhibits, Financial Statement Schedules and Reports on Form F-3

(a)   Contents:

      (1) Financial Statements: The audited financial statements of the Bank and the notes thereto, contained in the Bank's Annual Report to Shareholders for the year ended December 31, 1996.

      (2) Financial Statement Schedules: Schedules I, II, III, IV, and VI are omitted because the required information is contained in or may be readily determined from either Item 1 or the audited financial statements or notes thereto incorporated by reference into Item 8 of this Report. Schedule V is omitted because it is not applicable.

      (3) Exhibits required by Item 11(c): Primary Bank's amended By-laws are being filed with this Report. In addition, the Bank is furnishing its Annual Report to Shareholders for the year ended December 31, 1996. To the extent that portions of the Annual Report are not specifically incorporated by reference herein, they are furnished only for the information of the FDIC and are not deemed to be filed herewith.

(b)   Reports on Form F-3: None filed during the fourth quarter of 1996.

(c)   Exhibits

      (1)   ARTICLES OF INCORPORATION AND BY-LAWS

            (a) Amended and restated Articles of Agreement of Primary Bank filed as Exhibit 1 to the Bank's Registration Statement on Form F-1 filed with the FDIC effective October 13, 1993.

            (b) Amended By-laws of Primary Bank are included with this Annual Report on Form F-2.

      (2)   INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS

            (a) Amended and restated Articles of Agreement of Primary Bank filed as Exhibit 1 to the Bank's Registration Statement on Form F-1 filed with the FDIC effective October 13, 1993.

            (b) Amended By-laws of Primary Bank are included with this Annual Report on Form F-2.

            (c) The Bank's specimen certificate for shares of Common Stock filed as Exhibit 2 to the Bank's Registration Statement on Form F-1 filed with the FDIC effective October 13, 1993.

      (3)   MATERIAL CONTRACTS

            (a) Primary Bank's (formerly Peterborough Savings Bank's) 1993 Incentive Stock Option Plan filed as Exhibit A to the Proxy Statement for the Annual Meeting of Shareholders held on April 28, 1994.

            (b) Employment Agreement of Christopher J. Flynn filed as Exhibit 7 to the Bank's Registration Statement on Form F-1 filed with the FDIC effective October 13, 1993.

            (c) Special Termination Agreements of Charles P. Monaghan and Elizabeth M. Rank filed as Exhibit 7 to the Bank's Registration Statement on Form F-1 filed with the FDIC effective October 13, 1993.

            (d) Primary Bank's (formerly Peterborough Savings Bank's) 1993 Stock Option Plan for Outside Directors filed as Exhibit B to the Proxy Statement for the Annual Meeting of Shareholders held on April 28, 1994.

            (e) Primary Bank's (formerly Peterborough Savings Bank's) Recognition and Retention Plan for Officers and Employees filed as Exhibit C to the Proxy Statement for the Annual Meeting of Shareholders held on April 28, 1994.

            (f) Primary Bank's (formerly Peterborough Savings Bank's) Recognition and Retention Plan for Outside Directors filed as Exhibit D to the Proxy Statement for the Annual Meeting of Shareholders held on April 28, 1994.

            (g) The Amendment of Primary Bank's 1993 Stock Option Plan for Outside Directors as presented in the Proxy Statement for the Annual Meeting of Shareholders held on September 28, 1995.

            (h) Primary Bank's 1995 Stock Option Plan for Officers and Employees filed as Exhibit A to the Proxy Statement for the Annual Meeting of Shareholders held on September 28, 1995.

            (i) Primary Bank's 1995 Stock Option Plan for Outside Directors filed as Exhibit B to the Proxy Statement for the Annual Meeting of Shareholders held on September 28, 1995.

            (j) Employment Agreements for Bruce D. Clow, Michael J. Janosco, Jr., Charles P. Monaghan, and Elizabeth M. Rank filed as Exhibits C,D,E and F, respectively, to the Banks Form F-2 filed with the FDIC for the fiscal year ended December 31, 1995.

      (4)   STATEMENT REGARDING CONPUTATION OF PER SHARE EARNINGS

            The computation of earnings per share can be readily determined from the material contained in and incorporated by this Annual Report on Form F-2.

      (5)   STATEMENT REGARDING COMPUTATION OF RATIOS

            As the Bank does not have any debt securities registered under
      Section 12 of the Securities Exchange Act of 1993 as amended, no ratio of earnings to fixed charges appears in this Annual Report on Form F-2.

      (6)   ANNUAL REPORT TO SECURITY HOLDERS

            Except to the extent expressly incorporated herein, the Primary Bank 1996 Annual Report to Shareholders is furnished only for the information of the FDIC and is not deemed to be filed herewith.

      (7)   LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLES

            None.

      (8)   PREVIOUSLY UNFILED DOCUMENTS

            None.

      (9)   SUBSIDIARY OF THE BANK

            None

                                   SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE      03/27/97                     PRIMARY BANK

                                       By: /s/ Christopher J. Flynn
                                           Christopher J. Flynn, President and
                                           Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.


            Signature                             Title                           Date
            ---------                             -----                         --------

By: /s/ Christopher J. Flynn          President and Chief Executive             03/25/97
                                      Officer and Director (Principal
                                      Executive Officer)

By: /s/ Michael J. Janosco, Jr.       Senior Vice President and Chief           03/27/97
                                      Financial Officer (Principal
                                      Financial Officer)

By: /s/ William M. Pierce, Jr.        Vice President and Controller             03/27/97
                                      (Principal Accounting Officer)

By: /s/ Robert D. Weathers            Chairman of the Board                     03/27/97

By: /s/ Charles W. Wagner             Director                                  03/27/97

By: /s/ David J. Houston              Director                                  03/27/97

By: /s/ Forrest D. McKerley           Director                                  03/27/97

By: /s/ Charles F. Whittemore         Director                                  03/27/97

By: /s/ David A. Jordan               Director                                  03/27/97

By: /s/ Richard R. Fernald            Director                                  03/27/97

By: /s/ Richard E. Amidon             Director                                  03/27/97

By: /s/ Daniel E. Church              Director                                  03/27/97

By: /s/ Katharine A. Eneguess         Director                                  03/27/97

By: /s/ Thomas D. Rath                Director                                  03/27/97

By: /s/ Peter C. Read                 Director                                  03/27/97

By: /s/ Dwight D. Sowerby             Director                                  03/27/97

PRIMARY BANK                                          ANNUAL REPORT 1996

Selected Financial Data

Balance Sheet Data                                              At December 31
---------------------------------------------------------------------------------------------------
                                             1996        1995        1994        1993        1992
---------------------------------------------------------------------------------------------------
                                                (Dollars in Thousands, Except per Share Data)

Total assets                               $427,407    $382,310    $357,470    $333,747    $328,219
Investment securities                       158,363     118,424     112,500      89,232      79,688
Total loans, net                            232,960     229,901     210,925     212,508     212,756
Allowance for loan losses                     2,577       3,447       2,850       2,946       3,206
Other real estate owned, net                  1,980       2,088       4,455       5,340       7,224
Deposits                                    305,090     303,632     279,736     255,614     291,744
Borrowings                                   91,925      51,540      52,056      53,260      21,114
Stockholders' Equity
  (Retained Earnings)                        28,133      24,966      22,995      23,032      13,405

Operating Data
---------------------------------------------------------------------------------------------------

Interest and dividend income               $ 28,880    $ 27,216    $ 23,239    $ 20,757    $ 23,916
  Interest expense                           15,401      14,045      11,017      10,744      14,304
                                           --------------------------------------------------------
Net interest and dividend income before
 provision for loan losses                   13,479      13,171      12,222      10,013       9,612
Provision for loan losses                       722       2,602         432       1,188       2,523
                                           --------------------------------------------------------
Net interest and dividend income after
 provision for loan losses                   12,757      10,569      11,790       8,825       7,089
Non-interest income                           2,550       2,526       2,237       2,825       3,707
Operating expense                            12,126      14,283      12,471      11,158      13,764
                                           --------------------------------------------------------
Income (loss) before income taxes             3,181      (1,188)      1,556         492      (2,968)
Income tax expense (benefit)                   (240)       (235)       (690)       (435)          -
                                           --------------------------------------------------------
  Net income (loss)                        $  3,421    $   (953)   $  2,246    $    927    $ (2,968)
                                           ========================================================

Earnings (loss) per common and
 common equivalent share                   $   1.59   $    (.46)   $   1.10        N/A<F*>     N/A<F*>
                                           ========================================================
--------------------

<F*> Per share information is not reported as the Bank was not a public company until October 13, 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion should be read in conjunction with the financial statements and related notes included in this report.

Net income for Primary Bank (the "Bank") depends largely upon net interest and dividend income, which is the difference between interest and dividend income from loans and investments ("interest-earning assets") and interest expense on deposits and borrowed funds ("interest-bearing liabilities"). Net income is affected by general economic conditions, policies established by regulatory authorities and competition.

FINANCIAL CONDITION

Total assets of the Bank increased by $45.1 million from $382.3 million at December 31, 1995 to $427.4 million at December 31, 1996. This increase is primarily attributable to an increase in the Bank's investment portfolio, including investment securities held to maturity and available for sale.

INVESTMENT SECURITIES

During 1996, the average balance at cost, of the investment portfolio was $143.1 million compared to $123.1 million in 1995. The increase occurred as a result of a change in asset mix due to the sale of $16.2 million of government guaranteed loans which were sold in order to reduce prepayment risk as well as asset/liability repositioning. The yield on the portfolio for 1996 was 6.13% compared to 5.89% in 1995. At December 31, 1996, the portfolio at cost was $159.0 million compared to $118.2 million at December 31, 1995. At December 31, 1996, the securities available for sale portfolio had a net unrealized loss excluding tax effects of $631,000 compared to a $228,000 net unrealized gain in 1995.

LOANS

During 1996, the average balance of the loan portfolio was $228.9 million compared to $224.5 million in 1995. The yield on the loan portfolio for 1996 was 8.65% compared to 8.70% in 1995.

The Bank's loan portfolio increased by $2.2 million or 0.9%, during 1996, from $233.3 million at December 31, 1995 to $235.5 million at December 31, 1996. The principal reason for the increase was the Bank's continued emphasis during 1996 on business lending. This strategy was responsible for a $12.8 million increase in commercial loans which was partially offset by a net reduction of $5.7 million of loans in the government guaranteed purchased loan portfolio which were sold in order to reduce prepayment risk. The increase in commercial loans was somewhat offset by a $6.4 million decrease in residential lending, including home equity and second mortgage loans.

ASSET DISPOSITION PLAN

On November 29, 1995 the Bank announced its plan for the accelerated disposition of a large portion of its substandard real estate related assets, including marginally performing and non-performing loans and other real estate owned. As a result in 1995, the Bank took a special charge of $3.3 million or $1.61 per share to facilitate the disposition of problem assets.

NON-PERFORMING ASSETS

During the three years from 1994 to 1996, the Bank has made significant progress in reducing the level of non-performing loans and non-performing assets. This was accomplished through an aggressive collection program, an aggressive program of selling foreclosed property, including attractive financing programs, and the inherent benefits of a gradually improving economic environment.

Total non-performing loans decreased by $3.8 million from $5.9 million or 2.53% of total gross loans at December 31, 1995 to $2.1 million or .88% of total gross loans at December 31, 1996. Total non-performing assets decreased by $4.0 million from $8.0 million or 2.09% of total assets at December 31, 1995 to $4.0 million or .95% of total assets at December 31, 1996.

The following table represents information regarding non-performing loans and assets.

                                                  At December 31
------------------------------------------------------------------------
                                             1996       1995       1994
------------------------------------------------------------------------
                                              (Dollars in Thousands)

Non-accrual mortgage loans                  $1,873     $5,259     $3,845
Non-accrual other loans                        191        650        498
                                            ----------------------------
  Total non-performing loans                 2,064      5,909      4,343
                                            ----------------------------

Real estate held for investment                  -          -        860
Foreclosed real estate, net                  1,980      2,088      4,455
                                            ----------------------------
  Total non-performing assets               $4,044     $7,997     $9,658
                                            ============================

Non-performing loans to total gross loans      .88%      2.53%      2.03%
Non-performing assets to total assets          .95%      2.09%      2.70%

DEPOSITS

Deposits generated from within the Bank's local market area are the primary source of funds for the Bank's lending and investment operations. The Bank offers its customers a tiered deposit program and prices its products competitively within its market area. In addition to savings deposits, NOW and money market deposits, the Bank offers several consumer and business checking account programs to meet the individual needs of its customers. Substantially all of the Bank's deposits are derived from customers who work or reside in the Bank's market area.

Deposit levels remained largely flat in 1996 increasing $1.5 million from $303.6 million at year end 1995 to $305.1 million at year end 1996. Average deposits, however, increased $12.4 million to $302.7 million at year end 1996. Average term accounts, demand deposits, and NOW accounts increased by $20.1 million, $3.6 million, and $2.6 million respectively. Savings and money market accounts decreased by $5.7 million and $8.2 million respectively.

BORROWINGS AND CUSTOMER REPURCHASE AGREEMENTS

Although deposits are the Bank's primary source of funds, the Bank utilizes borrowings from the Federal Home Loan Bank of Boston ("FHLB of Boston") as an alternative funding source when appropriate. At December 31, 1996 the Bank had FHLB of Boston borrowings of $58.5 million up from $27.8 million at December 31, 1995. This increase in funding was used to purchase investment securities.

Another source of funding used by the Bank are customer repurchase agreements, a highly successful cash management product. During 1996 these accounts increased $9.7 million or 41% to $33.4 million at December 31, 1996 from $23.8 million at December 31, 1995.

RESULTS OF OPERATIONS:
COMPARISON OF YEARS ENDED IN DECEMBER 31, 1996 AND DECEMBER 31, 1995
--------------------------------------------------------------------

GENERAL

The Bank recorded net income for the year ended December 31, 1996 of $3.4 million compared with a net loss of $953,000 for the year ended December 31, 1995. The primary reasons attributable to the increase were related to the reductions in non-performing assets from $8.0 million at year end 1995 to $4.0 million at year end 1996, as well as the special charge taken in 1995 of $3.3 million to facilitate the disposition of problem assets. Trends in the real estate market, locally and in New England, impact the Bank's collection of its real estate loan portfolio. Although management believes the current allowance for loan losses is adequate, if the local and New England real estate markets show signs of weakness, additional provisions for loan losses may be necessary in the future.

The Bank's operating results depend largely upon its net interest margin which is the difference between the average yield on loans and investments, and the average interest rate paid on deposits and borrowings. The net interest margin is affected by economic and market factors which influence interest rates, loan demand and deposit flows. The net interest margin decreased to 3.57% for the year ended December 31, 1996, from 3.72% for the year ended December 31, 1995 and 3.67% for the year ended December 31, 1994.

INTEREST AND DIVIDEND INCOME

Interest and dividend income increased by $1.7 million or 6.1% for the year ended December 31, 1996 when compared to the year ended December 31, 1995. These results include the negative cost impact of $230,000, taken in the accelerated paydown of GNMA mortgage-backed securities previously purchased at a premium. Interest on loans increased $282,000 as a result of an increase in the average balance outstanding of $4.5 million, although the interest increase was offset by a decrease in the average rate earned on the portfolio from 8.70% in 1995 to 8.65% in 1996. Interest and dividend income on investment securities and short-term investments increased by $1.4 million or 18% in 1996, as a result of the increase in the average balance outstanding of $18.2 million over 1995 levels and an increase in the yield on investment securities to 6.13% for the December 31, 1996 period, as compared to 5.92% for December 31, 1995.

INTEREST EXPENSE

Total interest expense increased $1.4 million to $15.4 million for the year ended December 31, 1996 from $14.0 million for the year ended December 31, 1995. Interest expense from deposits increased by $733,000 or 6.9% from 1995 to 1996. This is due to an increase in average deposits of $8.8 million as well as an increase in average cost of funds to 4.18% for 1996 as compared to 4.04% for 1995. Interest expense from borrowed funds increased $623,000 or 18.2% during this period. Interest expense on borrowed funds includes interest paid on customer repurchase agreements and FHLB of Boston borrowings. Interest paid on customer repurchase agreements and FHLB of Boston borrowings increased $226,000 and $397,000, respectively to $1.3 million and $2.8 million for 1996. This increase is the result of higher average balances from customer repurchase agreements and FHLB of Boston borrowings of $6.4 million and $10.0 million, respectively, which were partially offset by lower funding costs in 1996.

PROVISION FOR LOANS LOSSES

The provision for loan losses charged to earnings totaled $722,000 and $2.6 million for the years ended December 31, 1996 and 1995, respectively. This decrease was the result, in part, of a 1995 fourth quarter special charge of $1.7 million in order for the Bank to pursue its accelerated asset disposition plan.

NON-INTEREST INCOME

Non-interest income increased $24,000 to $2.6 million for the year ended December 31, 1996 compared to the 1995 period. The increase is primarily attributable to deposit account fees which increased by $371,000 or 25.2% during 1996 to $1.8 million.

The Bank had non-recurring income in 1996 of $137,000 related to investment security and government guaranteed loan sales. In 1995 the Bank's non-recurring income amounted to $488,000, which was primarily related to a gain recorded on the sale of mortgage servicing rights.

OPERATING EXPENSES

Operating expenses decreased 15.1% to $12.1 million for the year ended December 31, 1996 from $14.3 million for 1995. This decrease was primarily related to merger expenses of $736,000 related to the acquisition of Horizon Bank and Trust incurred in 1995 as well as a $1.6 million special charge in 1995 to facilitate the disposition of foreclosed properties. Salaries and benefits increased by $261,000 or 4.9% from $5.3 million for 1995 to $5.6 million in 1996 due primarily to an increase in the level of staffing which was offset by an increase in deferred origination costs related to increased loan production for 1996. Office occupancy expenses increased $101,000 or 8.8% during this period to $1.3 million due to the additions of a second branch in Concord in the third quarter of 1995, a branch in Merrimack expected to open in the first quarter of 1997 as well as a reduction in rental income for 1996. Office expenses increased $187,000 or 17.8% during this period to $1.2 million due to an increased cost in supplies and postage, telephone, and depreciation expense. FDIC insurance premiums decreased by $356,000 during the period to $45,000 due to assessment rate reductions experienced retroactive to June 1995. Data processing expenses increased by $528,000 from $685,000 in 1995 to $1.2 million in 1996 as the Bank converted its data processing center to a service bureau during the fourth quarter of 1995. Other expenses decreased by $2.2 million to $1.3 million in 1996 due to the special charge taken of $1.6 million related to foreclosed properties in 1995 as well as the continued reduction of OREO and non-performing loans in 1996 which enabled the Bank to reduce the OREO reserve by $484,000 and subsequently increase the allowance for loan losses.

FEDERAL INCOME TAX BENEFIT

As a result of operating loss carry-forwards the Bank did not pay Federal income taxes in 1996 or 1995. During 1996 and 1995, the Bank recorded $240,000 and $235,000 respectively, of Federal income tax benefits as a result of decreasing the deferred tax asset valuation reserve based on favorable future earnings expectations.

LIQUIDITY AND CAPITAL RESOURCES

The Bank must maintain a significant amount of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loan demands. The Bank's primary sources of funds are deposits, loan amortization and prepayments, sales or maturities of securities, borrowings and income on earning assets. In addition the Bank maintains assets invested in Federal funds sold and interest bearing deposits, which can be immediately converted into cash, and Government Agency securities which can be sold or pledged to raise funds.

RESULTS OF OPERATIONS:
COMPARISON OF YEARS ENDED IN DECEMBER 31, 1995 AND DECEMBER 31, 1994
--------------------------------------------------------------------

GENERAL

The Bank recorded a net loss for the year ended December 31, 1995 of $953,000 compared with net income of $2.2 million for the year ended December 31, 1994. The principal reason for the decrease was a $3.3 million special charge to facilitate the disposition of problem assets.

The Bank's operating results depend largely upon its net interest margin which is the difference between the average yield on loans and investments, and the average interest rate paid on deposits and borrowings. The net interest margin is affected by economic and market factors which influence interest rates, loan demand and deposit flows. The net interest margin spread increased to 3.72% for the year ended December 31, 1995, from 3.67% for the year ended December 31, 1994. Trends in the real estate market locally and in New England impact the Bank because of its real estate loan portfolio.

INTEREST AND DIVIDEND INCOME

Interest and dividend income increased by $4.0 million or 17.1% for the year ended December 31, 1995 when compared to the year ended December 31, 1994. Interest on loans increased $2.5 million or 14.7% as a result of an increase in the average balance outstanding of $5.1 million, an increase in the average rate earned on the portfolio from 7.76% in 1994 to 8.70% in 1995. Interest and dividends on investment securities and short-term investments increased by $1.5 million or 23.8% in 1995 as a result of the increase in the average balance outstanding of $16.5 million over 1994 levels, and an increase in the yield on investment securities to 5.92% for the December 31, 1995 period, as compared to 5.48% for December 31, 1994.

INTEREST EXPENSE

Total interest expense increased $3.0 million to $14.0 million for the year ended December 31, 1995 from $11.0 million for the year ended December 31, 1994. Interest expense from deposits increased by $ 2.4 million or 28.7% from 1994 to 1995. This is due to an increase in average deposits of $16.8 million as well as an increase in average cost of funds to 4.04% for 1995 as compared to 3.35% for 1994. Interest expense from borrowed funds increased $658,000 or 23.9% during this period. Interest expense on borrowed funds includes interest paid on customer repurchase agreements and FHLB of Boston borrowings. Interest paid on customer repurchase agreements increased $706,000 from $351,000 in 1994 to $1.1 million in 1995 primarily as a result of a 38.6% increase in customer repurchase agreement balances at December 31, 1995 of $23.8 million. Interest on FHLB of Boston borrowings decreased $48,000 from 1994 as a result of lower borrowings throughout the year.

PROVISION FOR LOAN LOSSES

The provision for loan losses charged to earnings amounted to $2.6 million and $432,000 for the years ended December 31, 1995 and 1994 respectively. This increase was, in large part, the result of a fourth quarter special charge of $1.7 million in order for the Bank to pursue its accelerated asset disposition plan.

NON-INTEREST INCOME

Non-interest income increased $289,000 to $2.5 million for the year ended December 31, 1995 compared to the 1994 period. The increase was mainly the result of a 1995 gain on the sale of mortgage servicing rights of $432,000. In 1994 the Bank recorded a gain on the sale of mortgage loans of $357,000 partially offset by a net loss of $322,000 on the sales of securities.

OPERATING EXPENSE

Total operating expense increased 14.5% to $14.3 million for the year ended December 31, 1995, from $12.5 million for 1994. Salaries and benefits increased by 436,000 or 8.9% from $4.9 million for 1994 to $5.3 million in 1995 due primarily to temporary employees and overtime needed to complete the merger with Horizon, the relocation of the finance and operations personnel to the new operations center and the conversion to a new data processor. The Bank also opened a new branch on Main Street, Concord, New Hampshire. OREO expenses increased $1.5 million from $655,000 in 1994 to $2.1 million. The increase was due to the special charge of $1.6 million to facilitate the disposition of the foreclosed properties. All other expenses decreased by $102,000 from $6.9 million in 1994 to $6.8 million in 1995. Included in this decrease was FDIC insurance premiums which decreased $335,000 as a result of the lower premiums for the second half of 1995.

FEDERAL INCOME TAX BENEFIT

As a result of operating loss carry-forwards the Bank did not pay Federal income taxes in 1995 or 1994. During 1995 and 1994, the Bank recorded $235,000 and $690,000 respectively, of Federal income tax benefits as a result of decreasing the deferred tax asset valuation reserve due to enhanced anticipated future earnings.

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
PRIMARY BANK:

We have audited the accompanying balance sheets of Primary Bank as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Primary Bank at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                       /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
January 23, 1997

BALANCE SHEETS

                                                                         December 31
----------------------------------------------------------------------------------------------------
                                                                     1996           1995
----------------------------------------------------------------------------------------------------
ASSETS                                                 (Dollars in Thousands, Except Per Share Data)
  Cash and cash equivalents (note 2)                               $ 12,430       $ 11,040
  Securities available for sale (cost: $83,670 in 1996
   and $70,040 in 1995) (notes 3 and 14)                             83,039         70,268
  Investment securities held to maturity (fair value:
   $59,259 in 1996 and $32,966 in 1995) (notes 4,
   13 and 14)                                                        59,643         32,790
  Mortgage-backed securities held to maturity (fair value:
   $15,461 in 1996 and $15,132 in 1995) (notes 5 and 14)             15,681         15,366
  Loans (notes 6, 7 and 14)                                         235,537        233,348
  Less allowance for loan losses (note 7)                            (2,577)        (3,447)
                                                                   -----------------------
      NET LOANS                                                     232,960        229,901
                                                                   -----------------------

  Banking premises and equipment, net (note 9)                        8,815          9,117
  Other real estate owned, net (note 10)                              1,980          2,088
  Accrued interest receivable                                         3,355          2,945
  Stock in FHLB of Boston, at cost (note 11)                          3,150          4,343
  Other assets                                                        4,313          3,092
  Deferred income tax asset, net (note 15)                            2,041          1,360
                                                                   -----------------------
      TOTAL ASSETS                                                 $427,407       $382,310
                                                                   =======================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits (note 12)                                               $305,090       $303,632
  Repurchase agreements (note 13)                                    33,426         23,769
  Borrowed funds (note 14)                                           58,499         27,771
  Advance payments by borrowers for taxes and insurance                 423            361
  Accrued interest payable                                              708            632
  Other liabilities                                                   1,128          1,179
                                                                   -----------------------
      Total liabilities                                             399,274        357,344
                                                                   -----------------------

Commitments and contingencies (notes 8, 9 and 18)

STOCKHOLDERS' EQUITY (notes 1, 16 and 17)
  Common stock, $.01 par value; shares authorized
   5,000,000: shares issued 2,085,958                                    21             19
  Additional paid-in capital                                         16,161         15,808
  Retained earnings                                                  12,511          9,090
  Less: unearned compensation-ESOP                                     (143)          (179)
                                                                   -----------------------
                                                                     28,550         24,738
Unrealized gain (loss) on securities available for sale,
 after tax effects (note 3)                                            (417)           228
                                                                   -----------------------

      TOTAL STOCKHOLDERS' EQUITY                                     28,133         24,966
                                                                   -----------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $427,407       $382,310
                                                                   =======================


See accompanying notes to financial statements.

STATEMENTS OF OPERATIONS

                                                                               December 31
----------------------------------------------------------------------------------------------------------
                                                                     1996         1995         1994
----------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:                                (Dollars in Thousands, Except Per Share Data)
  Mortgage loans                                                    $12,373      $11,827      $11,389
  Other loans                                                         7,429        7,693        5,633
  Mortgage-backed securities                                            878        2,392        1,596
  Investment securities and securities available for sale             8,110        5,157        4,457
  Interest bearing deposits in other banks                               90          147          164
                                                                  -----------------------------------
    Total interest and dividend income                               28,880       27,216       23,239
                                                                  -----------------------------------

INTEREST EXPENSE:
  Deposits (note 12)                                                 11,363       10,630        8,260
  Repurchase agreements                                               1,283        1,057          351
  Borrowed funds                                                      2,755        2,358        2,406
                                                                  -----------------------------------
      TOTAL INTEREST EXPENSE                                         15,401       14,045       11,017
                                                                  -----------------------------------
Net interest and dividend income                                     13,479       13,171       12,222

  Provision for loan losses (note 7)                                    722        2,602          432
                                                                  -----------------------------------

NET INTEREST AND DIVIDEND INCOME AFTER PROVISION
 FOR LOAN LOSSES                                                     12,757       10,569       11,790
                                                                  -----------------------------------

NON-INTEREST INCOME:
  Loan and servicing fees                                               248          277          485
  Deposit fees                                                        1,844        1,473        1,338
  Net gain (loss) from sales of investment securities
     and securities available for sale (notes 3 and 4)                  (37)          12         (322)
  Gain on sale of mortgage servicing rights (note 6)                      -          432            -
  Net gain from sale of loans and other assets                          174           44          357
  Other                                                                 321          288          379
                                                                  -----------------------------------
      TOTAL NON-INTEREST INCOME                                       2,550        2,526        2,237
                                                                  -----------------------------------
OPERATING EXPENSES:
  Salaries and employee benefits (note 17)                            5,594        5,333        4,897
  Occupancy expense (note 9)                                          1,253        1,152        1,057
  Office expense                                                      1,240        1,053        1,055
  FDIC Insurance                                                         45          401          736
  Data processing fees                                                1,213          685          818
  Professional service fees                                             798          755          723
  Marketing                                                             704          674          429
  Merger (note 1)                                                         -          736          718
  Other                                                               1,279        3,494        2,038
                                                                  -----------------------------------
      TOTAL OPERATING EXPENSES                                       12,126       14,283       12,471
                                                                  -----------------------------------
      INCOME (LOSS) BEFORE INCOME TAX BENEFIT                         3,181       (1,188)       1,556

INCOME TAX BENEFIT (note 15)                                           (240)        (235)        (690)
                                                                  -----------------------------------

      NET INCOME (LOSS)                                           $   3,421      $  (953)     $ 2,246
                                                                  ===================================
EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE            $    1.59      $ ( .46)     $  1.10
                                                                  ===================================
AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING           2,147,472    2,050,792    2,034,483
                                                                  ===================================

See accompanying notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                   Unrealized Gain
                                                       Additional                  Unearned      (Loss) on Securities
                                             Common     Paid-in      Retained    Compensation         Available
                                             Stock      Capital      Earnings        ESOP           For Sale, Net         Total
                                             -----------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)

BALANCE AT DECEMBER 31, 1993                  $ 18      $15,523      $ 7,797        $(250)             $   (56)          $23,032
Shares issued under stock incentive plans        -           76            -            -                    -                76
Payment of ESOP loan                             -            -            -           36                    -                36
ESOP distribution                                -            9            -            -                    -                 9
NET INCOME                                       -            -        2,246            -                    -             2,246
Change in unrealized gain (loss) on
 securities available for sale                   -            -                         -               (2,404)           (2,404)
                                              ----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                    18       15,608       10,043         (214)              (2,460)           22,995
5% stock dividend                                1           (1)           -            -                    -                 -
Shares issued under stock incentive plans        -          178            -            -                    -               178
Payment of ESOP loan                             -            -            -           35                    -                35
ESOP distribution                                -           23            -            -                    -                23
NET LOSS                                         -            -         (953)           -                    -              (953)
Change in unrealized gain(loss) on
 securities available for sale                   -            -            -            -                2,688             2,688
                                              ----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                    19       15,808        9,090         (179)                 228            24,966
5% stock dividend                                1           (1)           -            -                    -                 -
Shares issued under stock incentive plans        1          329            -            -                    -               330
Payment of ESOP loan                             -            -            -           36                    -                36
ESOP distribution                                -           25            -            -                    -                25
NET INCOME                                       -            -        3,421            -                    -             3,421
Change in unrealized gain (loss) on
 securities available for sale, net              -            -            -            -                 (645)             (645)
                                              ----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                  $ 21      $16,161      $12,511        $(143)             $  (417)          $28,133
                                              ==================================================================================

See accompanying notes to financial statements.

STATEMENTS OF CASH FLOWS

                                                                                     December 31
-----------------------------------------------------------------------------------------------------------
                                                                            1996        1995         1994
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                           (Dollars in Thousands)
  Net income (loss)                                                       $  3,421    $   (953)    $  2,246
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
  Provision for loan losses                                                    722       2,602          432
  Provision for losses on other real estate owned                                -       1,694          453
  Accretion of investment and mortgage-backed securities                       (48)       (408)        (125)
  Net amortization of deferred loan fees                                       373         185           25
  Depreciation and amortization expense                                        997       1,020        1,140
  (Gain) loss on sale of investment securities available for sale, net          37         (12)         315
  Loans originated for held for sale                                             -           -       (2,490)
  Proceeds from sales of loans                                                   -           -       27,502
  Net gain on sale of loans                                                   (244)        (13)        (357)
  (Gain) loss on sale of other assets                                           70         (31)           -
  Gain on sales of other real estate owned                                       -         (45)        (246)
  Depreciation and writedown on real estate held for investment                  -          29           35
  Increase in accrued interest receivable                                     (410)       (598)        (458)
  (Increase) decrease in other assets                                       (1,221)        189       (1,473)
  Increase in deferred income tax asset, net                                  (466)       (235)        (690)
  Increase in accrued interest payable                                          76         105           85
  (Decrease) increase in accrued expenses and other liabilities                (51)       (643)         638
  Increase in advance payments by borrowers for taxes and insurance             62          27          125
                                                                          ---------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                              3,318       2,913       27,157
                                                                          =================================

CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturities and calls of investment securities held to maturity            14,814      13,650       11,596
  Purchases of investment securities held to maturity                      (42,059)    (28,270)     (29,536)
  Sales of securities available for sale                                    53,196      13,318       13,709
  Purchase of securities available for sale                                (83,473)     (3,057)     (11,491)
  Maturities and calls of securities available for sale                      8,948       4,000        2,737
  Purchase of mortgage-backed securities held to maturity                   (4,208)     (7,619)     (22,578)
  Principal payments on securities available for sale                        7,469         840        1,614
  Principal payments on investments and mortgage-
   backed securities held to maturity                                        4,525       4,322        4,777
  Purchases of stock in Federal Home Loan Bank of Boston                      (150)       (407)      (1,439)
  Sale of stock in Federal Home Loan Bank of Boston                          1,343           -            -
  Proceeds from sales of other real estate owned, net of loans granted       1,128         968        1,131
  Net increase in loans receivable                                         (24,879)    (23,843)     (19,170)
  Proceeds from sales of loans                                              17,638       2,689          888
  Proceeds from sale of other assets                                         2,246         230            -
  Capitalized additions to OREO                                                  -         (36)         (82)
  Purchase of banking premises and equipment                                  (700)     (2,581)        (565)
                                                                          ---------------------------------
      NET CASH USED IN INVESTING ACTIVITIES                                (44,162)    (25,796)     (48,409)
                                                                          =================================

                                                                    (Continued)

                                                                                     December 31
-----------------------------------------------------------------------------------------------------------
                                                                            1996        1995         1994
-----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:                                           (Dollars in Thousands)
  Net increase in deposits                                                $  1,458    $ 23,896     $ 24,123
  Net increase in repurchase agreements                                      9,657       6,624       11,134
  Increase (decrease) in borrowed funds                                     30,728      (7,140)     (12,338)
  Principal paydown of ESOP debt                                                36          35           36
   ESOP distribution                                                            25          23            9
  Issuance of common stock                                                     330         178           76
                                                                          ---------------------------------
  Net cash provided by financing activities                                 42,234      23,616       23,040
                                                                          ---------------------------------

  Net increase in cash and cash equivalents                                  1,390         733        1,788
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              11,040      10,307        8,519
                                                                          ---------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $ 12,430    $ 11,040     $ 10,307
                                                                          =================================

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during year for:
    Interest on deposits and borrowed funds                               $ 15,325    $ 13,940     $ 10,538
                                                                          =================================

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
  Loans transferred to other real estate owned                            $  1,579    $  1,258     $  2,057
  Loans charged off, net                                                     1,592       2,005          528
  Loans granted on sales of other real estate owned                          1,153       1,732        2,394
  Deferred gain on other real estate owned                                       -          25           23
  Real estate held for investment transferred to
   other real estate owned                                                       -           -          934
  Investment securities transferred to securities available
   for sale                                                                      -      56,037            -
  Gain on sale of mortgage servicing rights                                      -         432            -
  Other real estate owned transferred to banking premises
   and equipment                                                                 -         193            -


See accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BUSINESS
Primary Bank is subject to the regulation, supervision and examination by the Federal Deposit Insurance Corporation ("FDIC") and the New Hampshire Banking Department. The Bank's deposits are insured by the Bank Insurance Fund for deposits up to $100,000 and the Depositors Insurance Fund for deposits in excess of $100,000. The Bank provides numerous services to industry, commerce and government, including the maintenance of demand, savings and time deposit accounts, cash management, merchant direct, corporate card services and the granting of various types of mortgage loans and other specialized loans. The services provided by the Bank to individuals include checking accounts, savings and time accounts, cash management services, mortgage loans, consumer and other installment loans, credit arrangements, and secured and unsecured personal loans. The primary market areas of the Bank are Hillsborough, Merrimack and Cheshire counties in New Hampshire including the communities of Peterborough, Jaffrey, Antrim, Weare, Hillsborough, Milford and Concord.

(B) BASIS OF FINANCIAL STATEMENT PRESENTATION
The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ significantly from those estimates.
      Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the deferred tax asset valuation allowance.

(C) INVESTMENT AND MORTGAGE-BACKED SECURITIES
The Bank classifies debt and equity securities into one of three categories: held to maturity, trading, or available for sale. The category in which the securities are placed determines the valuation method to be applied. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and are recorded at fair value with the unrealized gains or losses net of related income taxes reported as a separate component of stockholders' equity.
      The Bank records investment security transactions on a trade date basis. Gains and losses on sales of investment securities are recognized at the time of sale on a specific identification basis. Premiums and discounts are amortized and accreted on a straight-line basis, the result of which approximates the effective interest method, and are included in interest income. When a decline in value of a security is determined to be other than temporary, the cost basis of the security is written down to fair value and the impairment is charged to gain (loss) on sale of investment securities.

(D) LOANS
Loans are reported at the principal balance outstanding, net of deferred loan origination fees. Loans on which the accrual of interest has been discontinued are designated non-accrual. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due 90 days. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income and amortization of related deferred fees is discontinued. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

(E) IMPAIRED LOANS
Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a

Loan-Income Recognition and Disclosures." These Statements require changes in both the disclosure and impairment measurement of certain loans. Adoption of these Statements had no material impact on the Bank's financial position or results of operations.
      Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two loan characterizations overlap; nonaccrual loans include impaired loans.
      Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Residential mortgage and consumer loans are measured for impairment collectively.
      Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
      Restructured, accruing loans entered into prior to the adoption of SFAS No. 114 and SFAS No. 118 are not required to be reported as impaired unless such loans are not performing according to the restructured terms at adoption to SFAS No. 114. Loan restructuring entered into after adoption of SFAS No.114 are reported as impaired loans, and impairment is measured as described above using the loans' pre-modification rate of interest.
  SFAS No. 114 also changes the criteria for classification of a loans as an in-substance foreclosure. Beginning January 1, 1995, loans are classified as in-substance foreclosures when the Bank is in possession of the collateral.

(F) LOAN ORIGINATION FEES
Loan origination fees, net of certain direct loan origination costs, are considered adjustments of interest rate yield and amortized into interest income over the loan term by use of the interest method. When loans are sold in the secondary market, the remaining balance of the amount deferred is included in gain on sale of loans.

(G) ALLOWANCE FOR LOAN LOSSES
Losses on loans are provided for under the allowance method of accounting. The allowance is increased by provisions charged to operations based on amounts considered necessary to meet reasonably foreseeable losses. Realized losses, net of recoveries are charged directly to the allowance. The adequacy of the allowance is determined by management's evaluation of the risk of loss based on an assessment of the types of loans in the portfolio, delinquencies and other factors.

While management uses information available in establishing the allowance for losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

(H) BANKING PREMISES AND EQUIPMENT
Land is stated at cost. Buildings and equipment are stated at cost less allowances for depreciation and amortization computed on the straight-line method over the estimated useful lives of the respective assets or the terms of the respective leases, if shorter. The cost of maintenance and repairs is charged to income as incurred.

(I) OTHER REAL ESTATE OWNED
Other real estate owned ("OREO") is comprised of properties acquired through foreclosure or deed in lieu of foreclosure. OREO is initially recorded at the lower of the carrying value of the loan or the fair value of the property with any losses being charged to the allowance for loan losses. After foreclosure, foreclosed assets are presumed to be held for sale and are recorded at the lower of the carrying value of the loan or the fair value of the property actually received, minus estimated costs to sell. If the fair value of the property, minus estimated selling costs, is less than the carrying value of the loan, the deficiency is recognized as a valuation allowance. Additions to the valuation allowance and costs related to holding the property as realized are charged to real estate foreclosure and holding costs. Writedowns are recorded as a reduction of the valuation reserve. Costs relating to the development and improvement of the property are capitalized.
      Gains upon disposition are reflected in operations as realized; losses are charged to the valuation allowance.

(J) INCOME TAXES
The Bank recognizes income taxes under the asset and liability method.
Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting and tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. The Bank's deferred tax asset is reviewed and adjustments to such asset are recognized as deferred income tax expense or benefit based upon management's judgment relating to the realizability of such asset.

(K) EARNINGS PER SHARE
Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common and common equivalent shares outstanding during the period. Common equivalent shares include the incremental shares issued under the treasury stock method for stock options considered to be exercised. Common shares outstanding exclude uncommitted ESOP shares and include committed ESOP shares. Earnings per share for applicable years, have been retroactively adjusted to reflect 5% stock dividends paid in January, 1997 and October, 1995.

(L) RECLASSIFICATION
Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 presentation without effect on retained earnings or net income.

(M) STATEMENTS OF CASH FLOWS
For purposes of the Statements of Cash Flows, cash and cash equivalents include cash and due from banks, Federal funds sold, and interest bearing deposits in other banks.

(N) RECENT ACCOUNTING DEVELOPMENTS
In June 1996, FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial- components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral.
      The statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and will be applied prospectively. Earlier or retroactive application of this statement is not permitted. The Bank has determined that the adoption of this statement will not have a material impact on its consolidated financial statements.

-------------------------------------------------------------------------------
NOTE 2
CASH AND CASH EQUIVALENTS
The Bank is required to maintain cash reserve balances with the Federal
Reserve Bank based upon a percentage of deposits. At December 31, 1996 and 1995, amounts in cash and cash equivalents included $7.1 million and $9.0 million, respectively, to satisfy such requirements.

-------------------------------------------------------------------------------
NOTE 3
SECURITIES AVAILABLE FOR SALE
The cost and fair value of securities available for sale at December 31 are summarized as follows:

                                                                  1996
-------------------------------------------------------------------------------------------
                                                         (Dollars in Thousands)
                                                        Unrealized    Unrealized     Fair
                                              Cost        Gains         Losses       Value
-------------------------------------------------------------------------------------------

U.S. Government agencies                     $12,999       $  8         $(220)      $12,787
Corporate and other                              999          -           (12)          987
Mortgage-backed securities:
  Fannie Mae                                  33,284         59          (233)       33,110
  Freddie Mac                                 32,402         39          (260)       32,181
  Ginnie Mae                                   3,577          1           (69)        3,509
                                             ----------------------------------------------
Total mortgage-backed securities              69,263         99          (562)       68,800
Marketable equity securities                     409         83           (27)          465
                                             ----------------------------------------------
      TOTAL SECURITIES AVAILABLE FOR SALE    $83,670       $190         $(821)      $83,039
                                             ==============================================


                                                                  1995
-------------------------------------------------------------------------------------------
                                                         (Dollars in Thousands)
                                                        Unrealized    Unrealized     Fair
                                              Cost        Gains         Losses       Value
-------------------------------------------------------------------------------------------
U.S. Treasury                                $ 3,021       $ 15         $   -       $ 3,036
SBA Securities                                   553          4             -           557
U.S. Government agencies                      29,579        119          (325)       29,373
Corporate and other                            1,996          9           (16)        1,989
Mortgage-backed securities:
  Fannie Mae                                  15,215        225          (107)       15,333
  Freddie Mac                                 14,680        164           (86)       14,758
  Ginnie Mae                                   4,119        166             -         4,285
  Other                                           99          3             -           102
                                             ----------------------------------------------
Total mortgage-backed securities              34,113        558          (193)       34,478
Marketable equity securities                     778         84           (27)          835
                                             ----------------------------------------------
      TOTAL SECURITIES AVAILABLE FOR SALE    $70,040       $789         $(561)      $70,268
                                             ==============================================

As of December 31, 1996, the Bank had debt securities available for sale with callable features of $9.0 million at amortized cost and $8.9 million at fair value.

Realized gains on securities available for sale for the years ended December 31, 1996, 1995, and 1994 amounted to $284,000, $103,000, and $19,000, respectively. Realized losses for the same periods amounted to $321,000, $91,000 and $334,000.

The maturity distribution of securities available for sale at December 31, 1996 is summarized as follows:

                                                     1996
------------------------------------------------------------------
                                            (Dollars in Thousands)
                                                          Fair
                                                Cost      Value
------------------------------------------------------------------

  Within 1 year                               $ 1,048    $ 1,052
  1 to 2 years                                      -          -
  2 to 5 years                                 12,998     12,769
  Over 5 years                                 69,215     68,753
                                              ------------------
                                               83,261     82,574
  Marketable equity securities                    409        465
                                              ------------------
                                              $83,670    $83,039
                                              ==================

Mortgage-backed securities have a maturity greater than 5 years. Principal and interest payments are received on a monthly basis. Maturities of mortgage-backed securities are based on their contractual maturities. Actual maturities may differ due to prepayments.

-------------------------------------------------------------------------------

NOTE 4
INVESTMENT SECURITIES HELD TO MATURITY
The amortized cost and fair value of investment securities held to maturity at December 31 are summarized as follows:

                                                         1996
----------------------------------------------------------------------------------
                                                (Dollars in Thousands)
                                     Amortized   Unrealized   Unrealized    Fair
                                       Cost        Gains        Losses      Value
----------------------------------------------------------------------------------
U.S. Government agencies              $58,211       $105        $(493)     $57,823
SBA Securities                          1,011         11           (7)       1,015
Municipal obligations                     421          -            -          421
                                      --------------------------------------------
      TOTAL INVESTMENT SECURITIES     $59,643       $116        $(500)     $59,259
                                      ============================================

                                                         1995
----------------------------------------------------------------------------------
                                                (Dollars in Thousands)
                                     Amortized   Unrealized   Unrealized    Fair
                                       Cost        Gains        Losses      Value
----------------------------------------------------------------------------------
U.S. Government agencies              $28,704       $289        $(159)     $28,834
SBA Securities                          1,317         53           (7)       1,363
Municipal obligations                   2,769          -            -        2,769
                                      --------------------------------------------
      TOTAL INVESTMENT SECURITIES     $32,790       $342        $(166)     $32,966
                                      ============================================

Municipal obligations represent obligations of cities and towns in New Hampshire and are not readily saleable.

As of December 31, 1996, the Bank had investment securities held to maturity
with callable features of   $56.5 million at amortized cost and $56.2
million at fair value.

The maturity distribution of investment securities held to maturity at December 31, 1996 is summarized as follows:

                                                     1996
------------------------------------------------------------------
                                            (Dollars in Thousands)
                                              Amortized   Fair
                                                Cost      Value
------------------------------------------------------------------
  Within 1 year                             $       -    $     -
  1 to 2 years                                     28         28
  2 to 5 years                                  4,391      4,367
  Over 5 years                                 55,224     54,864
                                            --------------------
                                            $  59,643    $59,259
                                            ====================

-------------------------------------------------------------------------------
NOTE 5
MORTGAGE-BACKED SECURITIES HELD TO MATURITY
The amortized cost and fair value of mortgage-backed securities held to maturity at December 31 are summarized as follows:

                                                                1996
------------------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
                                          Amortized    Unrealized    Unrealized     Fair
                                          Cost         Gains         Losses         Value
------------------------------------------------------------------------------------------
Mortgage-backed securities:
  Fannie Mae                               $ 7,030        $ 32         $(141)      $ 6,921
  Freddie Mac                                1,000           -           (99)          901
  Ginnie Mae                                 7,227         112          (113)        7,226
  Other backed securities                      424           -           (11)          413
                                           -----------------------------------------------
      TOTAL MORTGAGE-BACKED SECURITIES     $15,681        $144         $(364)      $15,461
                                           ===============================================

                                                                1995
------------------------------------------------------------------------------------------
                                                       (Dollars in Thousands)
                                          Amortized    Unrealized    Unrealized     Fair
                                          Cost         Gains         Losses         Value
------------------------------------------------------------------------------------------
Mortgage-backed securities:
  Fannie Mae                               $ 4,643        $  9         $ (44)      $ 4,608
  Freddie Mac                                1,000           -           (99)          901
  Ginnie Mae                                 9,102          41          (130)        9,013
  Other backed securities                      621           -           (11)          610
                                           -----------------------------------------------
      TOTAL MORTGAGE-BACKED SECURITIES     $15,366        $ 50         $(284)      $15,132
                                           ===============================================

Mortgage-backed securities have a maturity greater than 5 years. Principal and interest payments are received on a monthly basis. Maturities of mortgage-backed securities are based on their contractual maturities. Actual maturities may differ due to prepayments.

-------------------------------------------------------------------------------
NOTE 6
LOANS
The Bank's lending activities are conducted principally in central and southern New Hampshire. The Bank grants single family residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for the construction of residential homes, commercial real estate properties, and for land development. The ability and willingness of residential mortgage and consumer loan borrowers to honor their repayment commitments is generally impacted by the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, construction loan and commercial borrowers to honor their repayment commitments is generally impacted by the health of the real estate economic sector in the borrowers' geographic areas and the general economy. The Bank is limited by statute from lending to any one borrower amounts in excess of 15% of stockholders' equity.

Total loans at December 31 are summarized as follows:

                                                   1996         1995
-----------------------------------------------------------------------
                                                 (Dollars in Thousands)
  Residential - fixed rate                       $  5,559     $  7,464
  Residential - variable rate                      56,214       60,217
  Construction                                      2,325          642
  Commercial and Multi-family - fixed rate         28,854       16,418
  Commercial and Multi-family - variable rate      59,922       59,468
  Government guaranteed purchased loans             6,931        4,383
                                                 ---------------------
      MORTGAGE LOANS                              159,805      148,592
                                                 ---------------------

  Installment                                       8,009        8,152
  Home equity                                      11,989       12,894
  Second mortgage                                   2,040        1,749
  Commercial  - fixed rate                         11,894        8,668
  Commercial  - variable rate                      30,852       34,049
  Government guaranteed purchased loans            10,948       19,244
                                                 ---------------------
      OTHER LOANS                                  75,732       84,756
                                                 ---------------------

  Total loans                                    $235,537     $233,348
                                                 =====================

Loans on non-accrual at December 31, 1996, 1995 and 1994 totaled $2.1 million, $5.9 million, and $4.3 million, respectively. Restructured loans at December 31, 1996, 1995 and 1994 were $380,000, $423,000, and $2.5 million, respectively. The reduction in interest income, for the year ended December 31 associated with non-accrual and restructured loans held at the end of such years, is as follows:

                                              1996    1995    1994
--------------------------------------------------------------------
                                              (Dollars in Thousands)
  Income in accordance with original terms    $416    $699    $674
  Income recognized                             95     242     183
                                              --------------------
      REDUCTION IN INTEREST INCOME            $321    $457    $491
                                              ====================

At December 31, 1996, total impaired loans were $1.9 million with a related general allowance for loan losses of $291,000. During the year ended December 31, 1996, the average recorded investment in net impaired loans was $3.4 million. For the year ended December 31, 1996, the Bank recognized interest income on those impaired loans of $67,000, using the cash basis method of income recognition.
      At December 31, 1995, total impaired loans were $4.1 million with a related general allowance for loan losses of $747,000. During the year ended December 31, 1995, the average recorded investment in net impaired loans was $4.3 million. For the year ended December 31, 1995, the Bank recognized interest income on those impaired loans of $118,000, using the cash basis method of income recognition.
      Loans outstanding to officers, trustees and employees of the Bank were $2.5 million and $4.4 million at December 31, 1996 and 1995, respectively. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unaffiliated persons and do not involve more than a normal risk of collection or present other favorable features.
      Loans serviced for others amounted to $49.0 million at December 31, 1994. In December 1994, the Bank entered into an agreement to sell approximately $49.0 million of its mortgage loan servicing portfolio. As a result of this transaction the Bank recorded a gain of $432,000 during 1995.

-------------------------------------------------------------------------------
NOTE 7
ALLOWANCE FOR LOAN LOSSES
An analysis of the allowance for loan losses for the years ended December 31 is as follows:

                                                 1996       1995       1994
-----------------------------------------------------------------------------
                                                   (Dollars in Thousands)
Balance at beginning of year                    $ 3,447    $ 2,850    $ 2,946
  Provision charged to operations                   722      2,602        432
  Loans charged off                              (1,827)    (2,168)      (925)
  Recoveries on loans previously charged off        235        163        397
                                                -----------------------------
      Net charge-offs                            (1,592)    (2,005)      (528)
                                                -----------------------------
BALANCE AT END OF YEAR                          $ 2,577      3,447    $ 2,850
                                                =============================

The allowance for loan losses at December 31 is allocated as follows:

                                                 1996       1995       1994
-----------------------------------------------------------------------------
                                                   (Dollars in Thousands)
Residential and construction                    $   698    $ 1,152    $   976
Commercial real estate and commercial             1,799      2,035      1,790
Other                                                80        260         84
                                                -----------------------------
                                                $ 2,577    $ 3,447    $ 2,850
                                                =============================

-------------------------------------------------------------------------------
NOTE 8
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include unused lines of credit, unadvanced portions of construction loans, commitments to originate loans, standby letters of credit, and commitments to purchase loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts in balance sheets. The amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
      The Bank's exposure to credit loss in the event of nonperformance by the other party to its financial instruments (for unused lines of credit, loan commitments to originate and purchase loans, and standby letters of credit) is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

Financial instruments with off-balance sheet risk at December 31 is as follows:

                                                1996           1995
---------------------------------------------------------------------
                                               (Dollars in Thousands)
  Unused lines of credit                       $34,249        $24,762
  Unadvanced portions of construction loans      1,079            129
  Commitments to originate loans                 9,323         10,332
  Standby letters of credit                        554            507
  Commitments to purchase loans                      -            214

Commitments to originate and purchase loans, unused lines of credit and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

-------------------------------------------------------------------------------
NOTE 9
BANKING PREMISES AND EQUIPMENT
A summary of banking premises and equipment at December 31 is as follows:

                                                     1996           1995
--------------------------------------------------------------------------
                                                    (Dollars in Thousands)
  Banking premises                                  $ 7,551        $ 7,158
  Equipment                                           2,058          2,009
  Data processing                                     2,113          2,292
  Leasehold improvements                              1,179          1,190
                                                    ----------------------
                                                     12,901         12,649
  Less accumulated depreciation and amortization      4,086          3,532
                                                    ----------------------
                                                    $ 8,815        $ 9,117
                                                    ======================

As of December 31, 1996, the Bank was obligated under noncancelable operating leases for premises. Minimum future rentals under such leases are as follows:

Year Ending December 31           Amount
-------------------------------------------------
                           (Dollars in Thousands)
  1997                            $  355
  1998                               335
  1999                               268
  2000                               226
  Thereafter                       1,630
                                  ------
                                  $2,814
                                  ======

Rent expense amounted to $431,000, $394,000, and $350,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

-------------------------------------------------------------------------------
NOTE 10
OTHER REAL ESTATE OWNED
A summary of these assets by property type at December 31 is as follows:

                                     1996       1995
-------------------------------------------------------
                                  (Dollars in Thousands)
  Land                              $  506    $   580
  Commercial real estate               325      1,249
  1-4 Family residential             1,102      1,353
  Multi-family residential             110         55
                                    -----------------
                                     2,043      3,237
      Less: Allowance for losses       (63)    (1,149)
                                    -----------------
                                    $1,980    $ 2,088
                                    =================

An analysis of the allowance for losses for other real estate owned for the years ended December 31 is as follows:

                                             Years Ended December 31
---------------------------------------------------------------------
                                             1996      1995      1994
---------------------------------------------------------------------
                                              (Dollars in Thousands)
Balance at beginning of year                $1,149    $   95    $  50
Provisions charged to expense (recovery)      (484)    1,694      453
Writedowns on properties held                 (602)     (640)    (408)
                                            -------------------------
Balance at end of year                          63     1,149       95
                                            =========================

-------------------------------------------------------------------------------
NOTE 11
STOCK IN FEDERAL HOME LOAN BANK OF BOSTON
As a member of the Federal Home Loan Bank of Boston ("FHLB of Boston"), the Bank is required to invest in $100 par value stock of the FHLB of Boston in the amount of 1% of its outstanding home loans or 1/20th of its outstanding advances from the FHLB of Boston, whichever is higher. As and when such stock is redeemed, the Bank would receive from the FHLB of Boston an amount equal to the par value of the stock.

-------------------------------------------------------------------------------
NOTE 12
DEPOSITS
Deposits at December 31 are summarized as follows:

                                                1996                       1995
----------------------------------------------------------------------------------------
                                                    (Dollars in Thousands)
                                                   Weighted                   Weighted
                                                    Average                    Average
                                        Amount    Stated Rate     Amount     Stated Rate

Regular savings accounts               $ 51,036      2.47        $ 51,438       2.47%
Term deposit accounts                   155,128      5.57         153,034       5.87
Money market deposit accounts            25,915      2.64          28,699       2.77
NOW accounts                             41,544      1.39          36,892       1.58
Demand deposits and official checks      31,467         -          33,569          -
                                       ---------------------------------------------
      TOTAL DEPOSITS                   $305,090                  $303,632
                                       =============================================

Contractual maturities of term deposits at December 31, 1996 are as follows:

                                             1996
--------------------------------------------------------------------
                                    (Dollars in Thousands)
                           Under       Over
                           $100        $100       Total      Percent
--------------------------------------------------------------------

Due within 3 months       $ 34,574    $ 3,635    $ 38,209     24.6%
Due within 3-6 months       25,598      3,760      29,358     18.9
Due within 6-12 months      26,885      2,976      29,861     19.3
Thereafter                  50,423      7,277      57,700     37.2
                          ----------------------------------------
      TOTAL               $137,480    $17,648    $155,128    100.0%
                          ========================================

Interest on savings deposits by type for the year ended December 31, 1996 is as follows:

                                        Years Ended December 31
------------------------------------------------------------------
                                       1996       1995       1994
------------------------------------------------------------------
                                         (Dollars in Thousands)
Regular savings                       $ 1,277    $ 1,532    $1,759
Term deposits - $100,000 or more          782      1,041       485
Term deposits - less than $100,000      8,059      6,513     4,203
Money market account                      689        954     1,260
NOW accounts                              545        577       530
Advance payments by borrowers              11         13        23
                                      ----------------------------
                                      $11,363    $10,630    $8,260
                                      ============================

-------------------------------------------------------------------------------
NOTE 13
REPURCHASE AGREEMENT
Repurchase agreements are short-term borrowings with maturities ranging from one day to one year. The following table summarizes information regarding repurchase agreements for the years ended December 31.

                                                        Years Ended December 31
----------------------------------------------------------------------------------
                                                      1996       1995       1994
----------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Balance outstanding at end of year                   $33,426    $23,769    $17,145
                                                     =============================
Maximum amount outstanding during year               $37,897    $32,599    $19,199
                                                     =============================
Average amount outstanding during year               $26,493    $20,117    $ 8,146
                                                     =============================
Weighted average interest rates                         4.84%      5.26%      4.32%
                                                     =============================
Book value at end of year of collateral pledged
 as security for agreements <F1>                     $44,699    $41,663    $29,981
                                                     =============================
Market value at end of year of collateral pledged
 as security for agreements <F1>                     $44,187    $41,411    $27,659
                                                     =============================

--------------------

<F1>  Repurchase agreements are collateralized by certain investment securities.

-------------------------------------------------------------------------------
NOTE 14
BORROWED FUNDS
Total borrowed funds from the Federal Home Loan Bank of Boston are secured by a blanket lien on the Bank's investments except those securities identified as collateral for repurchase agreements as well as 1-4 family residential loans. The Bank has a line of credit available with the FHLB of Boston. The line of credit is for $7.6 million and has no fixed expiration date. A summary of advances outstanding at December 31 follows:

                                        1996                       1995
---------------------------------------------------------------------------------
                                            (Dollars in Thousands)
                                            Range of                   Range of
                               Amount        Rates        Amount        Rates
                               --------------------------------------------------

Due within one year            $42,181    5.39 - 7.32%    $25,168    5.70 - 8.65%
Due from one to three years     16,318    4.69 - 6.31%      2,603           4.69%
                               -------                    -------
                                58,499                    $27,771
                               =======                    =======

-------------------------------------------------------------------------------
NOTE 15
INCOME TAXES
The Bank donated a parcel of foreclosed property, valued at $365,000, to the Community Development Finance Agency of the State of New Hampshire. In return for this donation, the Bank received a credit against the state dividend tax of $273,750, which was used to offset the Bank's liability for the dividend tax. With the repeal of the dividends tax, this credit was used to offset the Bank's business enterprise tax. In 1994, the Bank donated two parcels of foreclosed properties, valued at $245,000 in which the Bank received a credit to offset the Bank's business enterprise tax in the amount of $183,750. The use of the credit is limited to $200,000 per year. At December 31, 1996, the balance of the unused credit was approximately $230,000.

The components of Federal income tax benefit presented in the consolidated statements of operations is as follows for the years ended December 31:

                                 Years Ended December 31
----------------------------------------------------------
                                1996      1995      1994
----------------------------------------------------------
                                 (Dollars in Thousands)
Current                        $     -    $   -    $     -
Deferred                         1,189     (587)       758
Change in valuation reserve     (1,429)     352     (1,448)
                               ---------------------------
                               $  (240)   $(235)   $  (690)
                               ===========================

The effective income tax rates for the years ended December 31, 1996, 1995 and 1994 were (7.5%), (19.8%) and (44.3%), respectively. A reconciliation of "expected" tax expense (benefit) at the statutory Federal income tax rate to actual tax benefit is as follows:

                                                                 Years Ended December 31
------------------------------------------------------------------------------------------
                                                                1996      1995       1994
------------------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
Computed "expected" income tax (benefit) at statutory rate    $ 1,107    $(404)    $   529
Items affecting the Federal Income tax rate:
  Tax-exempt income                                               (32)     (51)        (39)
  Change in base-year tax reserve                                 (43)    (147)        190
  Dividends received deduction                                     (3)      (4)         (4)
  (Decrease) increase in valuation reserve account             (1,429)     352      (1,448)
  Other                                                           160       19          82
                                                              ----------------------------
                                                              $  (240)   $(235)    $  (690)
                                                              ============================

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31 are presented below:

                                                         1996       1995
----------------------------------------------------------------------------
                                                      (Dollars in Thousands)
Deferred income tax assets:
  Allowance for loan losses                             $   819    $ 1,445
  Other real estate owned reserves                           21        391
  Federal and State net operating loss carryforwards      2,097      2,271
  Tax credit carryforwards                                  195        182
  Charitable contribution carryforward                      101        103
  Deferred compensation                                      37         44
  Unrealized loss on securities available for sale          215          -
  Depreciation                                              141         87
  Other                                                     114          -
                                                        ------------------
Total gross deferred income tax assets                    3,740      4,523
  Less: valuation reserve                                (1,277)    (2,706)
                                                        ------------------
  Net deferred income tax assets                          2,463      1,817
                                                        ------------------
Deferred income tax liabilities:
  Cash surrender value of life insurance                   (262)      (226)
  Deferred loan origination fees                           (160)      (191)
  Other                                                       -        (40)
                                                        ------------------
Total gross deferred income tax liabilities                (422)      (457)
                                                        ------------------
                                                        $ 2,041    $ 1,360
                                                        ==================

Management believes the existing net deductible temporary differences that give rise to the net deferred income tax asset will reverse in periods the Bank generates net taxable income. In addition, gross deductible temporary differences are expected to reverse in periods during which off-setting gross taxable temporary differences are expected to reverse. At December 31, 1996, the Bank would need to generate approximately $5.6 million of future net taxable income to realize the net deferred income tax asset. Management believes that it is more likely than not that the net deferred income tax asset at December 31, 1996 will be realized based on the significant reduction in the level of non-performing assets.
      It should be noted, however, that factors beyond Management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.
      As of December 31, 1996, the Bank has net operating loss carryforwards available for federal tax purposes of $6.0 million. The subsequent realization of $2.5 million attributable to the merger in 1995 with Horizon Bank and Trust is subject to limitation as defined in Internal Revenue Code
Section 382 due to the change in ownership. The remaining $3.5 million may be subject to significant limitation under the provisions of section 382 in the event of a future ownership change.

-------------------------------------------------------------------------------
NOTE 16
RETAINED EARNINGS AND REGULATORY MATTERS (In Thousands)
In accordance with banking regulations, the Bank established a "Liquidation Account" in the amount equal to the consolidated net worth of the Bank at December 31, 1992 for the benefit of eligible account holders who continue to maintain their accounts in the Bank after conversion.
      The "Liquidation Account" amounted to $2.2 million (unaudited) at December 31, 1996 and will be reduced in proportion to reductions in the balances of eligible account holders as determined on each subsequent fiscal year end.
      Subsequent increases will not restore an eligible account holder's interest in his liquidation subaccount. In the event of complete liquidation or dissolution of the Bank, eligible account holders are entitled to their interest in the liquidation account in the same proportion that the balance of their qualifying deposit account bears to the total account balance at that date. The existence of the "Liquidation Account" does not restrict the use of net worth.
      The Bank may not declare or pay any cash dividend on its Common Stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required to be maintained for the "Liquidation Account" and to maintain compliance with minimum regulatory capital.
      Legislation was enacted in 1996 to repeal most of Section 593 of the Internal Revenue Code pertaining to how qualified savings institutions calculate their bad debt deduction for federal income tax purposes. This legislation eliminated the Bank's ability to compute its bad debt deduction utilizing the percentage-of-taxable-income method. It also suspended the recapture of the pre-1988 tax bad debt reserves and will require the recapture of these amounts only under very limited circumstances. It does require the recapture of the post-1987 tax bad debt reserves over a six year period. The Bank's pre-1988 tax bad debt reserves which have been suspended total $5.7 million and the amount of the post-1988 reserves which will be recaptured into income are $302,000.
      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.
      As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the following table.

                                                                            To Be Well Capitalized
                                                        For Capital        (Under Prompt Corrective
                                     Actual               Adequacy            Action Provisions)
                                Amount     Ratio     Amount       Ratio      Amount        Ratio
---------------------------------------------------------------------------------------------------
As of December 31, 1996:
  Total capital
   (to risk weighted assets)    $31,063    12.87%    $19,315 >or= 8.0%       $24,144 >or= 10.0%
  Tier I capital
   (to risk weighted assets)    $28,486    11.80%    $ 9,657 >or= 4.0        $14,486 >or=  6.0
  Tier I capital
   (to average assets)          $28,486     6.73%    $16,922 >or= 4.0        $21,152 >or=  5.0

-------------------------------------------------------------------------------
NOTE 17
EMPLOYEE BENEFIT AND STOCK OPTION PLANS
401(K) Plan
The Bank maintains a 401(k) Savings and Employee Stock Ownership Plan (the "ESOP"), covering all salaried employees who become eligible to participate upon obtaining the age of 21 and completing a year of service. Participants may contribute from 1% to 15% of their pre-tax compensation. The Bank makes annual matching contributions equal to 50% of the first 4% of participants' contributions. Employer matching contributions vest 20% per year beginning after 2 years of employment. Employer matching contributions were approximately $63,000, $52,000 and $43,000 for the years ended December 31, 1996, 1995 and 1994, respectively.
      Discretionary bonuses paid under the plan during the years ended
December 31, 1996 and 1995 and 1994 were $105,000, $123,000 and $70,000, respectively.
      Employees eligible to participate in the 401(k) Plan are eligible to participate in the ESOP component of the plan. The ESOP borrowed $250,000 from the Bank in order to purchase 31,250 shares of Common Stock. The loan to the ESOP will be repaid principally from the Bank's contributions to the ESOP over a period of seven years. Compensation expense related to the ESOP amounted to approximately $76,000, 80,000 and $51,000 for 1996, 1995 and 1994, respectively.
      Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after five years of credited service. For those employees who become participants as of and subsequent to January 1, 1993, a year of credited service will be earned each calendar year in which they complete 1,000 hours of service for the Bank. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement, or disability, will not receive any benefit. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits are payable upon death, retirement, disability or separation from service.
      The Bank offers options on its common stock to officers, employees and directors under the 1993 Stock Option Plan for Outside Directors, the 1995 Stock Option Plan for Outside Directors, the 1993 Incentive Stock Option
Plan, the 1995 Incentive Stock Option Plan, the Bank's Recognition and Retention Plan for Outside Directors and the Bank's Recognition and
Retention Plan for Officers and Employees. The Bank applies Accounting Practice Bulletin (APB) No. 25 and related interpretations in accounting for its plans.
      Accordingly, no compensation cost has been recognized. Had compensation cost been determined consistent with SFAS No. 123, the Bank's net income and earnings per share for the years ended December 31 would have been reduced to the proforma amounts indicated below:

                                                   1996         1995
-----------------------------------------------------------------------
                                                 (Dollars in Thousands)
      Net income (loss):
        As reported                               $3,421      $  (953)
        Proforma                                  $3,108      $(1,496)

      Fully diluted earnings (loss) per share:
        As reported                               $ 1.59        ($.46)
        Proforma                                  $ 1.45        ($.73)

The fair value of each option grant for the fixed stock option plan and performance-based stock option plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: expected volatility of approximately 40 percent in both years; range of risk-free interest rates for the fixed plan of 5.7 percent in 1996 and 6.1 percent to
7.6 percent in 1995 and for the performance-based of 6.3 percent in 1996 and
6.1 percent in 1995; and expected lives of seven years for the fixed plan and five years for the performance-based plan.
      Under the 1993 Stock Option Plan for Outside Directors, the Bank may grant options to its directors up to 89,050 shares of common stock. Under the 1995 Stock Option Plan for Outside Directors, the Bank may grant options to its directors up to 35,000 shares of common stock. Under the 1993 Incentive Stock Option Plan, the Bank may grant options to its officers and employees up to 143,750 shares of common stock. Under the 1995 Incentive Stock Option Plan, the Bank may grant options to its officers and employees up to 125,000 shares of common stock. Under the Bank's Recognition and Retention Plan for Outside Directors, the Bank may grant options to its directors up to 18,750 shares of common stock. Under the Bank's Recognition and Retention Plan for Officers and Employees, the Bank may grant options to its officers and employees up to 12,500 shares of common stock. Under all plans, the exercise price of each option equals the market value of the stock on the date the options are granted, and all options expire ten years from the date granted. Under the Recognition and Retention Plan for Outside Directors vesting is 33 1/3% per year from date of conversion. Under the Bank's Recognition and Retention Plan for Officers and Employees vesting is 25% per year from the date of conversion. Under the 1993 Stock Option Plan for Outside Directors 100% is exercisable upon the date of conversion.
Under the 1993 Stock Option Plan for Officers and Employees vesting is 33 1/3% from the date of the grant. Under the 1995 Stock Option Plan for Outside Directors and the 1995 Stock Option Plan for Officers and Employees, options vest in increments when the fair market value of the stock exceeds the fair market value at grant date (exercise or base price) with a maximum vesting period of ten years. Increases in the fair market value of 150%, 175% and 200% cause the options to vest 50%, 25% and 25%, respectively.

A summary of the status of the Company's fixed stock option plans as of December 31, 1996 and 1995 and changes during the years then ended are presented below.

                                              1996                           1995
---------------------------------------------------------------------------------------------
                                    Number of       Weighted       Number of         Weighted
                                   Unexercised      Average       Unexercised        Average
                                     Options      Option Price      Options        Option Price

Options at beginning of year         281,154         $8.32          234,039         $ 7.60
Granted                                7,940         $8.60           62,247         $10.76
Exercised                            (25,219)        $7.26          (15,132)        $ 7.26
Canceled                                (807)        $9.30                -              -
                                     -------                        -------
Options at end of year               263,068         $8.43          281,154         $ 8.32

Options exercisable at year end      207,241         $7.87          167,860         $ 7.41

The following table summarizes information about fixed stock options outstanding at December 31,1996.

                                         Options Outstanding                     Options Exercisable
                                           Weighted Avg.    Weighted Avg.                   Weighted Avg.
                              Number         Remaining        Exercise         Number         Exercise
Range of Exercise Prices    Outstanding        Life             Price        Exercisable        Price
---------------------------------------------------------------------------------------------------------

$7.26 to $8.62                172,927           6.8            $ 7.28          171,245         $ 7.28
$9.30 to $10.88                71,012           8.1            $10.03           29,619         $10.23
$12.47 to $12.70               19,129           8.6            $12.66            6,377         $12.65
$7.26 to $12.70               263,068           7.3            $ 8.42          207,241         $ 7.87

A summary of the status of the Company's performance-based stock option plans as of December 31, 1996 and 1995 and changes during the years then ended are presented below:

                                              1996                           1995
---------------------------------------------------------------------------------------------
                                    Number of       Weighted       Number of       Weighted
                                   Unexercised      Average       Unexercised      Average
                                     Options      Option Price      Options      Option Price
---------------------------------------------------------------------------------------------
Options at beginning of year         40,950          $13.10              -               -
Granted                              49,284          $12.38         40,950          $13.10
Exercised                                 -               -              -               -
Canceled                                  -               -              -               -
                                     -----------------------------------------------------
Options at end of year               90,234          $12.71         40,950          $13.10
Options exercisable at year end           -          $    -              -          $    -


-------------------------------------------------------------------------------
NOTE 18
CONTINGENCIES
The Bank is involved in various legal proceedings incidental to its business. After review with legal counsel, management does not believe resolution of this litigation will have a material effect on the financial condition of the Bank.

-------------------------------------------------------------------------------
NOTE 19
ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of the Statement of Financial Accounting Standards No.107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"). The estimated fair value amounts have been determined by using available quoted market information or other appropriate valuation methodologies at year-end, and are not indicative of the fair value of those instruments at the date this report is published.
These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with precision. Changes in assumptions could affect the estimates.
      Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Assets and liabilities that are not considered financial instruments include other real estate owned, the deferred income tax asset, and banking premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.
      The estimation methodologies used, the carrying values and the estimated fair values for the Bank's financial instruments follows.

Financial instruments actively traded in a secondary market have been valued using quoted available market prices as follows:

                                        December 31, 1996         December 31, 1995
--------------------------------------------------------------------------------------
                                                   (Dollars in Thousands)
                                      Carrying    Estimated     Carrying    Estimated
                                       Value      Fair Value     Value      Fair Value
--------------------------------------------------------------------------------------

Investment securities:
  Available for sale                  $ 14,239     $ 14,239     $ 35,790     $ 35,790
  Held to maturity                      59,643       59,259       32,790       32,966
Mortgage-backed securities:
  Available for sale                    68,800       68,800       34,478       34,478
  Held to maturity                      15,681       15,461       15,366       15,132

The fair value of financial instruments with stated maturities have been estimated by discounting cash flows with a discount rate approximately equal to the current market rate for similar instruments as follows:

                                        December 31, 1996         December 31, 1995
--------------------------------------------------------------------------------------
                                                   (Dollars in Thousands)
                                      Carrying    Estimated     Carrying    Estimated
                                       Value      Fair Value     Value      Fair Value
--------------------------------------------------------------------------------------

Loans, net                            $232,960     $231,620     $229,901     $228,955
Term deposits                          155,128      155,733      153,034      153,795
Borrowed funds                          58,499       58,424       27,771       27,682

The fair value of financial instruments with no maturity or short-term maturities approximates its carrying value as follows:

                                        December 31, 1996         December 31, 1995
--------------------------------------------------------------------------------------
                                                   (Dollars in Thousands)
                                      Carrying    Estimated     Carrying    Estimated
                                       Value      Fair Value     Value      Fair Value
--------------------------------------------------------------------------------------

Cash and cash equivalents             $ 12,430     $ 12,430     $ 11,040     $ 11,040
Accrued interest receivable              3,355        3,355        2,945        2,945
Stock in FHLB of Boston                  3,150        3,150        4,343        4,343
Demand deposit and official checks      31,467       31,467       33,569       33,569
NOW accounts                            41,544       41,544       36,892       36,892
Regular savings accounts                51,036       51,036       51,438       51,438
Money market deposit accounts           25,915       25,915       28,699       28,699
Repurchase agreements                   33,426       33,426       23,769       23,769
Advance payments by borrowers              423          423          361          361
Accrued interest payable                   708          708          632          632

The fair value of commitments to extend credit have been estimated using fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter-parties. The fair value of commitments to sell loans are estimated as the cost to cancel such agreements.

The fair value of financial instruments with off-balance sheet risk have been estimated as follows:

                                      December 31, 1996                December 31, 1995
----------------------------------------------------------------------------------------------
                                                    (Dollars in Thousands)
                                  Contract or      Estimated       Contract or      Estimated
                                Notional Amount    Fair Value    Notional Amount    Fair Value
----------------------------------------------------------------------------------------------

Commitments to extend credit        $10,402           $104           $10,461          $105

-------------------------------------------------------------------------------
NOTE 20
QUARTERLY DATA
The following quarterly information is presented for the two years ended December 31, 1996 and 1995:

                                                                   Years Ended December 31
----------------------------------------------------------------------------------------------------------------------------
                                                     1996                                           1995
----------------------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)
                                     4th Qtr   3rd Qtr   2nd Qtr   1st Qtr   4th Qtr <F4>   3rd Qtr   2nd Qtr   1st Qtr <F3>
----------------------------------------------------------------------------------------------------------------------------
Interest and dividend income         $7,605    $7,269    $7,020    $6,986      $ 7,172      $6,967    $ 6,659      $6,418
Interest expense                      3,969     3,902     3,806     3,724        3,814       3,636      3,445       3,150
                                     ------------------------------------------------------------------------------------

Net interest and dividend income
before provision for loan losses      3,636     3,367     3,214     3,262        3,358       3,331      3,214       3,268
Provision for loan losses                36       390       242        54        1,767         203        246         386
                                     ------------------------------------------------------------------------------------

Net interest and dividend income
after provision for loan losses       3,600     2,977     2,972     3,208        1,591       3,128      2,968       2,882

Non-interest income                     659       655       707       529          508         536        556         926
Operating expense                     3,246     2,897     3,033     2,950        4,814       2,866      2,784       3,819
                                     ------------------------------------------------------------------------------------

Income (loss) before income taxes     1,013       735       646       787       (2,715)        798        740         (11)
Income tax benefit <F2>                   -      (100)     (140)        -         (235)          -          -           -
                                     ------------------------------------------------------------------------------------

Net income (loss)                    $1,013    $  835    $  786    $  787      $(2,480)     $  798    $   740      $  (11)
                                     ------------------------------------------------------------------------------------

Earnings (loss) per share <F1>       $  .47    $  .40    $  .37    $  .37      $ (1.21)     $  .38    $   .35      $  .00
Dividends per share                     N/A       N/A       N/A       N/A          N/A         N/A        N/A         N/A

--------------------

<F1> Computation of earnings per share is further described in Note 1.
<F2> The tax benefit recognized is based upon management's assessment of the valuation allowance associated with the net deferred income tax asset (see Note 15).
<F3> Included in the 1995 first quarter net loss was merger expenses of
     $736,000 related to the acquisition of Horizon Bank and Trust.
<F4> Included in the 1995 fourth quarter net loss are provisions to the allowance for loan losses and OREO reserve for losses and related expenses of $1.7 million and $1.6 million, respectively, related to the accelerated asset disposition plan.

                    FEDERAL DEPOSIT INSURANCE CORPORATION
                           WASHINGTON, D.C.  20429

                                  FORM F-4

        QUARTERLY REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE
              ACT OF 1934 FOR THE QUARTER ENDED MARCH 31, 1997

                                    7745
                                    ----
                     (FDIC Insurance Certificate Number)

                                PRIMARY BANK
                                ------------
              (Exact name of Bank as specified in its Charter)

                                NEW HAMPSHIRE
                                -------------
                          (State of Incorporation)

                                 02-0178110
                                 ----------
                   (I.R.S. Employer Identification Number)

                      35 MAIN STREET, PETERBOROUGH, NH
                      --------------------------------
                  (Address of Principal Executive Offices)

                                    03458
                                    -----
                                 (Zip Code)

                               (603) 924-7142
                               --------------
               (Bank's Telephone Number, including area code)


Indicate by check mark whether the Bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              YES  X    NO
                                  ---      ---

The number of shares outstanding of each of the Bank's classes of common stock as of the latest practicable date is as follows:

                CLASS: COMMON STOCK, PAR VALUE $.01 PER SHARE
             OUTSTANDING AS OF MARCH 31, 1997:  2,087,342 SHARES

                                  CONTENTS

ITEM 1. - FINANCIAL STATEMENTS

BALANCE SHEETS
March 31, 1997 and December 31, 1996  .  .  .  .  .  .  .  .  .         1


STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 1997 and 1996   .  .  .  .         2


STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Three Months Ended March 31, 1997 and 1996   .  .  .  .         3


STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 1997 and 1996   .  .  .  .    4 -  5


NOTES TO FINANCIAL STATEMENTS   .  .  .  .  .  .  .  .  .  .  .    6 - 12


ITEM 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS   .  .  .  .  .  .  .  .  .   13 - 15


OTHER INFORMATION   .  .  .  .  .  .  .  .  .  .  .  .  .  .  .   16 - 21

                                PRIMARY BANK
                               BALANCE SHEETS
                (DOLLARS IN THOUSANDS) EXCEPT PER SHARE DATA

                                                        March 31,    December 31,
                                                          1997           1996
                                                       --------------------------
                 ASSETS                                (Unaudited)

Cash and cash equivalents                              $ 11,462        $ 12,430
Securities available for sale (note 2)                   90,072          83,039
Investment securities held to maturity (note 3)          54,666          59,643
Mortgage-backed securities held to maturity (note 4)     15,213        	 15,681
Loans (note 5)                                          242,549         235,537
Less allowance for loan losses                           (2,481)         (2,577)
                                                       ------------------------
      Net loans                                         240,068         232,960
                                                       ------------------------

Banking premises and equipment                            9,273           8,815
Other real estate owned, net (note 6)                     1,846           1,980
Accrued income receivable                                 2,888           3,355
Stock in the FHLB of Boston, at cost                      3,537           3,150
Other assets                                              4,558           4,313
Deferred income tax asset, net (note 10)                  2,133           2,041
                                                       ------------------------
      Total assets                                     $435,716        $427,407
                                                       ========================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (note 7)                                      $308,207        $305,090
Customer repurchase agreements                           27,552          33,426
Borrowed funds (note 8)                                  68,684          58,499
Advance payments by borrowers for taxes                     790             423
Accrued interest payable                                    673             708
Other liabilities                                           967           1,128
                                                       ------------------------
      Total liabilities                                 406,873         399,274
                                                       ------------------------
Stockholders' Equity
Common Stock (par value $.01 per share,
 2,087,342 shares outstanding)                               21              21
Additional paid-in capital                               16,172          16,161
Retained earnings                                        13,390          12,511
Less: Unearned Compensation - ESOP                         (143)           (143)
                                                       ------------------------
                                                         29,440          28,550
Unrealized loss on securities available for sale,
 after tax effects (note 2)                                (597)           (417)
                                                       ------------------------
Total Stockholders' Equity                               28,843          28,133
                                                       ------------------------
Total Liabilities and Stockholders' Equity             $435,716        $427,407
                                                       ========================


See accompanying notes to financial statements.

                                PRIMARY BANK
                    STATEMENTS OF OPERATIONS (UNAUDITED)
                (DOLLARS IN THOUSANDS) EXCEPT PER SHARE DATA

                                                                    Three Months Ended
                                                                         March 31,
                                                                   --------------------
                                                                     1997        1996
                                                                     ----        ----

Interest Income:
----------------

Mortgage loans                                                     $3,290      $3,014
Other loans                                                         1,823       1,980
Mortgage-backed securities                                            259         214
Investment securities and securities available for sale             2,312       1,758
Interest bearing deposits in other banks                                6          20
                                                                   ------------------
      Total interest and dividend income                            7,690       6,986
                                                                   ------------------

Interest Expense:
-----------------

Deposits                                                            2,764       2,869
Repurchase agreements                                                 375         276
Borrowed funds                                                        892         579
                                                                   ------------------
      Total interest expense                                        4,031       3,724
                                                                   ------------------
Net interest and dividend income                                    3,659       3,262
Provision for loan losses                                             150          54
                                                                   ------------------
Net interest and dividend income after provision for loan losses    3,509       3,208
                                                                   ------------------

Other Income:
-------------

Loan fees                                                              77          70
Deposit fees                                                          483         415
Net gain on sale of securities available for sale                       4          30
Gain (loss) on sale of assets                                           2         (59)
Other                                                                  85          73
                                                                   ------------------
      Total other income                                              651         529
                                                                   ------------------

Operating Expenses:
-------------------

Salaries and employee benefits                                      1,471       1,341
Occupancy expense                                                     324         321
Office expense                                                        313         331
FDIC Insurance                                                          9          22
Data processing fees                                                  317         289
Professional service fees                                             173          82
Marketing                                                             174         150
Other                                                                 500         414
                                                                   ------------------
      Total operating expense                                       3,281       2,950
                                                                   ------------------
Net income                                                         $  879      $  787
                                                                   ==================
Earnings per common and common equivalent share                    $  .40      $  .37

Average common and common equivalent shares outstanding            2,203,569   2,099,578

                                PRIMARY BANK
                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (UNAUDITED)
                           (DOLLARS IN THOUSANDS)

                                                                                      Unrealized
                                                                          Unearned    Gain (Loss)
                                                    Additional            Compensa-  on Securities
                                            Common    Paid-in   Retained    tion       Available
                                            Stock     Capital   Earnings    ESOP     For Sale,Net    Total
                                            ---------------------------------------------------------------

Balance at December 31, 1995                  $19     $15,808   $ 9,090    $(179)       $ 228       $24,966

Shares issued under stock incentive plans       -          16         -        -            -            16

Net income for the three months ended
 March 31, 1996                                 -           -       787        -            -           787

Change in unrealized gain (loss) on
 securities available for sale                  -           -         -        -        ( 853)         (853)
                                              -------------------------------------------------------------

Balance at March 31, 1996                     $19     $15,824   $ 9,877    $(179)       $(625)      $24,916
                                              =============================================================


Balance at December 31, 1996                  $21     $16,161   $12,511    $(143)       $(417)      $28,133

Shares issued under stock incentive plans       -          11         -        -            -            11

Net income for the three months ended
 March 31, 1997                                 -           -       879        -            -           879

Change in unrealized gain (loss) on
 securities available for sale, net             -           -         -        -         (180)         (180)
                                              -------------------------------------------------------------
Balance at March 31, 1997                     $21     $16,172   $13,390    $(143)       $(597)      $28,843
                                              =============================================================

See accompanying notes to financial statements.

                                PRIMARY BANK
                          STATEMENTS OF CASH FLOWS
                           (DOLLARS IN THOUSANDS)

                                                                          Three Months Ended
                                                                               March 31
                                                                          -------------------
                                                                            1997        1996
                                                                            ----        ----

Cash flows from operating activities:
  Net income                                                              $    879   $    787
  Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                    150         54
  Amortization (accretion) of investment and mortgage-backed securities         12        (65)
  Net amortization (accretion) of deferred loan fees                           115         74
  Depreciation and amortization expense                                        241        258
  Net gain on sale of securities available for sale                             (4)       (30)
  (Gain) loss gain on sale of assets                                            (2)        59
  Decrease in accrued interest receivable                                      467        332
  Increase in other assets                                                    (245)    (1,117)
  Increase (decrease) in accrued interest payable                              (35)        66
  Decrease in accrued expenses and other liabilities                          (161)      (186)
  Net increase in advance payments by borrowers for taxes                      367        274
                                                                          -------------------
      Net cash provided by operating activities                              1,784        506
                                                                          -------------------

Cash flows from investing activities:
  Maturities and calls of investment securities held to maturity             5,000      4,000
  Purchases of investment securities held to maturity                          (75)   (21,218)
  Sale of securities available for sale                                     12,870      2,072
  Purchase of investment securities available for sale                     (23,207)   (10,598)
  Maturities and calls of securities available for sale                          -      5,949
  Purchases of mortgage-backed securities held to maturity                   	 -     (1,341)
  Principal payments on investment and mortgage-backed
   securities held to maturity                                                 554      1,616
  Principal payments on securities available for sale                        2,990        879
  Purchase of stock in the Federal Home Loan Bank of Boston                   (387)         -
  Sale of stock in the Federal Home Loan Bank of Boston                          -      1,343
  Proceeds from sales of other real estate owned, net of loans granted          49        326
  Net (increase) decrease in loans receivable                               (7,288)     4,631
  Proceeds from sale of other assets                                             6      1,344
  Purchase of banking premises and equipment                                  (703)       (84)
                                                                          -------------------
      Net cash used in investing activities                                (10,191)   (11,081)
                                                                          -------------------

                                PRIMARY BANK
                    STATEMENTS OF CASH FLOWS (UNAUDITED)
                           (DOLLARS IN THOUSANDS)

                                                              Three Months Ended
                                                                   March 31,
                                                             --------------------
                                                               1997        1996
                                                               ----        ----

Cash flows from financing activities:
  Net increase (decrease) in deposits                        $  3,117    $ (5,829)
  Decrease in repurchase agreements                            (5,874)       (588)
  Increase in borrowed funds                                   10,185      17,072
  Issuance of common stock                                         11          16
                                                             --------------------
      Net cash provided by financing activities                 7,439      10,671
                                                             --------------------

Net (decrease) increase in cash and cash equivalents             (968)         96
Cash and cash equivalents at beginning of period               12,430      11,040
                                                             --------------------
Cash and cash equivalents at end of period                   $ 11,462    $ 11,136
                                                             ====================

Supplemental cash flow information:
  Cash paid for the period for:
    Interest on deposits and borrowed funds                  $  4,066    $  3,658
Supplemental disclosures of non-cash investing activities:
    Loans transferred to real estate owned                          -         241
    Loans charged-off, net                                        246         144
    Loans granted on sales of other real estate owned              85         314


See accompanying notes to financial statements.

                                PRIMARY BANK
                  NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.  BASIS OF PRESENTATION
The unaudited financial statements of Primary Bank (the "Bank"), have been prepared in accordance with regulations of the Federal Deposit Insurance Corporation (FDIC). Certain information required by Generally Accepted Accounting Principles has been condensed or omitted pursuant to such rules and regulations.

The financial statements for the three months ended March 31, 1997 and 1996 include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of results for those interim periods. The results for the three months ended March 31, 1997 are not necessarily indicative of the results expected for the entire year.

It is suggested that these interim unaudited financial statements be read in conjunction with the audited financial statements of the Bank for the year ended December 31, 1996.

(A) IMPAIRED LOANS

Commercial and commercial real estate loans are considered impaired when it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The amount of impairment for all impaired loans is determined by the difference between the present value of the expected cash flows related to the loan using the original contractual interest rate and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively.

Loans are placed on non-accrual status when payment of principal or interest is considered to be in doubt or is past due 90 days or more. Previously accrued income that has not been collected is reversed from current income, and subsequent cash receipts are applied to reduce the unpaid principal balance.

At March 31, 1997, total impaired loans were $2.1 million and had a related general allowance for loan losses of $337,000. During the period ended March 31, 1997, the average recorded investment in net impaired loans was $2.0 million with $8,000 of interest income being recognized on these loans using the cash basis method of income recognition.

(B) EARNINGS PER SHARE
Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common and common equivalent shares outstanding during the period. Common equivalent shares include the incremental shares issued under the treasury stock method for stock options considered to be exercised. Common shares outstanding exclude uncommitted ESOP shares and include committed ESOP shares. Earnings per share for applicable periods, have been retroactively adjusted to reflect a 5% stock dividend paid in January 1997.

                                PRIMARY BANK
                  NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2.  SECURITIES AVAILABLE FOR SALE
Securities available for sale at March 31, 1997 are summarized as follows:

                                        Amortized  Unrealized  Unrealized   Fair
                                           Cost       Gains      Losses     Value
                                        -------------------------------------------
                                                  (Dollars in Thousands)
                                                  ----------------------

U.S. Treasury                            $ 3,983      $  -     $   (22)    $ 3,961
Corporate and other                          999         -         (25)        974
U.S. Government agencies                  14,499         1        (352)     14,148
 Mortgage-backed securities:
  Fannie Mae                              33,709        49        (295)     33,463
  Freddie Mac                             22,771        37        (166)     22,642
  Ginnie Mae                              14,356         -        (173)     14,183
                                         -----------------------------------------
  Total mortgage-backed securities       $70,836      $ 86     $  (634)    $70,288
Marketable equity securities                 659        72         (30)        701
                                         -----------------------------------------
  Total securities available for sale    $90,976      $159     $(1,063)    $90,072
                                         =========================================

Securities available for sale at December 31, 1996 are summarized as follows:

                                        Amortized  Unrealized  Unrealized   Fair
                                          Cost        Gains      Losses     Value
                                        -----------------------------------------
                                                 (Dollars in Thousands)
                                                 ----------------------

U.S. Government agencies                 $12,999      $  8       $(220)    $12,787
Corporate and other                          999         -         (12)        987
Mortgage-backed securities:
  Fannie Mae                              33,284        59        (233)     33,110
  Freddie Mac                             32,402        39        (260)     32,181
  Ginnie Mae                               3,577         1         (69)      3,509
                                         -----------------------------------------
  Total mortgage-backed securities        69,263        99        (562)     68,800
Marketable equity securities                 409        83         (27)        465
                                         -----------------------------------------
  Total securities available for sale    $83,670      $190       $(821)    $83,039
                                         =========================================

                                PRIMARY BANK
                        NOTES TO FINANCIAL STATEMENTS

3.  INVESTMENT SECURITIES
The amortized cost and approximate fair value of investment securities at March 31, 1997 and December 31, 1996 are summarized as follows:

                                              March 31, 1997
                                 -----------------------------------------
                                 Amortized  Unrealized  Unrealized   Fair
                                   Cost        Gains      Losses     Value
                                 -----------------------------------------
                                           (Dollars in Thousands)
                                           ----------------------

U.S. Government agencies          $53,266      $ -       $(1,260)   $52,006
SBA Securities                        916       11            (1)       926
Municipal obligations <F1>            484        -             -        484
                                  -----------------------------------------
    Total investment securities   $54,666      $11       $(1,261)   $53,416
                                  =========================================


                                             December 31, 1996
                                 -----------------------------------------
                                 Amortized  Unrealized  Unrealized   Fair
                                   Cost        Gains      Losses     Value
                                 -----------------------------------------
                                           (Dollars in Thousands)
                                           ----------------------

U.S. Government agencies          $58,211      $105       $(493)    $57,823
SBA Securities                      1,011        11          (7)      1,015
Municipal obligations                 421         -           -         421
                                  -----------------------------------------
    Total investment securities   $59,643      $116        (500)    $59,259
                                  =========================================

<F1>  Municipal obligations represent obligations of cities and towns in New
      Hampshire and are not readily saleable.

4.  MORTGAGE-BACKED SECURITIES:
The amortized cost and approximate fair value of mortgage-backed securities at March 31, 1997 and December 31, 1996 are summarized as follows:

                                                March 31, 1997
                                    -----------------------------------------
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost        Gains      Losses     Value
                                    -----------------------------------------
                                              (Dollars in Thousands)
                                              ----------------------

Mortgage-backed securities:
  Fannie Mae                         $ 6,902      $ 19       $(219)    $ 6,702
  Freddie Mac                          1,000         -         (86)        914
  Ginnie Mae                           6,924       100        (171)      6,853
  Other backed securities                387         -         (12)        375
                                     -----------------------------------------
  Total mortgage-backed securities   $15,213      $119       $(488)    $14,844
                                     =========================================

                                PRIMARY BANK
                        NOTES TO FINANCIAL STATEMENTS


                                               December 31, 1996
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost        Gains      Losses     Value
                                    -----------------------------------------
                                              (Dollars in Thousands)
                                              ----------------------

Mortgage-backed securities:
  Fannie Mae                         $ 7,030      $ 32       $(141)    $ 6,921
  Freddie Mac                          1,000         -         (99)        901
  Ginnie Mae                           7,227       112        (113)      7,226
  Other backed securities                424         -         (11)        413
                                     -----------------------------------------
  Total mortgage-backed securities   $15,681      $144       $(364)    $15,461
                                      ========================================

5.  LOANS, NET
The composition of the balances of loans at March 31, 1997 and December 31, 1996 is as follows:

                                                    March 31,   December 31,
                                                      1997         1996
                                                    ------------------------
                                                     (Dollars in Thousands)
                                                     ----------------------

Residential - fixed rate                            $  5,730      $  5,559
Residential - variable rate                           56,222        56,214
Construction                                           2,345         2,325
Commercial and Multifamily - fixed rate               28,521        27,960
Commercial and Multifamily - variable rate            61,379        59,922
Government guaranteed purchased loans                  6,833         6,931
                                                    ----------------------
    Mortgage loans                                   161,030       158,911

Industrial revenue bonds (Municipal obligations)       3,035           894
Commercial - fixed rate                               12,706        11,894
Commercial - variable rate                            33,019        30,852
Home equity                                           11,968        11,989
Second mortgage                                        2,223         2,040
Installment                                            7,871         8,009
Government guaranteed purchased loans                 10,697        10,948
                                                    ----------------------
    Other loans                                       81,519        76,626
                                                    ----------------------
  Total loans                                       $242,549      $235,537
                                                    ======================

                                PRIMARY BANK
                        NOTES TO FINANCIAL STATEMENTS

6.  OTHER REAL ESTATE OWNED
The composition of this asset at March 31, 1997 and December 31, 1996 is as follows:

                                     March 31,   December 31,
                                       1997         1996
                                     ------------------------
                                      (Dollars in Thousands)
                                      ----------------------

  Land                                $  467        $  506
  One to four family residential       1,059         1,102
  Commercial real estate                 243           325
  Multi-family real estate               110           110
                                      --------------------
  Total OREO                          $1,879        $2,043
  Allowance for losses                   (33)          (63)
                                      --------------------
  OREO, net                           $1,846        $1,980
                                      ====================

7.  DEPOSITS
Deposits at March 31, 1997 and December 31, 1996 are as follows:

                                       March 31,   December 31,
                                         1997         1996
                                       ------------------------
                                        (Dollars in Thousands)
                                        ----------------------

Savings                                $ 52,859      $ 51,036
Time certificates                       156,292       155,128
Money market deposit accounts            25,168        25,915
NOW accounts                             42,804        41,544
Demand deposits and official checks      31,084        31,467
                                       ----------------------
Total deposits                         $308,207      $305,090
                                       ======================

8.  BORROWED FUNDS
Borrowed funds at March 31, 1997 and December 31, 1996 include advances from the Federal Home Loan Bank. Scheduled maturities and interest rates on such advances are as follows:

                              March 31,    Range of    December 31,    Range of
                                1997        Rates          1996         Rates
                              -------------------------------------------------

Due within one year            $62,634   5.39 - 7.03%    $42,181     5.39 - 7.32%
Due from one to three years      6,050   4.69 - 6.31%     16,318     4.69 - 6.31%
                               -------                   -------
                               $68,684                   $58,499
                               =======                   =======

9.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, and to reduce its exposure to fluctuations in interest rates. These financial instruments include commitments to originate and purchase loans, standby letters of credit, and undrawn lines of credit to local business and individuals. The Bank uses its normal underwriting and credit criteria in evaluating these commitments, and establishes appropriate reserves for these commitments.

                                PRIMARY BANK
                        NOTE TO FINANCIAL STATEMENTS

In the normal course of business, outstanding commitments not reflected in the balance sheet as of the dates indicated were as follows:

                                            March 31,   December 31,
                                               1997         1996
                                            ------------------------
                                             (Dollars in Thousands)
                                             ----------------------

Home equity lines of credit                  $ 9,631      $ 9,485
Commitments to originate loans                 7,586        9,323
Commercial business lines of credit           23,288       24,764
Standby letters of credit                        903          554
Unadvanced portions of construction loans        921        1,079


10.  INCOME TAXES
A valuation allowance is provided when it is more likely than not that some portion of the gross deferred tax asset will not be realized. Management has established a valuation allowance principally for the effect of the income tax benefit derived from the gross deductible temporary differences. Management believes the existing net deductible temporary differences that give rise to the net deferred income tax asset will reverse in periods the Bank generates net taxable income. At March 31, 1997, the Bank would need to generate approximately $6.3 million of future net taxable income to realize the net deferred income tax asset. Management believes that it is more likely than not that the net deferred income tax asset at March 31, 1997 will be realized based on the significant reduction in the level of non-performing assets.

It should be noted, however, that factors beyond Management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

As of December 31, 1996, the Bank has net operating loss carryforwards available for federal tax purposes of $6.0 million. The subsequent realization of $2.5 million of that amount, attributable to Horizon Bank and Trust, is subject to limitation as set forth in Internal Revenue Code
Section 382 due to the change in ownership. The remaining $3.5 million may be subject to significant limitation under the provisions of Section 382 in the event of a future ownership change.

11. MERGER
On April 29, 1997 the Bank announced a definitive agreement under which Granite State Bankshares Inc. will acquire Primary Bank through a merger. The agreement provides that Stockholders of the Bank will receive in a tax free exchange, shares of Granite State Bankshares common stock based on the bid price of Granite common stock at 12:00 noon on April 29, 1997 of $25.375. Each outstanding share of the Bank would be converted into .9951 shares of Granite State Bankshares common stock as defined by the exchange ratio.

                                PRIMARY BANK
                        NOTE TO FINANCIAL STATEMENTS

The exchange ratio for conversion of Primary common stock into Granite State Bankshares common stock remains fixed until Granite's common stock is above $27.278. Based upon Granite's common stock price ranging between $25.375 and $27.278, the value to Primary shareholders increases up to $27.14. If the average bid price of Granite State Bankshares common stock for the twenty trading days preceding the fifth day prior to the effective date of the merger is above $27.278, the exchange ratio will float down from .9951 shares preserving $27.14 of value to Primary Shareholders. If the average bid price of Granite common stock for such twenty day period is below $25.375, the exchange ratio floats between .9951 and 1.2438 shares. Primary may terminate the agreement if the average price of Granite common stock is below $20.30 per share, unless Granite agrees to increase the exchange ratio. The exchange ratios set forth above will be adjusted to reflect a 3 for 2 stock split of Granite common stock to be effective on May 9, 1997.

                                PRIMARY BANK
              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

GENERAL

Primary Bank reported a net income of $879,000 or $.40 per share for the quarter ended March 31, 1997. This compares with a net income of $787,000 or $.37 per share for the same period in 1996.

Net interest income increased $397,000 or 12.2% from $3.3 million to $3.7 million for the quarters ended March 31, 1996 and March 31, 1997, respectively. Net interest margin has increased in each of the last four quarters from 3.45% to 3.71% for the quarters ending June 30, 1996 and March 31, 1997, respectively. This was the result of both increased yields on interest bearing assets and a $2.8 million reduction in non-performing assets from $7.0 million at March 31, 1996 to $4.2 million at March 31, 1997.

Non-interest income increased $122,000 or 23.1% to $651,000 for the quarter ended March 31, 1997 from $529,000 for the same quarter in 1996. This was primarily the result of increased deposit fees. Included in non-interest income was non-recurring income in 1997 of $6,000 and a non-recurring loss of $29,000 in 1996 related primarily to the investment portfolio.

REGULATORY MATTERS

The Bank is in a heavily regulated industry. As a New Hampshire chartered guaranty (stock) savings bank whose deposits are insured by the FDIC, the Bank is subject to regulation by federal and state regulatory authorities including, but not limited to, the FDIC and the New Hampshire Commissioner of Banks.

The following table below sets forth the regulatory capital ratios of the Bank at March 31, 1997, calculated in accordance with the capital requirements. As the table demonstrates at March 31, 1997, the Bank's capital exceeded all regulatory requirements.

                                            March 31, 1997
                                            --------------
                                        (Dollars in Thousands)
                                                                  Regulatory
                           Actual   Required   Excess   Actual    Percentage
                          Capital    Capital   Amount   Percent    Required
                          --------------------------------------------------

Leverage                  $29,386    $21,589    7,797    6.81%       5.00%
Risk based:
 (i) Tier 1 (core)<F1>     29,386      9,765   19,621   12.04%       4.00%
 (ii) Total                31,867     19,530   12,337   13.05%       8.00%

--------------------

<F1> The Bank's Tier 1 (core) capital is less than its GAAP capital based upon the regulatory requirement to deduct intangible assets from GAAP capital. At March 31, 1997, the Bank had intangible assets of $54,000, which is the amortized premium paid for the purchase of the deposits of a failed bank from the FDIC in 1991. The premium is being amortized over seven years.


                                PRIMARY BANK

INTEREST RATE SENSITIVITY

Interest rate risk management is conducted by the Bank as part of its asset/liability and funds management process and is directed by an Asset/Liability Management Committee. The primary objective of the Bank's asset/liability management process is to manage liquidity, maximize net interest income and return on capital within acceptable levels of risks. Interest rate risk is analyzed in terms of the projected impact on net income from potential short and long term changes in interest rates. Interest rate risk management also seeks to ensure liquidity and capital adequacy in various rate scenarios relative to regulatory and internal guidelines.

The matching of assets and liabilities is analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect in net interest income. A sudden and significant increase in interest rates may have an adverse impact on the ability of borrowers of the Bank to repay their loans in accordance with the terms and may also lengthen the period of time to dispose of other real estate owned. Currently, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the FDIC has proposed a policy statement and is developing regulations that will include an interest rate risk component into the calculation of capital ratios.

The Bank's net interest spread increased to 3.26% for the three months ended March 31, 1997, compared to 3.23% for the same period in 1996. The Bank's interest rate margin also increased to 3.71% for the three months ended March 31, 1997, compared to 3.62% for the same period in 1996. The net interest margin was negatively affected in the first quarter of 1996 by the increase in prepayments of mortgage-backed securities and government guaranteed loans. At March 31, 1997, the Bank's cumulative interest rate sensitivity gap as a percentage of total assets at the one year horizon stood at a negative 6.5% gap.

BALANCE SHEETS

Total assets of the Bank at March 31, 1997 were $435.7 million compared to $427.4 million at December 31, 1996, representing an increase of 1.9%. Investment securities, including available for sale and mortgage-backed securities, increased by $1.6 million during the period to $160.0 million or 36.7% of total assets at March 31, 1997. Net loans increased by $7.1 million to $240.1 million or 3.1% during the period, representing 55.1% of total assets at March 31, 1997.

Deposits increased by $3.1 million from $305.1 million at December 31, 1996 to $308.2 million at March 31, 1997. Repurchase agreements decreased $5.9 million to $27.6 million at March 31, 1997 while borrowings increased $10.2 million to $68.7 million for this same period. Total stockholders' equity increased as earnings for the three months ended March 31, 1997 were partially offset by the depreciation of certain securities in the available for sale account after tax effects.

                                PRIMARY BANK

NET INTEREST INCOME

Net interest income increased $397,000 or 12.2% from, $3.3 million to $3.7 million at March 31, 1996 and March 31, 1997, respectively. The interest margin for the three months ended March 31, 1997 was 3.71% versus 3.62% for the same period of 1996. As discussed above, the interest margin was negatively affected in 1996 due to an increase in prepayments of mortgage-backed securities and government guaranteed loans.

ACCOUNT SERVICE FEES AND OTHER NON-INTEREST INCOME

Total non-interest income for the three months ended March 31, 1997 was $651,000, compared to $529,000 for the same period in 1996. The Bank had non-recurring income of $6,000 and a non-recurring loss of $29,000 related primarily to the investment portfolio for the quarter ended March 31, 1997 and 1996, respectively. Service fees on deposit accounts totaled $483,000 and $415,000 for the three months ended March 31, 1997 and 1996, respectively.

NON-INTEREST EXPENSE - FOR THE QUARTER ENDED MARCH 31, 1997 COMPARED TO THE
                       QUARTER ENDED MARCH 31, 1996

Non-interest expenses increased by $331,000, or 11.2% from $3.0 million for the first quarter of 1996 to $3.3 million for the same period of 1997. Salaries and employee benefits increased $130,000 or 9.7% from $1.3 million for the first quarter of 1996 to $1.5 million for the same period in 1997. These increases are primarily due to the opening of a new branch in Merrimack, NH in the first quarter of 1997, the hiring of additional loan officers to originate commercial loans in our newer market areas, as well as normal salary increases made during the year. Office occupancy expense increased $3,000 to $324,000 in the first quarter of 1997.

Office expenses decreased $18,000 or 5.4% from $331,000 for the first quarter of 1996 to $313,000 in the first quarter of 1997 due to a decrease in depreciation expense as well as timing of certain expenses. Data processing expenses increased $28,000 or 9.7% from $289,000 in 1996 to $317,000 in 1997 as the Bank incurred additional costs related to such new products as the automated telephone response system which was implemented in the third quarter of 1996. These additional costs were partially offset by a reduction in depreciation expense.

Professional service fees increased $91,000 or 111% from $82,000 in 1996 to $173,000 in 1997 due to ongoing professional services related to audit, compliance, regulatory as well as loan review. The Bank incurred costs related to a cost efficiency study which was being performed for the Bank in 1997.

Marketing increased $24,000 or 16% from $150,000 in 1996 to $174,000 in 1997 due to timing of expenses as well as an introduction of the "Totally Free Checking" program into the new Merrimack market. Other expenses increased $86,000 or 20.8% from $414,000 in 1996 to $500,000 in 1997 due to an increase in activity for ATM network charges; an increase in costs related to shareholder information, and an increase in cost related to New Hampshire Business Enterprise Tax.

PROVISION FOR INCOME TAXES

See Note 10.

                                PRIMARY BANK

NET INCOME

Net income for the three months ended March 31, 1997 was $879,000 an increase over net income of $787,000 for the same period in 1996.

LIQUIDITY

The Bank must maintain a sufficient amount of cash and assets which can readily be converted into cash in order to meet cash outflows from normal depositor requirements and loans demands. The Bank's primary sources of funds are deposits, loan amortization and prepayments, sales or maturities or calls of securities, borrowing and income on earning assets. In addition, the Bank maintains amounts invested in Federal funds sold and interest bearing deposits, which can be immediately converted into cash, and United States Treasury and Government Agency securities which can be sold or pledged to raise funds.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1997 which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period was determined in accordance with the earlier of the term to repricing or the contractual term of the asset or liability to maturity. Management has assumed no prepayments of the Bank's fixed-rate loans. The assumptions used may not be indicative of future withdrawals of deposits or prepayments of loans. Management uses its judgement in classifying Savings, NOW and Money Market accounts according to its expectation of their respective sensitivities to market interest rate changes based on local market conditions and historical experience.

                                                                          At March 31, 1997
                                          -----------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
                                                                        ----------------------
                                          6 mths     6 mths to  1 yr. to   2 yrs to  3 yrs to   5 yrs to   Over
                                          or less      1 yr.     2 yrs.     3 yrs.    5 yrs.     10 yrs.  10 yrs.    Total
                                          -----------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans, net                     $ 61,106   $ 43,614   $  9,483   $ 11,767   $ 12,049   $ 8,747   $14,903   $161,669
  Other loans, net                          48,734      7,397      4,296      5,624      2,544     1,963     7,953     78,511
  Investment securities
      held to maturity                       3,781      1,099         57         97      2,321    46,744       567     54,666
  Securities available for sale             39,607     16,178      3,993     11,280     12,173     2,995     4,750     90,976
  Mortgage-backed securities
      held to maturity                       3,000      3,000      6,000      3,213          -         -         -     15,213
  FHLB stock                                 3,537          -          -          -          -         -         -      3,537
                                          -----------------------------------------------------------------------------------
    Total interest-bearing assets         $159,765   $ 71,288   $ 23,829   $ 31,981   $ 29,087   $60,449   $28,173   $404,572
Interest-bearing liabilities:
  Savings accounts                        $ 28,481   $      -   $      -   $      -   $      -   $     -   $24,378   $ 52,859
  NOW accounts                               6,434          -     18,185          -          -    18,185         -     42,804
  Money market accounts                     25,168          -          -          -          -         -         -     25,168
  Certificates of deposit                   62,467     45,539     23,978     14,166      7,655     2,487         -    156,292
  Borrowing                                 76,552     14,739      4,945          -          -         -         -     96,236
                                          -----------------------------------------------------------------------------------

     Total interest-bearing liabilities   $199,102   $ 60,278   $ 47,108   $ 14,166   $  7,655   $20,672   $24,378   $373,359

Interest sensitivity gap per period       $(39,337)  $ 11,010   $(23,279)  $ 17,815   $ 21,432   $39,777   $ 3,795   $ 31,213
                                          -----------------------------------------------------------------------------------

Cumulative interest sensitivity gap       $(39,337)  $(28,327)  $(51,606)  $(33,791)  $(12,359)  $27,418   $31,213
                                          ------------------------------------------------------------------------

Cumulative interest sensitivity as a
  percentage of total assets               (9.03%)    (6.50%)    (11.84%)   (7.76%)    (2.84%)     6.29%     7.16%      7.16%
                                          -----------------------------------------------------------------------------------
Cumulative net interest-earning assets
  as a percentage of interest-bearing
  liabilities                              80.24%     89.08%      83.16%    89.46%     96.24%    107.86%   108.36%    108.36%
                                          -----------------------------------------------------------------------------------

                                PRIMARY BANK

AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS

Net interest income represents the difference between income on interest-bearing assets and expenses on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them. The Bank's average yield on earning assets decreased slightly from 7.73% during the first quarter of 1996 to 7.68% during the first quarter of 1997. The Bank's average rate paid on interest-bearing liabilities decreased from 4.51% during the first quarter of 1996 to 4.42% during the first quarter of 1997.

Interest income increased by $704,000 over the quarter ending March 31, 1996 to $7.7 million at March 31, 1997 while interest expense increased $307,000 to $4.0 million.

Net interest income for the three months ended March 31, 1997 totalled $3.7 million and reflected an increase of more than $397,000 or 12.2% as compared with the same period in 1996. This increase in net interest income is attributable to an increased level of average interest-earning assets and average interest-bearing liabilities of $39.1 million and $38.6 million, respectively. The net interest margin increased from 3.62% in the first quarter of 1996 to 3.71% in the first quarter of 1997 partially due to 1996 being negatively affected by prepayments for mortgage-backed securities and government guaranteed loans.

                                PRIMARY BANK

                                                           Three Months Ended March 31,
                                               -----------------------------------------------------
                                                          1997                       1996
                                               --------------------------  -------------------------
                                               Average              Yield  Average             Yield
                                               Balance    Interest  Rate   Balance   Interest  Rate
                                               -----------------------------------------------------

Average Assets
Interest-earning assets:
  Mortgage loans, net <F1>                     $157,441   $ 3,290   8.36%  $142,742   $3,014   8.45%
  Other loans, net <F1>                          81,228     1,823   9.10%    88,578    1,980   8.97%
  Investment securities held to maturity
   and securities available for sale            142,209     2,257   6.35%   108,353    1,699   6.27%
  Mortgage-backed securities
   held to maturity                              15,497       259   6.69%    15,936      214   5.37%
  FHLB Stock                                      3,420        54   6.40%     4,170       59   5.68%
  Federal funds and interest-
   bearing deposits                                 562         7   5.05%     1,500       20   5.35%
                                               --------   -------   -----  --------   ------   -----
Total interest-earning assets                   400,357     7,690   7.68%   361,279    6,986   7.73%
                                                          -------   -----             ------   -----
Total assets                                     28,481                      24,775
                                               --------                    --------
                                               $428,838                    $386,054
                                               ========                    ========

Average liabilities and
 retained earnings
Interest-bearing liabilities:
Savings accounts                               $ 52,256   $   316   2.45%  $ 51,509   $  316   2.46%
Money Market and NOW accounts                    65,988       299   1.84%    63,092      308   1.96%
Certificate accounts                            156,589     2,149   5.57%   154,076    2,245   5.84%
Borrowed funds                                   95,113     1,267   5.40%    62,642      855   5.47%
                                               --------   -------   -----  --------   ------   -----
Total interest-bearing liabilities              369,946     4,031   4.42%   331,319    3,724   4.51%
                                                          -------   -----             ------   -----
Non-interest-bearing liabilities                 30,294                      29,685
                                               --------                    --------
Total liabilities                               400,240                     361,004
Stockholders' equity                             28,598                      25,050
                                               --------                    --------

Total liabilities and stockholders' equity     $428,838                    $386,054
                                               ========                    ========

Net interest income/interest rate spread <F2>             $ 3,659   3.26%             $3,262   3.23%
                                                          =======   =====             ======   =====
Net interest-earning assets/
 net interest margin <F3>                      $ 30,411             3.71%  $ 29,960            3.62%
                                               ========             =====  ========            =====
Interest-earning assets
  to interest-bearing liabilities               108.22%                     109.04%
                                                =======                     =======
--------------------

<F1> Includes non-accrual loans
<F2> Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
<F3> Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

                                PRIMARY BANK

RATE/VOLUME ANALYSIS

For the three months ended March 31, 1997, interest income was $7.7 million, an increase of $704,000 compared to the same period in 1996. This increase is primarily attributable to (1) an increase due to volume of $126,000 in the loan portfolio, and (2) an increase due to volume of $536,000 in the investment securities held to maturity and securities available for sale.

Interest expense for the three months ended March 31, 1997 increased by $307,000 to $4.0 million. Borrowings and certificate of deposits increased due to volume by $424,000 and $29,000 respectively, while rates decreased by $12,000 and $125,000, respectively. The increase in volume for borrowings was used to fund the purchase of investment securities. Total net interest income increased for the three months ended March 31, 1997 by $397,000. The effect on net interest income is a result of changes in interest rates and in the volume of earning assets and interest bearing liabilities as shown in the following table.

Information is provided on changes attributable to (1) changes in volume (change in average balance multiplied by prior period yield), (2) change in rate (changes in yield multiplied by prior period average balance).

                                             Three Months Ended March 31,
                                          ----------------------------------
                                                    1997 vs. 1996
                                          ----------------------------------
                                          Changes Due to Increase (Decrease)
                                          ----------------------------------
                                               (Dollars in Thousands)
                                          ----------------------------------
                                          Volume         Rate         Total
                                          ------         ----         -----

Interest Income
  Mortgage loans                          $ 308         $ (32)        $ 276
  Other loans                              (182)           25          (157)
Investment securities held to maturity
 and securities available for sale          536            22           558
Mortgage-backed securities
 held to maturity                            (6)           51            45
FHLB Stock                                  (12)            7            (5)
Federal funds and interest-bearing
 deposits                                   (12)           (1)          (13)
                                          ---------------------------------

Net change in income on interest-
 earning assets                           $ 632         $  72         $ 704
Interest Expense
  Savings accounts                        $  (2)        $   2         $   -
  Money market and NOW accounts             (12)           21             9
  Certificate accounts                      (29)          125            96
  Borrowed funds                           (424)           12          (412)
                                          ---------------------------------

Net change in expense on interest-
 bearing liabilities                       (467)          160          (307)
                                          ---------------------------------
Net change in interest income             $ 165         $ 232         $ 397
                                          =================================

                                PRIMARY BANK

PROVISION FOR LOAN LOSSES

The allowance for loan losses represents amounts available to absorb future loan losses. The level of the allowance is based on Management's assessment of the degree of risk associated with the number and type of loans in the loan portfolio. Management uses a number of tools to determine the appropriate level of the allowance, including an internal loan grading system, outside appraisals of real estate loans, external loan review, and historical loss experience of certain types of loans. The allowance is reviewed monthly by the Board of Directors of the Bank, although there can be no assurance that the provision for loan losses will be adequate.

The provision for loan losses for the three months ended March 31, 1997 was $150,000 compared to $54,000 for the same period in 1996. Total non-performing loans increased by $305,000 from $2.1 million at December 31, 1996 to $2.4 million at March 31, 1997. The allowance at March 31, 1997 and December 31, 1996 as a percentage of non-performing loans was 104.73% and 124.85%, respectively. Total non-performing assets were $4.2 million at March 31, 1997, compared with $4.0 million at December 31, 1996 and $7.0 million at March 31, 1996. At March 31, 1997, non-performing assets were
 .97% of total assets, compared to .95% at December 31, 1996 and 1.77% at March 31, 1996.

A summary of the transactions in the allowance for loan losses is as follows: (see Note 1)

                                           Three Months                 Three Months
                                              Ended       Year ended	   Ended
                                            March 31,    December 31,    March 31,
                                              1997           1996          1996
                                           -----------------------------------------
                                                   (Dollars in Thousands)

Balance at beginning of period                $2,577       $ 3,447         $3,447
Provision charged to operations                  150           722             54
Recoveries                                        18           235             95
Net realized losses charged to allowance        (264)       (1,827)          (239)
                                              -----------------------------------
Balance at end of period                      $2,481       $ 2,577         $3,357
                                              ===================================


The following table represents information regarding non-performing loans and assets. (See Note 1)

                                              At             At            At
                                           March 31,    December 31,    March 31,
                                             1997           1996          1996
                                           --------------------------------------
                                                   (Dollars in Thousands)
                                                   ----------------------
Loans on non-accrual
  Mortgage loans                             $2,192       $ 1,873         $4,908
  Other loans                                   177           191            374
                                             -----------------------------------
Total non-performing loans<F1>               $2,369       $ 2,064         $5,282
                                             -----------------------------------
Other real estate owned                       1,846         1,980          1,689
                                             -----------------------------------
Total non-performing assets                  $4,215       $ 4,044          6,971
                                             ===================================

                                PRIMARY BANK

                                              At             At            At
                                           March 31,    December 31,    March 31,
                                             1997           1996          1996
                                           --------------------------------------
                                                   (Dollars in Thousands)
                                                   ----------------------

Non-performing loans as % of
 total gross loans                              .98%          .88%          2.33%
Non-performing assets as % of
 total assets                                   .97%          .95%          1.77%

--------------------

<F1> Loans are placed in non-accrual status when they become contractually past due 90 days or more, or there is doubt as to the full and timely payment of principal and interest. Once a loan is placed on non-accrual status, previously accrued but unpaid interest is reversed in the current period against interest income. Interest accrued is resumed only when Management analysis determines that the loans are fully collectible as to principal and interest.


                                PRIMARY BANK


                                 SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       PRIMARY BANK



Date:  May 15, 1997                    /s/ Christopher J. Flynn
      -----------------------------    ------------------------------
                                       Christopher J. Flynn
                                       President & Chief Executive Officer



                                       PRIMARY BANK



Date:  May 15, 1997                    /s/ Michael J. Janosco, Jr.
      -----------------------------    ------------------------------
                                       Michael J. Janosco, Jr.
                                       Senior Vice President &
                                       Chief Financial Officer

                    FEDERAL DEPOSIT INSURANCE CORPORATION
                           Washington, D.C. 20429

                                  FORM F-3

                               CURRENT REPORT

                           Under Section 13 of the
                       Securities Exchange Act of 1934

                        FOR THE MONTH OF APRIL, 1997

                                PRIMARY BANK
                (Exact name of bank as specified in charter)

              35 MAIN STREET, PETERBOROUGH, NEW HAMPSHIRE 03458
                        (Address of principal offices)

                               (603) 924-7142
               (Bank's telephone number, including area code)

                    The Exhibit Index appears on page 6.

ITEM 12 - OTHER MATERIALLY IMPORTANT EVENTS

      On April 29, 1997, Primary Bank ("Primary Bank"), a New Hampshire guaranty (stock) savings bank, Granite Bank ("Granite Bank"), a New Hampshire bank and Granite State BankShares, Inc. ("Granite State"), a New Hampshire corporation, a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and parent corporation of Granite Bank, announced the execution of an Agreement and Plan of Reorganization and an Agreement and Plan of Merger, each dated as of April 29, 1997 (collectively, the "Merger Agreements"), pursuant to which Primary Bank will be merged with and into Granite Bank (the "Merger"), with Granite Bank as the surviving bank. The description of the terms of the Merger Agreements set forth herein is subject to and qualified in its entirety by the terms of the Merger Agreements attached as Exhibit A hereto.

      Pursuant to the terms of the Merger Agreements, each share of common stock of Primary Bank, par value $0.01 per share (the "Primary Bank Common Stock") issued and outstanding immediately prior to the effective time of the Merger (except for shares held by Granite Bank, Granite State or any dissenting Primary Bank shareholders) will be entitled to receive Merger consideration payable in shares of common stock of Granite State, $1.00 par value per share ("Granite State Common Stock"). The Merger consideration will be based on the average closing bid price per share of Granite State Common Stock during the twenty (20) trading day period ending on the fifth business day immediately preceding the effective date of the Merger (the "Granite State Market Value"). The exchange ratio will be equal to the quotient of $25.25 divided by the Granite State Market Value rounded to the nearest ten-thousandth (the "Exchange Ratio"), subject to following the maximum and minimum collars:

      (i) if the Granite State Market Value is less than $20.30, then Primary Bank shall receive an Exchange Ratio equal to $25.25 divided by $20.30 or the unilateral right to terminate the Merger Agreement;

      (ii) if the Granite State Market Value is greater than or equal to $20.30, but less than or equal to $25.375, then Primary Bank shall receive an Exchange Ratio equal to $25.25 divided by the Granite State Market Value;

      (iii) if the Granite State Market Value is greater than $25.375, but less than or equal to $27.278, then Primary Bank shall receive an Exchange Ratio equal to $25.25 divided by $25.375; and

      (iv) if the Granite State Market Value is greater than $27.278, then Primary Bank shall receive an Exchange Ratio equal to $27.278 divided by the Granite State Market Value.

      In addition to termination provisions customary in transactions of this nature, the Primary Bank Board of Directors has the ability to terminate the Merger Agreements (i) if and after Primary Bank enters into an agreement relating to a bona fide Acquisition Proposal (as defined in the Agreement and
Plan of Reorganization) that the Primary Bank Board of Directors determined in good faith after receiving the advice of Primary Bank's counsel and financial advisor to be more favorable to the Primary Bank stockholders than the Merger (a "Superior Acquisition Proposal"), and (ii) following the vote of the Primary Bank Board of Directors to withdraw, change or modify its recommendation of approval of the Merger to the Primary Bank stockholders after having consulted with and considered the written advice of Primary Bank's counsel that there is a reasonable basis to conclude that the making of such recommendation would constitute a breach of fiduciary duties of such directors under New Hampshire law.

      The consummation of the Merger by the parties is subject to certain conditions, including approval by the shareholders of Primary Bank, receipt of necessary regulatory approvals from appropriate federal and state regulatory authorities and certain other conditions customary in transactions of this nature. The Merger Agreements are attached hereto as Exhibit A and are incorporated herein by reference. The press release issued by Primary Bank in connection with the execution of the Merger Agreements is attached hereto as Exhibit B and is incorporated herein by reference.

      Simultaneously with the parties' execution and delivery of the Merger Agreements, Primary Bank and Granite State entered into a Stock Option Agreement dated as of April 29, 1997 (the "Option Agreement"), pursuant to which Primary Bank granted to Granite State an option (the "Option") to purchase up to 12.9% of the outstanding Primary Bank Common Stock before giving effect to the exercise of the Option at a price of $22.75 per share, subject to adjustment (the "Option Price"). The Option is exercisable upon the occurrence of certain events described in the Option Agreement. In the event Primary Bank enters into a Superior Acquisition Proposal, the total number of shares of Primary Bank Common Stock issuable under the Option Agreement shall be reduced so that the aggregate dollar value of the difference between (x) the aggregate Option Price to be paid by Granite State and (y) the aggregate Applicable Price (as defined in the Option Agreement) shall not exceed $2.5 million. The Option was granted by Primary Bank as a condition of and in consideration for Granite State's entering into the Merger Agreements. The Stock Option is attached hereto as Exhibit C and is incorporated herein by reference.

ITEM 13 - FINANCIAL STATEMENTS AND EXHIBITS

      (a) Financial Statements of Business Acquired           Not Applicable

      (b) Exhibits

            A. Agreement and Plan of Reorganization and
               Agreement and Plan of Merger each among
               Primary Bank, Granite Bank and Granite
               State BankShares, Inc., and dated as of
               April 29, 1997

            B. Press Release dated April 29, 1997

            C. Stock Option Agreement between Primary
               Bank and Granite State BankShares, Inc., dated as of April 29, 1997

                                 SIGNATURES

      Under the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       PRIMARY BANK

Date: May 8, 1997                      By: /s/ Christopher J. Flynn
                                               Christopher J. Flynn
                                               President and Chief Executive
                                               Officer

                                EXHIBIT INDEX

Exhibit
-------

  A. Agreement and Plan of Reorganization and Agreement and Plan of Merger each among Primary Bank, Granite Bank and Granite State BankShares, Inc. dated as of April 29, 1997

  B.      Press release dated April 29, 1997

  C. Stock Option Agreement between Primary Bank and Granite State BankShares, Inc., dated as of April 29, 1997

                                  EXHIBIT B
[Primary Bank Letterhead]

                       GRANITE STATE BANKSHARES, INC.
                           TO ACQUIRE PRIMARY BANK
                               THROUGH MERGER

      Keene, N.H., April 29, 1997--Granite State Bankshares, Inc.
("Granite") (NASDAQ: GSBI), headquartered in Keene, New Hampshire and Primary Bank ("Primary") (NASDAQ: PETE), headquartered in Peterborough, New Hampshire, jointly announced today that they have signed a definitive agreement under which Granite will acquire Primary through a merger.

      In connection with the acquisition, Primary will be merged into Granite's banking subsidiary, Granite Bank. The combination of these two banks will result in Granite Bank's position as the second largest independent banking enterprise headquartered in New Hampshire and the largest independent commercial banking franchise in the state. Upon completion of the acquisition of Primary, Granite will have $807 million in assets, shareholders' equity of over $60 million and 18 full service banking offices (with a new branch expected to open in Nashua in the Summer of 1997).

      Pursuant to the definitive agreement and based on the bid price of Granite common stock at 12:00 noon on April 29, 1997 of $25.375, each outstanding share of Primary would be converted into .9951 shares of Granite State Bankshares common stock, subject to adjustment based on the bid price of Granite State Bankshares common stock prior to closing.

      Based on an exchange ratio of .9951 and on the bid price of Granite common stock at 12:00 noon on April 29, 1997 of $25.375, the indicated value of the transaction would be $25.25 per Primary share, for a total aggregate consideration of approximately $57.8 million. The agreement also provides Granite with an option to acquire up to 12.9% of the outstanding shares of Primary common stock under certain circumstances.

      In announcing the transaction, Charles W. Smith, President and Chief Executive Officer of Granite stated, "I am pleased that we are able to significantly expand the Granite franchise through this in-market acquisition. We are particularly excited about the prospects of entering the Concord market and the opportunity to accelerate Primary's earnings momentum by leveraging Granite's operating efficiencies and broadening the products and services now offered by each respective company. The more recent emphasis placed on Commercial and Industrial lending by Primary is expected to complement Granite's small business lending expertise."

      "We anticipate approximately 35% ($4.5 million pre-tax) expense savings resulting from consolidated opportunities, and that after certain balance sheet restructuring initiatives, the transaction will be accretive to both earnings per share and book value per share in the first full year, making the acquisition beneficial to shareholders of both Granite and Primary. Upon consummation of the merger it is expected that Granite will take a special charge to earnings of approximately $4.4 million for one-time costs of the transaction."

      Mr. Smith added, "I am also pleased to announce that Christopher J. Flynn, President and Chief Executive of Primary will become the President of Granite Bank. Chris' strong banking background and deep roots in the community will help us build our franchise and is a great addition to the Company's overall management team."

      Mr. Flynn stated, "The combination of Primary Bank and Granite Bank creates a New Hampshire banking company with a strong geographic presence in the most dynamic banking markets in the state. It brings together two New Hampshire banking companies that trace their roots back to the 1800's. The merger of our two companies represents an excellent opportunity to enhance shareholder value, deliver more services to our customers and join two institutions with similar community-based philosophies. The opportunity to join forces with a strong local commercial bank represents a unique opportunity for our shareholders, employees and customers. I am particularly pleased to be able to offer Granite Bank's extensive array of mortgage banking services to our customer base."

      The exchange ratio for conversion of Primary common stock into Granite State Bankshares common stock remains fixed until Granite's common stock is above $27.28. If the average bid price of Granite State Bankshares common stock for the twenty trading days preceding the fifth day prior to the effective date of the merger is above $27.28, the exchange ratio will float down from 1.000 share. If the average bid price of Granite common stock for such twenty day period is below $25.375, the exchange ratio floats between
 .9951 and 1.2438 shares. Primary may terminate the agreement if the average price of Granite common stock is below $20.30 per share, unless Granite agrees to increase the exchange ratio. The exchange ratios set forth above will be adjusted to reflect a 3 for 2 stock split of Granite common stock to be effective on May 9, 1997.

      Three Primary Directors will join the Granite Board and four will become Directors of Granite Bank. The transaction is intended to be tax free to the shareholders of Primary and is subject to regulatory approval and the approval of both Granite's and Primary's shareholders. It is anticipated that the transactions will be accounted for under the pooling-of-interests method of accounting. The transaction is expected to be completed in the fourth quarter of 1997.

      As of March 31, 1997, Primary had total assets of approximately $430 million, ten branches located in Merrimack, Hillsborough and Cheshire Counties, and an extensive distribution of ATM locations throughout Southern New Hampshire.


                               REVOCABLE PROXY
              SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       GRANITE STATE BANKSHARES, INC.


[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                    FOR A SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON SEPTEMBER 23, 1997

The undersigned stockholder of Granite State Bankshares, Inc. (Granite State) hereby appoints the Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote at the Special Meeting of Stockholders of Granite State to be held on September 23, 1997, at The Keene Country Club, West Hill Road, Keene, New Hampshire, at 10:00 a.m. local time, and at any and all adjournments thereof. The Board of Directors is authorized to cast all votes to which the undersigned is entitled as follows:


The approval of the Agreement and Plan of Reorganization as amended (the "Reorganization Agreement") dated as of April 29, 1997, among Granite State and its wholly owned subsidiary, Granite Bank, and Primary Bank, a New Hampshire chartered guaranty (stock) savings bank, and a related Agreement and Plan of Merger (the "Plan of Merger," and together with the Reorganization Agreement, the "Agreement") between Primary Bank and Granite Bank and joined in by Granite State, a copy of each of which is included as Appendix A to the accompanying Joint Proxy Statement and incorporated by reference herein pursuant to which:(i) each outstanding share of common stock of Primary Bank, par value $.01 per share (except as otherwise provided in the agreement), would be converted into a number of shares of Granite State common stock, par value $1.00 per share ("Granite State Common Stock"), determined in accordance with the terms of the Agreement, and cash in lieu of any fractional share, resulting in the issuance of up to 4,558,854 shares of Granite State Common Stock in connection with the proposed Merger.

          FOR                 AGAINST                  ABSTAIN
          [ ]                   [ ]                      [ ]


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Votes will be cast in accordance with the Proxy. Should be the undersigned be present and elect to vote at the Special Meeting or adjournment thereof and after notification to the Secretary of Granite State at said meeting of the stockholder's decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt of a Notice of Special Meeting of Stockholders and a Proxy Statement dated August 8, 1997, prior to the execution of this Proxy.

NOTE: Only one signature is required in the case of a joint account.

                                               ---------------------------
       Please be sure to sign and date        |  Date                     |
         this Proxy in the box below.         |                           |
 -------------------------------------------------------------------------
|                                                                         |
|                                                                         |
 -----Stockholder sign above-----------Co-holder (if any) sign above------


---------------------------------------------------------------------------

Detach above card, sign, date and mail in postage paid envelope provided.


                       GRANITE STATE BANKSHARES, INC.

 ----------------------------------------------------------------------------
|  PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED  |
|  ENVELOPE.                                                                 |
 ----------------------------------------------------------------------------



                               REVOCABLE PROXY

              SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                PRIMARY BANK

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

    FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 24, 1997

The undersigned stockholder of Primary Bank ("Primary Bank") hereby appoints Charles P. Monaghan and Bruce D. Clow as Proxies of the undersigned, with full powers of substitution, to vote such votes as the undersigned may be entitled to vote at the Special Meeting of Stockholders of Primary Bank to be held on September 24, 1997, at Monadnock Country Club, 49 High Street, Peterborough, New Hampshire, at 11:00 a.m., local time, and at any and all adjournments thereof. The Proxies are authorized to cast all votes to which the undersigned is entitled as herein directed with respect to the following:


The approval of the Agreement and Plan of Reorganization as amended (the "Reorganization Agreement") dated as of April 29, 1997, among Granite State Bankshares, Inc. ("Granite State") and its wholly owned subsidiary, Granite Bank, and Primary Bank, a New Hampshire chartered guaranty (stock) savings bank, and a related Agreement and Plan of Merger as amended (the "Plan of Merger," and together with the Reorganization Agreement, the "Agreement") between Primary Bank and Granite Bank and joined in by Granite State, a copy of each of which is included as Appendix A to the accompanying Joint Proxy Statement and incorporated by reference herein, pursuant to which: (i) Primary Bank would be merged with and into Granite Bank (the "Merger"); and
(ii) each outstanding share of common stock of Primary Bank, par value $.01 per share (except as otherwise provided in the Agreement), would be converted into a number of shares of Granite State common stock, par value $1.00 per share ("Granite State Common Stock"), determined in accordance with the terms of the Agreement, and cash in lieu of any fractional share.

          FOR                 AGAINST                  ABSTAIN
          [ ]                   [ ]                      [ ]


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Votes will be cast in accordance with the Proxy. Should the undersigned be present and elect to vote at the Special Meeting or adjournment thereof and after notification to the Secretary of Primary Bank at said meeting of the stockholder's decision to terminate this Proxy, then the power of said Proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt of a Notice of Special Meeting of Stockholders and a Proxy Statement dated August 8, 1997, prior to execution of this Proxy.

NOTE: Only one signature is required in the case of a joint account.

                                               ---------------------------
       Please be sure to sign and date        |  Date                     |
         this Proxy in the box below.         |                           |
 -------------------------------------------------------------------------
|                                                                         |
|                                                                         |
 -----Stockholder sign above-----------Co-holder (if any) sign above------


-----------------------------------------------------------------------------

Detach above card, sign, date and mail in postage paid envelope provided.


                                PRIMARY BANK

 ----------------------------------------------------------------------------
|  PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED  |
|  ENVELOPE.                                                                 |
 ----------------------------------------------------------------------------